SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No.2

to
Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Marconi Corporation Plc

(Exact name of Registrant as Specified in its Charter)

England and Wales	4813	Not Applicable
(Jurisdiction of Incorporation Classification Code Number)	(Primary Standard Industrial Identification Number)	(IRS Employer or Organization)

New Century Park

P.O. Box 53
Coventry
Warwickshire
CV3 1HJ
Telephone: 44 (0) 2476 562000
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Patricia Hoffman

Marconi Inc.
333 Pierce Road
Suite 378
Itasca, Illinois
60143
U.S.A.
Telephone: (630) 285-5303

Copies to:

Adam Kupitz, esq.
Allen & Overy
One New Change
London EC4M 9QQ
United Kingdom

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CONTENTS

PRESENTATION OF FINANCIAL AND OTHER INFORMATION
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
EXCHANGE RATE INFORMATION
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SHARE OWNERSHIP
DESCRIPTION OF SHARE CAPITAL
DESCRIPTION OF WARRANTS
RELATED PARTY TRANSACTIONS
MATERIAL CONTRACTS
PLAN OF DISTRIBUTION
MARKET INFORMATION
TAXATION
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
VALIDITY OF SECURITIES
EXPERTS
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
INDEX TO FINANCIAL STATEMENTS
Marconi Corporation plc and subsidiaries
INDEPENDENT AUDITORS’ REPORT
PART II
Item 5. Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Item 6. Indemnification of Directors and Officers
Item 7. Recent Sales of Unregistered Securities
Item 8. Exhibits and Financial Statement Schedules
SIGNATURES
ASSET PURCHASE AND SALE AGREEMENT
CONSENT OF INDEPENDENT ACCOUNTANTS
PROSPECTUS

MARCONI CORPORATION plc

Up to 10 million ordinary shares

issuable upon exercise of the warrants described below

      We may use this prospectus to issue up to 10 million ordinary shares of Marconi Corporation plc from time to time upon the exercise of warrants expiring 2007 that were issued in connection with our Financial Restructuring.

      From the date of this prospectus, holders of our warrants may exercise those warrants, in accordance with the terms and conditions attaching to them, on a continuous basis, subject to limited blackout periods described in this prospectus. Each warrant will be exercisable for one-fifth of an ordinary share at a price of 150 pence, subject to adjustment under the terms of the warrants.

      Our ordinary shares trade on the London Stock Exchange under the symbol “MONI”. On March 08, 2004 the closing price of our ordinary shares on the London Stock Exchange was XXX pence.

      Our shares, as they become issued upon exercise of the warrants, may be deposited with The Bank of New York, as depositary, and exchanged for ADRs evidencing ADSs, with each ADR or ADS representing 2 of our ordinary shares. Our ADRs currently trade on the Nasdaq National Market in the United States under the symbol “MRCIY”. On March 08, 2004 the closing price of our ADRs on the Nasdaq National Market was $XX.XX.

       Investing in our ordinary shares involves risk. Consider carefully the “Risk Factors” discussion beginning on page 5 before making a decision with respect to an investment in our shares.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is        ●       .

      You should rely only upon the information contained in this document. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate as of the date on the front cover of this document only.

      The distribution of this prospectus and the offering or sale of the shares in some jurisdictions is restricted by law. If you receive a copy of this prospectus, you will need to inform yourself about and observe such restrictions. This prospectus may not be used for any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

      In this prospectus, the terms “we”, “us”, “our”, “the group”, “Marconi Corporation” and “the Company” refer to Marconi Corporation plc and its subsidiaries and joint ventures, as the context requires. Marconi Corporation plc is incorporated as a public limited company under the laws of England and Wales.

      We state our financial statements in United Kingdom (U.K.) pounds sterling. In this prospectus, references to pounds sterling, pounds or £ and to pence or p are to the currency of the United Kingdom, references to euro or € are to the common legal currency of the members of the European monetary union, and references to United States (U.S.) dollars, U.S.$ or $ are to the currency of the United States of America.

      Some of the market share information and other statements in this prospectus regarding our position relative to our competitors with respect to the manufacture or distribution of particular products are not based on published statistical data or information obtained from independent third parties. Rather, such information and statements reflect our management’s best estimates based upon information obtained from our customers and from trade and business organizations and associations and other contacts within the industries in which we compete. Unless otherwise specified or the context otherwise requires, market share and market data are based on fiscal 2003 sales.

      Our fiscal year ends on March 31. Unless otherwise specified, all references in this prospectus to our fiscal year refer to a twelve-month financial period ending March 31. For example, fiscal 2003 represents the fiscal year beginning on April 1, 2002 and ending on March 31, 2003.

      The consolidated financial statements contained in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States, known as U.S. GAAP. Other than “Operating and Financial Review and Prospects” and our consolidated financial statements beginning on page F-1, all segment information is solely on a U.S. GAAP basis.

      Various amounts and percentages set forth in this prospectus may have been rounded and, accordingly, may not total.

      The information concerning equity affiliates contained in this prospectus, including financial information, has been taken from or based upon publicly available documents and, where applicable, records on file with the U.S. Securities and Exchange Commission (SEC), supplemented by additional information obtained in our capacity as shareholders.

      Solely for convenience, this prospectus contains translations of certain U.K. pounds sterling amounts into U.S. dollars at specified rates. These are simply translations and you should not expect that a U.K. pounds sterling amount actually represents a stated U.S. dollar amount or that it could be converted into U.S. dollars at the rate suggested, or any other rate. In this prospectus, the translations of U.K. pounds sterling amounts into U.S. dollars, where indicated, have been made at the rate of U.S.$1.5790 per £1.00, the noon buying rate for cable transfers of U.K. pounds sterling, as reported by the Federal Reserve Bank of New York (the “Noon Buying Rate”) on March 31, 2003. The Noon Buying Rate on March 08, 2004 was U.S.$1.8471 per £1.00.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning our business, operations and financial performance and condition as well as for our plans and objectives for our business operations and financial performance and conditions. You can identify these statements by words such as “aim”, “anticipate”, “assume”, “believe”, “could”, “due”, “estimate”, “expect”, “goal”, “intend”, “may”, “objective”, “plan”, “positioned”, “should”, “target”, “will”, “would”, and other similar expressions which are predictions of or indicate future events and future trends. These forward-looking statements involve known and unknown risks, uncertainties and other factors which are in some cases beyond our control and may cause our actual results, performance and condition or achievements to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include, but are not limited to, the risks described under “Risk Factors” as well as the risks set forth below:

•	failure of our business plan to be implemented successfully and, if implemented successfully, failure of our business plan to be effective.

•	material inaccuracies, errors or misjudgments concerning the assumptions underlying our business plan.

•	adverse changes or uncertainties in general economic conditions and business conditions in the markets we serve.

•	failure to successfully dispose of non-core assets at satisfactory terms and time scales.

•	continued overcapacity in the market for telecommunications and continued depression in the market demand for telecommunications products.

•	loss of customers, in particular loss of key customers, or failure to attract new customers.

•	failure of our Core business to maintain competitiveness.

•	adverse changes in the markets for our products, including as a result of increased competition and consolidation in the highly competitive international markets for telecommunications products, or a change in the technology used as the industry standard or as the technology of choice of customers.

•	major disruption of production at our facilities or the facilities from which we source components or products.

•	any large-scale employee or management turnover.

•	changes in environmental, tax and other laws and regulations which, among other things, could cause us to incur substantial additional capital expenditures and operational and maintenance costs.

•	adverse changes in foreign exchange rates.

•	adverse results in litigation.

•	terrorism and acts of war.

•	occurrence of any other developments adversely affecting our liquidity, results of operations or our ability to continue as a going concern.

iii

SUMMARY

      This summary highlights key information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements set out in the prospectus.

Overview

      We are a focused multi-regional provider of telecommunications equipment and services, which we supply to major telecommunications network operators and selected government agencies and large enterprises worldwide. In connection with our Financial Restructuring described below, we adopted a new reporting structure that segments our businesses along geographical lines. Commencing with the quarter ended September 30, 2003, we have reported the results of our businesses based in the U.S. (North American Ring-fence or “NARF”) separately from the results of the businesses based in Europe and the rest of the world other than the U.S. (Non Ring-fenced businesses or “Non-NARF”) as follows:

•	NARF (the U.S. Parent, Marconi Communications, Inc. and its subsidiaries) mainly comprises the equipment and services activities of our three U.S. based businesses: Broadband Routing and Switching (BBRS), Outside Plant & Power (OPP) and North American Access (NAA) (irrespective of the country of destination of these revenues); and

•	Non-NARF (the Issuer, Marconi Corporation plc and its non-U.S. subsidiaries) mainly comprises our European and the rest of the world businesses: Optical Networks, Access Networks, Other Network Equipment and related Network Services.

      Our new segmentation is connected with the contractual separation or “ring-fencing” of our U.S.-based businesses that we implemented as part of our Financial Restructuring.

      On February 20, 2004, we completed the sale of our NAA business for cash consideration of U.S.$240 million. As a result of this transaction, NAA has been classified as a discontinued operation in our financial statements. Historical financial information has been restated to reflect the treatment of NAA as a discontinued operation for all periods presented. Although NAA would qualify as a discontinued operation under U.K. GAAP as a result of the sale being completed on February 20, 2004, our management accounts for the nine months ended December 31, 2003 were not presented on this basis. Accordingly, the segment results have not been restated to present NAA as a discontinued operation.

      During the periods to June 30, 2003, we were organized into two main divisions: Core and Other. This division is reflected in our historical financial statements included in this prospectus. Core businesses included the provision of optical networks, broadband routing and switching, broadband access, outside plant and power, other network equipment and associated installation, maintenance and other value-added services. Our customer base includes telecommunications companies and providers of Internet services for their public networks, and some large corporations, government departments and agencies, utilities and educational institutions for their private networks. For the purposes of our financial reporting, we divided our Core activities into segments, Network Equipment and Network Services.

      Network Equipment generally is the designing and supplying of communications systems that transmit and switch voice, data and video traffic predominantly in public networks. Our network equipment operations consist of:

•	Optical networks;

•	Broadband routing and switching, or BBRS;

•	European access;

•	Outside plant and power, or OPP; and

•	Other network equipment.

      Network Services generally comprised activities that supply a broad range of support services to telecommunications operators and other providers of communication networks. Our network services operations comprised:

•	Installation, commissioning and maintenance, or IC&M; and

•	Value added services, or VAS.

      Our Other segment comprised certain other businesses that we managed for value and ultimately for disposal, all of which had been sold by the end of the quarter ended September 30, 2003.

Our strategy

      As a provider of networking technology and services that enable telecommunications operators to evolve narrowband networks to next generation broadband and mobile networks, we are now focusing our strategy around:

•	nurturing pre-existing relationships with our customers in current generation technologies and then evolving these to next generation technologies;

•	developing and effective marketing of genuine “best in class” solutions; and

•	developing and enhancing the network services offered to existing and new customers.

      We have taken extensive action to reduce the scope of our activities and to rationalize or curtail non-essential areas. Our near-term objective is to restore our network equipment and network services businesses to operating profitability. In the longer term, we aim to develop and expand our product portfolio and markets on a basis that is consistent with our business strategy. We believe that partnerships, where research and development and routes to market are shared for mutual benefit, will be an increasingly important factor in the industry and we expect to be an active participant.

Business positioning

      Development of our optical networks business is one of our strategic priorities. Our objective is to maintain a leading position in the European optical networking markets and to build market share in Central and Latin America as well as the Asia-Pacific region. Development of our network services businesses is our other key strategic objective, with the aim of increasing our turnover derived from such services activities.

      We are also seeking to increase market share in selected product and geographic markets where we have strong customer relationships. Accordingly, we will deploy resources in developing our portfolio of fixed wireless transmission and access products as well as our Access Hub multi-service access node.

      We believe that we have a number of developing or newly developed products which are potentially “best in class” where we have yet to penetrate major new telecommunications company customers. In particular, we are focused on developing the North American market for our leading edge range of multi-service switches and the U.K. market for our class 5 SoftSwitch solution.

      As noted above, on February 20, 2004, we sold our NAA business for cash consideration of U.S.$240 million.

      We are managing our OPP business for value.

Organizational efficiency and effectiveness

      Since September 2001, we have embarked on a sequence of substantial cost reduction programs to reduce sales and marketing, general and administrative and research and development costs. These programs remain in place and continue to deliver cost reductions.

      Organizationally, extensive rationalization will continue to be an important part of our strategy in order to reduce costs in all areas of production and overhead. In particular, we will continue to restructure our supply chain to remove excess capacity and reduce break-even points.

      As part of this strategy, we will retain control of functions only where we possess key competencies. We will continue to outsource other functions, such as the manufacturing of non-complex products, and we will continue to rationalize the supply chain cost base to a level more in line with expected sales volumes.

Financial Restructuring

      On May 19, 2003, we concluded our Financial Restructuring. The restructuring was effected through two separate “schemes of arrangement” under the U.K. Companies Act 1985. A scheme of arrangement is a procedure under English law through which a company may enter into a voluntary compromise or arrangement with one or more classes of its creditors to effect a restructuring of its financial obligations. One scheme of arrangement involved all of the creditors of Marconi Corporation plc, other than certain excepted categories of creditors but including the syndicate banks and bondholders to whom our primary financial indebtedness was owed. The second scheme of arrangement involved creditors of Marconi plc (now known as M (2003) plc, our former parent holding company. As a result of the restructuring, Marconi Corporation plc became the new parent holding company of our group, replacing M (2003) plc, and M (2003) plc ceased to be a member of our group.

      Our Financial Restructuring covered approximately £4.8 billion of creditors’ claims comprising £4.0 billion of syndicated bank debt and our externally held U.S. dollar and euro denominated bonds and £800 million of related party debt. In exchange for the cancellation of their claims against us, on May 19, 2003 we distributed to the creditors covered by our scheme of arrangement:

•	Cash: £340 million in cash;

•	Senior Notes: U.S.$717,139,584 (approximately £437 million) in aggregate principal amount of new guaranteed senior secured notes due April 2008 issued by Marconi Corporation plc, with interest payable quarterly in cash at a rate of 8% per annum;

•	Junior Notes: U.S.$486,881,472 (approximately £297 million) in aggregate principal amount of new guaranteed junior secured notes due October 2008 issued by Marconi Corporation plc, with interest payable quarterly in cash at a rate of 10% per annum or, at our option, in kind, by issuing additional junior notes, at a rate of 12% per annum; and

•	Marconi Corporation plc Shares: 995 million ordinary shares (199 million ordinary shares after our one-for-five share consolidation in September 2003), representing 99.5% of our issued ordinary share capital on May 19, 2003.

      We refer to our Junior Notes and Senior Notes together as the Notes. Since the completion of the Financial Restructuring we have repaid in full all of the Junior Notes that were issued. In addition, we issued 5 million ordinary shares, representing 0.5% of our issued ordinary share capital upon consummation of the Financial Restructuring, and warrants to subscribe for up to 50 million (now 10 million following adjustments resulting from the September 2003 share consolidation) additional ordinary shares, equal to 5% of our issued ordinary share capital upon consummation of the Financial Restructuring, to shareholders of M (2003) plc. In connection with the restructuring we listed our ordinary shares on the London Stock Exchange and established an ADR program in respect of those shares.

      As part of the Financial Restructuring process, Marconi Corporation plc separately obtained the sanction of the High Court of Justice of England and Wales for the purpose of implementing a capital reduction under the U.K. Companies Act 1985. The capital reduction involved the cancellation of the non-voting deferred shares of Marconi Corporation plc and the cancellation of approximately £4.37 billion standing to the credit of Marconi Corporation plc’s share premium account, which represented Marconi Corporation plc’s entire share premium account following the effectiveness of the Marconi Corporation plc scheme of arrangement.

      In connection with the Financial Restructuring, the ordinary shares of M (2003) plc were delisted from the London Stock Exchange. While M (2003) plc’s ordinary shares remain outstanding, all of M (2003) plc’s remaining assets, other than assets necessary to fund the cost of administering its scheme of arrangement, will be distributed to M (2003) plc’s creditors over time in accordance with its scheme of arrangement. We expect that M (2003) plc will be liquidated or dissolved in the future following the completion of those distributions.

      In connection with the Financial Restructuring process, on March 26, 2003 we and M (2003) plc entered into a final settlement with the banks that were the counterparties under the contracts, that we refer to as ESOP derivative transactions, that we had previously entered into to hedge our obligations under a number of different employee option plans. We refer to these counterparties as the ESOP derivative banks. This settlement agreement definitively settled the claims of the ESOP derivative banks against us in relation to the ESOP derivative transactions. Under the settlement, which was conditional on our Financial Restructuring becoming effective, we paid a total of £35 million to the ESOP derivative banks and we excluded the claims of the ESOP derivative banks under the ESOP derivative transactions from our schemes of arrangement.

      As part of our Financial Restructuring, we contractually separated or ringfenced our U.S.-based businesses from the rest of our group. The ringfenced businesses are NAA which we subsequently sold on February 20, 2004, BBRS and OPP businesses. While the business units that were ringfenced are located predominantly in the United States, the ringfenced entities are not be limited to subsidiaries that are organized or incorporated under the laws of the United States, the states thereof or the District of Columbia but also include subsidiaries that are organized and incorporated under the laws of other jurisdictions including Ireland, Mexico and Switzerland.

      The covenants in the indentures governing the Notes significantly restrict the type of financial, operational and other dealings that the non-ringfenced entities can have with the ringfenced entities. The covenants for the Notes also require us to separate the BBRS and OPP businesses into separate subsidiaries, or groups of subsidiaries, within the ringfencing no later than May 19, 2005. Moreover, the non-ringfenced entities are generally prohibited from providing funding for any of the ringfenced entities. Following the separation of the principal businesses within the ringfencing, the BBRS business and OPP business will generally be prohibited from providing funding to each other.

      Our principal executive offices are located at New Century Park, P.O. Box 53, Coventry, Warwickshire CV3 1HJ, United Kingdom. The telephone number of our principal executive offices is +44 02476 562000.

RISK FACTORS

      You should carefully consider all of the information contained in this prospectus and, in particular, the following risk factors. The risks and uncertainties described in the risk factors below are not the only ones we face. Additional risks and uncertainties that we are not aware of or that we currently believe are immaterial may also adversely affect our business, financial conditions and results of operation.

      We have significant debt outstanding and significant debt service requirements which makes us more vulnerable to economic downturns and reduces our flexibility.

      We have significant debt outstanding. As at December 31, 2003, our total long-term debt, net of debt discount of approximately £32 million, was approximately £504 million. This is likely to limit our ability to obtain additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts and acquisitions of new assets in excess of those in our current business plan. In addition, we will be required to devote a significant proportion of our cash flow from operations to the payment of interest on our debt obligations, thereby reducing the funds available for other purposes. Our level of debt and the fixed nature of a portion of our debt service costs will make us more vulnerable to economic downturns, reduce our flexibility to respond to changing business and economic conditions and limit our ability to pursue business opportunities, to finance our future operations or business needs and to implement our business strategies.

      We are required to comply with restrictive covenants and affirmative financial covenants, which significantly limit our financial and operational flexibility.

      The terms of the instruments governing our outstanding Notes and our credit facilities require us and our subsidiaries to comply with restrictive covenants and, from and after September 30, 2005, to comply with some affirmative financial covenants. These restrictive covenants, among other things, restrict our and our subsidiaries’ ability to:

•	incur additional indebtedness,

•	pay dividends on and redeem our and our subsidiaries’ shares,

•	redeem some subordinated obligations,

•	make investments,

•	undertake sales of assets,

•	engage in certain transactions with affiliates,

•	sell or issue capital stock of subsidiaries,

•	permit liens to exist,

•	operate in other lines of business,

•	engage in certain sale and leaseback transactions, and

•	engage in mergers, consolidations or sales of all or substantially all our assets.

      Restrictions stemming from these covenants and from the need to comply with the affirmative financial covenants will significantly limit our financial and operational flexibility and could have a significant adverse effect on our business, results of operations and financial condition.

      Our ability to satisfy our affirmative financial covenants will be affected by changes affecting our business, results of operations and financial condition and, is therefore, subject to the other risks described in this prospectus. A failure to comply with the restrictive covenants or the affirmative financial covenants would, if not cured or waived, constitute an event of default under some of our debt obligations. The occurrence of an event of default in respect of any of these debt obligations may permit acceleration of all amounts borrowed thereunder. This acceleration in turn could constitute a cross-default under other borrowing arrangements to which we or our subsidiaries are party. In such circumstances, there can be no assurance that we would have sufficient resources to repay the full principal amount of our debt obligations. If this were to occur, our shareholders might then receive no return on their investment. Moreover, a failure to comply with restrictive covenants constituting an event of default under one of our credit facilities would permit the lenders under that facility to terminate their commitments to make further extensions of credit thereunder. This would likely have a material adverse effect on our business, results of operations and financial condition.

      The telecommunications industry has experienced a severe downturn, many of our customers have reduced, and are continuing to reduce, capital expenditure and, as a result, demand for our products and services has declined and may continue to decline.

      The telecommunications industry has experienced a prolonged and severe downturn. Many of our current and potential customers are network operators that have or have had high levels of indebtedness and, in some cases, emerging or weak revenue streams. Adverse economic conditions, network over-capacity due to excess build-out, lack of funding for telecommunications development and overspending on license fees have forced network operators to undertake extensive restructuring and cost-cutting initiatives. In light of market conditions, many of our customers have delayed delivery of orders previously placed and have implemented drastic reductions in capital expenditure in 2002 and 2003 as compared to 2001, and may further reduce capital expenditure. As a result, demand for our products and network rollout services has declined.

      Our near-term financial objectives do not depend on assumptions or expectations of improvement in market conditions for the telecommunications industry or improvement in current levels of sales in our businesses. However, they do assume that there will not be a further material deterioration in current market conditions or a material decline in sales levels. Additionally, achievement of our longer-term financial objectives will depend upon an increase in our sales volumes based on an improvement in demand for our products and services, due to a recovery of the industry or otherwise. Consequently, if demand remains weak for our products and services, resulting from the financial condition of our customers, market and industry conditions or otherwise, it is likely to have a material adverse effect on our business, results of operations and financial condition in the longer term. In particular, this may affect our ability to achieve our profitability and cash flow objectives and, consequently, it may impact on our future funding requirements.

      We cannot assure you that the telecommunications market will improve within any particular timeframe or at all, or that it will not experience subsequent, and possibly more severe and/or prolonged, downturns in the future.

      Rationalization and consolidation in the industry may cause us to experience a loss of customers and increased competition.

      The downturn in the telecommunications industry may cause rationalization and consolidation in the industry. Some network operators may merge and we and one or more of our competitors may each supply products to the companies that merge. This rationalization and/or consolidation could result in our dependence on a smaller number of customers, purchasing decision delays by the merged companies and/or our playing a lesser role, or no longer playing a role, in the supply of communications products to the merged companies.

      A rationalization of industry participants could also increase the supply of used communications products for resale by affected industry participants, resulting in increased competition and pressure on pricing for our products. In addition, telecommunications equipment suppliers may enter into business combinations, or may be acquired by or sell a substantial portion of their assets to other competitors resulting in accelerated product development, increased financial strength, or a broader base of customers, creating even more powerful or aggressive competitors.

      We are currently not profitable, have been experiencing net out flows and will need to effect further changes in our business in order to achieve our near-term financial objectives.

      We are currently not profitable. We have not made an operating profit in the last two fiscal years. We do not expect trading conditions in the telecommunications market to improve in the near-term and, as discussed above, we cannot be sure that those conditions will improve at all. Accordingly, our ability to become profitable and generate positive cash flow in the future depends significantly on improving gross margins through changes in product mix, achieving operating efficiencies and reducing operating costs as well as there being no further material decline in sales.

      If sales in our Network Equipment and Network Services businesses continue to decline materially for a prolonged period, it is unlikely that we will be able to return to and maintain profitability or generate positive cash flow solely through gross margin improvements and operating cost reductions.

      Because of these risks and uncertainties, as well as the other risks and uncertainties discussed in this prospectus, we cannot be certain that our actual experience will correspond with our assumptions and expectations. Thus, we cannot be certain that we will be able to return to profitability or generate positive operating cash flows within a particular timeframe or at all. Moreover, even if we do attain profitability and positive cash flow, we may not be able to sustain or increase this from quarter to quarter or from year to year.

      If we fail to become and remain profitable and to generate positive cash flow, it will affect our ability to pay dividends on the ordinary shares. In addition, we may find that we have limited or no ability to raise additional capital through offerings of debt or equity securities in the capital markets in the near or medium term.

      A relatively small number of customers account for a large proportion of our business. In particular, the loss of British Telecommunications plc as a customer would have a significant adverse effect on our results.

      A relatively small number of customers account for a significant proportion of our revenues. In the nine months ended December 31, 2003, sales to our 10 largest customers represented approximately 44% of our total sales. Because of this concentration, adverse changes that affect only a small number of customers or customer relationships could have a significant adverse effect on our results.

      British Telecommunications plc and its subsidiaries (“BT”) are of particular importance to us. In the nine months ended December 31, 2003, sales to BT represented approximately 20% of our total sales. The loss of BT as a customer, or any substantial reduction in orders by BT, particularly for the products and services of our Network Equipment and Network Services businesses, would have a significant adverse effect on our results.

      We operate in a highly competitive and rapidly changing market and may be unable to invest sufficiently in research and development to sustain or increase sales of our products.

      Our products are sold in markets that are characterized by rapid adoption of new technologies, many new product introductions, shortening product lifecycles, aggressive pricing practices and evolving industry standards. If our products cease to be competitive, we would be likely to lose customers and sales, which would materially adversely affect our business, results of operations and financial condition.

      The process for developing new products based on rapidly moving technologies for broadband fixed networks and optical networks is complex and variable. It requires innovative solutions that are cost effective and based on accurate insights into technology and trends. Success depends on the timely and effective introduction of new products or enhancements to existing products in a way that meets customer needs and differentiates our products from those offered by our competitors. At the same time, these new product introductions must achieve market acceptance, anticipate and accommodate emerging industry standards and be compatible with current and competitor products. If there is an unforeseen change in one or more of the technologies affecting telecommunications, our products may cease to be competitive.

      As part of our cost reduction effort, we have refocused and significantly reduced our spending on research and development. We are aiming to reduce overall research and development spending with a target spend of around 10% of total sales. We have focused more of our research and development expenditure on key products. Moreover, this focusing of expenditure requires us to predict which product technologies will be key to our customers and their networks in the future. There is no certainty that we make the correct predictions of those needs or are able to adapt our business quickly enough to meet those needs. However, this may not be sufficient to maintain the competitiveness of our key products or enable us to increase our market share in key market segments. Moreover, as discussed above, we will be subject to restrictive covenants and other limitations and are likely to have difficulty obtaining additional sources of financing, which may affect our ability to increase spending or otherwise develop our technologies effectively.

      A number of our competitors have greater financial and technological resources than we do and, therefore, are in a better position to invest in developing and acquiring proprietary technology, to expand into new business segments and geographies and to increase their market shares. Some of our larger competitors have greater geographic reach and presence in certain regions of the world, which enables them to service more effectively those geographies, and win more business there than we can. We may not be able to develop new products and services at the same rate, maintain compatibility of our products with competitors’ products or keep up with technology market trends. If our products and services are not competitive, it is likely that we will lose customers and business, our revenues will decline and our business will be materially adversely affected.

      Many of our current and planned products are highly complex and may contain defects or errors that are detected only after deployment in communications networks. If that occurs, our reputation may be harmed.

      Our products are highly complex and some of them can only be fully tested when deployed in communications networks or with other equipment. From time to time, our products have contained undetected defects, errors or failures. The occurrence of any defects, errors or failures could result in cancellation of orders, product returns, diversion of our resources, legal actions by our customers or our customers’ end-users and other losses to us, our customers and end-users.

      Rapid changes to existing regulations or technical standards or the implementation of new regulations or technical standards upon products and services not previously regulated could be disruptive, time consuming and costly to us.

      Many of our products and services are developed in reliance upon existing regulations and technical standards, our interpretation of unfinished technical standards or the lack of such regulations and standards. Rapid changes to existing regulations and technical standards or the implementation of new regulations and technical standards upon products and services not previously regulated could adversely affect development, demand, sale and warranty of our products and services, thus increasing our costs and decreasing the demands for our products and services.

      We are dependent on key management personnel and skilled technology workers whose departure could adversely affect our ability to develop our products and operate our business.

      The overall headcount of our businesses has been reduced to approximately 13,000 at December 31, 2003 from 30,300 at March 31, 2002, including the impact of our discontinued operations (NAA). This reduction has been due to the implementation of cost-reduction plans and disposals of assets and businesses. Included in the number of employees that have left us are managers with many years of experience in the management and operations of our business as well as highly skilled technology workers and other employees with years of operational experience in our business. Further workforce reductions are planned and could include key employees with valuable skills and knowledge whose departure would adversely affect our ability to continue to develop new, and enhance existing, products.

      At the same time, the uncertainties associated with headcount reductions and our prospects generally may cause key employees to leave and otherwise increase employee and management turnover, which may contribute to and result in inefficiencies in running our business. The loss of additional key managers and highly skilled technology workers may result in our inability to develop new products on a timely basis, improve current technologies or operate our business efficiently.

      We rely on the continued performance of third parties in relation to some of our outsourcing arrangements.

      We rely on outsourcing arrangements for information technology and the manufacture of some products and components and are considering further potential outsourcing opportunities in our supply chain and logistics organization. If the third parties on whom we rely or will rely in relation to these outsourcing arrangements do not fulfil their obligations under such contracts, or seek to terminate or change the terms of their contracts due to perceived uncertainty with respect to our ongoing ability to perform under such contracts, or if we do not otherwise properly manage these relationships, such supplies or services could be severely disrupted or reduced. A significant increase in the price of key supplies or services or constraints on suppliers’ capacities, particularly during periods of significant demand, in the absence of an alternative supplier, would adversely affect our business. Moreover, outsourcing initiatives ultimately may not yield the benefits we expect, and may raise product costs and delay product production and service delivery.

      Measures to reduce operating costs could adversely affect relations with our employees, our suppliers and/or our partners, which could disrupt our business.

      In order to further reduce operating costs, we continue to reduce the size of our workforce, in part through further rationalization of our activities and outsourcing initiatives. We are also seeking to renegotiate some existing contracts with suppliers and partners in order to obtain more favorable terms. The implementation of these plans may increase demands on, and/or negatively impact relations with, our employees, suppliers, customers and partners. That negative impact may result in a decline in employee morale, labor disruptions, strikes and/or labor-related lawsuits against us, our suppliers or partners. Any of these results could diminish the efficient operation of our business, disrupt services at our facilities, our suppliers or partners and inhibit the realization of the operating cost reductions that are fundamental to our financial objectives, which would have a material adverse effect on our business, financial condition and results of operations.

      In Europe, particularly, employees are protected by laws giving them, through local and central work councils, rights of consultation with respect to specific matters regarding their employers’ business and operations, including the downsizing or closure of facilities and employee terminations. These laws, and collective bargaining agreements to which we, our suppliers or partners may be subject, could impair our flexibility as we continue to pursue reductions in operating expenses.

      Our financial reporting systems require significant operational resources.

      As a result of our rapid expansion in 1999 and 2000, the number of different acquired systems and the disposal of a number of businesses, the operation of our financial reporting systems has required and will continue to require considerable personnel resources. Taken together with the demands of our restructuring, this has placed significant pressure on the resources of our finance department. We are also in the process of implementing a number of changes to our consolidation and financial reporting systems, with a view to streamlining the existing reporting processes. Although we currently believe that our financial reporting systems are, and without the changes referred to above would remain, fit for this purpose, the continued effectiveness of these systems following our restructuring is dependent on a combination of the continued availability of sufficient finance team resources and any changes that are made to the financial reporting system being successfully implemented.

      Funding of pension plans may become more difficult.

      The interaction of poor equity markets and low interest rates over the last few years has had a significant negative impact on the funded status of, and liabilities under, our defined benefit pension plans and contribution obligations under such plans. We either sponsor such plans or are exposed to liabilities with respect to plans sponsored by affiliates or former affiliates. It is possible that unless equity markets and/or interest rates improve, such obligations may require us and/or our affiliate sponsoring companies to those plans to make additional contributions. Likewise, changes in the statement of investment principles of the GEC 1972 Pension Plan, or U.K. plan, the actuarial assumptions employed in conjunction with any such plans or legislation could also result in a need for us and/or our affiliates to make additional contributions to such plans.

      If the U.K. plan is wound up, it is unlikely that it will have sufficient assets to discharge in full all liabilities, calculated on a winding-up rather than an on-going basis. No plans have been made to wind up the U.K. plan but should such a decision be made, we would be required to make good any statutory debt. If a statutory debt were to arise, the size of the debt could have a materially detrimental effect on our resources. The significance of the potential detrimental effect should be seen against our estimate that, as at September 30, 2003, the value of the U.K. plan’s assets was £2.2 billion and the value of its liabilities was £2.4 billion. There is no guarantee that the value of the U.K. plan’s assets will not deteriorate nor that legislation will not be introduced to oblige employers to make further contributions to pension plans which are not fully funded on a specified basis which is stricter than that required by current legislation. In its Green Paper published on December 17, 2002, the U.K. Government has said that it is considering replacing the statutory minimum funding requirement with a scheme-specific minimum funding level, which could be higher.

      In the United States, Marconi Corporation plc was required in March 2003 to enter into an agreement with the Pension Benefit Guaranty Corporation or PBGC, an entity created under US law that insures to an extent benefits under US defined benefit plans (“PBGC Agreement”). This agreement was entered into by reason of our Financial Restructuring of May 19, 2003. Under this agreement Marconi is required to cause U.S.$2.25 million to be contributed at the end of each calendar quarter to the two U.S. defined benefit plans maintained by Marconi affiliates in the United States. Marconi is also required to cause the annual normal cost associated with the continuation of benefits to be contributed to the plans. For the calendar year 2003 these additional normal costs and other amounts required to be contributed by virtue of the agreement with the PBGC (other than amounts required to be contributed by reason of the sale of a business unit) are anticipated to be U.S.$10 million to the U.S. Marconi defined benefit plans. Based on estimates determined as of October 1, 2003 one of the U.S. plans was underfunded by U.S.$14.2 million and the other U.S. plan was underfunded by U.S.$17.3 million on a FAS 87 basis. Further the US Congress is considering amending U.S. law governing defined benefit plan contribution obligations to increase plan sponsor funding obligations commencing at some point in the future. The various funding obligations referred to above will continue with respect to a plan until the earlier of (1) the date all the liabilities of the plans is assumed by another entity, or (2) the date, not less than 5 years after March 2003, on which Marconi’s debt rating is rated BBB by Standard and Poor’s and Baa2 by Moody’s or (3) the date, not less than 5 years after March 2003, on which the plan is funded on a termination basis for a period of 2 plan years. These contribution obligations and the underfunding of the U.S. defined benefit plans may have an adverse affect on our business, results of operations and financial condition.

      If we sell business units and the purchaser of the business unit does not assume the defined benefit plan liability associated with the business unit, we are required under the PBGC Agreement to contribute to each of our two U.S. defined benefit plans an amount equal to the estimated plan under funding on a termination basis for current and former employees of the sold business unit. In such a case if the pension liability associated with the business unit is not satisfied by the purchase of annuities from an insurance company, we will continue to be obligated to fund such liability to the extent required under U.S. law. The completion of the sale of NAA on February 20, 2004, has left a liability of £8 million.

      If we fail to protect our intellectual property rights, our business and prospects may be harmed.

      Intellectual properties, such as patents, are vital to our business, and developing new products and technology that are unique to us is critical to our success. We have numerous patents and numerous pending patents, but we cannot predict whether any patents, issued or pending, will provide us with any competitive advantage, or will be challenged by third parties. Moreover, our competitors may already have applied for patents that, once issued, could prevail over our patent rights or otherwise limit our ability to sell our products. Our competitors also may attempt to design around our patents or copy or otherwise obtain and use our proprietary technology. In addition, patent applications that we have currently pending may not be granted. If we do not receive the patents we seek, or if other problems arise with our intellectual property, our competitiveness could significantly be impaired, which would limit our future revenues and harm our prospects.

      There is a risk that third party intellectual property rights will be asserted against us.

      We rely on patents, trademarks, trade secrets, design rights, copyrights, confidentiality provisions and licensing agreements to establish and protect our proprietary technology and to protect against claims from others. Infringement claims have been and may continue to be asserted against us or against our customers in connection with their use of our systems and products. We cannot ensure the outcome of any such claims and, should litigation arise, such litigation could be costly and time-consuming to resolve and could result in the suspension of the manufacture of the products utilizing the relevant intellectual property. In each case, our operating results and financial condition could be materially affected.

      The adverse resolution of litigation against us could negatively impact our business.

      We are currently a defendant in a number of lawsuits and we are and may in the future be subject to other litigation arising in the normal course of our business. Litigation may be time consuming, expensive and distracting from the conduct of our business and the outcome of litigation is difficult to predict. The adverse resolution of some lawsuits could have a material adverse effect on our business, results of operations and financial condition.

      The ringfencing of our U.S. operations will give rise to operational and financial inefficiencies and other costs which may adversely affect our business and the market price of our ordinary shares.

      Some of our U.S. businesses have been contractually separated or “ring-fenced” from the rest of our group in connection with the restructuring. This U.S. ringfencing may have significant implications for you.

      The covenants in the indentures governing our outstanding Notes regulate the type of financial, operational and other dealings that the non-ringfenced entities can have with the ringfenced entities. These covenants also require us to separate the BBRS business and OPP business into separate subsidiaries within the U.S. ringfencing no later than May 19, 2005. Moreover, the non-ringfenced entities are generally prohibited from providing funding for any of the ringfenced entities and, following the separation of the principal businesses within the U.S. ringfencing, the BBRS business and OPP business will generally be prohibited from providing funding to each other. The ringfenced entities have entered into various agreements with the non-ringfenced entities necessary to ensure that those dealings that they are permitted to engage in with each other will be provided in the ordinary course of business on an arm’s-length basis or otherwise as permitted by the covenants in those indentures. The arrangements for the provision of such services may lead to higher costs for us as a whole, which may affect our results of operations.

      In addition to the foregoing, the operational and financial inefficiencies and other costs associated with the U.S. ringfencing arrangements could have an adverse effect on our business and on the market price of the ordinary shares.

      The funding status of our U.S. pension plans and the agreement entered into by us with the Pension Benefit Guaranty Corporation with respect to those plans could delay or adversely affect the terms of the sale of our U.S. businesses.

      The funding status of some tax-qualified defined benefit plans subject to the regulation of the Pension Benefit Guaranty Corporation, or PBGC, in the United States could result in action being taken by the PBGC that might delay or otherwise adversely affect the sale of our U.S. businesses or assets used therein, or the net proceeds realized therefrom. The likelihood of that type of action will depend in part on the funded status of those plans at the time of any such sale, the creditworthiness of the purchaser following that sale and the extent to which the purchaser assumes pension liabilities in any such sale. Although we have entered into a memorandum of understanding with the PBGC with a view to making an adverse action less likely, under this memorandum of understanding specified conditions must be satisfied in connection with any such sale. To the extent that these matters give rise to any delay or other adverse consequences with respect to the sale of our U.S. businesses, holders of ordinary shares could be adversely affected.

      We are subject to environmental, health and safety laws, which could be costly and could restrict our future operations.

      Our operations are subject to a wide range of environmental, health and safety laws, including laws relating to the use, disposal, clean up of, and human exposure to, hazardous substances. Although we believe our reserves are adequate to cover our environmental liabilities, factors such as the discovery of additional contaminants, the extent or remediation and compliance expenses, and the imposition of additional cleanup obligations and other sites could cause our capital expenditure and other expenses relating to the remediation activities to exceed the amount reflected in our environmental reserve and adversely affect our results of operations or cash flows. Compliance with existing or future environmental, health and safety laws could subject us to future liabilities, cause the suspension of production, restrict our ability to expand facilities, require us to acquire costly pollution control equipment or incur other significant expenses or modify manufacturing processes.

      It is unlikely that we will pay dividends for the foreseeable future.

      We do not anticipate that we will pay dividends on the ordinary shares in the foreseeable future. Moreover, even if we have distributable reserves and become cash flow positive and profitable and so are in a position to pay dividends, the indentures governing our outstanding Notes significantly restrict our ability to pay dividends. In connection with our Financial Restructuring and associated capital reduction we were required to create a special reserve that also restricts our ability to pay dividends. In addition, Marconi Corporation plc is a holding company and is wholly dependent on receiving funds from its subsidiaries to pay dividends. Some institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the ordinary shares. This may reduce the demand for the ordinary shares until we are able to pay dividends in respect of the ordinary shares, which may in turn adversely affect the price of the ordinary shares in the market.

      We may be unable to repay our Notes at maturity.

      We currently intend to repay any principal amount outstanding in respect of our outstanding Notes at their maturity in part from cash generated by our Group. Our ability to generate significant positive cash flow in the future is subject to significant risks and uncertainties. If we are unable to generate sufficient cash to allow us to repay the Notes at maturity, we would need to obtain other financing for this purpose. However, also as discussed above, our ability to obtain such financing may be extremely limited. Accordingly, we cannot assure you that we will be able to repay any of the Notes at their maturity.

      Our Notes are subject to a redemption obligation at a premium upon a change of control, which may discourage potential bidders.

      Upon the occurrence of specific kinds of change of control or merger events, we will be required to offer to repurchase all of our outstanding Notes at the greater of 110% of their aggregate principal amount or a make-whole amount based on 50 basis points above the yield on U.S. treasuries of similar maturity plus, in each case, accrued and unpaid interest. This obligation to redeem the Notes at a premium could have the effect of deterring third parties who might otherwise offer to acquire a controlling interest in us or could adversely affect the terms on which any such offer is made. This redemption obligation may accordingly have an adverse effect on the market price of our shares and could deprive shareholders of an opportunity to receive a premium for their shares upon a change of control.

      Pre-emptive rights for non-UK holders of ordinary shares may not be available.

      In the case of, amongst other things, an increase of our share capital, existing shareholders are entitled to pre-emptive rights pursuant to the U.K. Companies Act 1985 and our articles of association, unless waived by a resolution of the shareholders at a general meeting or in the circumstances stated in our articles of association. Even where pre-emptive rights apply, holders of the ordinary shares in the United States, South Africa, Australia, Canada and other jurisdictions outside the United Kingdom may in practice not be able to exercise pre-emptive rights in respect of their ordinary shares unless we decide to comply with applicable local laws and regulations and, in the case of holders of the ordinary shares in the United States, a registration statement under the U.S. Securities Act of 1933 is effective with respect to such rights, or an exemption from the registration requirements thereunder is available. We intend to evaluate at the time of any pre-emptive rights offering the costs and potential liabilities associated with any registration statement and compliance with other applicable local laws and regulations, as well as the indirect benefits to us of thereby enabling or facilitating the exercise by holders of the ordinary shares in the United States and such other jurisdictions of their pre-emptive rights for new securities in respect of their ordinary shares. In addition, we will consider any other factors we consider appropriate at the time, and then make a decision as to how to proceed and whether to file a registration statement or comply with those other applicable local laws and regulations. We cannot assure you that any registration statement with respect to the securities offered under a pre-emptive issue would be filed or any of those other local laws and regulations would be complied with to enable the exercise of that holder’s pre-emptive rights.

USE OF PROCEEDS

      The ordinary shares offered hereby underlie warrants that were issued in conjunction with our Financial Restructuring. If any of the warrants are exercised, the proceeds will be used to fund our business strategy, which may involve use as working capital or to satisfy our debt obligations. If all of the warrants are exercised at the initial exercise price, we will receive a total of £75 million in proceeds.

DIVIDEND POLICY

      We are subject to legal restrictions on the amount of dividends we can pay our shareholders. In particular, the U.K. Companies Act 1985 provides that a U.K. public company may pay dividends only if:

•	the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves; and

•	the payment does not reduce the amount of net assets to an amount that is less than the aggregate of its called-up share capital and undistributable reserves.

      In addition, we may only declare a dividend if we have sufficient distributable profits available for this purpose. Distributable profits are accumulated realized profits not previously distributed or capitalized less accumulated realized losses not previously written off.

      However, in connection with the capital reduction that we affected in connection with our financial restructuring, we were required to create a special reserve out of the excess reserve over the deficit on our profit and loss account as at the date of the capital reduction that we may not distribute to our shareholders until certain of our creditors have been paid off.

      Regardless of the foregoing legal restrictions, the indentures governing our outstanding Notes contain significant restrictions on our ability to pay dividends on our shares. Accordingly, we do not expect to pay a dividend in the foreseeable future.

      Holders of ADRs on the relevant record date will be entitled to receive any dividends payable on the ordinary shares underlying the ADRs, subject to the terms of the deposit agreement under which the ADRs are issued. Subject to exceptions provided in the deposit agreement, cash dividends paid in pounds will be converted by the depositary to U.S. dollars and paid by the depositary to holders of ADRs, net of conversion expenses of the depositary, and in accordance with the deposit agreement. The rights of holders of ADRs to any dividends or other distributions on the ordinary shares underlying the ADRs will be governed by the deposit agreement and may be different from the rights of holders of ordinary shares.

      There are currently no decrees or regulations under the laws of the United Kingdom restricting the import or export of capital or affecting the remittance of dividends or other payments to holders of Marconi Corporation ordinary shares or American depositary shares who are non-residents of the United Kingdom.

EXCHANGE RATE INFORMATION

      The noon buying rate for pounds sterling expressed in U.S. dollars per pounds sterling on March 8, 2004 was £1.00 = US$1.8471.

      The following table sets forth the high and low noon buying rate for pounds sterling expressed in U.S. dollars per pound sterling for each of the previous six months:

2003	High	Low

September	1.6642	1.5732
October	1.7025	1.6598
November	1.7219	1.6693
December	1.7842	1.7200

2004

January	1.8511	1.7902
February	1.9045	1.8182
March (through March 08, 2004)	1.8680	1.8192

      The following table sets forth the average noon buying rate for pounds sterling expressed in U.S. dollars per pound sterling for each of the five most recent fiscal years, based on the noon buying rate on the last business day of each month.

Fiscal year ended March 31,	Average

1999	1.6526
2000	1.6085
2001	1.4737
2002	1.4320
2003	1.5541

CAPITALIZATION

      The following table sets forth our cash and capitalization as at December 31, 2003 under U.S. GAAP. This table should be read in conjunction with the unaudited condensed consolidated financial statements and accompanying notes included elsewhere in this prospectus and with the information set forth under the headings “Selected Consolidated Financial Information”, “Unaudited Pro Forma Financial Information”, and “Operating and Financial Review and Prospects”.

As at
December 31,
2003

(£ in millions)
Cash and cash equivalents	478

Short-term debt	17
Current maturities of long-term debt	29
Long-term debt:
Senior secured notes due 2008	376 (1)
Junior secured notes due 2008	99 (1)
Other	29

Total debt	550
Total shareholders’ equity	497

Total capitalization	1,047

Note:

(1)	Following partial redemptions of the Junior Notes at a redemption price of 110% of the principal amount on January 12, 2004 and February 11, 2004, and March 8, 2004, the Junior Notes have been repaid in full and are no longer outstanding. Following the first partial redemption of the Senior Notes on March 8, 2004, the principal amount of Senior Notes has been reduced to approximately U.S.$658 million (approximately £354 million).

SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The selected historical consolidated financial information presented below as at and for each of the five years ended March 31, 1999 through 2003, has been derived from our audited consolidated financial statements prepared in accordance with U.S. GAAP. The selected historical unaudited financial data as at and for the nine months ended December 31, 2003 and 2002 have been derived from our unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP. These unaudited financial statements include all adjustments, consisting only of normally recurring adjustments, necessary for a fair statement of the results of the interim period.

      On May 19, 2003, we concluded our Financial Restructuring through two separate “schemes of arrangement” under the U.K. Companies Act 1985. As a result of the restructuring, we became the new parent holding company of the company, replacing Marconi plc (now known as M (2003) plc), and M (2003) plc ceased to be a member of our group. Additional details on the restructuring are included elsewhere in this document.

      The statement of operations information below has been restated for the following business disposals that have been treated as discontinued operations under U.S. GAAP:

•	Mobile (disposed in fiscal 2003);

•	Medical Systems and Data Systems businesses (disposed in fiscal 2002);

•	Marconi Electronic Systems (MES), the international aerospace, naval shipbuilding, defense electronics and defense systems business (separated and subsequently merged with BAE Systems plc in fiscal 2000); and

•	NAA (disposed on February 20, 2004).

      The detailed balance sheet information as at March 31, 2003 and 2002 in the accompanying financial statements reflects the treatment of NAA as a discontinued operation. All assets of discontinued operations are grouped together under “Assets of discontinued operations” and all liabilities of discontinued operations are grouped together under “Liabilities of discontinued operations”.

SELECTED CONSOLIDATED FINANCIAL INFORMATION — (continued)

      The information set forth below is not necessarily indicative of future results and should be read in conjunction with the audited consolidated financial statements, unaudited condensed consolidated financial statements and accompanying notes included elsewhere in this prospectus and with the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	At and for the
	Nine months
	ended
	December 31,		At and for the fiscal year ended March 31,

(in millions, except per share data)	2003	2002	2003	2002	2001	2000	1999

	(unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues
Network Equipment	658	790	1,036	1,691	3,043	2,285	1,121
Network Services	417	587	743	969	1,016	543	244
Other	—	22	22	465	637	824	815

Total	1,075	1,399	1,801	3,125	4,696	3,652	2,180

Operating (loss)/income(1)	(196)	(493)	(562)	(6,300)	(29)	(393)	284
Other income/(expense), net(2)	2,767	(384)	(663)	(157)	324	(106)	972
Income/(loss) from continuing operations before income taxes, minority interest and cumulative effect of changes in accounting principles	2,571	(877)	(1,225)	(6,457)	295	(499)	1,256
Income/(loss) from continuing operations before cumulative effects of changes in accounting principles	2,678	(920)	(1,078)	(6,182)	138	(461)	821
Cumulative effects of changes in accounting principles(3)	—	—	—	(240)	—	—	—
Net income/(loss)	2,695	(991)	(1,129)	(6,238)	79	275	1,139
Income/(loss) per share — basic and diluted(4)
Income/(loss) from continuing operations (4)	10.04	(1.60)	(1.95)	(11.00)	0.24	(0.82)	1.53
Net income/(loss)(4)	10.10	(1.73)	(2.04)	(11.10)	0.14	0.51	2.12
BALANCE SHEET DATA:
Total assets	2,241	3,018	3,112	5,402	11,394	9,307	7,555
Total liabilities	1,742	9,307	6,443	7,347	6,921	5,676	1,801
Net assets/(liabilities)	499	(6,409)	(3,331)	(1,945)	4,473	3,631	5,754
Capital stock	1,133	1,038	1,038	1,021	962	631	414
Shares issued and outstanding	200	573	573	573	573	565	535

Notes:

(1)	For fiscal 2002, operating (loss)/income is reflected after business restructuring and asset impairment charges of £5,319 million. For further information about these charges, see the audited consolidated financial statements contained elsewhere herein.

(2)	For the nine months ended December 31, 2003, other income/(expense) reflects a gain of £2,695 million on the extinguishment of liabilities in connection with the Financial Restructuring. For further information on this gain, see the unaudited condensed consolidated financial statements contained elsewhere herein.

(3)	We adopted EITF 00-19, “Accounting for Derivative Instruments Indexed to, and Potentially Settled in, the Company’s Own Stock” in fiscal 2002. The value of such instruments, as of the implementation date, was recorded as a cumulative effect of a change in accounting principles of £240 million in fiscal 2002.

(4)	Per share amounts reflect a five-for-one share consolidation which became effective on September 9, 2003.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

      The following unaudited pro forma condensed consolidated financial information is based upon our audited consolidated financial statements and should be read in conjunction with those statements and their accompanying notes, which are included elsewhere in this prospectus, and with the information set forth under the headings “Operating and Financial Review and Prospects” and “Business”.

      We have prepared the unaudited pro forma condensed consolidated financial information to give effect to our Financial Restructuring, including the ESOP derivative settlement, on the condensed consolidated statement of operations for the nine months ended December 31, 2003 and the consolidated statement of operations for the fiscal year ended March 31, 2003. The unaudited pro forma condensed consolidated statements of operations assume that the Financial Restructuring took place on April 1, 2002.

      We have prepared the pro forma condensed consolidated financial information for information purposes only and, therefore, it is not necessarily indicative of the results of operations that we might have realized for the periods or dates indicated, nor is it necessarily indicative of future results that may occur.

      We have based the pro forma condensed consolidated financial information upon the estimates and assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial information and no adjustments have been made to reflect any transactions other than those described above and in such notes.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

For the nine months ended December 31, 2003

(in millions, except per share data)

		Pro forma
	Historical	adjustments		Pro forma

Revenue	1,075	—		1,075
Direct costs	798	—		798

Gross margin	277			277
Operating expenses:
Selling, general and administrative	227	—		227
Research and development	145	—		145
Amortization of other intangibles	33	—		33
Business restructuring charges	98	—		98
Other (income)/expense	(30)	38	(3)	8

Total operating expenses	473	38		511

Operating loss	(196)	38		(234)
Other income/(expense):
Gain on settlement of equity forward contract(2)	123	—		123
Gain on extinguishment of liabilities(1)	2,695	—		2,695
Gain on sale of investments	14	—		14
Impairment of investments	(3)	—		(3)
Interest income	13	—		13
Interest expense	(75)	6	(3)	(81)

Income from continuing operations before income taxes	2,571	44		2,527
Income tax benefit(4)	16	—		16
Gain on sale of affiliates, net	94	—		94
Equity in net loss of affiliates	(2)	—		(2)
Minority interest	(1)	—		(1)

Income from continuing operations	2,678	44		2,634

Per ordinary share — basic
Income from continuing operations(5)	10.04			13.17
Weighted average shares — basic	267			200
Per ordinary share — diluted:
Income from continuing operations(5)	9.94			13.17
Weighted average shares — diluted	270			200

See notes to the unaudited pro forma condensed consolidated financial statements

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

For the fiscal year March 31, 2003

(in millions, except per share data)

		Pro forma
	Historical	adjustments		Pro forma

Revenue	1,801	—		1,801
Direct costs	1,439	—		1,439

Gross margin	362			362
Operating expenses:
Selling, general and administrative	323	—		323
Research and development	274	—		274
Amortization of other intangibles	44	—		44
Business restructuring charges	221	—		221
Impairment of long-lived assets	69			69
Other income	(7)	—		(7)

Total operating expenses	924	—		924

Operating loss	(562)	—		(562)
Other income/(expense):
Loss on sale of investments, net	(5)	—		(5)
Impairment of investments	(40)	—		(40)
Write-off of related party receivables	(299)	—		(299)
Interest income	45	—		45
Interest expense	(364)	334 (3)	}	(113)
		(83)

Loss from continuing operations before income taxes and minority interests	(1,225)	251		(974)
Income tax benefit(4)	209	—		209
Equity in net loss of affiliates	(62)	—		(62)

Loss from continuing operations	(1,078)	251		(827)

Per ordinary share — basic and diluted:
Loss from continuing operations	(1.88)			(4.13)
Weighted average shares — basic and diluted	573			200

See notes to the unaudited pro forma condensed consolidated financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

Notes:

(1)	As set forth under the heading “Business — History — Financial Restructuring” we were released from certain of our liabilities in consideration for the issue of cash, new debt (Senior and Junior Notes), and new equity under a scheme of arrangement supervised under English law. As a result, we recorded a gain equal to the excess of the £4.8 billion of creditors’ claims extinguished over the fair value, less issuance costs, of the cash, new debt, and new equity. We allocated the gain to shareholders’ equity to the extent that it related to the extinguishment of related party liabilities and to the statement of operations to the extent that it related to the extinguishment of third party liabilities. The gain on extinguishment of the extinguished liabilities was determined in accordance with APB Opinion 26, Extinguishment of Debt, as follows (in £ millions):

Carrying value of extinguished third party liabilities
Short-term debt	2,124
Current maturities of long-term debt (held by third Parties)	1,808
Debt issuance costs on extinguished debt	(23)
Corporate tax obligations	10
Other current liabilities	3
Accrued interest accrued on long-term debt and short-term debt	113

Total carrying value of extinguished third party liabilities		4,035

Carrying value of extinguished related party liabilities
Current maturities of long-term debt (held by related Parties)	385
Debt issuance costs on extinguished bonds	(4)
Amounts owed to M (2003) plc and fellow subsidiaries	378

Total carrying value of extinguished related party liabilities		759

Total carrying value of liabilities extinguished		4,794

Less fair value of consideration of new shares, new debt and cash exchanged for liabilities extinguished
Cash		(340)
Debt:
8% Senior Notes repayable April 2008 at fair value (b)	(407)
12% Junior Notes repayable October 2008 at fair value (b)	(291)
Debt issuance costs	8

Carrying value of new debt, net of issuance costs		(690)

Equity:
New shares (a)	(570)
Equity issuance costs	8
Fair value of new equity		(562)

Gain on extinguishment of liabilities		3,202

Allocation of gain on extinguishment of liabilities
Gain on extinguishment of third party liabilities		2,695
Gain on extinguishment of related party liabilities (c)		507

		3,202

(a)	The fair value of the 995 million shares in the Company is based upon the closing price of 57.25 pence as of May 19, 2003, as reported on the London Stock Exchange (LSE).

(b)	The fair value of the new Senior Notes and Junior Notes issued was based upon the closing price of 93% and 98%, respectively, on May 19, 2003, as reported on the LSE. The Senior Notes are reflected at £407 million, representing the U.S.$717,139,584 (approximately £437 million) in aggregate principal amount of Senior Notes issued less a discount to fair value of £30 million. The Junior Notes are reflected at £291 million, representing the U.S.$486,881,472 (approximately £297 million) in aggregate principal amount of Junior Notes issued less a discount to fair value of £6 million. The principal amounts of the Notes in U.S. dollars have been translated into pounds sterling at a rate of £1.00 = $1.6367 which was the exchange rate as of May 19, 2003.

(c)	The gain arising upon the extinguishment of the related party liabilities was recorded to shareholders’ equity due to the related party relationship between the Company and these parties.

The issuance of the 50 million warrants to the former shareholders in M (2003) plc was accounted for as a distribution and is therefore not reflected since it has no net impact on shareholders’ equity.

(2)	As discussed under the heading “Business — History — Financial Restructuring” on May 19, 2003, the ESOP derivative settlement was conditional on the financial restructuring becoming effective. Accordingly, the ESOP derivative settlement became effective on May 19, 2003. As a result, we paid £35 million in cash to the ESOP derivative banks to settle our liability to the ESOP derivative banks recorded in our consolidated balance sheet as of March 31, 2003. The resulting gain, arising on the release of this liability, of £123 million is reflected in the historical results in the unaudited pro forma condensed consolidated statement of operations for the six months ended September 30, 2003.

(3)	For the nine months ended December 31, 2003, we have reflected actual gains of £38 million on foreign currency transactions as a reduction of other income. The pro forma adjustment to interest expense of £6 million represents costs related to the new Senior and Junior Notes for the period from April 1, 2003 to April 30, 2003.

We have reflected actual finance costs related to the extinguished debt in the amount of £334 million, consisting of £266 million and reversal of interest rate swap losses of £68 million, as a reduction of interest expense for fiscal 2003. In its place, we have included costs related to the new Senior and Junior Notes in the amount of £83 million, for fiscal 2003, which we calculated as follows (in U.S.$ millions):

8% interest on Senior Notes	57
12% interest on Junior Notes	58
Amortization of debt discount — Senior Notes	10
Amortization of debt discount — Junior Notes	2
Amortization of debt issuance costs — Senior Notes	1
Amortization of debt issuance costs — Junior Notes	1

129

We have translated the U.S.$129 million into pounds sterling of £83 million using the average exchange rate for fiscal 2003 of £1.00 = U.S.$1.5541.

We have assumed a payment in kind, rather than in cash, in the determination of the interest charge related to the new Junior Notes. We currently intend to pay interest on the Junior Notes in cash as it falls due. However, this is a quarterly election. Accordingly, the 12% payment in kind interest rate is used. On January 31, 2004 we paid approximately £2.7 million in cash in respect of the accrued interest due on the Junior Notes for the 3 months ended December 31, 2003.

(4)	The financial restructuring of M (2003) plc and Marconi Corporation plc was implemented by way of two separate schemes of arrangement under section 425 of the U.K. Companies Act 1985. As a result, the gain on extinguishment of liabilities described in note (1) will not give rise to any taxable amounts. Note 20 “Income Taxes” of the accompanying consolidated financial statements describes the effect of the financial restructuring on our tax position.

(5)	We calculated pro forma net loss per ordinary share by dividing pro forma net loss available to ordinary shareholders by the pro forma weighted-average shares outstanding (200,000,000) rather than the historical weighted-average shares outstanding (573,000,000) as if the financial restructuring had occurred on April 1, 2002. The number of pro forma weighted average shares used in the calculation of basic and diluted earnings per share are the same, as there are no potentially dilutive securities. Therefore, diluted net loss per ordinary share is equal to basic net loss per ordinary share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This discussion and analysis should be read in conjunction with “Risk Factors”, the “Selected Consolidated Financial Information” and the consolidated financial statements and related notes and the descriptions of our businesses included elsewhere in this document.

Overview

      We are a focused multi-regional provider of telecommunications equipment and services, which we supply to major telecommunications network operators, government agencies and selected large enterprises worldwide.

      There were no significant changes in conditions in our main markets during the third quarter ended December 31, 2003 and we observed very similar trends to those reported in the period ending September 30, 2003. Overall, customer capital expenditure on network equipment and services continued to run at a lower level than in the previous financial year but we are now observing a trend towards year on year sales stability. Total revenues of £374 million in the three months ended December 31, 2003, declined 13% as compared to £432 million for the three months ended December 31, 2002. This compares to the 31% year on year reduction we recorded in the first quarter and 24% reduction in the second quarter on a similar basis. In our revenue outlook below, we indicate an expected further reduction in the year on year decline in the fourth quarter of the financial year and a return to relative stability year on year in the first quarter of the next financial year. Our revenue guidance is based on Group revenue excluding our North American Access business (“NAA”), the sale of which was completed on February 20, 2004, and does not include the impact of any future foreign exchange movements.

      On a sequential basis, total revenues for the three months ended December 31, 2003 increased 4% as compared to £359 million for the three months ended September 30, 2003. The main drivers of growth during the period were:

•	Next generation wireless network roll-outs which led to increased demand for our fixed wireless access products in Germany and power systems equipment in the United States;

•	The phasing of a number of our long-term service contracts in the Middle East, UK and Germany.

      Foreign exchange translation and in particular the weakening of the US dollar impacted revenues for the three months ended December 31, 2003. On a sequential basis, the weaker US dollar and stable Euro exchange rates led to an £11 million reduction of local currency revenues upon translation to sterling. Year on year, the appreciation in Euro exchange rates more than offset the weakening US dollar and led to a £2 million favorable foreign exchange translation gain on revenues for the three months ended December 31, 2003.

      All of the above revenue figures represent continuing operations excluding NAA. On February 20, 2004, we completed the sale of NAA to Advanced Fibre Communications, Inc. (“AFC”) for cash consideration of U.S.$240 million (approximately £129 million) and announced the final redemption of our Junior Notes and the first partial redemption of our Senior Notes. The remaining U.S.$157 million (approximately £85 million) of Junior Notes were subsequently redeemed at 110% on March 8, 2004, and approximately U.S.$59 million (approximately £32 million) of Senior Notes were also redeemed to reduce the remaining principal to U.S.$658 million (approximately £354 million).

      We continued to make good progress in terms of our planned operational performance improvements during the third quarter.

      Gross margin of 25.8% of total revenues for the nine months ended December 31, 2003 increased from 24.7% of total revenues in the six months ended September 30, 2003 mainly as a result of cost savings and increased efficiencies in our supply chain, particularly in Europe.

      Operating loss of £196 million, decreased £297 million in the nine months ended December 31, 2003 as compared to £493 million in the nine months ended December 31, 2002. This improvement was driven primarily by cost reductions achieved across all areas of operating expenditure and related mainly to headcount and associated costs, further streamlining of R&D programs, particularly in BBRS, to align future development to specific customer requirements and reduced level of spend on third party professional fees.

      We have restated out financial year-end operational targets to exclude NAA and continue to focus on cost reduction and cash generation initiatives in order to achieve our previously disclosed financial targets:

•	To increase gross margin as a percent of revenues by March 31, 2004; and

•	To reduce the operating cost run-rate by March 31, 2004.

      We have continued to focus on our cash generation initiatives. At December 31, 2003, our total cash balance (including restricted cash) totaled £687 million, a decrease of £469 million as compared with £1,156 million at March 31, 2003. We had significant cash outflows in the nine months ended December 31, 2003 of £340 million and £35 million related to the completion of our Financial Restructuring on May 19, 2003 and the settlement with our ESOP derivative banks, respectively. The £340 million outflow represented a distribution of cash to scheme creditors under our scheme of arrangement. In addition, we repaid approximately U.S.$250 million (or approximately £153 million) of our Junior Notes in the nine months ended December 31, 2003 together with a £14 million redemption premium. Partially offsetting these cash outflows were £26 million of proceeds from our IT outsourcing agreement with Computer Sciences Corporation International Systems Management Inc (“CSC”) that we completed in June 2003 and proceeds from the disposals of assets and investments of approximately £160 million.

      In parallel, we are undertaking a review of our longer-term capital structure to assess the optimum level and balance of cash and debt required to support our ongoing business. We continue to manage our Outside Plant and Power business for value and will proceed with the disposal of this business if and when we believe that a disposal opportunity makes most economic sense. In the meantime, this business unit continues to make a positive contribution to our operating results and cash flow.

      Finally, we are maintaining momentum with our next generation products and services. During the third quarter we announced the first sale of our recently launched multi-haul DWDM system to TeliaSonera (Scandinavia) and launched our new optical multi-service metro 16-64 platform which has already been shipped to a number of European second tier operators and is due to start trials in the next few months with other larger operators in Europe, Asia Pacific and Latin America. We also announced an extension in scope and duration to our ongoing service support contract with BT and more recently, in February 2004, announced frame contract renewals with Telecom Italia for next generation optical and broadband access equipment. Our continued focus on specific R&D projects will bear further fruits in the coming weeks with the planned launch during March 2004 of our new AXR digital multipoint radio transmission platform, our new Series 4 SDH ultra-compact product line, the second release of our BXR-48000 multi-service switch-router incorporating enhanced IP functionality and a new line-card for our Access Hub, the VDSL combo-card, which allows the operator to carry a combination of video and voice services over the same multi-service access node.

Outlook

     Revenues

      We believe that our markets are beginning to stabilize although we expect to continue to see volatility in revenues from quarter to quarter as a result of various regional demand drivers that we describe below.

      This outlook is based on our view of the expected like-for-like revenue profile of our operations excluding our NAA business and does not take into consideration any impact of future foreign exchange movements.

      Overall, on a like-for-like basis, we expect fourth quarter sales to be flat to slightly up on the £374 million recorded in the third quarter from continuing operations. We expect to benefit from good growth in the U.K. partly as a result of the scheduled phasing of sales to BT. This, however, will be partially offset by expected reductions in sales in Germany following completion of the fixed wireless access build-outs by many of the German wireless operators, the Middle East and in the U.S. where we expect growth in BBRS sales to the U.S. Federal Government to be offset by a decrease in sales of Outside Plant & Power equipment driven mainly by the slowdown in demand from our major wireless operator customers described below.

      While it remains difficult to predict sales beyond the next quarter to a high degree of accuracy, our current view of the first quarter of the next financial year shows relative stability year on year compared to the £342 million from continuing operations recorded in the first quarter of this financial year, in line with the seasonal pattern of customer demand experienced in the current year.

     Operating performance

      In light of the further increase in gross margin recorded in the third quarter and progress made to date on ongoing improvement initiatives, we expect that we will continue to make steady progress in increasing gross margin as a percent of revenues in the remainder of the year.

      We expect the following factors to contribute to this improvement:

•	Further cost savings from planned and previously announced rationalisation and headcount reductions within our remaining in-house supply chain operations, particularly in Europe

•	Further efficiency gains from our outsourced manufacturing operations

•	Product cost reductions as we continue to roll-out new and cost-reduced product lines

      In addition, we expect fourth quarter gross margin to benefit from a more favorable business mix, with an expected increase in higher margin BBRS equipment sales, the previously disclosed scheduled high margin sale of software licenses to a US wireless operator and improved profitability from certain long-term service contracts.

      In the longer-term, we expect additional gross margin improvements to come from:

•	Continued increases in the proportion of materials and components sourced from low cost locations, and

•	Further benefits of product cost reductions as we increase the proportion of sales of re-designed and re-engineered product lines.

      The disposal of our NAA business does not materially impact our targeted gross margin as gross margins in this business are in line with the Group average.

      We continue to make good progress in terms of operating cost reductions as a result of the foreign exchange translation benefits that we recorded during the third quarter and incremental cost savings that we can now see coming through from headcount and associated cost reduction initiatives currently under way.

      As we improve our overall operating performance, we continue to focus on cash conversion and expect to generate positive operating cash in the final quarter of the year.

     Business restructuring charges and cash costs

      In order to more effectively complete our currently planned cost reduction actions, we will incur further business restructuring cash costs, a large proportion of which will come through utilization of amounts currently provided with the balance to be expensed directly through the income statement.

      At December 31, 2003 total amounts provided for business restructuring amounted to £61 million. Approximately £26 million of the amount provided relates to planned costs of severance payments particularly in Germany and Italy, where we have recently commenced redundancy programs and have identified and announced the names of employees who will leave the business during the next three to six months. These redundancy programs replace our previously planned actions to implement reduced working hours in Germany and reduce our reliance on government-sponsored cassa integrazione schemes in Italy. These programs are more costly to implement but represent a more permanent cost saving to the Group.

      The balance of £35 million relates to other restructuring costs and mainly comprises the ongoing cost of leases on properties made vacant in the US, UK and Germany as a result of our downsizing actions and other supplier liability commitments. We continue to seek early settlements of the onerous lease commitments where this is possible and where the outcome of such a settlement offers economic benefit to the Group. The balance also includes provisions to cover costs to be incurred by the administrator in the context of the Marconi Corporation plc financial restructuring scheme. We expect approximately half of the £35 million to be paid out before the end of the next financial year and the balance to be ongoing cash costs over a number of years.

      Taking into account the planned utilization of amounts provided described above and additional cash costs that will be expensed directly to the income statement, we expect to incur total cash costs of around £30 million during the fourth quarter of the financial year. During fiscal year 2005, we now expect to incur further cash costs of approximately £25 million to complete our currently planned headcount and associated cost reductions and to cover our onerous lease and other supplier commitments.

      In addition to the above, as disclosed in Note 11 to the attached financial statements, we have agreed to pay U.S.$23.5 million (approximately £13 million) to Telcordia in exchange for a license to its ATM patent portfolio and in full and final settlement of a previously disclosed lawsuit. We are in the process of negotiating formal definitive agreements and currently expect to make a payment in the region of U.S.$14 million (approximately £8 million) before March 31, 2004 and the remaining balance over the next three years.

Results of operations

Basis of presentation

      Our financial statements included in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The discussion and analysis below of our consolidated results of operations and financial condition are based upon these financial statements.

      The requirements of U.S. GAAP applied to our group have resulted in us preparing our discussion and analysis of segment results using information prepared in accordance with generally accepted accounting principles in the United Kingdom (U.K. GAAP). The U.S. Financial Accounting Standards Board standard — Statement of Financial Accounting Standards No. 131 — Disclosure about Segments of an Enterprise and Related Information requires us to determine and review our segments as reflected in the management information systems reports that our managers use in making decisions. As we are an English company and we prepare our consolidated statutory financial statements under U.K. GAAP, our chief operating decision-maker evaluates our segment performance using U.K. GAAP measures. Therefore, we have presented our discussion and analysis of segment revenues and operating (loss)/profit below based upon information prepared in accordance with U.K. GAAP. In addition, our financial targets are determined in accordance with U.K. GAAP. Therefore, where we make reference to our previously disclosed financial targets, including our operating cost run-rate, we are referring to U.K. GAAP measures.

      In connection with our Financial Restructuring, we adopted a new reporting structure that segments our businesses along geographical lines. Commencing the quarter ended September 30, 2003, we have reported the results of our businesses based in the U.S. (North American Ring-fence or “NARF”) separately from the results of our businesses based in Europe and the rest of the world other than the U.S. (Non Ring-fenced businesses or “Non NARF”) as follows:

•	NARF (the U.S. parent, Marconi Communications, Inc and its subsidiaries) mainly comprises the equipment and services activities of our three U.S. based businesses: Broadband Routing and Switching (BBRS), Outside Plant & Power (OPP) and North American Access (NAA) (irrespective of the country of destination of these revenues); and

•	Non-NARF (the Issuer, Marconi Corporation plc and its non U.S. subsidiaries) mainly comprises our European and the rest of the world based businesses: Optical Networks, Access Networks, Other Network Equipment and related Network Services.

      Our new segmentation is connected with the contractual separation or “ring-fencing” of our U.S. based businesses that we implemented as part of our Financial Restructuring.

      During the periods to June 30, 2003, we had divided our continuing operations into three separate segments: Network Equipment, Network Services and Other as follows:

•	The Network Equipment segment, which comprised Optical Networks, Broadband Routing and Switching (BBRS), European Access, North American Access (NAA), Outside Plant & Power (OPP) and Other Network Equipment;

•	The Network Services segment, which comprised Installation, Commissioning & Maintenance (IC&M) and Value-Added Services (VAS); and

•	Other, which comprised non-core businesses, including Marconi Applied Technologies, all of which have been sold by the end of the quarter ended September 30, 2003.

      Commencing with the quarter ended September 30, 2003, we have reflected segment information on both the new (NARF and Non-NARF) and old (Network Equipment, Network Services and Other) bases, as it is impracticable for us to restate prior period information for the NARF and Non-NARF segments, with the exception of revenue information. Although NAA would qualify as a discontinued operation under U.K. GAAP as a result of the sale being completed on February 20, 2004, our management accounts for the nine months ended December 31, 2003 were not presented on this basis. Accordingly, the segment results have not been restated to present NAA as a discontinued operation.

      In certain specific cases prior to the completion of our Financial Restructuring and the implementation of the North American Ring Fence, we entered into contracts with customers for the supply of equipment or services, which now form part of our Non Ring-fenced business but did this through legal entities, which now form part of NARF (or vice versa). In our analysis of revenues by product area on page 44, we show these revenues in the product or service area from which the revenues originated rather than through the legal entity which invoiced the final customer, and provide a detailed footnote to reconcile the product area sub-totals to the NARF and Non-NARF revenues as they are recorded in the NARF and Non-NARF consolidated financial statements (see Note 17 to our condensed consolidated financial statements contained in this report). During the nine months ended December 31, 2003, revenues of products and services from NARF businesses supplied direct to customers and through Non-NARF legal entities totalled £388 million and revenues of products or services from Non-NARF businesses sold through NARF legal entities totalled approximately £7 million bringing total NARF revenues to £395 million for the nine months ended December 31, 2003.

      The indentures governing the Notes issued in the Financial Restructuring require that, so long as the Junior Notes remain outstanding, we provide certain financial information with respect to each of (i) Marconi Corporation plc and its Non-U.S. Subsidiaries (as defined in the Indentures) and (ii) Marconi Communications, Inc. (which is the holding company of our U.S. operations) and its Subsidiaries (as defined). For these purposes the Non-NARF segment is equivalent to Marconi Corporation plc and its Non-U.S. Subsidiaries and the NARF segment is equivalent to Marconi Communications, Inc. and its Subsidiaries. Following repayment in full of the Junior Notes on February 20, 2004, we are no longer required to provide this additional financial information.

Discontinued operations

      On February 20, 2004, we completed the sale of our NAA business for cash consideration of U.S.$240 million. As a result, NAA has been classified as a discontinued operation under U.S. GAAP in the attached financial statements for all periods presented. In our segment results discussed below, NAA is presented as a continuing operation. Although NAA would qualify as a discontinued operation under U.K. GAAP as a result of the sale of NAA being completed on February 20, 2004, our management accounts for the nine months ended December 31, 2003 were not presented on this basis. Accordingly, the segment results have not been restated to present NAA as a discontinued operation.

Results of operations — Consolidated

      The following table presents our results of operations for the nine months ended December 31, 2003 and 2002 and for the three years ended March 31, 2003 prepared in accordance with U.S. GAAP.

	Nine months
	ended
	December 31,		Years ended March 31,

	2003	2002	2003	2002	2001

	(£ in millions)
Revenues:
Network Equipment	658	790	1,036	1,691	3,043
Network Services	417	587	743	969	1,016
Other	—	22	22	465	637

	1,075	1,399	1,801	3,125	4,696

Direct costs	798	1,148	1,439	3,140	2,860

Gross margin	277	251	362	(15)	1,836

Selling, general and administrative expenses	227	262	323	815	759
Research and development	145	220	274	483	456
Amortization of goodwill and intangibles	33	33	44	436	647
Business restructuring charges	98	171	221	376	—
Gain on sale of long-lived assets	—	(5)	—	—	—
Impairments of long-lived assets	—	59	69	3,968	—
Other (income)/expenses	(30)	4	(7)	207	3

Total operating expenses	473	744	924	6,285	1,865

Operating loss	(196)	(493)	(562)	(6,300)	(29)
Other income (expense):
Gain on settlement of equity forward contract	123	—	—	—	—
Gain on extinguishment of liabilities	2,695	—	—	—	—
Gain/(loss) on sales of investments, net	14	(1)	(5)	81	475
Impairment of investments	(3)	(41)	(40)	—	—
Provision for related party receivables	—	(204)	(299)	—	—
Interest expense, net	(62)	(138)	(319)	(238)	(151)

Income/(loss) from continuing operations before income taxes, minority interests, cumulative effects of changes in accounting principles	2,571	(877)	(1,225)	(6,457)	295
Income tax benefit/(provision)	16	17	209	471	(17)
Gain on sale of affiliates	94	—	—	—	—
Equity in net loss of affiliates	(2)	(60)	(62)	(196)	(137)
Minority interests	(1)	—	—	—	(3)

Income/(loss) from continuing operations, before cumulative effects of changes in accounting principles	2,678	(920)	(1,078)	(6,182)	138
(Loss) income from discontinued operations	(4)	(89)	(112)	(185)	59
Gain on sale of discontinued operations	21	18	23	248	20

Net income/(loss) before cumulative effect of changes in accounting principles	2,695	(991)	(1,167)	(6,119)	79
Cumulative effect of changes in accounting principles	—	—	—	(240)	—

Net income/(loss)	2,695	(991)	(1,167)	(6,359)	79

Revenues

      The following table sets forth our revenues by geographical region of destination for the nine months ended December 31, 2003 and 2002 and for each of the three years ended March 31, 2003 as reported under U.S. GAAP:

	Nine months
	ended
	December 31,		Years ended March 31,

	2003	2002	2003	2002	2001

	(£ in millions)
United Kingdom	301	377	500	837	1,418
Italy	112	116	156	201	197
Germany	135	126	165	282	415
Other	136	238	347	475	755

Total Europe, Middle East and Africa (EMEA)	684	857	1,168	1,795	2,785
North America	275	351	424	943	1,335
Central and Latin America (CALA)	34	48	62	118	229
Other	—	—	15	39	16

Total the Americas	309	399	501	1,100	1,580

Asia-Pacific (APAC)	82	121	132	230	331
Other	—	22	—	—	—

Total revenues	1,075	1,399	1,801	3,125	4,696

      Whilst showing some signs of stabilizing, capital expenditure by our main incumbent telecommunications customers continued to run at a considerably lower rate than in fiscal 2003, leading to sales declines across all major geographic regions in the nine months ended December 31, 2003 as compared to the nine months ended December 31, 2002. Market conditions remain difficult and price pressure exists in all regions. Conditions remain most challenging in the APAC and CALA regions where local manufacturers are pushing prices down, which has had the effect of reducing revenues in these regions.

Comparison of nine months ended December 31, 2003 to nine months ended December 31, 2002

      Of the overall reduction in revenues during the period, 53% occurred in the Europe, Middle East and Africa region (EMEA). The £173 million or 20% decrease in sales in EMEA was largely driven by a reduced level of sales in the U.K. and the Middle East, which was partially offset by increased sales in Germany.

      In the U.K., revenues decreased by 20% compared with the nine months ended December 31, 2002, mainly as a result of a reduction in sales of optical networking equipment to BT and the impact of the sale of a software upgrade in the Voice Systems part of our Access Networks business in the nine months ended December 31, 2002, which was not repeated in the nine months ended December 31, 2003. In Italy, revenues were down 3% compared to the nine months ended December 31, 2002, a result of phasing of network build projects with Omnitel and Wind. In the nine months ended December 31, 2003, sales to these customers were focused on infill and activities to increase the efficiency of the existing infrastructure, which are typically not of the same magnitude as the initial network builds which occurred in the nine months ended December 31, 2002. In Germany, revenues increased 7% as compared to the nine months ended December 31, 2002 as a result of the increased demand for fixed wireless access equipment in the three months ended December 31, 2003 for the reasons described above. Revenues in other countries of the EMEA region were down 43% compared to the nine months ended December 31, 2002. As described above, the main factor behind this decline in revenues was the reduced level of sales of Network Services in the Middle East.

      Revenues in North America for continuing operations reduced by 22% compared to the nine months ended December 31, 2002. The main cause of the decline was the disposal of our U.S.-based SMS subsidiary, which was completed in December 2002 and the reduction in sales of wireless software and services in North America, as described above. There was also a reduction in sales of BBRS services due to the completion of a key phase of a significant airport services contract in the previous year, which was compounded by a decline in OPP services revenues due to continued softness in central office spending by U.S. wireline operators.

      In CALA, revenues decreased by 29% compared to the nine months ended December 31, 2002 primarily as a result of the very low level of sales recorded in the three months ended June 30, 2003 as political, regulatory and economic issues led network operators to restrict capital expenditure.

      In APAC, revenues decreased by 32% from the nine months ended December 31, 2002. Major factors contributing to this trend include:

•	Our exit from legacy operations in the region;

•	Increased pricing pressure in China as well as the limited mobility in the region during the three months ended June 30, 2003 caused by the SARS virus; and

•	Reduced sales in Malaysia as a result of the expiry of a frame contract for optical networking equipment during the period, which was renewed during the three months ending December 31, 2003.

      Trading conditions also remain difficult for BBRS in APAC. In particular, the installed Service Provider and Enterprise customer base in Japan has seen little new deployments or upgrades of BBRS equipment during the nine months ended December 31, 2003. Revenues in Australia were also lower than in the previous year when we were supplying optical network equipment to second tier operator, IP1, which has since gone into receivership. This has also caused a slowdown in capital expenditure by the main incumbent operator, Telstra pending the outcome of its now successful bid to purchase the assets of IP1 from the receiver.

      Other included now disposed businesses, UMTS and Tetra.

Book-to-Bill Ratio

	Nine months
	ended
	December 31,

	2003	2002

Total Network Equipment	1.02	0.96
Total Network Services	1.12	0.72
Group	1.06	0.87

      Book-to-bill is the ratio of order intake divided by the level of sales in any given period. We use this as a key indicator of future short-term sales performance in the Network Equipment business and we strive to increase and maintain this ratio above 1.00 over any 12-month period. Book-to-bill in Network Equipment increased to 1.02 from 0.96 in the nine months ended December 31, 2003 and 2002 respectively.

      This ratio is less meaningful in Network Services given the long-term contract nature of this business where the full value of a service contract, which can typically be tens of millions of £sterling is booked as an order at the point of firm contract signature and then recognised as sales over the life of the contract, which can be typically over a period of 2 to 5 years. A consolidated support order from BT and a further order from TollCollect in Germany relating to provision of spare parts, booked in the three months ended December 31, 2003, were the main drivers in increasing the book-to-bill ratio to 1.12 in Network Services compared to 0.72 in the nine months ended December 31, 2002.

Comparison of fiscal 2003 to fiscal 2002

      Total revenues of £1,801 million in fiscal 2003 reflected a decrease of £1,324 million or 42% as compared with £3,125 million in fiscal 2002. This decrease, observed across all major geographic zones and product lines, was primarily the result of continued reduced demand in the global market for telecommunications equipment and services, resulting in lower sales in our Network Equipment and Network Services segments. Sales in our Other segment have also declined substantially since the previous year as a result of business disposals and, in particular, the disposal of Marconi Applied Technologies in fiscal 2003 and Marconi Commerce Systems in fiscal 2002.

      Europe, the Middle East, and Africa (“EMEA”) and the United States are our primary markets on a geographic basis. The majority of our revenues in the EMEA region are generated by our Optical Networks business, while revenues in the United States are primarily generated by our Access, Outside Plant and Power (“OPP”) and Broadband Routing and Switching (“BBRS”) businesses. See the detailed segmental discussion and analysis below.

      Revenues in EMEA, of £1,168 million, fell by £627 million or 35% as compared to £1,795 million in fiscal 2002. A large proportion of this decline related to Optical Networks as telecom operators have maximized utilization in their existing networks to the detriment of new network build. Other types of Network Equipment sales also featured significant declines throughout EMEA, compared to the previous year, in particular access systems in the German market. Sales of Network Services in EMEA also fell from the previous year though were comparatively more robust than Network Equipment sales largely as a result of the phasing of long-term service contracts, particularly in the Middle East and the U.K.

      Revenues in the U.S., of £424 million, fell by £519 million or 55% in fiscal 2003 as compared to £943 million in fiscal 2002. A large proportion of the reduction related to the Outside Plant and Power business. As in EMEA, the poor general market conditions have led to substantial reductions in capital expenditure by U.S. telecom operators. U.S. sales of Optical Networks in the year amounted to only £4 million following the Group’s decision to cease development and manufacture of its SONET product range in April 2002.

      Revenues in CALA also witnessed a significant regional reduction in sales as they fell by £56 million or 47% in fiscal 2003 to £62 million as compared to £118 million in fiscal 2002. Sales were down across all products and service activities as a result of the deterioration in economic conditions and currency exchange rates compared to the prior year period and the consequent reductions in capital expenditure by most of the major telecom operators in the region.

      Revenues in APAC, of £132 million, fell by £98 million or 43% in fiscal 2003 as compared to £230 million in fiscal 2002. The main area of decline was Optical Networks, and this was mainly as a result of the lower levels of sales recorded in China following the completion of large network build projects in the region in fiscal 2002. There have also been delays to certain major build projects by a number of the Group’s Chinese customers.

Comparison of fiscal 2002 to fiscal 2001

      Total revenues of £3,125 million in fiscal 2002 decreased by £1,571 million, or 33%, as compared to £4,696 million in fiscal 2001. This decrease was recorded across all of our major geographic regions and was primarily the result of reduced demand in the overall telecommunications industry where capital expenditure was reduced in fiscal 2002 compared to the levels reported in fiscal 2001. Market conditions in the communications market continued to deteriorate throughout fiscal 2002, with the high levels of telecommunications operators’ capital investment in the latter part of the 1990s having proved unsustainable. The combination of a growing number of operators competing for the same customers, overly optimistic expectations for demand growth, and technological improvements contributed to an oversupply of bandwidth. As a result, in calendar year 2001 capital expenditure fell significantly among wire line operators around the world as they focused on their own profitability and cash generation. Every supplier in the communications market was affected by the rapid downturn in demand for telecommunications equipment. The speed of the decline meant that our revenues declined faster than the corresponding cost of goods sold and operating expenses could be reduced.

      The decrease in revenues in the U.K. of £581 million or 41% and other countries in the EMEA region of £409 million or 30% in fiscal 2002 compared to fiscal 2001 was broadly in line with the declining market trend for SDH, the digital transmission standard used throughout Europe. However, this was exacerbated by the more rapid decrease in capital expenditure by our major incumbent customers, for example BT, compared to other operators. This reduction was less pronounced in the other EMEA countries as compared to the U.K. as spending by mainly European operators remained resilient. Access Systems revenues also suffered as legacy contracts were completed and European customers moved away from narrowband products. The decline was partially offset by a slight increase in revenue from maintenance contracts within Network Services. See the further segmental discussion and analysis below.

      This decline in revenues in the Americas of £480 million or 30% in fiscal 2002 compared to fiscal 2001 was primarily due to the decline in sales of access products, which resulted from a general downturn in customer spending and a switch of capital expenditures to broadband access products. The reduction in Network Equipment revenues also had a knock-on effect on Network Services revenues. See the detailed segmental discussion and analysis below.

Gross margin

Comparison of nine months ended December 31, 2003 to nine months ended December 31, 2002.

      Gross profit of £277 million or 25.8% of revenues in the nine months ended December 31, 2003, increased £26 million or 7.9 percentage points as compared to £251 million or 17.9% of revenues in the nine months ended December 31, 2002.

      Cost reductions in both Network Equipment and Network Services, were more than sufficient to offset the lower sales volumes and continued pricing pressure described below. In Network Equipment, gross margin increased due to cost savings achieved through rationalization and procurement initiatives in our European and North American supply chain and manufacturing operations. In Network Services, the improvement was largely achieved through headcount reductions as we continued to rightsize our services organization.

Comparison of fiscal 2003 to fiscal 2002

      Gross margin of £362 million in fiscal 2003 reflects an increase of £377 million as compared to (£15) million in fiscal 2002. Inventory write-downs and other charges negatively and significantly affected gross margin in fiscal 2002, with approximately £647 million related to inventory write-downs and other charges and an additional £158 million related to manufacturing outsourcing agreements recorded in fiscal 2002. The continuing deterioration in market conditions resulted in an additional £25 million write-down of inventory in fiscal 2003 relative to slow moving and obsolete inventories.

      Excluding these charges of £805 million in fiscal 2002 and £25 million in fiscal 2003, gross margin declined £403 million or 51% in fiscal 2003 as compared to fiscal 2002. This decline resulted primarily from lower sales volumes, particularly for Network Equipment. This was compounded by an unfavorable sales mix where the relatively lower gross margin services business became a higher proportion of the total sales in fiscal 2003. Additionally price erosion had an impact on gross margin, particularly in the European and APAC Network Equipment areas. Partially offsetting these impacts to gross margin were significant cost savings achieved during fiscal 2003 in both the Network Equipment and Network Services segments. These cost savings principally resulted from headcount reductions and facility closures.

Comparison of fiscal 2002 to fiscal 2001

      Gross margin of (£15) million in fiscal 2002 reflects a decrease of £1,851 million, or 101%, as compared to £1,836 million in fiscal 2001. As noted above, inventory and other charges negatively and significantly affected gross margins in fiscal 2002, with approximately £647 million related to inventory write-downs and other charges and £158 million related to manufacturing outsourcing agreements. Of the £647 million in inventory and other charges, £556 million represented provisions for slow-moving and obsolete inventory against a number of product lines, primarily Optical Networks products, and £91 million was recorded related to supplier commitments. Of the £158 million charge relative to outsourcing arrangements, £127 million represents additional costs incurred as a result of our decision in fiscal 2002 to outsource certain manufacturing operations to Jabil Circuit, Inc., with the remaining balance of £31 million related to obligations for equipment leasing and supply contracts under minimum purchase agreements, which we committed to in fiscal 2002 as part of our operational reorganization. Excluding this charge of £805 million in fiscal 2002, gross margins declined £1,046 million or 57% in fiscal 2002 as compared with fiscal 2001.

      The Network Equipment and Network Services segments contributed approximately £1.1 billion, or 59%, of the decline in gross margins experienced in fiscal 2002, as compared with fiscal 2001. The lower gross margins were primarily a result of the deterioration in sales volumes discussed above and an unfavorable product mix in fiscal 2002 as compared with 2001. As a strong indication of this mix swing, the relatively lower gross margins services business represented 35% of the combined Network Equipment and Network Services revenue in fiscal 2002 as opposed to only 23% in fiscal 2001. In addition, the speed of this deterioration in revenues was more rapid than our ability to re-scale the cost base of our business, which contributed further to reduced gross margins. Businesses sold in fiscal 2002, including our commerce systems and optical components businesses, resulted in an additional £57 million reduction in gross margins in fiscal 2002 as compared with fiscal 2001.

Operating expenses

      Operating cost reduction has remained a key focus of our strategy as we continue to make progress towards reducing our annualized operating cost run-rate. By December 31, 2003, the run-rate for the total

Network Equipment and Network Services segments had been reduced as compared to the run-rate at March 31, 2003. Savings were made largely through headcount and other associated cost reductions. We employed a total workforce of approximately 13,000, including 250 employees within NAA, at December 31, 2003, compared to approximately 21,000 employees at March 31, 2003. Of this reduction of approximately 1,100 employees, approximately 320 were transferred to Elcoteq following the outsourcing of our manufacturing facility in Offenburg.

Selling, general and administrative expenses

Comparison of nine months ended December 31, 2003 to nine months ended December 31, 2002.

      Selling, general and administrative expenses of £227 million or 21.1% of revenue in the nine months ended December 31, 2003, decreased £35 million or 13.4% as compared to £262 million or 18.7% of revenue in the nine months ended December 31, 2002. We have achieved significant savings through a program of focused headcount reductions, organizational consolidation and rationalization, site rationalization (including closure of sales offices worldwide and relocation of our U.K. head office) and reduced spend on professional fees incurred in the normal course of business. The headcount reductions announced in the U.K., Germany and Italy have also started to reduce costs in the three months ended December 31, 2003.

Comparison of fiscal 2003 to fiscal 2002

      Selling, general and administrative expenses of £323 million, or 17.9% of revenues, in fiscal 2003, declined by £492 million or 60% compared with £815 million, or 26.1% of revenues, in fiscal 2002. We achieved significant reductions in annual expenditures through focused headcount reductions, organization consolidation, site rationalization (including the relocation of our U.K. corporate headquarters) and closure of sales offices worldwide. A reduced level of discretionary marketing spend also contributed to lower costs in fiscal 2003. We achieved significant savings across substantially all categories of selling, general and administrative expense in fiscal 2003 as compared with fiscal 2002.

Comparison of fiscal 2002 to fiscal 2001

      Selling, general and administrative expenses of £815 million, or 26.1% of revenues, in fiscal 2002 increased £56 million or 7.4% as compared with £759 million, or 16.2% of revenues, in fiscal 2001. In fiscal 2002, we recorded a provision for doubtful accounts of £175 million in response to the deteriorating telecommunications market conditions, which affected the creditworthiness of some of our customers. Offsetting this provision of £175 million were reductions in expense in fiscal 2002, which we achieved primarily through headcount reductions. The increase in selling, general and administrative expenses in fiscal 2002 as a percentage of revenues is primarily the result of the decline in our revenues, which was more rapid than our ability to re-scale the cost base of our business. Additionally, offsetting selling, general and administrative expenses in fiscal 2001 were a legal claim settlement and an adjustment of insurance-related obligations. In addition, charges of £26 million related to compensatory stock option plans increased £19 million in fiscal 2002, compared to a charge of £7 million in fiscal 2001.

Research and development

Comparison of nine months ended December 31, 2003 to nine months ended December 31, 2002

      R&D expenditures of £145 million or 13.5% of revenue in the nine months ended December 31, 2003, decreased £75 million or 34.1% as compared to £220 million or 15.7% of revenue in the nine months ended December 31, 2002. We achieved cost savings mainly through headcount reductions and initiatives to significantly rationalize, consolidate and close research and development centers around the world. Other factors contributing to the overall reduction in R&D expenditure included lower levels of spend on third party sub contractors and materials and a reduced level of depreciation due to lower levels of capital expenditure and write down of development and test models.

      We have continued to focus the majority of our R&D investment in three main product areas: Optical Networks, Access Networks and BBRS and in aggregate, spend in these three areas accounted for approximately three quarters of our R&D expenditures during the three and nine months ended December 31, 2003.

      Optical Networks (“ON”) accounted for approximately 41% of R&D spend in the nine months ended December 31, 2003 and the nine months ended December 31, 2002. Recent investment in Optical Networks has led to the launch of our new multi-haul DWDM (Dense Wavelength Division Multiplexing) system which converges 3 existing product lines into one single, cost effective platform and significantly reduces the total cost of ownership for our customers. We announced the first sale of this new platform to TeliaSonera (Scandinavia) during the third quarter. In addition, in November 2003, we launched our new optical multi-service 16-64 platform for metropolitan network solutions which we have already shipped to a number of second-tier operators in Germany and Eastern Europe. While, in March 2004, we plan to launch our new cost-reduced Series 4 ultra-compact SDH product line.

      Access Networks accounted for approximately 23% of R&D spend in the nine months ended December 31, 2003 compared with approximately 20% in nine months ended December 31, 2002. We continue to focus our investment in Access Networks on three main product lines:

•	Our multi-service access node solution, the Access Hub with the planned launch of a new line-card which will allow operators to combine video and voice traffic from the same network node;

•	Fixed wireless access with the planned launch of the AXR, digital multipoint radio transmission platform; and

•	Further enhancements to our Softswitch platform, which has recently undergone successful pilot tests with both Jersey Telecom and Kingston in the UK.

      BBRS accounted for approximately 19% of R&D spend in the nine months ended December 31, 2003 as compared with approximately 23% in the nine months ended December 31, 2002. In BBRS, we have achieved significant cost savings mainly as a result of headcount reductions and realignment of core programs to meet specific customer demand. Almost half of the spend in the nine months ended December 31, 2003 related to further enhancements to our BXR-48000. The second release of this multi-service switch-router is due to be released in March 2004 and will incorporate enhanced IP functionality and improved IP/ATM operability. Other programs are focused on adding Gigabit Ethernet and channelized interfaces to the smaller switch line, the release of Virtual Presence (Vipr), and maintenance activities throughout the product portfolio. We continue to seek to leverage our own R&D spend in this field by establishing partnerships in order to complement our own technology initiatives.

Comparison of fiscal 2003 to fiscal 2002

      Research and development expenses of £274 million, or 15.2% of revenues, in fiscal 2003 decreased £209 million or 43.3% as compared with £483 million or 15.5% of revenues in fiscal 2002. The majority of the cost savings have been achieved as a result of headcount reductions and significant site rationalization, consolidation and closure initiatives, particularly in Europe, the U.S., Canada and Israel. Other factors contributing to the overall reduction in R&D expenditure included lower levels of third party and materials spend, continued reductions in the level of depreciation as a result of the write-down of development and test models relating to well-established or discontinued products and lower levels of capital expenditures. Optical Networks remains the key focus of our R&D investment, accounting for 40% of total Network Equipment and Network Services R&D expenses in fiscal 2003 as compared with 34% of total Network Equipment and Network Services R&D expenses in fiscal 2002. Major recent programs include the development and launch of our new high capacity SDH platform (MSH2K) and further enhancements to the data handling capacity of our next generation low capacity SDH platform (SMA Series 4). Our access product portfolios in Europe have been streamlined during fiscal 2003. As a result, our European Access R&D activities are now primarily focused on programs relating to our new multi-service access node, the Access Hub, and our class 5 SoftSwitch as well as the continued development of our Fixed Wireless Access range. European Access, and BBRS accounted for 19%, and 23% of Network Equipment and Network Services R&D spend in fiscal 2003 as compared with 22%, and 23% of Network Equipment and Network Services R&D spend in fiscal 2002, respectively, with greater than 50% of these expenditures focused on the further development of our multi-service core switch-router, the BXR-48000. Other ongoing R&D initiatives include further enhancements to our ASX-1000 and ASX-4000 product ranges. The remaining 13% of our R&D expenses incurred in fiscal 2003 related mainly to OPP and wireless software developments within Network Services.

Comparison of fiscal 2002 to fiscal 2001

      R&D expenses of £483 million, or 15.5% of revenues, in fiscal 2002 increased £27 million, or 5.9%, as compared with £456 million, or 9.7% of revenues, in fiscal 2001. The increase was primarily a result of the BBRS and Optical Networks businesses, which increased by £22 million and £27 million, respectively, in fiscal 2002 as compared with fiscal 2001. These increases were driven by the development and launch of key products such as the BXR 48000 multi-service core switch, new additions to the SmartPhoniX range of equipment, notably ultra long haul and metro DWDM product ranges, as well as further development of SDH technology to produce a fourth generation SDH multiplexer. Partially offsetting these increases was a £37 million reduction in research and development expenditure within our access business, which was part of our strategy to increase focus on certain broadband access product lines, primarily fixed wireless access and the recently launched access hub. We terminated expenditure on areas such as Skyband WipLL.

Amortization of intangibles

Comparison of nine months ended December 31, 2003 to nine months ended December 31, 2002

      Intangible asset amortization expense of £33 million or 3.1% of revenues in the nine months ended December 31, 2003 was flat as compared with intangible asset amortization expense of £33 million or 2.4% of revenues in the nine months ended December 31, 2002.

Comparison of fiscal 2003 to fiscal 2002

      Intangible asset amortization expense of £44 million or 2.3% of revenues in fiscal 2003 increased by £1 million, or 2.3%, as compared with intangible asset amortization expense of £43 million or 1.3% of revenues in fiscal 2002.

Comparison of fiscal 2002 to fiscal 2001

      Intangible asset amortization expense of £43 million or 1.3% of revenues in fiscal 2002 increased by £1 million, or 2.3%, as compared with £42 million or 0.8% of revenues in fiscal 2001.

Amortization of goodwill

Comparison of fiscal 2003 to fiscal 2002

      Effective April 1, 2002, we discontinued amortizing goodwill upon the adoption of Statement of Financial Accounting Standard No. (“SFAS”) 142. As a result, there was no amortization expense in fiscal 2003 as compared with £393 million or 12.1% of revenues in fiscal 2002.

Comparison of fiscal 2002 to fiscal 2001

      Goodwill amortization expense of £393 million or 12.1% of revenues in fiscal 2002 decreased £212 million or 35% as compared with £605 million or 12.3% of revenues in fiscal 2001. The decrease was primarily a result of impairments recorded in fiscal 2002, which reduced the carrying value of goodwill and the resulting amortization expense.

Business restructuring charges

Comparison of nine months ended December 31, 2003 to nine months ended December 31, 2002

      Business restructuring charges of £98 million or 9.1% of revenues in the nine months ended December 31, 2003, decreased £73 million or 42.7% as compared to £171 million or 12.2% of revenues in the nine months ended December 31, 2002. Of the £98 million amount recorded in the nine months ended December 31, 2003, £48 million related to employee severance, £8 million to site rationalization and £42 million to advisor fees incurred and accrued to complete our Financial Restructuring. Of the £171 million amount recorded in the nine months ended December 31, 2002, £85 million related to employee severance, £34 million to site rationalization and £52 million to advisor fees incurred and accrued to complete our Financial Restructuring.

      The following table summarizes the activity relative to business restructuring charges reflected as charges to operating expenses in the nine months ended December 31, 2003 and the balances remaining in accrued expenses and other liabilities at December 31, 2003.

	Balance at				Balance at
	March 31,		Net cash	Non cash	December 31,
	2003	Charged	Payments	Movement	2003

Business restructuring costs	(in £ millions)
Employee severance	10	48	(32)	—	26
Site rationalization	36	8	(17)	(1)	26
Contractual commitments and other restructuring	3	—	(2)	—	1
Advisor fees	1	42	(33)	(2)	8

Total	50	98	(84)	(3)	61

•	Employee severance

      As a consequence of our objective to reduce our annual operating cost base, we recorded a charge of £48 million during the nine months ended December 31, 2003 associated with redundancy payments for approximately 1,200 employees. We expect that the majority of the remaining balance of £26 million at December 31, 2003, which covers approximately 400 further employees, will be paid out in fiscal 2004.

      In the nine months ended December 31, 2002, we recorded a charge of £105 million to reflect the charges associated with voluntary redundancy payments for approximately 5,000 employees, while cash payments of £134 million were made in the same period.

•	Site rationalization

      The charge of £8 million in respect of site rationalization in the nine months ended December 31, 2003 represents additional costs associated with closing and consolidating various sites around the world as part of the business restructuring. Cash payments of £17 million were made in respect of these site closures and consolidations.

      In the nine months ended December 31, 2002, we recorded a charge of £36 million and made cash payments of £40 million in respect of these site closures and consolidations.

•	Contractual commitments and other restructuring

      We made cash payments of £2 million in respect of contractual commitments and other restructuring in the nine months ended December 31, 2003. The balance of £1 million at December 31, 2003 represents other miscellaneous costs associated with the restructuring program.

      In the nine months ended December 31, 2002 we recorded cash payments of £Nil million in respect of these other restructuring associated costs.

•	Advisor fees

      The charge of £42 million in respect of advisor fees for the nine months ended December 31, 2003 represents charges from our external advisors with respect to services rendered in the period related to the Financial Restructuring. Of the £42 million charge in the period, £13 million relates to costs, which were prepaid at March 31, 2003. In addition, we now expects to incur approximately £36 million of cash costs during fiscal 2004 in relation to the Financial Restructuring, £33 million of which was paid out during the nine months ended December 31, 2003.

      In the nine months ended December 31, 2002, we recorded a charge of £37 million and made cash payments of £37 million in respect of advisor fees.

Comparison of fiscal 2003 to fiscal 2002

      Business restructuring charges of £221 million or 12.3% of revenues in fiscal 2003 decreased £155 million or 44% as compared to £376 million or 12.0% of revenues in fiscal 2002. Of the £221 million amount recorded in fiscal 2003, £128 million related to employee severance, £36 million to site rationalization and £64 million to advisors fees incurred and accrued to complete our financial restructuring. These charges were partially offset by the favorable settlement of litigation relating to an information technology systems implementation.

      The following table summarizes the activity relative to business restructuring charges reflected as charges to operating expenses in fiscal 2003 and the balances remaining in other liabilities at March 31, 2003:

			Utilized
	Balance at	Charged			Balance at
	March 31,	in fiscal	Net cash	Non cash	March 31,
(£ in millions)	2002	2003	payments	Movement	2003

Business restructuring costs:
Employee severance	30	128	148	—	10
Site rationalization	40	36	40	—	36
Contractual commitments and other restructuring	13	—	—	10	3
Systems implementation	24	(7)	17	—	—
Advisor fees	—	64	63	—	1

Total	107	221	268	10	50

•	Employee severance

      As a consequence of our objective to further reduce our annual operating cost base, we recorded a charge of £128 million during fiscal 2003 associated with redundancy payments for approximately 7,500 employees. Approximately 500 employees are expected to leave in fiscal 2004. We expect to make cash payments in fiscal 2004 with respect to the balance of the unused charged amount remaining at March 31, 2003.

•	Site rationalization

      We recorded a charge of £36 million in fiscal 2003 relative to site rationalization representing additional costs associated with closing and consolidating various sites around the world as part of our business reorganization. In fiscal 2002, we recorded a charge of £40 million. These site closures and consolidations were all commenced prior to December 15, 2002.

•	Contractual commitments and other restructuring

      During fiscal 2002, we recorded a charge of £46 million in respect of other costs associated with our business reorganization program. We made cash payments of £26 million during fiscal 2002 and recorded a non-cash charge of £7 million, leaving a balance at March 31, 2002 of £13 million. Of this balance, non-cash costs of £10 million have been charged during fiscal 2003 leaving a balance of £3 million at March 31, 2003. We expect to make cash payments in fiscal 2004 with respect to the balance of the unused charged amount remaining at March 31, 2003.

•	Systems implementation

      As discussed below, we had planned to implement a new global information technology system. However, in light of our revised trading outlook and our continued focus on cost reduction, we terminated the implementation in fiscal 2002. During fiscal 2003, we revised our previous estimate of the overall costs, leading to the release of £7 million from the amounts accrued in fiscal 2002.

•	Advisor fees

      The charge of £64 million that we recorded in fiscal 2003 relative to advisor fees represents charges from our external advisors with respect to our financial restructuring. We made cash payments totaling £63 million during fiscal 2003 and a balance of £1 million remains at March 31, 2003. We expect to make cash payments in fiscal 2004 with respect to the balance of the unused charged amount remaining at March 31, 2003. Additional amounts of approximately £39 million are expected to be expensed as incurred during fiscal 2004.

Comparison of fiscal 2002 to fiscal 2001

      Business restructuring charges were £396 million or 12.2% of revenues in fiscal 2002 as compared with £nil in fiscal 2001. As a result of the sudden and significant downturn in market conditions in the global telecommunications markets in 2001, in the first half of fiscal 2002 we announced plans to reorganize our group into the two main reporting divisions (Core and Other), reduce our debt and reduce our operating cost base. As a result, in fiscal 2002 approximately 10,000 employees left the group under voluntary redundancy arrangements, we closed and consolidated various sites around the world, and we discontinued implementation of a new information technology system.

      Of the £396 million recorded in fiscal 2002, charges of £237 million related to employee severance, £40 million related to site rationalization, £46 million related to contractual commitments and other restructuring charges and £73 million related to costs for the discontinuance of the information technology systems implementation.

      The following table summarizes the activity relative to business restructuring charges reflected as charges to operating expenses in fiscal 2002 and the balances remaining in other liabilities at March 31, 2002:

		Utilized
	Charged			Balance at
	in fiscal	Net cash	Non cash	March 31,
(£ in millions)	2002	payments	movement	2002

Business restructuring costs:
Employee severance	228	198	—	30
Site rationalization	40	—	—	40
Contractual commitments and other restructuring	46	26	7	13
Systems implementation	62	38	—	24

Total	376	262	7	107

•	Employee severance

      In fiscal 2002, we recorded a charge of £228 million to reflect the cost associated with voluntary redundancy payments for approximately 10,000 employees. We made cash payments of £198 million in fiscal 2002.

•	Site rationalization

      The charge of £40 million in respect of site rationalization in fiscal 2002 represents costs associated with closing and consolidating various sites around the world as part of our business reorganization.

•	Contractual commitments and other restructuring

      During fiscal 2002, we recorded a charge of £46 million in respect of other costs associated with our business reorganization program. We made cash payments of £26 million during fiscal 2002 and recorded a non-cash charge of £7 million, leaving a balance at March 31, 2002 of £13 million.

•	Systems implementation

      During fiscal 2002, we planned to implement a new global information technology system. In light of our revised trading outlook and our continued focus on costs reduction, we terminated the implementation. The £62 million charge represents £37 million of capitalized external consultancy costs associated with the implementation, £20 million of hardware and software costs expensed, and £5 million of other associated costs of the project. We made cash payments of £38 million in fiscal 2002.

Gain on sale of long-lived assets

      During the nine months ended December 31, 2003, we recorded £nil gains on the sale of long-lived assets. During the nine months ended December 31, 2002 we recorded a loss of £5 million.

Impairment of long-lived assets

Comparison of nine months ended December 31, 2003 to nine months ended December 31, 2002

      We recorded £nil in the nine months ended December 31, 2003 and £59 million in the nine months ended December 31, 2002 for the impairment of long-lived assets. The charges resulted from our ongoing processes assessing the carrying value of our tangible property, plant and equipment.

Comparison of fiscal 2003 to fiscal 2002

      During fiscal 2003, we recorded a charge of £69 million related to the impairment of property, plant and equipment as compared with a charge of £154 million in fiscal 2002. There was no impairment of goodwill or intangibles in fiscal 2003 as compared with a charge of £3,814 million in fiscal 2002.

Comparison of fiscal 2002 to fiscal 2001

      During fiscal 2002, we recorded a charge for the impairment of assets of £3,614 million related to goodwill and intangibles and £154 million related to property, plant and equipment, primarily related to FORE Systems Inc. (£2,152 million), Reltec Corporation (£951 million) and Metapath Software International, Inc. (£336 million). The balance of the charge of £529 million related to a number of smaller prior year acquisitions, none individually significant. We did not record any charges for asset impairments to fiscal 2001.

Other Income/ expense

      During the nine months ended December 31, 2003, we recorded income of £30 million, as compared to a charge of £4 million in the nine months ended December 31, 2002 in other income/ expense related primarily to foreign currency transaction movements, patents and royalty fees.

Gain on equity forward contract

      On May 19, 2003, we paid £35 million in cash to the ESOP derivative banks to settle our liability to them and recognized a gain of £123 million on the release of this liability.

Gain on extinguishment of liabilities

      During the nine months ended December 31, 2003, we recorded a gain of £2,695 million on the extinguishment of liabilities related to our Financial Restructuring as compared with £nil in the nine months ended December 31, 2002. This gain represents the excess of approximately £4.8 billion of creditors claims extinguished over the fair value, less issuance costs, of the cash, new debt, and new equity issued to those creditors. The total gain was allocated to the statement of operations to the extent that it related to the extinguishment of third party liabilities.

Gain/(loss) on sale of investments

      The gain of £14 million in the nine months ended December 31, 2003 related primarily to gains arising on the sale of our investments in Bookham (approximately £8 million) and Gamma (approximately £4 million).

Comparison of fiscal 2003 to fiscal 2002

      We recorded a loss on the sale of investments of £5 million or 0.3% of revenues in fiscal 2003 as compared with a gain of £81 million or 2.5% of revenues in fiscal 2002. In fiscal 2002, we recognized gains of £282 million on the disposal of our investments discussed below. These gains were partially offset by charges of £154 million also discussed below.

Comparison of fiscal 2002 to fiscal 2001

      Gains on the sale of investments of £81 million or 2.6% of revenues in fiscal 2002 decreased £394 million or 82.9% as compared with £475 million or 10.1% of revenues in fiscal 2001. In fiscal 2002, we recognized gains on the disposal of our investments in Lottomatica S.p.A., General Domestic Appliances, Siemens Telcommunications Pty Ltd, ipsaris Limited and our remaining stake in Alstom of approximately £282 million in total. These gains were partially offset by charges of £154 million related to other investments including NetDecisions Holdings Limited, Easynet Group plc and Atlantic Telecom Group plc. In fiscal 2001, we recognized a net gain of £390 million on the disposal of an 18% interest in Alstom. In addition, we recognized net gains in the amount of £71 million on businesses disposed of in fiscal 2001 including Avery Berkel and Woods Air Movement.

Impairment of investments

Comparison of nine months ended December 31, 2003 to nine months ended December 31, 2002

      We recorded an other than temporary impairment of £3 million in the nine months ended December 31, 2003 as compared with a charge of £41 million or 2.9% of revenues in the nine months ended December 31, 2002. The charge of £41 million in the nine months ended December 31, 2002 was primarily related to investments in Arraycom (£18 million), Highspeed Office (£4 million) and ARH (£3 million) and a £8 million charge related to an “other-than-temporary” decline in the value of our equity securities, primarily Bookham.

      Comparison of fiscal 2003 to fiscal 2002 and fiscal 2001

      We recorded a charge of £40 million or 2.1% of revenues in fiscal 2003 as compared with £nil in fiscal 2002 and 2001. This charge related to declines in the value of equity securities, primarily our holdings in Arraycom and Bookham Technology, of £38 million that we judged to be other than temporary and a charge of £2 million relating to the carrying value of investments in affiliates.

Provision for related party receivable

Comparison of nine months ended December 31, 2003 to nine months ended December 31, 2002.

      We recorded a provision of £204 million or 14.6% of revenues in the nine months ended December 31, 2002 related to amounts due to us from M (2003) plc, which we did not consider to be recoverable due to the terms of our Financial Restructuring.

Comparison of fiscal 2003 to fiscal 2002

      We recorded a provision of £299 million or 16.6% of revenues in fiscal 2003 related to amounts due to us from M (2003) plc, which we did not consider to be recoverable due to the terms of our financial restructuring.

Net interest expense

Comparison of nine months ended December 31, 2003 to nine months ended December 31, 2002

      Net interest expense of £62 million or 5.8% of revenues in the nine months ended December 31, 2003, decreased £76 million or 55.1% as compared to £138 million or 9.9% of revenues in the nine months ended December 31, 2002. The charges in the nine months ended December 31, 2003 of £75 million, includes interest charges related to our Junior and Senior Notes and a charge related to the 10% premium redemption on the partial repayment of our Junior Notes (£15 million). The interest charges of £179 million in the nine months ended December 31, 2002 related primarily to interest expense on our bonds and syndicated debt outstanding at that time. Interest income of £13 million and £41 million in the nine months ended December 31, 2003 and 2002, respectively represent net interest received on deposits and insurance.

Comparison of fiscal 2003 to fiscal 2002

      Net interest expense of £319 million or 17.7% of revenues in fiscal 2003 increased £81 million or 34% as compared to £238 million or 7.6% of revenues in fiscal 2002. The charge in fiscal 2003 related primarily to interest on our bonds and syndicated bank debt of £289 million. This amount included £115 million of accrued but unpaid interest that was subsequently included as claims in our scheme of arrangement and compromised in our financial restructuring. The interest charges were partially offset by net interest received on deposits, insurance and a tax refund.

Comparison of fiscal 2002 to fiscal 2001

      Net interest expense of £238 million or 7.6% of revenues in fiscal 2002 increased by £87 million, or 57.6%, from £151 million or 3.2% of revenues in fiscal 2001. This increase was the result of higher average borrowings during fiscal 2002 compared to fiscal 2001 and a full year of interest charges related to our yankee bonds in fiscal 2002. Interest expense in both fiscal 2002 and fiscal 2001 was primarily related to our euro and yankee bonds, which we issued in March 2000 and September 2000, respectively.

Income tax benefit/(provision)

Comparison of nine months ended December 31, 2003 to nine months ended December 31, 2002

      In the nine months ended December 31, 2003, our effective income tax rate was negative 5.5% compared to the U.K. statutory rate of 30%. This difference was primarily due to tax charges for those territories incurring tax payments and a full valuation allowance against deferred tax assets. A £20 million tax provision was reversed in the nine months ended December 31, 2003 in respect of prior years following the Marconi Corporation plc Scheme of Arrangement.

      In comparison, the effective income tax rate in the nine months ended December 31, 2002 was 1.9% compared to the U.K. statutory rate of 30%. This difference was primarily due to net non-deductible expenses and a full valuation allowance against deferred tax assets during the full fiscal year ended March 31, 2003.

Comparison of fiscal 2003 to fiscal 2002

      In fiscal 2003, our effective income tax rate was 16.5% compared to the U.K. statutory rate of 30%. This difference was primarily due to net non-deductible expenses (£138 million) such as business restructuring charges and provisions for a related party receivable. This amount was partially offset by the release of tax provisions in respect of prior years following progress to resolve historic U.S. and U.K. tax issues and audits. In addition, the valuation allowance recorded against losses and other deferred tax assets increased by £126 million to £841 million.

      In comparison, the fiscal 2002 effective income tax rate was negative 7.2% compared to the U.K. statutory rate of 30%. The effective income tax rate in fiscal 2002 is explained below.

Comparison of fiscal 2002 to fiscal 2001

      In fiscal 2002, the effective income tax rate was negative 7.2% compared to the U.K. statutory rate of 30%. This was primarily due to non-deductible goodwill amortization and goodwill impairment charges of £1,276 million and a valuation allowance recorded against losses and other deferred tax assets of £715 million. These amounts were partially offset by the benefit of non-UK tax rate differences (£177 million), taxes recorded on items no longer considered permanently reinvested (£63 million), and other non taxable items (£242 million) such as book gains versus taxable gains and a U.S. GAAP difference relating to the treatment of realized gains and losses on the sale of investments that attracts no additional tax. The fiscal 2001 effective rate was 6.3% compared to the U.K. statutory rate of 30%. The main reason for the difference was a book gain versus taxable gain (£100 million), income from investments, which attracts no additional U.K. tax (£10 million), and a benefit for the impact of non-UK tax rate differences (£33 million). These amounts were partially offset by the tax effect of non-deductible goodwill amortization (£93 million) and taxes recorded on items no longer considered permanently reinvested (£39 million).

Gain on sale of affiliates, net

      During the nine months ended December 31, 2003, we recorded a gain of £94 million on the sale of fixed assets and investments as compared with £nil in the nine months ended December 31, 2002. The gain of £94 million relates to the sale of our investments in Easynet and Confirmant.

Equity in net loss of affiliates

Comparison of nine month ended December 31, 2003 to nine months ended December 31, 2002

      We recognized a loss on equity in net loss of affiliates of £2 million or 0.2% of revenues in the nine months ended December 31, 2003 as compared with a loss of £60 million or 4.3% of revenues in the nine months ended December 31, 2002. The loss relates primarily to our share of the losses in Easynet. We did not record our share of the losses in Easynet, in the nine months ended December 31, 2003 up to the date of disposal as the carrying value of our investment in Easynet was £nil at March 31, 2003.

Comparison of fiscal 2003 to fiscal 2002

      We recognized a loss on equity in loss of affiliates of £62 million or 3.3% of revenues in fiscal 2003 as compared with a loss of £196 million or 6.0% of revenues in fiscal 2002. This loss in fiscal 2003 relates primarily to losses in Easynet (£22 million) and losses in joint ventures of £40 million. The loss of £196 million or 6.0% of revenues in fiscal 2002 was primarily a result of our share of the net losses in Easynet. As at December 31, 2002, Easynet had net liabilities under U.S. GAAP of which our share was approximately £40 million. Since we have no commitment to provide further financing to Easynet, we discontinued recording our share of Easynet’s losses once we reduced the carrying value of our investment to £nil.

Comparison of fiscal 2002 to fiscal 2001

      We recognized a loss on equity in loss of affiliates of £196 million or 6% of revenues in fiscal 2002 as compared with a loss of £137 million or 2.8% of revenues in fiscal 2001. In fiscal 2002, the equity in loss of affiliates recognized was primarily our share of the net losses in Easynet, which we acquired in July 2001. In fiscal 2001, the equity in loss of affiliates was primarily due to a loss of £146 million, representing our share of the losses in Alstom at September 30, 2000, the date for which the most recent U.S. GAAP financial data was available prior to our disposal of the majority of our holdings in Alstom in February 2001.

(Loss)/income from discontinued operations

Comparison of nine months ended December 31, 2003 to nine months ended December 31, 2002

      The loss from discontinued operations of £4 million or 0.4% of revenue in the nine months ended December 31, 2003, decreased £85 million as compared to £89 million or 6.4% of revenues in the nine months ended December 31, 2002. The losses in all periods relate to our Mobile operations sold to Finmecannica in August 2003 and to our NAA business, which we sold on February 20, 2004.

Comparison of fiscal 2003 to fiscal 2002 and fiscal 2001

      (Loss)/income from discontinued operations in all periods relates primarily to our disposed of Medical, Mobile and Data Systems businesses.

Gain on discontinued operations, net

      During the nine months ended December 31, 2003, we received further consideration and recorded gains on the sale of the discontinued operations of Tetra (approximately £3 million) and UMTS (approximately £9 million) and Finmeccanica SpA agreed to release approximately €12 million (approximately £9 million), which had been retained against the purchase price and held in an escrow account following its purchase of our Strategic Communications subsidiary in August 2002. As a result, we recorded total gains of £21 million on the sale of discontinued operations in the nine months ended December 31, 2003.

Cumulative effect of changes in accounting principles

      At March 31, 2001, the Marconi Employee Trust had entered into various agreements to purchase shares of M (2003) plc’s common stock from various counter parties in order to satisfy market purchase obligations related to share option plans. The contracts were recorded in temporary equity at an amount equivalent to the net cash settlement of the shares outstanding under the contracts at March 31, 2001. On June 30, 2001, we adopted Emerging Issues Task Force (EITF) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, which requires such instruments to be marked to market and the obligations recorded as a liability. As a result, we recorded a cumulative effect of change in accounting principle of £240 million related to the loss on such instrument as of the implementation date in fiscal 2002 (June 30, 2001), which was previously recorded within additional paid in capital.

      Subsequent to the implementation date, we recorded additional market losses of £95 million from the implementation date up to March 31, 2002 in other expenses in the statement of operations. There were no additional market losses recognized in fiscal 2003.

Results of operations — Segmental

      The requirements of U.S. GAAP applied to our group have resulted in us preparing our discussion and analysis of segment results using information prepared in accordance with U.K. GAAP. The U.S. Financial Accounting Standards Board standard — Statement of Financial Accounting Standards No. 131 — “Disclosure about Segments of an Enterprise and Related Information” (FAS 131) requires us to determine and review our segments as reflected in the management information systems reports that our managers use in making decisions. As we are an English company and we prepare our consolidated statutory financial statements under U.K. GAAP, our chief operating decision-maker evaluates our segment performance using U.K. GAAP measures. Therefore, we have presented our discussion and analysis of segment revenues and operating (loss)/profit below based upon information prepared in accordance with U.K. GAAP. As described above under the heading “Basis of Presentation”, commencing with the quarter ended September 30, 2003, we have adopted a new reporting structure that segments our business along geographical lines being the U.S. businesses and Europe and rest of world businesses. We report this together with intercompany eliminations along a legal entity basis called NARF and Non NARF, respectively. As required by FAS 131, we have reflected segment information on both the new (NARF and Non NARF) and old basis (Network Equipment, Network Services and Other), as it is impracticable for us to restate prior period information for NARF and Non NARF, with the exception of revenue information. We have discussed and analyzed segmental revenues on both the new and old basis and operating (loss)/profit on the old basis.

      A reconciliation of revenue and segment operating (loss)/profit as reported under U.K. GAAP to the amounts presented in accordance with U.S. GAAP is set out in note 10 of our condensed consolidated financial statements contained elsewhere herein.

Segmental revenues (U.K. GAAP) — new segment basis

      The following table presents our revenues by product area in accordance with U.K. GAAP

	Nine months
	ended
	December 31,

	2003	2002

	(in £ millions)
Optical Networks	246	338
Access Networks	154	197
Other Network Equipment	45	40

Europe/RoW Network Equipment	445	575

Installation, Commissioning & Maintenance (IC&M)	138	153
Value-Added Services (VAS)	193	306

Europe/RoW Network Services	331	459

Total Europe/RoW businesses	776	1,034

BBRS Equipment	96	105
OPP Equipment	117	110

U.S. Network Equipment	213	215

BBRS Services	43	62
OPP Services	43	66

U.S. Network Services	86	128

Total — U.S. businesses — continuing operations(1)	299	343

Ongoing — Network Equipment and Network Services	1,075	1,377
Other	—	37

Ongoing operations	1,075	1,414

NAA(2)	89	71
Other discontinued operations(2)	—	87

Group	1,164	1,572

NARF(1)	395
Non NARF	769

Group	1,164

(1)	NARF revenues for the three months ended December 31, 2003 were £135 million and include sales of NARF products of £132 million and sales of Non NARF products invoiced through NARF legal entities of £3 million.

    NARF sales for the nine months ended December 31, 2003 were £395 million and include sales of NARF products of £388 million and sales of Non NARF products invoiced through NARF legal entities of £7 million.

(2)	For the nine months ended December 31, 2003 and 2002, the discontinued operation relates to the Mobile segment. For segmental reporting under U.K. GAAP, NAA is not treated as a discontinued operation.

Nine months ended December 31, 2003 compared with nine months ended December 31, 2002

      Revenues were down across all major product and service areas in both our Europe/RoW and U.S. businesses in the nine months ended December 31, 2003 compared to the nine months ended December 31, 2002.

      Network Equipment revenues accounted for 61% of total Network revenues, compared with the 57% of Networks revenues in the nine months ended December 31, 2002.

      Network Services accounted for the remaining 39% of Networks revenues in the nine months ended December 31, 2003 as compared with 43% of total Network revenues in the same period last year.

Europe/RoW Network Equipment

Optical Networks

      Optical Network revenues decreased due to the general decline in demand for optical equipment described above as well as the shift in our customers’ investment from optical transmission networks towards broadband access rollouts. Also, in the first nine months of the previous financial year, we completed a number of new optical network build projects, particularly in Italy for Wind and Vodafone, which have not been repeated this year.

Access Networks

      Access Network revenues decreased in the nine months ended December 31, 2002. In the three months ended June 30, 2003, we experienced a sharp decline in sales of access products in the German market, which improved with increased demand for fixed wireless access products from wireless operators in the subsequent quarters as a result of the roll out of 3G mobile networks in order to reach the 25% mobile coverage threshold prior to the December 31, 2003 deadline as required by the national regulator. Sales of these products were lower than in the previous financial year as a result of a decline in revenues in other central European markets. Voice Systems and other legacy narrowband products also contributed to the decline in revenues due to software upgrades that were not repeated in the nine months ended December 31, 2003.

Other Network Equipment

      Sales of Other Network Equipment were up mainly due to the phasing of long-term legacy infrastructure contracts in Hong Kong described above.

Europe/RoW Network Services

      Most of the reduction in revenues of Network Services in Europe/RoW occurred in Value-Added Services where revenues decreased as a result of significantly reduced revenues in the Middle East, a reduction in the level of sales of wireless software and services, particularly in the U.S. and the disposal of our SMS subsidiary. The £15 million decrease in sales of IC&M corresponded with the lower level of equipment sales in our Optical Networks and Access Networks activities.

U.S. Businesses

BBRS

      Total BBRS revenues for the nine months ended December 31, 2003 were £139 million, down by £28 million or 17% as compared with £167 million in the nine months ended December 31, 2002. The majority of the decline occurred in the first three months of the period mainly as a result of reduced sales through indirect channels in APAC and EMEA. In North America, a lower level of sales to enterprise customers as described above was offset by an increase in sales to the U.S. Federal Government during the period.

OPP

      Total OPP revenues for the nine months ended December 31, 2003 amounted to £160 million, a £16 million or 9% decrease as compared with £176 million in the nine months ended December 31, 2002. Growth in the three months ended December 31, 2003 was driven by increased sales of OPP equipment to North American wireless operators but was not sufficient to offset the declines in both equipment and services in the six months ended September 30, 2003, which were largely due to the significant reductions in capital expenditure year on year by telecom network operators in the U.S. and Mexico.

Other

      Other Revenues for the nine months ended December 31, 2002 amounted to £37 million and related mainly to sales from Tetra prior to its disposal.

NAA

      NAA revenues for the nine months ended December 31, 2003 amounted to £89 million, a £18 million or 25% increase as compared to £71 million in the nine months ended December 31, 2002. This growth was mainly driven by BellSouth’s accelerated ADSL roll-out programme.

     Segmental operating (loss)/profit — new segment basis

      The table below presents a summary of U.K. GAAP segmental operating (loss)/profit (defined as operating (loss)/profit of continuing operations before central costs, goodwill amortization, U.K. GAAP operating exceptional items and share option costs) based upon our new segment structure. A reconciliation of U.K. GAAP segmental operating (loss)/profit to operating (loss)/profit on a U.S. GAAP basis together with a description of the differences between U.K. and U.S. GAAP is presented in note 10 of the notes to our condensed consolidated financial statements contained elsewhere herein. Although NAA would qualify as a discontinued operation under U.K. GAAP as a result of the sale being completed on February 20, 2004, our management accounts for the nine months ended December 31, 2003 were not presented on this basis. Accordingly, the segment results have not been restated to present NAA as a discontinued operation.

U.K. GAAP

Nine months
ended
December 31,
2003

(in millions)	£
NARF	43
Non NARF	(69)

Segmental operating loss	(26)

      Our Group operating loss of £26 million in the nine months ended December 31, 2003 comprised an operating loss of £69 million in Non NARF businesses, which was partially offset by an operating profit of £43 million in NARF businesses.

      Our two segments NARF and Non-NARF have very different operating profiles. The main differences can be characterised as follows:

•	Gross margin: NARF benefits from a higher gross margin than Non NARF. This is driven by our BBRS business, which has a higher gross margin than our Group average. This is partially offset within NARF by lower gross margins in OPP and NAA, the two businesses which we are managing for value. In the nine months ended December 31, 2003, NARF recorded gross profit of £143 million on revenues of £395 million, leading to a gross margin of 36.2%. This compared to a gross profit of £159 million in Non NARF on revenues of £769 million, leading to a gross margin of 20.7%.

The operational restructuring of our supply chain and manufacturing cost base has been achieved more rapidly in North America than in Europe. As described in Overview on page 24 above, we expect the benefits of initiatives currently under way in Europe to contribute to an improvement in gross margin in future quarters.

•	R&D investment: In aggregate, our NARF businesses spend a lower percentage of revenues on R&D than our Non NARF businesses. For the nine months ended December 31, 2003, NARF invested £43 million in R&D which accounted for 27.6% of our total spend and represented 10.9% of NARF revenues. This compared to £113 million invested within our Non NARF businesses, accounting for 72.4% of our total spend and representing 14.7% of Non NARF revenues. R&D in our NARF businesses is mainly focused on BBRS (60.4% of total NARF R&D spend and 27.2% of BBRS equipment revenues in the nine months ended December 31, 2003). We have realized significant savings in R&D in our BBRS business in the nine months ended December 31, 2003 mainly as a result of headcount reductions in order to align our costs to the current level of revenues in the business. Due to the nature of the business, OPP is a relatively low consumer of R&D spend (18.7% of total NARF R&D spend and 6.9% of OPP equipment revenues in the nine months ended December 31, 2003) We have significantly reduced R&D spend in NAA (19.4% of total NARF R&D spend and 9.4% of NAA equipment revenues in the nine months ended December 31, 2003). Total R&D spend of £110 million or 14.3% of sales in Non NARF covers investment in Optical Networks, our largest product area and also Access Networks where we are in the early stages of the sales cycle for key new next generation products such as our Access Hub Softswitch and therefore have a lower revenue base over which to spread these R&D costs.

•	Selling, general and administrative expenses: our NARF businesses tend to incur a lower level of selling, general and administrative costs both in absolute terms and as a percentage of revenues than our Non NARF businesses. This is partly because they benefit from a higher customer concentration (58% in the first six months ended September 30, 2003) than our businesses in the rest of the world (48% in the first six months ended September 30, 2003).

      In addition to the factors listed above, it should be noted that we have been able to complete the operational restructuring of our NARF businesses in a significantly shorter period of time than within our Non NARF businesses and this has been a major driver in returning our NARF businesses to operating profitability. As described on page 26 above, further planned headcount reductions in Europe have previously been announced and are now well under way and we expect that these will make a significant contribution to cost savings in Non NARF during the remainder of fiscal 2004. At the same time, in CALA and APAC, we continue to rationalize our number of operating locations by consolidating our employees onto the larger sites in the region and closing remote offices. These actions are also expected to contribute to cost savings in the second half of fiscal 2004.

     Segmental revenues (U.K. GAAP) — old segment basis

      The following table presents our revenues by product area in accordance with U.K. GAAP for the nine months ended December 31, 2003 and 2002 and three years ended March 31, 2003, 2002 and 2001.

	For the
	nine months
	ended		For the fiscal year
	December 31,		ended March 31,

	2003	2002	2003	2002	2001

	(£ in millions)
Network Equipment:
Optical Networks	246	338	439	737	1,408
BBRS	96	105	142	209	427
European Access(1)	154	197	258	361
Outside Plant & Power(1)	117	110	140	247
Other Network Equipment(1)	45	40	57	129

Total	658	790	1,036	1,683	1,835

Network Services:
IC&M	181	219	370	528	656
VAS	236	368	373	441	360

Total	417	587	743	969	1,016

Networks revenues	1,075	1,377	1,779	2,652	2,851
Other	—	37	40	390	540

Total ongoing operations	1,075	1,414	1,819	3,042	3,391
NAA	89	71	95	121	1,524
Discontinued(2)	—	87	88	1,404	2,027

Total U.K. GAAP revenues	1,164	1,572	2,002	4,567	6,942

(1)	In fiscal 2003, we realigned our Network Equipment businesses. As a result, comparative information for certain businesses is not available for fiscal 2001. For those businesses, changes from fiscal 2001 to fiscal 2002 are discussed below in the aggregate.

(2)	For the nine months ended December 31, 2003 and 2002, the discontinued operations relates to the Mobile segment. Under U.K. GAAP North American Access (NAA) is not treated as a discontinued operation.

     Comparison of nine months ended December 31, 2003 to nine months ended December 31, 2002

      Network Equipment revenues accounted for 61% of total Network revenues, compared with the 57% of Networks revenues in the nine months ended December 31, 2002.

      Network Services accounted for the remaining 39% of Networks revenues in the nine months ended December 31, 2003 as compared with 43% of Networks revenues in the same period last year.

Network Equipment (61% of total Network revenues)

• Optical Networks (23% of total Network revenues)

      Optical Network revenues decreased due to the general decline in demand for optical equipment described above as well as the shift in our customers’ investment from optical transmission networks towards broadband access rollouts. Also, in the first nine months of the previous financial year, we completed a number of new optical network build projects, particularly in Italy for Wind and Vodafone, which have not been repeated this year.

• BBRS (9% of total Network revenues)

      Total BBRS revenues for the nine months ended December 31, 2003 were £96 million, down by £9 million or 8.6% as compared with £105 million in the nine months ended December 31, 2002. The majority of the decline occurred in the first three months of the period mainly as a result of reduced sales through indirect channels in APAC and EMEA. In North America, a lower level of sales to enterprise customers as described above was offset by an increase in sales to the U.S. Federal Government during the period.

• Access Networks (14% of total Network revenues)

      Access Network revenues decreased in the nine months ended December 31, 2002. In the three months ended June 30, 2003, we experienced a sharp decline in sales of access products in the German market, which improved with increased demand for fixed wireless access products from wireless operators in the subsequent quarters as a result of the roll out of 3G mobile networks in order to reach the 25% mobile coverage threshold prior to the December 31, 2003 deadline as required by the national regulator. Sales of these products were lower than in the previous financial year as a result of a decline in revenues in other central European markets. Voice Systems and other legacy narrowband products also contributed to the decline in revenues due to software upgrades that were not repeated in the nine months ended December 31, 2003.

• Outside Plant and Power (OPP) (11% of total Network revenues)

      Total OPP revenues for the nine months ended December 31, 2003 amounted to £117 million, a £7 million or 6.4% increase as compared with £110 million in the nine months ended December 31, 2002. Growth in the three months ended December 31, 2003 was driven by increased sales of OPP equipment to North American wireless operators but was not sufficient to offset the declines in both equipment and services in the six months ended September 30, 2003, which were largely due to the significant reductions in capital expenditure year on year by telecom network operators in the U.S. and Mexico.

• Other Network Equipment (4% of total Network revenues)

      Sales of Other Network Equipment were up mainly due to the phasing of long-term legacy infrastructure contracts in Hong Kong described above.

Network Services (39% of total Network revenues)

      Most of the reduction in revenues of Network Services in Europe/RoW occurred in Value-Added Services where revenues decreased as a result of significantly reduced revenues in the Middle East, a reduction in the level of sales of wireless software and services, particularly in the U.S. and the disposal of our SMS subsidiary. The £38 million decrease in sales of IC&M corresponded with the lower level of equipment sales in our Optical Networks and Access Networks activities.

NAA

      NAA revenues increased and this growth was mainly driven by BellSouth’s accelerated ADSL roll-out programme.

Comparison of fiscal 2003 to fiscal 2002

Network Equipment

      Overall, Network Equipment revenues in fiscal 2003 of £1,036 million, or 58.2% of total Networks revenues in fiscal 2003, decreased £647 million or 38.4%, as compared with £1,683 million or 63.5% of total Network Equipment and Network Services revenues in fiscal 2002.

•	Optical Networks

      Optical Networks revenues in fiscal 2003 were £439 million, or 24.7% of total Network Equipment and Network Services revenues in fiscal 2003, a decline of £298 million or 40.4% compared with £737 million, or 27.8% of total Network Equipment and Network Services revenues in fiscal 2002. The main reason for this decline was the fall in sales of SDH equipment as telecom operators reoriented their reduced capital expenditure budgets away from the core of their networks towards the access space. Sales of SDH and, increasingly, next generation SDH products have been concentrated on in-fill of existing networks, particularly in the metro areas. Sales of DWDM have also decreased largely due to the completion of major customer roll outs in the previous year, particularly in Italy, with no significant new deployments of DWDM equipment initiated by our customers during the year.

      EMEA accounted for over two thirds of the decline in Optical Networks sales from fiscal 2002 to fiscal 2003. In the U.K., the lower level of demand from BT has combined with the financial difficulties faced by many second tier operators to lead to a reduction in revenues. We expect that the continued success of BT’s broadband access campaign will over time lead to increased traffic flows onto the core transmission network and, in turn, to renewed spending in optical equipment. Market volumes remained relatively stable in Italy although we have experienced some increased pricing pressure in this territory, while elsewhere in Europe major operators cut capital expenditure budgets during fiscal 2003 as they continued to focus on debt reduction.

      During fiscal 2003, 75% of Optical Network sales were generated in EMEA, 18% in APAC, 6% in CALA and only 1% in the United States following our decision to cease the development and manufacture of our SONET product range in April 2002.

•	BBRS

      BBRS revenues in fiscal 2003 were £142 million or 8.0% of total Network Equipment and Network Services revenues in fiscal 2003, a decline of £67 million or 32% as compared to £209 million or 7.9% of total Network Equipment and Network Services revenues in fiscal 2002.

      Sales in fiscal 2003 to the U.S. Federal Government increased slightly compared to fiscal 2002, but sales in the U.S. declined overall. This was a result of a lower level of sales to enterprise customers as we have increased our commercial and technical resources on the service provider market, where capital expenditure constraints have reduced the number of significant new business opportunities during the current fiscal year. The U.S. Federal Government remains the largest single customer of our BBRS equipment.

      During fiscal 2003, 65% of BBRS equipment sales were made in the U.S., 17% in EMEA, 13% in APAC and 5% in CALA.

•	European Access

      In fiscal 2003, European Access revenues of £258 million or 14.5% of total Network Equipment and Network Services decreased £103 million or 28.5% as compared with revenues of £361 million or 13.6% of total Network Equipment and Network Services in fiscal 2002.

      Reductions in capital spending by a number of European Access customers, particularly second-tier operators in the United Kingdom and Germany, as well as rationalization of our legacy product lines were the primary reasons behind this decline. Sales of Voice Systems were down as a result of the completion of a significant software upgrade in the final quarter of the previous year, and sales of Fixed Wireless Access fell as many European wireless operators deferred the roll-out of 3G mobile networks. These reductions more than offset a strong increase in sales of our new Access Hub product platform, where we had already recorded a number of significant frame contract wins, particularly in Italy and South Africa.

      EMEA accounted for 84% of European Access revenues in fiscal 2003, with APAC and CALA representing the balance of revenues.

•	OPP

      In fiscal 2003, sales of OPP equipment amounted to £140 million or 7.9% of total Network Equipment and Network Services revenues, a decline of £107 million or 43% compared with £247 million or 9.3% of total Network Equipment and Network Services revenues in fiscal 2002. This decline resulted from significant reductions in capital spending by U.S. customers as well as the difficult market conditions in CALA, particularly in the early part of fiscal 2003.

      The U.S. accounted for 91% of OPP equipment sales during fiscal 2003, with the balance generated in CALA.

•	Other Network Equipment

      Other Network Equipment is comprised primarily of sales of our Interactive Systems activity as well as legacy operations in APAC and EMEA. Revenues of £57 million or 3.2% of total Network Equipment and Network Services revenues in fiscal 2003 declined £72 million or 56% as compared with £129 million or 4.9% of total Network Equipment and Network Services revenues in fiscal 2002.

Network Services

      Network Services revenues of £743 million or 41.8% of total Network Equipment and Network Services revenues in fiscal 2003 decreased £226 million or 23.3% as compared with £969 million in fiscal 2002 or 36.5% of total Network Equipment and Network Services revenues. EMEA and the U.S. accounted for 66% and 29%, respectively, of the Network Services revenues in fiscal 2003, while the balance was split relatively equally between APAC and CALA.

•	IC&M

      IC&M sales are directly related to the installation, commissioning and maintenance portion of our Network Equipment products. IC&M revenues in fiscal 2003 were £370 million or 20.8% of total Network Equipment and Network Services revenues, a decline of £158 million or 30% compared with £528 million or 19.9% of total Network Equipment and Network Services revenues in fiscal 2002. The primary reason for the decline in revenues resulted from the lower Network Equipment revenues in both EMEA and the U.S., discussed above.

•	VAS

      VAS revenues were comprised of three main activities:

      Integrated systems, which provided integrated network solutions to non-telecom customers including government, transport and utility organizations;

      BBRS services; and

      Wireless services which, for reporting purposes, consolidates our wireless network planning activities worldwide.

      VAS revenues in fiscal 2003 were £373 million or 21.0% of total Network Equipment and Network Services revenues in fiscal 2003, a decline of £68 million or 15% compared with £441 million or 16.6% of total Network Equipment and Network Services revenues in fiscal 2002. Almost 75% of the decline in fiscal 2003 as compared to fiscal 2002 related to sales generated by businesses disposed during fiscal 2003, particularly Systems Management Specialists, Inc.

      The proportionally lower reduction in revenues in fiscal 2003 compared to many of the other areas of our total Network Equipment and Network Services businesses is principally due to the long-term project nature of this business and our strong customer relationships outside the telecommunications industry, including government agencies, selected large enterprise customers and public utilities.

Other

      Total Other revenue of £40 million in fiscal 2003 decreased £350 million or 89.7% as compared with £390 million in fiscal 2002. The decrease in revenue is primarily related to discontinued operations with the disposal of the GDA joint venture, which accounted for a decrease of £257 million.

•	NAA

      In fiscal 2003, NAA revenues of £95 million or 4.7% of total revenue declined £26 million or 21% as compared with £121 million or 0.5% of total revenue in fiscal 2002.

Comparison of fiscal 2002 to fiscal 2001

Network Equipment

      Network Equipment revenues of £1,683 million or 63.5% of total Network Equipment and Network Services revenues in fiscal 2002 decreased by £152 million, or 8.3%, as compared with £1,835 million or 64.4% of total Network Equipment and Network Services revenues in fiscal 2001.

• Optical networks

      Optical networks’ revenues of £737 million or 27.8% of Network Equipment and Network Services revenues in fiscal 2002 decreased by £671 million, or 47.7% as compared to £1,408 million or 49.4% of Network Equipment and Network Services revenues in fiscal 2001. The decrease was due to the significant fall in sales of SDH equipment, which accounted for around 85% of total optical networks sales in fiscal 2002.

      Optical networks’ revenues of £404 million decreased by £227 million, or 36%, in the period to September 30, 2001 as compared to £631 million for the period to September 30, 2000. The U.K. market was hardest hit mainly due to the significant reduction in spending by U.K. second operators although sales to BT were also down in the period. Sales of lower capacity SDH products (the digital transmission standard used throughout Europe) accounted for over 75% of total optical networks revenues in the first half of fiscal 2002 as telecom operators sought to maximize utilization in their existing networks rather than proceeding with new build. However, sales of these products had decreased 47% in the period compared to the same period in the previous year as a result of the overall slowdown in demand for network equipment.

      We launched our portfolio of DWDM equipment during the first half fiscal 2001 and these products continued to gain market acceptance. New orders were received in China from China Railway for its Northwest Ring project. Sales of DWDM equipment were sustained during the first half of fiscal 2002 at a comparable level to the second half of fiscal 2001 of over £50 million.

      Optical networks’ revenues of £333 million decreased £444 million, or 57.1%, in the second half of the year compared to £777 million in the second half of fiscal 2001. Sales of SDH equipment continued to decline broadly in line with the overall market trend for SDH. This decline was offset by increasing DWDM sales which were a result of the first shipments of DWDM equipment to Telecom Italia under the exclusive 5-year frame contract awarded to us in November 2000, and a number of new customer frame contracts including Vodafone-Omnitel and Fibernet.

      In addition, during the second half of the year, we made shipments of ultra-broadband DWDM equipment to BT under the 5-year frame contract that we entered into in April 2001. Given the nature of this contract, revenue relating to ultra-broadband products will be recognized when the circuits provided by this equipment are utilized. As none of the circuits were utilized prior to March 31, 2002, no revenues associated with these shipments were recognized during fiscal 2002.

      The underlying decline was broadly in line with the overall market trend for SDH, but was exacerbated by the phasing of capital expenditure of our major incumbent customers, who have decreased spend more rapidly and ahead of other operators. The latter tend to be customers of our competitors. Fluctuations in foreign exchange rates also decreased revenues for the full year by £9 million.

• BBRS

      BBRS revenues of £209 million or 7.9% of total Network Equipment and Network Services revenues in fiscal 2002 decreased £218 million, or 51.1%, as compared with £427 million or 15.0% of total Network

Equipment and Network Services revenues in fiscal 2001. Like-for-like revenues decreased by £222 million, due to lower sales volumes to both enterprise and telecom service provider customers.

      BBRS revenues of £113 million decreased by £128 million, or 53.1%, million in the period to September 30, 2001 compared to the same period in the previous fiscal year. Sales to internet service providers and competitive local exchange carriers, the traditional service provider customers of this business, declined as they reduced their capital outlays and were not replaced as rapidly as we anticipated by sales to established operators who have longer sales cycles. This affected our EMEA, North America and CALA markets. Sales in Asia-Pacific increased in the first half of fiscal 2002 compared to the similar period in fiscal 2001 as a result of new contracts with Telecom Malaysia and CHT (Taiwan). We also made the first shipments of our MPLS products during the first half of fiscal 2002.

      BBRS revenues of £96 million decreased by £90 million, or 48.4%, in the second half of fiscal 2002 compared to £186 million in the same period of fiscal 2001. This was also down 15% on the revenues achieved in the first half of fiscal 2002. The main reasons for this decline were the continuing capital expenditure restrictions within the competitive local exchange carriers and internet service providers, combined with the impact of focusing the business towards customers requiring carrier-class networks. In addition, we have historically sold a third party’s broadband switching equipment into the U.K. market under an original equipment manufacturer’s (OEM) distribution agreement. Sales under this agreement declined during the year as a result of reduced customer spending and the impact of the pending termination of this contract during the first half of fiscal 2003.

      In line with our strategy adopted in fiscal 2002, we began focusing technical and commercial resources within BBRS towards customers requiring carrier-class networks, namely telecommunications service providers and selected enterprise customers such as governments and armed forces who require more resilient switching capacity. We shipped enterprise products to a number of customers in the year, including the U.S. Federal Government and Delta Airlines.

• Access systems and other network equipment

      Access system revenues and other network equipment revenues of £858 million or 32.4% of total Network Equipment and Network Services revenues in fiscal 2002 decreased by £666 million, or 43.7%, in fiscal 2002 as compared to £1,524 million or 53.5% of total Network Equipment and Network Services revenues in fiscal 2001. The decrease occurred equally across OPP, voice systems, narrowband access products, and other network equipment. Other Network Equipment relates primarily to our legacy operations in South Africa and Hong Kong.

      Broadband access revenues decreased 15.6% to £65 million in the period to September 30, 2001 compared to the same period in the previous fiscal year. Revenues were down markedly in EMEA and North America as network operators, in particular Bell South, deferred deployment of next-generation fiber solutions for economic reasons and instead rolled out lower volumes of mature access products such as copper and fiber digital loop carriers. Sales in CALA and Asia-Pacific remained stable with new contract wins for fiber-based products in Australia and wireless access systems in Japan. Revenues in the second half of the fiscal year increased slightly on the first half to £80 million and increased £12 million, or 17.6%, compared to the second half of fiscal 2001. Second half revenues were helped by increasing sales of our access hub products and broadband point-to-point radio systems, particularly to German mobile operators for use in 2.5G and 3G networks. First sales of access hubs were also made to Telecom Italia and Telkom South Africa.

      In narrowband access, which includes our outside plant and power and mature access products, revenues decreased 38.2% to £345 million in the period to September 30, 2001 compared to the same period in the previous fiscal year. Outside plant and power revenues, which accounted for 45% of narrowband access systems sales, decreased as a result of a general slowdown in the market for telecoms equipment and were particularly affected by the rapid decline in the North American emerging carrier market. Sales of our mature access products, including our copper and fiber-based DISC*S access platform, decreased during the first half as a result of capital expenditure reductions amongst North American incumbent local exchange carriers, particularly Bell South and Sprint. Revenues in the second half of the fiscal year decreased by £430 million, or 64.3%, to £239 million compared to the same period in the previous year, and decreased by £106 million, or 30.7%, compared to the first half of the fiscal year. The continuing decline in capital expenditure affected the outside plant and power and mature access businesses. Mature access sales within our U.K. based voice systems business were further affected as capital expenditure was switched away from narrowband access to broadband access products and as a result, completion of previously awarded contracts was not replaced by new contracts.

Network Services

      Network Services revenues of £969 million in fiscal 2002 decreased by £47 million, or 4.6%, as compared with £1,016 million in fiscal 2001.

• IC&M

      IC&M revenues decreased by £4 million, or 1.5%, to £271 million in the first half of fiscal 2002 compared to £275 million for the same period in the previous year. However, IC&M sales were down by £110 million, or 28.9%, compared to the second half of fiscal 2001. The sequential decrease compared to the second half of fiscal 2001 was due to the reduction in installation and commissioning work following the decline in expenditure on network equipment. This decline was offset by an increase in maintenance services as operators sought to maximize the utilization of their existing networks. Revenues in the second half of fiscal 2002 were £257 million, a decrease of £124 million, or 32.5%, compared to the second half of fiscal 2001. This represents a sequential decrease of £14 million, or 5.2%, compared to the revenues achieved in the first half of fiscal 2002. This further decline was the result of the continued downturn in expenditure on network equipment, which was partially offset by a slight increase in demand for cable installation in the U.K.

• VAS

      VAS revenues of £234 million increased by £89 million, or 61.3%, in the first half of fiscal 2002 compared to £145 million for the same period in the previous year. £36 million of this increase came from the acquired businesses such as MSI, APT (both acquired in fiscal 2001) and Northwood Technologies (acquired in fiscal 2002). Excluding the effects of these acquisitions, the key driver of the organic growth was wireless services across all regions but particularly in EMEA and North America. Growth in wireless “acquire, design and construct” services have been driven by the increased difficulty for operators to secure new radio sites and increased demand for wireless network consultancy services as operators maximize efficiency in their existing networks and begin to plan for 2.5G and 3G networks. Revenues in the second half of fiscal 2002 were £207 million, a decrease of £8 million, or 3.7%, on the comparable period of fiscal 2001, and a £27 million, or 11.5%, decrease compared to the first half of fiscal 2002. Second half fiscal 2002 revenues were reduced following a decrease in wireless network planning and software sales after the higher volumes in the first half. This was primarily a result of delayed 3G network rollouts.

Other

      Total other revenue of £390 million in fiscal 2002 decreased £150 million or 27.8% as compared with £540 million in fiscal 2001. The decrease in revenue is primarily related to discontinued operations.

Segmental operating (loss)/profit — old segment basis

      The table below presents a summary of U.K. GAAP segmental operating (loss)/profit (defined as operating (loss)/profit before central costs, goodwill and intangible amortization and U.K. GAAP operating exceptional segmental items). Although NAA would qualify as a discontinued operation under U.K. GAAP as a result of the sale being completed on February 20, 2004, our management accounts for the nine months ended December 31, 2003 were not presented on this basis. Accordingly, the segment results have not been restated to present NAA as a discontinued operation. A reconciliation of U.K. GAAP segmental operating (loss)/profit to operating (loss)/profit on a U.S. GAAP basis together with a description of the differences between U.K. and U.S. GAAP is presented in note 10 of the notes to our condensed consolidated financial statements contained elsewhere herein.

	For the nine
	months ended		For the fiscal year
	December 31,		ended March 31,

(£ in millions)	2003	2002	2003	2002	2001

Network Equipment	(61)	(213)	(222)	(344)	419
Network Services	32	25	52	35	102
Other	(5)	(32)	(107)	(138)	(14)

Ongoing operations	(34)	(220)	(277)	(447)	507
Discontinued operations	—	—	(2)	104	224
North American Access	8	(15)	(37)	(120)	(23)

	(26)	(235)	(316)	(463)	754

      We recorded segmental operating losses of £26 million in the nine months ended December 31, 2003 as compared to a segmental operating losses of £235 million in the nine months ended December 31, 2002. This improvement of £209 million or 88.9% in the nine months ended December 31, 2003 as compared with the nine months ended December 31, 2002, was achieved as a result of the cost reduction initiatives to improve gross margin and operating costs discussed earlier.

Network Equipment

      Network Equipment segmental operating loss of £61 million in the nine months ended December 31, 2003, decreased £152 million or 71.4% compared to £213 million in the nine months ended December 31, 2002. The improvements were driven primarily by the substantial cost reductions in our supply chain together with savings across all areas of operating expense and more than offset the impact of under-recoveries arising from the decline in Network Equipment sales.

Network Services

      Network Services segmental operating profit of £32 million in the nine months ended December 31, 2003, increased £7 million or 28% compared to £25 million in the nine months ended December 31, 2002. These increases were driven mainly by improved utilization of resources and savings in operating expenses, which outweighed the impact at lower sales volumes.

Other

      The Other segmental operating losses consisted of the operating losses of Tetra and UMTS, which were disposed of in July 2003 and March 2003, respectively

Comparison of fiscal 2003 to 2002

Network Equipment

      The segment operating loss in Network Equipment amounted to £222 million in fiscal 2003, an improvement of £122 million or 35% compared to an operating loss of £344 million in fiscal 2002. There has been significant improvement in operating losses for Network Equipment both sequentially within fiscal 2003 and compared to fiscal 2002. We have achieved substantial cost reductions in our supply chain, in Europe and the U.S., and across all areas of operating expense. The cost savings have been sufficient to more than offset the full profit impact of a 37% year-on-year decline in Network Equipment sales volumes.

Network Services

      The segment operating profit of £52 million in fiscal 2003 increased £17 million or 49% as compared with £35 million in fiscal 2002. There has generally been significant improvement in operating profits for Network Services both sequentially within fiscal 2003 and compared to fiscal 2002. Despite significant declines in Network Equipment sales and the subsequent impact on IC&M sales, improved resource utilization in this labor intensive area and other ongoing cost reduction initiatives facilitated increased profitability. The area of VAS was comparatively resilient in terms of revenue. Thus the cost savings we achieved were able to have a direct benefit to its profitability.

Other

      The Other segment businesses generated an operating loss of £107 million in fiscal 2003 as compared with an operating loss of £138 million in fiscal 2002. This was due principally to the disposal in February 2002 of the loss making Optical Components business.

Discontinued Operations

      Discontinued operations are comprised of the Strategic Communications business (sold in August 2002) and Medical, Data and Commerce systems businesses.

NAA

      On February 20, 2004, we completed the sale of the NAA business for cash consideration of U.S.$240 million.

Comparison of fiscal 2002 to 2001

Network Equipment

      The Network Equipment segment operating loss of £344 million in fiscal 2002 decreased by £763 million, or 182.1%, as compared with an operating profit of £419 million in fiscal 2001. Operating margins declined to a negative 20.4% in fiscal 2002 as compared to a positive operating margin of 22.8% in fiscal 2001. Operating losses were impacted by the continuing reduction in sales volumes as well as some price erosion on certain new contracts, previously agreed contractual price reductions offered to customers under existing frame contracts which we were not able to offset with corresponding product cost reductions and the continuing change in business mix away from higher margin BBRS and certain narrowband access products. Second half operating loss was also impacted by one-off marketing costs to terminate previously committed marketing activities and programs. Research and development expenditure also increased slightly as a result of the development and launch of key products including the BXR-48000 multi-service core switch and new additions to our range of photonics equipment, notably Ultra Long-Haul and Metro DWDM product ranges as well as further development of our SDH technology to produce a fourth generation SDH multiplexer. This increase was partially offset by the scaling back of our access systems business to focus more on broadband access product lines, notably in fixed wireless and the recently launched access hub. The operating profit of Network Equipment was reduced due to an £8 million charge in respect of Financial Reporting Statement (“FRS”) No. 17 Retirement Benefits.

Network Services

      The Network Services segment operating profit of £35 million decreased by £67 million, or 65.7%, in fiscal 2002 from £102 million in fiscal 2001. Operating margins fell to 3.6% in fiscal 2002 as compared to 10.0% in fiscal 2001. Network Services operating profit decreased by £36 million, or 87.8%, to £5 million in the first half of fiscal 2002 compared to £41 million for the same period in fiscal 2001. The decrease was predominantly due to the fall in profitability in the installation and commissioning business. This labor-intensive activity saw significant sales growth in fiscal 2001 and the business’ cost base was geared towards this. As the revenues fell in line with the decreasing Network Equipment sales, we were unable to restructure the cost base quickly enough to prevent margin erosion.

      Second half fiscal 2002 operating profit in Network Services decreased by £31 million, or 50.8%, to £30 million compared to £61 million for the same period in the previous year. Although the business began to benefit from the cost reduction initiatives put in place during the second half of fiscal 2002, these savings were not sufficient to compensate for the continuing fall in Network Equipment sales. The delay in 3G rollouts by mobile operators, particularly in the U.K., and the change in business mix in the U.S., with higher software sales but a decline in consulting activities, led to the under-utilization of resources in the VAS business. This had a negative impact on second half fiscal 2002 operating income.

      The operating profit of Network Services was also reduced by a charge of £6 million (2001 £10 million) in respect of the implementation of FRS No. 17 Retirement Benefits.

Other

      The Other segment generated an operating loss of £138 million in fiscal 2002 as compared with an operating loss of £14 million in fiscal 2001. The Other segment included several start-up businesses, including optical components, infochain, online businesses, and ipsaris (up to the point of our merger with Easynet in July 2001). Losses continued to be recorded for these businesses in fiscal 2002 as they continued to incur developmental costs. Optical components and ipsaris recognized operating losses of £44 million up to the point of disposal in February 2002 and July 2001, respectively, as compared with £26 million of losses in fiscal 2001. In addition, general corporate costs, primarily the U.K. and regional office headquarters costs, are reflected in the Other segment.

      General corporate costs rose substantially in the first half of fiscal 2002 with the establishment of centralized sales and marketing, and information technology teams. However, these costs were addressed as part of our business reorganization plan, which focused on company-wide cost reduction. In fiscal 2001, general corporate costs were partially offset by income from the sale of trademarks, the successful settlement of a legal claim and the reduction of obligations for insurance-related claims. No such income was recorded in 2002.

      The Other segment operating profitability was also impacted by the disposal of our commerce systems business in our equity affiliate GDA in fiscal 2002, which negatively impacted operating profit by £16 million in fiscal 2002. The disposal of our Avery Berkel business, the Woods group and Comstar, our equity affiliate with Moscow’s telephone network operator, reduced operating income in fiscal 2002 by approximately £6 million. In our U.S. GAAP financial statements, both GDA and Comstar are reported in equity in net income of affiliates.

Liquidity and capital resources

Operating activities

      Net cash used in operating activities of continuing operations was £84 million in the nine months ended December 31, 2003. This resulted primarily from the income from continuing operations of £2,698 million, net of the gain on extinguishment of liabilities of £2,695 million, the gain on settlement of equity forward contracts of £123 million, the gain on sale of affiliates of £94 million, partially offset by depreciation and amortization of £91 million.

      Net cash used in operating activities of continuing operations was £383 million in the nine months ended December 31, 2002. This resulted primarily from the loss from continuing operations £991 million, changes in operating assets and liabilities, net of the effect of extinguishment of liabilities of £14 million and changes in current and deferred taxes of £17 million, partially offset by a provision for related party receivable of £204 million, an impairment of long-lived assets of £59 million, equity in net loss of affiliates of £60 million and depreciation and amortization of £143 million.

      Net cash used in operating activities of continuing operations was £558 million in fiscal 2003. This resulted primarily from the loss from continuing activities of £1,167 million and a change of £177 million in current and deferred taxes, partially offset by a provision for a related party receivable of £299 million, depreciation and amortization of £164 million, changes in operating assets and liabilities of £36 million impairment of long-lived assets of £69 million and impairment of investment in securities of £40 million. The reduction in working capital was primarily a result of the significant decrease in sales volumes in fiscal 2003 as compared with fiscal 2002. This sales decline led to decreases in accounts receivables of £277 million or 38% as compared with fiscal 2002, and inventories of £293 million or 56% as compared with fiscal 2002. The decrease in inventories was also due to our continued focus on reducing costs in all areas of production and overhead. In particular, we continued efforts to restructure our supply chain to remove excess capacity and reduce break-even points. In addition, fiscal 2003 reflects £268 million in payments relative to business restructuring charges.

      Net cash used in operating activities of continuing operations was £600 million in fiscal 2002. This resulted primarily from the loss from continuing activities of £6,359 million and a change in current and deferred taxes of £468 million, partially offset by asset impairments of £3,968 million, a provision for slow moving and obsolete inventory of £805 million, depreciation and amortization of £647 million, a provision for doubtful accounts of £175 million, changes in operating assets and liabilities of £128 million, equity in net loss of affiliates of £196 million and loss on sale of businesses and properties of £149 million.

      Net cash used in operating activities of continuing operations was £565 million in fiscal 2001. This resulted primarily from the changes in operating assets and liabilities of £1,059 million, a gain on the sale of investments in affiliates of £571 million and changes in current and deferred taxes of £193 million, partially offset by income from continuing activities of £194 million, depreciation and amortization of £824 million and the equity in net loss of affiliates of £137 million.

Investing activities

      Net cash provided by investing activities of £140 million in the nine months ended December 31, 2003 was primarily due to proceeds from the sale of long-lived assets of £23 million, proceeds from the sale of investments in securities of £29 million and disposal of interests in related parties of £108 million, partially offset by purchases of property, plant and equipment of £20 million.

      Net cash provided by investing activities of £367 million in the nine months ended December 31, 2002 was primarily due to cash received from disposals of interests in related parties of £392 million and proceeds from the sale of long-lived assets of £33 million, partially offset by purchases of property, plant and equipment of £34 million and purchases of interests in related parties of £24 million.

      Total Network Equipment and Network Services capital expenditures were £20 million in the nine months ended December 31, 2003. We have continued to maintain capital expenditures well below the level of depreciation expense, which was £59 million in the nine months ended December 31, 2003. During the nine months ended December 31, 2003, capital expenditures were primarily related to the Optical Networks and BBRS businesses.

      We currently expect the level of our capital expenditures to remain at or below the level of depreciation expense.

      The net cash provided by investing activities of £409 million in fiscal 2003 was primarily due to net cash received from the disposal of businesses of £436 million and net proceeds received from the sale of property, plant and equipment of £26 million, partially offset by purchases of marketable securities of £20 million, and the purchases of property, plant and equipment of £33 million. The net cash proceeds received from the disposal of businesses relates primarily to the sale of the Strategic Communications business, which represented net proceeds of £373 million in fiscal 2003. During fiscal 2003, the majority of the capital expenditures were in the Optical Networks and BBRS businesses. The purchases of marketable securities of £20 million relates to payments made in fiscal 2003 relative to our Ultramast put option which was in litigation. The issue with Ultramast has now been resolved through a settlement in which our investment in Ultramast has been terminated through a capital reduction in exchange for proceeds of £41 million, which is recorded as a gain on sale of investment in affiliates in fiscal 2003.

      The net cash provided by investing activities of £1,123 million for fiscal 2002 was primarily due to cash received from the disposal of businesses of £971 million, net proceeds received from the sale and purchases of investment securities of £206 million and net proceeds received from the sale of property, plant and equipment of £179 million, partially offset by purchases of property, plant and equipment of £325 million. The net cash proceeds received from the disposal of businesses related primarily to £729 million, £283 million and £225 million received for our medical, data and commerce systems businesses, respectively. The net proceeds received from the purchases and sales of securities in fiscal 2002 came principally from the sale of securities held in Alstom and Lagardere. The purchases of property, plant and equipment included equipment for participation in technology trials with key customers, test equipment that supports on-going research and development activity, software licenses purchased as part of the implementation of a new information technology system and expenditures related to site and facility developments. We subsequently wrote off the software licenses as we terminated the implementation of the information technology project in light of our revised financial outlook.

      The net cash used in investing activities of £514 million for fiscal 2001 was primarily due to net cash paid for acquisitions of £832 million, the purchases of property, plant and equipment of £509 million and the purchases of debt and investment securities of £131 million, partially offset by proceeds from the sale of investments in affiliates of £646 million and net cash received from the disposal of businesses of £185 million. The net cash paid for acquisitions relates primarily to the MSI (£421 million), Mariposa (£161 million) and Splice acquisitions (£56 million). Purchases of property, plant and equipment include additional optical networks expenditures in the United Kingdom and Italy, the construction of new facilities in the U.K., information technology infrastructure and supply chain improvements, and a program of enhancements in the customer maintenance and support infrastructure.

      Total Network Equipment and Network Services capital expenditures were £33 million, £325 million and £508 million in fiscal 2003, 2002 and 2001, respectively. It is not practicable to identify the capital expenditures of the Network Equipment and Network Services segments separately as the same assets are generally used to generate sales in each of these segments.

      The other segment capital expenditures were £nil, £159 million and £236 million in fiscal 2003, 2002 and 2001, respectively.

Financing activities

      Net cash provided by financing activities of £262 million in the nine months ended December 31, 2003 was primarily due to restricted cash transferred from restricted accounts of £755 million, partially offset by cash paid in connection with the Financial Restructuring of £330 million and term loan repayments of £156 million, which represented early repayments of our Junior Notes.

      Net cash used by financing activities of £943 million in nine months ended December 31, 2002 was primarily due to restricted cash transferred to restricted accounts of £816 million and repayments on short-term borrowings of £71 million, partially offset by cash provided by related parties of £24 million.

      Net cash used in financing activities of £743 million in fiscal 2003 was primarily due to cash transferred to secured accounts of £692 million and payments on short-term debt and term loan repayments totaling £30 million and £45 million, respectively.

      Net cash provided by financing activities of £646 million in fiscal 2002 was primarily due to proceeds from borrowings under term loans of £981 million, partially offset by net repayments under short-term borrowings of £206 million and restricted cash transferral to secured accounts of £191 million.

      Net cash provided by financing activities of £745 million in fiscal 2001 was primarily due to proceeds from borrowings under term loans of £1,221 million and issuance of ordinary shares of £303 million, partially offset by net repayments under short-term borrowings of £599 million.

Contractual obligations and other commercial commitments

      The following tables summarize our actual contractual obligations and commercial commitments at December 31, 2003:

	Payments due in fiscal year ended March 31,

	2004	2005	2006	2007	2008	Thereafter	Total

	(in £ millions)
Contractual obligations
Long-term debt	27	5	5	4	3	518	562
Operating leases	24	16	12	10	7	34	103

Total	51	21	17	14	10	552	665

	Amounts expiring in fiscal year ended March 31,

	2004	2005	2006	2007	2008	Thereafter	Total

	(in £ millions)
Other commercial commitments
Bank bonds or surety bonds	27	46	12	60	7	23	175
Undrawn customer financing commitment	—	1	—	—	—	—	1

Total	27	47	12	60	7	23	176

Contract bonding facilities

      Some customers in the telecommunications market require that bank bonds or surety bonds (issued by insurance companies) are provided to guarantee performance of the equipment supplier. We had £175 million of bank bonds or surety bonds, guaranteeing our performance in respect of certain contracts, outstanding as at December 31, 2003 with both banks and insurance companies worldwide as compared with £168 million at March 31, 2003. Following our Financial Restructuring, we entered into a new committed Super-priority Performance Bonding Facility that allows us to procure a further £50 million of performance bonding, of which £20 million has been drawn at December 31, 2003. A number of our performance bond arrangements carry rights for the bond issuer to call for cash collateral, either unconditionally or upon the occurrence of certain events. We estimate that as at December 31, 2003, performance bonds with a face value of approximately £43 million had varying conditional or unconditional rights to call for cash collateral. As part of our restructuring, substantially all new bonds currently have to be cash collateralized. Of the £107 million of collateral at December 31, 2003, £25 million related to collateral on bonds, which have been retired and rolled into collateralization of the new Super-priority Performance Bonding Facility, and £8 million was collateral against bonds issued in favor of companies, which have now been sold. In the latter case, we are in the process of procuring the release of this collateral.

Customer financing commitments

      At December 31, 2003, we had vendor finance commitments to customers of approximately £37 million as compared with £42 million at March 31, 2003, of which £36 million had been drawn. We have not issued any new customer finance commitments during the nine months ended December 31, 2003, and will not require cash resources to fund these activities in the foreseeable future.

Pensions

      Our pension scheme deficits at December 31, 2003 and 2002 amounted to £266 million and £366 million respectively.

      At September 30, 2003 an actuarial assessment of our defined benefit pension scheme liabilities and a valuation of the pension assets was performed. In accordance with our accounting policies, we have not updated the actuarial assessment at December 31, 2003. Service costs, plan contributions, benefit payments and net finance costs have been recognized in accordance with the actuarial assumptions set at September 30, 2003.

      We will retain all liabilities for pension obligations with respect to the NAA business employees. As a result, the current terms of the Memorandum of Understanding with the Pension Benefit Guaranty Corporation require that we make contributions to the U.S. pension plans in an estimated amount of approximately U.S.$8 million after the sale of NAA is completed. The actual required contributions may vary from the estimate due to changes in the plan liabilities, the value of the plan assets, and the actuarial assumptions required to be used to determine the actual contribution amount. However, we are currently discussing with the Pension Benefit Guaranty Corporation an alternative method of satisfying our obligations under the memorandum which, if permitted, would reduce the required contributions to some extent.

      During the six months ended September 30, 2003, the Trustees of the our U.K. pension plan agreed the value to be transferred to the Merloni pension plan in respect of the accrued benefits of the employees who transferred to Merloni upon completion of the sale of the group’s 50 percent stake in General Domestic Appliances in 2001. Consistent with previous transactions, the transfer value was calculated on a share of funds basis provided for in the sale agreement and consistent with the amount assumed therein. As previously disclosed in our Form 20-F for the year ended March 31, 2003, the Trustees were not bound by the provisions in the original sale agreement and reserved the right to pay the lower statutory minimum transfer value, which could have exposed Marconi to a maximum liability of £14.7 million. This potential exposure is now remote.

      On March 26, 2003, we signed a funding agreement with the U.S. Pensions Benefit Guaranty Corporation (PBGC) for the defined benefit plans of our U.S. businesses. Under the agreement, the U.S. businesses commenced contributions from June 2003 for the normal cost of the plans at U.S.$6 million (approximately £3.8 million) per annum plus enhanced contributions of U.S.$9 million (approximately £5.7 million) per annum. Additionally, proceeds from any disposal of a U.S. business shall be used to fund plan deficits, prior to the remaining proceeds being used to pay down the Junior or Senior Notes. At September 30, 2003, the date of the last actuarial valuation, the plan deficit was approximately U.S.$32.8 million (approximately £19.7 million).

      If we sell business units and the purchaser of the business unit does not assume the defined benefit plan liability associated with the business unit, we are required under the PBGC Agreement to contribute to each of our two U.S. defined benefit plans an amount equal to the estimated plan under funding on a termination basis for current and former employees of the sold business unit. In such a case if the pension liability associated with the business unit is not satisfied by the purchase of annuities from an insurance company, we will continue to be obligated to fund such liability to the extent required under U.S. law. The completion of the sale of NAA on February 20, 2004, has left a liability of £8 million.

IT outsourcing agreement

      We signed an information technology outsourcing agreement with Computer Sciences Corporation International Systems Management Inc. (“CSC”) in May 2003. Under the terms of the agreement, we transferred property, plant and equipment with an approximate book value of £17 million and 420 employees to CSC in exchange for cash proceeds of £26 million. In addition to the transfer of employees, we novated existing service and maintenance contracts to CSC.

      The IT service contract is for a period of 10 years with a right to terminate without cause, but subject to a number of penalties, after 2 years and contains an obligation for us to repurchase at fair value the assets with which CSC is providing the service at such time that the contract ceases. This obligation to purchase the assets cannot be quantified until such time that notice to terminate has been given and a contract cessation date is known. Consequently, we have not quantified this obligation at December 31, 2003.

NAA

      On February 20, 2004, we completed the sale of NAA for cash consideration of U.S.$240 million.

Current liquidity position

      At December 31, 2003, our cash and cash equivalents totaled £687 million as compared with £1,156 million at March 31, 2003, of which £103 million (£515 million at March 31, 2003) was denominated in sterling, £421 million (£282 million at March 31, 2003) in US dollars, £120 million (£306 million at March 31, 2003) in euro and the balance of £43 million (£53 million at March 31, 2003) in other currencies. Of the £687 million at December 31, 2003, £209 million is classified as restricted cash, and £478 million is free cash available to us. The £209 million of restricted cash is comprised of £107 million collateral against present and future bonding facilities, £38 million in an escrow account to meet any claims for collateral on existing performance bonds and guarantees, £13 million deposited against secured loans in Italy, £19 million in our captive insurance company and £32 million in the Mandatory Redemption Escrow Account. The £478 million of free cash available to us is comprised of £412 million of available Treasury deposits and £66 million of global working capital balances within our subsidiaries and cash in transit.

      Our outstanding borrowings at December 31, 2003 were £504 million (net of debt discount of approximately £32 million) and consisted primarily of the U.S.$717 million (approximately £376 million at December 31, 2003, net of debt discount of approximately £24 million) of Senior Notes due in April 2008, and the U.S.$238 million (approximately £125 million at December 31, 2003, net of debt discount of approximately £8 million) of Junior Notes due in October 2008 as compared with £4,416 million at 31 March 2003. Of the remaining Junior Notes at December 31, 2003, £26 million has been reclassified to current liabilities as the fifth partial redemption of the Junior Notes was completed on January 12, 2004. The £3,912 million reduction in borrowings from March 31, 2003 primarily reflects the extinguishment of £4,299 million of debt, partially offset by the issuance of new Junior and Senior notes totaling U.S.$1,204 million (approximately £729 million), which were a result of the completion of our Financial Restructuring, net of repayments on and repurchases of the Junior Notes through December 31, 2003 of approximately U.S.$249 million (approximately £150 million).

      The repayments on the Junior Notes resulted from the mandatory partial redemptions and repurchases of the Junior Notes completed during the nine months to December 31, 2003, which totaled U.S.$249 million, of which U.S.$80 million were completed in the three months to December 31, 2003.

      After the end of the quarter, on January 12, 2004, we completed the fifth partial redemption of our Junior Notes. All Junior Notes outstanding, including those then owned by Marconi Corporation plc, were subject to this partial redemption. As a result, this further reduced the total principal amount outstanding to approximately U.S.$209 million (approximately £117 million) of which approximately U.S.$18 million (approximately £10 million) was then owned by Marconi Corporation plc. The cash we received as a result of our holding of Junior Notes at the time of the partial redemption was transferred to the Mandatory Redemption Escrow Account and applied to future redemptions.

      As previously disclosed, after the quarter-end on February 2, 2004, we announced the cancellation of approximately U.S.$18 million (approximately £10 million) of our holding of Junior Notes.

      On February 11, 2004, we announced the sixth partial redemption of our Junior Notes, as a result of further releases of cash collateral held against performance bonding. Following the redemption on

February 24, 2004, of U.S.$34 million (approximately £19 million), the total principal outstanding was reduced to U.S.$157 million (approximately £86 million).

      On February 17, 2004, we announced the purchase of approximately U.S.$36 million (approximately £19 million) principal of our Junior Notes for a total cash outlay, excluding accrued interest and fees of U.S.$40 million (approximately £21 million) in an open market transaction. Following the repurchase, the total principal outstanding was reduced to U.S.$157 million (approximately £85 million).

      Furthermore, on February 20, 2004, we completed the sale of our NAA business to Advanced Fibre Communications, Inc. for cash consideration of U.S.$240 million (approximately £129 million). On March 8, 2004, the proceeds were used to fund the final redemption of our Junior Notes and the first partial redemption of our Senior Notes. The remaining U.S.$157 million (approximately £85 million) of Junior Notes were redeemed at 110%. Approximately U.S.$59 million (approximately £32 million) of Senior Notes also were redeemed, which reduced the remaining principal to U.S.$658 million (approximately £354 million).

      On March 5, 2004, we announced the second partial redemption of our Senior Notes. This has primarily resulted from the release of the full balance of U.S.$68 million (approximately £37 million) held within the Existing Performance Bond Escrow Account (“EPBEA”). As part of our Financial Restructuring, this balance was lodged in the EPBEA to cover potential calls for collateral from a number of our performance bond providers who had rights to call for collateral. Under the terms of the escrow arrangement, we are permitted to request early release of amounts held in the EPBEA that we consider to be in excess of expected collateral calls. We have reviewed the position and, given that no calls for collateral have been received against the performance bonds covered by the EPBEA, we have taken the view that the monies in the account should be released. In addition, this redemption includes the receipt announced on February 26, 2004, of Euro 6 million (approximately £4 million) of deferred consideration from the previously announced sale of our holding in General Domestic Appliances Holdings Limited and U.S.$7 million (approximately £4 million) received on February 24, 2004 as a result of the partial redemption of the Junior Notes we repurchased on February 17, 2004. The total redemption amount of U.S.$73.7 million (approximately £40.3 million) will be used to reduce the total principal outstanding to U.S.$584.6 million (approximately £319.4 million).

Financial Restructuring

      On May 19, 2003, we concluded our Financial Restructuring and the Schemes of Arrangement for the Marconi Corporation plc and M (2003) plc became effective. The Marconi Corporation plc. Scheme of Arrangement cancelled specific borrowings and creditors amounting to approximately £4.8 billion in consideration for which we paid £340 million of cash, issued new debt securities of approximately £756 million and issued one billion (200 million after the five for one share consolidation in September 2003) new ordinary shares with a nominal value of £50 million.

      On May 19, 2003, our previously agreed settlement with the ESOP derivative banks relating to the ESOP derivative transactions became effective and we paid £35 million to the ESOP derivative banks.

      The terms of the indentures governing our new Notes significantly restrict our ability to borrow additional funds. Under the terms of these indentures, no external borrowings other than in the U.S. working capital facility referred to below, are permitted other than under certain restricted circumstances. In addition, our U.S. based businesses have been ringfenced, and generally may no longer be funded by other members of the group outside of the ringfence. No external borrowing facilities are permitted for these U.S.-based businesses, other than a committed $22.5 million (approximately £14 million) working capital facility. In addition, certain forms of liquidity available to us, including disposals and release of restricted cash, are subject to terms whereby, under certain circumstances, the cash will be required to be used to redeem the Senior Notes, at a cost of 110%.

Board Appointments

      On July 24, 2003, we announced the appointment of Pavi Binning as Chief Financial Officer. He took up the role and joined the Board of Marconi Corporation plc on his departure from Diageo Plc, which was in October 2003. At the same time, Chris Holden, stepped down as Interim Chief Financial Officer and board member and took up the position of Group Financial Controller on a permanent basis. Pavi Binning was granted an option over one million shares (after the one-for-five share consolidation that occurred in September 2003) under the Senior Management nil cost Share Option Plan on February 13, 2004.

      On August 19, 2003, we announced the appointment of Douglas McWilliams, founder and Chief Executive of the Centre for Economics and Business Research, as a non-executive director. The appointment became effective after our Annual General Meeting on September 8, 2003.

      On January 27, 2004, we announced the resignation with immediate effect of Ian Clubb, a Non-Executive Director of the Company. Ian joined the Board at the time of the completion of the Company’s Financial Restructuring in May 2003 and has left for personal reasons.

Payment of interest

      In the three months ended December 31, 2003, we paid interest of £15 million on our Junior and Senior Notes and paid an additional £6 million in respect of the 10% redemption premium due as a result of the partial redemption of our Junior Notes. In addition, we made the third coupon payment due on our Junior Notes on January 31, 2003 in cash (approximately £2.7 million).

Cash requirements

      Our cash requirements in fiscal 2004 include funding operations including spending on R&D, the operational and Financial Restructuring, capital expenditures and debt service costs.

      We have funded our activities through cash generated from our operational activities, the proceeds of disposals, bank borrowings and the sale of debt securities in the debt capital markets. Following the Financial Restructuring, we are reliant on our cash balances to meet short- and medium-term cash requirements.

Employee stock option plans

      On June 24, 2003, as we previously announced, we granted 15,230,000 nil cost share options (after the one-for-five share consolidation that occurred in September 2003) to our executive directors and senior managers. A further 1,000,000 nil cost share options (after the one-for-five share consolidation that occurred in September 2003) were granted in the quarter ended September 30, 2003.

      On June 30, 2003, as we previously announced, we granted 5,856,800 market value share options (after the one-for-five share consolidation that occurred in September 2003) to certain employees. A further 223,000 market value share options (after the one-for-five share consolidation that occurred in September 2003) were granted in the quarter ended September 30, 2003.

      On February 13, 2004, a total of 1.51 million share options (after the one-for-five share consolidation that occurred in September 2003) were granted under the Senior Management nil cost Share Option Plan, and 0.045 million shares (after the one-for-five share consolidation that occurred in September 2003) were granted under the Market Value Share Option Plan.

Risk Management

Financial Instruments

      Our treasury activities are coordinated by our treasury function, which operates in accordance with policies and procedures approved by our Board of Directors. It does not operate as a profit center. Treasury advises operational management on treasury matters and undertakes all derivative transactions, subject to the constraints outlined below. All treasury related transactions undertaken by the our operating businesses are required to be in accordance with guidelines laid down by our central treasury function and comply with the group risk management policies.

      Under the terms of the new Notes that we issued in our Financial Restructuring, we are permitted to use foreign exchange forwards and options to hedge trade receivables and payables, or exposures arising from the new Notes. No other derivatives are permitted.

      It is our policy that there is no trading in financial instruments, and all financial instruments are used for the purpose of financing or hedging identified exposures of the Group.

Interest Rate Risk

      Our interest expense is exposed to interest rate movements in our floating rate debt, cash and investments. We are principally exposed to changes in short-term interest rates in pounds sterling and U.S. dollars. Our Senior Notes bear fixed rates of interest. Interest on the Senior Notes is charged at 8% per annum. As at December 31, 2003, 97% of our borrowings were at fixed rates of interest. Consequently, the exposure of our results to interest rates will be to changes in the interest rates earned on our short-term bank deposits. Under the terms of the Notes, no hedging of this risk is permitted.

      As a result, during the nine months ended December 31, 2003, a 1% increase in interest rates would have led to a £6 million increase in interest income and no impact on interest expense.

Foreign exchange risk

      We are a global communications company, and as such we conduct a significant portion of our business activities outside the United Kingdom in currencies other than sterling. Our principal exchange rate exposures are to movements in foreign exchange rates against sterling for both trading transactions and the translation of net assets and the profit and loss accounts of overseas subsidiaries. Our main trading currencies are the U.S. dollar, sterling and the euro.

      We have overseas subsidiaries that earn profits or incur losses in their local currencies. It is not our policy to use financial instruments to hedge the translation value of our net overseas assets.

      Following the Financial Restructuring, the majority of our debt (93% as at December 31, 2003) is denominated in U.S. dollars. It is not our intention to hedge this risk using financial instruments due to the potential cash flow impact of any hedging of our exposures. However, we take this U.S. dollar exposure into account when determining the appropriate currency mix of our cash balances. As at December 31, 2003, £421 million of our cash balances were denominated in US dollars, £103 million were denominated in sterling, and £120 million were denominated in euro and £43 million in other currencies. As at December 31, 2003, we held approximately € 85 million (£60 million) of cash denominated in euro within the U.K. as collateral against bonding facilities and to meet potential cash requirements in the eurozone. Since this cash is designated for euro-denominated cash flow requirements it is not treated as a hedge for accounting purposes, and gains and losses on retranslation of the cash into sterling are taken to other income/(expense).

      If the pound sterling had strengthened such that the average exchange rates used in the translation of our overseas earnings changed by 10%, our reported loss from continuing operations would have reduced by 3.6% in the nine months ended December 31, 2003.

Application of Critical Accounting Policies

      We have prepared the consolidated financial statements included in this prospectus in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Management base their estimates on historical experience and various other assumptions that they believe are reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the most complex and sensitive judgments, because of their significance to the consolidated financial statements, result primarily from the need to make estimates about the effects of matters that are inherently uncertain. We believe that the following are some of the more critical judgement areas in the application of our accounting policies that affect our financial position and results of operations. There have been no significant changes in our critical accounting policies during fiscal 2004, other than the inclusion of a policy for accounting for embedded derivatives (see below).

      We have discussed the application of these critical accounting policies with our board of directors and audit committee. See Note 2 to the consolidated financial statements contained elsewhere herein for recently issued accounting pronouncements that have not yet been adopted by us.

Revenue recognition

      We recognize revenue when all of the following conditions are met:

•	there is persuasive evidence that an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the fee is fixed or determinable; and

•	collectibility is reasonably assured.

      It is common for our sales agreements to cover the delivery of several products and/ or services. These range from arrangements where a contract covers the delivery and installation of equipment to more complex arrangements, which also include training of customer personnel, sale of software and other support services. We recognize revenue from contracts with multiple element arrangements, such as those including installation and commissioning services, as each element is earned based on objective evidence of the relative fair values of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements.

      We recognize revenues and estimated profits on long-term contracts under the percentage-of-completion method of accounting using a cost-to-cost methodology. Significant judgement is required in determining progress toward completion and in estimating revenues and costs. We revise profit estimates periodically based on changes in facts in the underlying contract. When estimates of total contract revenues and costs indicate a loss, we recognize a provision for the entire amount of the contract loss in the period in which the loss becomes foreseeable. We record advance payments received from contracts as a liability unless there is a right of set-off against the value of work undertaken.

Impairment of long-lived assets

      We review the carrying value of long-lived assets, which includes identifiable intangible assets, goodwill and property, plant and equipment, whenever indicators of impairment exist. Indicators of impairment include, but are not limited to:

•	A significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition;

•	A current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; and

•	A current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

      These tests for impairment require significant judgements in determining estimates of future cash flows and the resulting value in use of the relevant fixed asset. Estimations of the present value of future cash flows contain inherent uncertainty and include estimates of market size and market share information, growth rates, product demand and technological development, costs of labor and supplier purchases, working capital requirements, and discount rates to be applied to future cash flows.

      If the carrying value of a fixed asset is considered impaired, we record an impairment charge for the amount by which the carrying value of the asset exceeds the higher of its net realizable value or its value-in-use. In fiscal 2003 and 2002, we recorded impairment charges in relation to property, plant and equipment of £69 million and £154 million, respectively. In fiscal 2002, we recorded an impairment charge relative to goodwill and intangible assets of £3,814 million. Based upon estimates of future cash flows that management believes to be reasonable, we determined that no further impairment charges for goodwill and other intangibles were required to be made in fiscal 2003.

      As at March 31, 2003 the carrying value of property, plant and equipment, goodwill and intangibles was £936 million, £1,202 million and £6,151 million, respectively.

Contingent liabilities

      We are subject to legal proceedings and other claims arising in the ordinary course of business. Various claims and proceedings have been or may be instituted or asserted against us relating to class shareholder actions and the conduct of our business, including those pertaining to patents, environmental, safety and health, employment and contractual matters. We are required to assess the likelihood of any adverse judgements or outcomes to these matters as well as potential ranges of probable losses. We base a determination of the amount of reserves required, if any, for these contingencies on a careful analysis of each individual issue with the assistance of outside legal counsel. Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to us, we believe that the ultimate outcome of these matters will not have a material adverse effect on our results of operations or financial position or cash-flows, except as discussed in Note 21 to notes to consolidated financial statements contained elsewhere herein.

Pension and other post-retirement benefits

      As at March 31, 2003 our total pension and post-retirement projected benefit obligation was £2,718 million compared with plan assets of £2,371 million. Due to the substantial decline in equity markets in fiscal 2003 we recognized an additional minimum pension and post-retirement liability of £295 million. For fiscal 2003 the pension and post-retirement expense was £36 million. In fiscal 2004 this will be increased by the amortization of an unrecognized actuarial loss.

      Pension and other post-retirement benefits costs and obligations are dependent on actuarial assumptions used in calculating such amounts. These assumptions include discount rates, health care cost trend rates, benefits earned, interest cost, expected return on plan assets, mortality rates, and other factors. While we believe that the assumptions that we used are appropriate, these assumptions may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact on the amount of our future pension or post retirement benefits expense and the resulting liability. Holding all other assumptions constant, a 0.5% increase or decrease in the discount rate would have increased or decreased the net loss for fiscal 2003 by approximately £8.6 million. Likewise, a 0.5% increase or decrease in the expected return on plan assets would have increased or decreased pre-tax loss for fiscal 2003 by £12.3 million.

Product warranties

      We make provisions for estimated expenses related to product warranties at the time we sell our products. We establish these estimates using historical information on the nature, frequency, and average cost of warranty claims. We actively study trends of warranty claims and take action to improve equipment quality and minimize warranty claims. We believe that the warranty reserve is appropriate; however, actual claims incurred could differ from the original estimates, requiring adjustments to the reserve. If we were to experience an increase in warranty claims compared with our historical experience, or if costs of servicing warranty claims were greater than the expectations on which our accrual had been based, our gross margins could be adversely affected. At March 31, 2003, we had a product warranty liability of £44 million.

Embedded Derivatives

      The new Senior and Junior Notes issued on May 19, 2003 include a 10% premium upon early redemption, which has been accounted for as an embedded derivative in accordance with Financing Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). The fair value of the embedded derivative at December 31, 2003 was approximately £20 million in relation to the Senior Notes and £13 million in relation to the Junior Notes. £2.6 million of the embedded derivative in relation to the Junior Notes is included within short-term other liabilities and the remainder is included within long-term other liabilities.

      We have developed a fair value model with the assistance of outside advisors to arrive at an estimate of the fair value of the embedded derivative that uses various assumptions which includes changes in credit risk, expected timing of redemption of our Notes and interest rates. The change in fair value of these embedded derivatives is recorded in our statement of operations as interest expense, which is a non-cash item. The application of this accounting policy has increased the volatility of our reported income. While we have made an estimate of the fair value of these embedded derivatives using a model that we believe to be appropriate and based upon reasonable assumptions, certain of the assumptions used are subjective and may require adjustment in the future.

Inflation

      We believe that inflation has not had a material impact on our results of operations for the three fiscal years ended March 31, 2003.

Recently issued accounting pronouncements — not yet adopted

•	In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R” or the “Interpretation”). FIN 46R clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46R requires the consolidation of these entities, known as variable interest entities

(“VIEs”), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the Interpretation for public companies, to the end of the first reporting period ending after March 15, 2004, except that all public companies must at a minimum apply the provisions of the Interpretation to entities that were previously considered “special-purpose entities” under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. The Company does not anticipate that the adoption of FIN 46R will have a material impact on its financial position, cash flows and results of operations.

•	Statement of Financial Accounting Standards No. 132 (Revised 2003), Employers Disclosures about Pensions and Other post retirement Benefits, (“SFAS 132R”) requires an entity to make additional disclosures about pensions and other post retirement benefits. These disclosures include information describing the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows and components of net periodic benefit cost. SFAS 132R is effective for our U.K. plans beginning with fiscal years ending after December 15, 2003 and our non-U.K. plans beginning with fiscal years ending after June 15, 2004. SFAS 132R is effective for interim reporting period disclosures beginning after December 15, 2003 and after the provisions of this statement are adopted. The Company will adopt this statement for its U.K. plans in its Form 10-K for the year ending March 31, 2004 and for all its plans on Form 10-Q for the quarter ending June 30, 2004.

•	On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In accordance with FASB Staff Position 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, the Company has elected to defer recognizing the effects of the Act until appropriate authoritative guidance has been issued. Any measures of the APBO or net periodic postretirement benefit cost in the financial statements or accompanying notes do not reflect the effects of the Act on the plan. The specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require the sponsor to change previously reported information.

BUSINESS

      We are a focused multi-regional provider of telecommunications equipment and services, which we supply to major telecommunications network operators and selected government agencies and large enterprises worldwide.

History

Early history

      Marconi Corporation, previously called The General Electric Company, p.l.c., or GEC, was incorporated as a private limited company in England in 1900 under the name The General Electric Company (1900) Limited. GEC originally operated in the electrical industry. The more significant events in our development are as follows:

•	1960s: We expanded significantly in the electrical industry through acquisitions;

•	1970s and 1980s:

•	We acquired Videojet Systems International Inc., a data systems business, Picker International Holdings Inc., a medical systems business, and Gilbarco Inc., a commerce systems business.

•	We formed GEC Plessey Telecommunications Holdings Limited, or GPT, a 50% joint venture with The Plessey Company plc, subsequently increasing our stake to 60%.

•	We formed two 50% joint ventures, GEC Alsthom N.V. with Alcatel S.A., and General Domestic Appliances Limited, now known as General Domestic Appliances Holdings Limited, with the General Electric Company of the United States.

•	1990s:

•	We reduced our stake in the GEC Alsthom joint venture to a 24% shareholding in Alstom.

•	We acquired the minority 40% stake in GPT and formed Marconi Communications.

•	We combined the GPT business with the Marconi telecommunications operations in Italy, Hong Kong and South Africa under the same management structure.

•	1999: GEC separated the Marconi Electronic Systems business, or MES, its international aerospace, naval shipbuilding, defense electronics and defense systems business, which merged with British Aerospace plc, now known as BAE SYSTEMS plc, or BAE. GEC’s remaining businesses were reorganized under M (2003) plc, with GEC becoming a wholly-owned subsidiary of M (2003) plc. Shareholders of GEC became shareholders of M (2003) plc.

Modern history

      Following the separation of MES, we focused our strategy on communications technology and services.

Acquisitions

      From that time until we completed the operational review in fiscal 2002 referred to below, we acquired a number of business, including the following:

Fiscal 2000:

•	RELTEC Corporation,

•	FORE Systems,

•	the business of RDC Communications Limited,

•	Nokia’s transmission equipment business,

•	the public networks business of Bosch,

•	the Australian communications solutions business of Scitec, and

•	a 27% interest in Atlantic Telecom which was diluted in June 2000 to 19.7% as a result of Atlantic Telecom’s acquisition of First Telecom. Atlantic Telecom is now in liquidation.

Fiscal 2001:

•	Metapath Software International Inc., or MSI,

•	Systems Management Specialist, Inc.,

•	Albany Partnership Limited, and

•	Mariposa Technology, Inc.

Fiscal 2002:

•	a 71.9% economic interest, and 49.9% of voting share capital, in Easynet Group plc in July, 2001.

Reorganization and dispositions

      Following a profit warning that we made on July 4, 2001, we undertook an operational review of our activities, the results of which we announced in September 2001. These results included a change in management with the appointment of a new chief executive officer and interim chairman. Subsequently, in December 2002, a new chairman was appointed to our board. The review also covered our markets, operations and scope of business and focused on adapting the group to the changed circumstances of the telecommunications market during the substantial decline in market demand for the group’s products and services. As a consequence of the review, we streamlined our activities and disposed of a number of businesses and investments, including the following:

Fiscal 2002:

•	our remaining 24% interest in Alstom in February and June 2001,

•	our 92% interest in ipsaris Limited, as part of the Easynet acquisition referred to above;

•	our remaining 1.49% interest in Lagardère SCA in September 2001,

•	Marconi Medical Systems Group in October 2001,

•	a 6.5% interest in Lottomatica SpA in November 2001 and February 2002,

•	Marconi Commerce Systems Group in February 2002,

•	the Marconi Optical Components business in February 2002 for a 9% interest in Bookham Technology p.l.c. which was later diluted to approximately 6%,

•	Marconi Data Systems Group in February 2002, and

•	our 50% interest in General Domestic Appliances Holdings Limited in March 2002.

Fiscal 2003:

•	our applied technologies division in July 2002,

•	our strategic communications business (Mobile) in August 2002,

•	OTE SpA, our private mobile networks division, which was also known as TETRA in January 2003,

•	our 50% interest in Ultramast Limited, a joint venture, in February 2003 through a capital reduction, and

•	Marconi Online, in January 2003.

      We also reorganized our businesses with effect from March 31, 2002, and to the periods ended June 30, 2003, into two main divisions: Core, which focused primarily on network communications, and Other, which comprises certain non-Core businesses that we managed for value and ultimately for disposal. This division is reflected in our historical financial statements included in this prospectus. We further divided our Core business into two main business types, Network Equipment and Network Services.

      In connection with our financial restructuring, we adopted a new organizational structure that segments our businesses along geographical lines. Commencing with the fiscal quarter ending September 30, 2003, we have reported the results of our Network Equipment and Network Services operations of our businesses based in Europe and the rest of the world other than the U.S. separately from the results of our Network Equipment and Network Services businesses based in the U.S. Under this new structure, our U.S. segment consists primarily of our BBRS and OPP Network Equipment operations and our Network Services operations that support such businesses, and our Europe and rest-of-world segment consists primarily of our optical networks, European Access and other Network Equipment operations and all our Network Services operations other than those that support our BBRS and OPP businesses. Our new segmentation is connected with the contractual separation or “ring-fencing” of our U.S.-based businesses that we implemented as part of our financial restructuring, as described below. Our Other segment will remain essentially unchanged, but we will refer to it as our Other segment.

Financial Restructuring

      On May 19, 2003, we concluded our financial restructuring. The restructuring was effected through two separate “schemes of arrangement” under the U.K. Companies Act 1985. A scheme of arrangement is a procedure under English law through which a company may enter into a voluntary compromise or arrangement with one or more classes of its creditors to effect a restructuring of its financial obligations. One scheme of arrangement involved all of the creditors of Marconi Corporation plc, other than certain excepted categories of creditors but including the syndicate banks and bondholders to whom our primary financial indebtedness was owed. The second scheme of arrangement involved creditors of M (2003) plc, our former parent holding company. As a result of the restructuring, Marconi Corporation plc became the new parent holding company of our group, replacing M (2003) plc, and M (2003) plc ceased to be a member of our group.

      Our financial restructuring covered approximately £4.8 billion of creditors’ claims, comprising £4.0 billion of syndicated bank debt and our externally held U.S. dollar and euro denominated bonds and £800 million of related party debt. In exchange for the cancellation of their claims against us, on May 19, 2003 we distributed to the creditors covered by our scheme of arrangement:

•	Cash: £340 million in cash;

•	Senior Notes: U.S.$717,139,584 (approximately £437 million) in aggregate principal amount of new guaranteed senior secured notes due April 2008 issued by Marconi Corporation plc, with interest payable quarterly in cash at a rate of 8% per annum;

•	Junior Notes: U.S.$486,881,472 (approximately £297 million) in aggregate principal amount of new guaranteed junior secured notes due October 2008 issued by Marconi Corporation plc, with interest payable quarterly in cash at a rate of 10% per annum or, at our option, in kind, by issuing additional junior notes, at a rate of 12% per annum; and

•	Marconi Corporation plc Shares: 995 million ordinary shares (199 million ordinary shares after our one-for-five share consolidation in September 2003), representing 99.5% of our issued ordinary share capital on May 19, 2003.

      We refer to our Junior Notes and Senior Notes together as the Notes. Since the completion of the Financial Restructuring we have repaid in full all of the Junior Notes that were issued. In addition, we issued 5 million ordinary shares (one million ordinary shares after the one-for-five share consolidation), representing 0.5% of our issued ordinary share capital upon consummation of the Financial Restructuring, and warrants to subscribe for up to 50 million (now 10 million following adjustments resulting from the September 2003 share consolidation) additional ordinary shares, equal to 5% of our issued ordinary share capital upon consummation of the Financial Restructuring, to shareholders of M (2003) plc. In connection with the restructuring we listed our ordinary shares on the London Stock Exchange and established an ADR program in respect of those shares.

      As part of the financial restructuring process, Marconi Corporation plc separately obtained the sanction of the High Court of Justice of England and Wales for the purpose of implementing a capital reduction under the U.K. Companies Act, 1985. The capital reduction involved the cancellation of the non-voting deferred shares of Marconi Corporation plc and the cancellation of approximately £4.37 billion standing to the credit of Marconi Corporation plc’s share premium account, which represented Marconi Corporation plc’s entire share premium account following the effectiveness of the Marconi Corporation plc scheme of arrangement. This was effected to create a reserve which will eliminate the deficit on the profit and loss account shown on the balance sheet of Marconi Corporation plc as at March 31, 2003 with the excess reserve over the deficit on the profit and loss account initially being credited to a special reserve which will not be distributable to shareholders of Marconi Corporation plc until the creditors of Marconi Corporation plc so protected have been paid off or the High Court of Justice of England and Wales has agreed otherwise.

      In connection with the Financial Restructuring, the ordinary shares of M (2003) plc were delisted from the London Stock Exchange. While M (2003) plc’s ordinary shares remain outstanding, all of M (2003) plc’s remaining assets, other than assets necessary to fund the cost of administering its scheme of arrangement, will be distributed to M (2003) plc’s creditors over time in accordance with its scheme of arrangement. We expect that M (2003) plc will be liquidated or dissolved in the future following the completion of those distributions.

      Prior to the financial restructuring, we and M (2003) plc had issued options in respect of M (2003) plc’s shares to group employees under a number of different option plans. In order to hedge some of the potential cost of acquiring the shares necessary to satisfy the group’s obligations under these plans, we, through an ESOP trust entity, entered into contracts, which we refer to as ESOP derivative transactions, to purchase shares in the future at prices that were fixed at the dates of the contracts. In connection with the restructuring process, on March 26, 2003 we and M (2003) plc entered into a final settlement with the banks, which we refer to as the ESOP derivative banks, that were the counterparties under the ESOP derivative transactions. This settlement agreement definitively settled the claims of the ESOP derivative banks against us in relation to the ESOP derivative transactions. Under the settlement, which was conditional on our financial restructuring becoming effective, we paid a total of £35 million to the ESOP derivative banks and we excluded the claims of the ESOP derivative banks under the ESOP derivative transactions from our schemes of arrangement.

      As part of our Financial Restructuring, we contractually separated or ringfenced our U.S.-based businesses from the rest of our group. The ringfenced businesses are our NAA (which we subsequently sold on February 20, 2004) BBRS and OPP businesses. While the business units that were ringfenced are located predominantly in the United States, the ringfenced entities are not limited to subsidiaries that are organized or incorporated under the laws of the United States, the states thereof or the District of Columbia but also include subsidiaries that are organized and incorporated under the laws of other jurisdictions including Ireland, Mexico and Switzerland.

      The covenants in the indentures governing the Notes significantly restrict the type of financial, operational and other dealings that the non-ringfenced entities can have with the ringfenced entities. The covenants for the Notes also require us to separate the BBRS and OPP businesses into separate subsidiaries, or groups of subsidiaries, within the ringfencing no later than May 19, 2005. Moreover, the non-ringfenced entities are generally prohibited from providing funding for any of the ringfenced entities. Following the separation of the principal businesses within the ringfencing, BBRS and OPP businesses will generally be prohibited from providing funding to each other.

Sale of NAA

      On February 20, 2004, we completed the sale of NAA for cash consideration of U.S.$240 million.

Organizational structure

      Set forth below is the simplified legal structure chart of our principal group companies following our financial restructuring and reflecting our new reporting structure adopted effective October 1, 2003. The chart does not show all intermediate companies. As at October 1, 2003, all companies shown were wholly-owned directly or indirectly by Marconi Corporation plc unless otherwise stated.

Post-Financial Restructuring Business Groups

Market environment

      The late 1990s saw unprecedented growth in capital expenditure on telecommunications equipment as established and new operators invested in increased capacity to meet expected growth in both data and mobile traffic. Although data and mobile traffic has grown, it has not grown as strongly as expected and operators’ turnover has not matched the investment in capacity. Both new and incumbent carriers have become overextended financially and capital spending has been dramatically curtailed. In this environment, telecommunications equipment vendors, like us, have experienced substantial declines in turnover. The speed of this decline has been far greater than anticipated. In this environment, we, along with our major competitors, have been unable to reduce the cost base of the business at the same rate. Consequently, we have experienced a significant decline in business performance.

      We believe that the slowdown in Network Equipment sales has been driven primarily by oversupply rather than reduced demand in the end-user telecommunications services markets. Underlying data and mobile traffic growth, driven by broadband, data and mobile services, remains quite strong. As this absorbs installed over-capacity, we believe carriers will invest in additional infrastructure.

Our strategy

      As a provider of networking technology and services that enable telecommunications operators to evolve narrowband networks to next generation broadband and mobile networks, we are now focusing our strategy around:

•	nurturing pre-existing relationships with our customers in current generation technologies and then evolving these to next generation technologies (for example, Synchronous Digital Hierarchy (SDH) to next generation Dense Wavelength Division Multiplexing, or DWDM, optical networks);

•	developing and effective marketing of genuine “best in class” solutions; and

•	developing and enhancing the network services offered to existing and new customers.

      We have taken extensive action to reduce the scope of our activities and to rationalize or curtail non-essential areas. Our near-term objective is to restore our Network Equipment and Network Services businesses to operating profitability. In the longer term, we aim to develop and expand our product portfolio and markets on a basis that is consistent with our business strategy. We believe that partnerships, where research and development and routes to market are shared for mutual benefit, will be an increasingly important factor in the industry and we expect to be an active participant.

Business positioning

      Development of our optical networks business is one of our strategic priorities. Our objective is to maintain a leading position in the European optical networking markets and to build market share in Central and Latin America as well as the Asia-Pacific region. Development of our Network Services businesses is our other key strategic objective, with the aim of increasing our turnover derived from such services activities.

      We are also seeking to increase market share in selected product and geographic markets where we have strong customer relationships. Accordingly, we will deploy resources in developing our portfolio of fixed wireless transmission and access products as well as our “best in class” Access Hub multi-service access node.

      We believe that we have a number of developing or newly developed products which are potentially “best in class” where we have yet to penetrate major new telecommunications company customers. In particular, we are focused on developing the North American market for our leading edge range of multi-service switches and the U.K. market for our class 5 SoftSwitch solution.

      We are managing our OPP business for value and ultimately for disposal.

Organizational efficiency and effectiveness

      Since September 2001, we have embarked on a sequence of substantial cost reduction programs to reduce sales and marketing, general and administrative and research and development costs. These programs remain in place and continue to deliver cost reductions.

      Organizationally, extensive rationalization will continue to be an important part of our strategy in order to reduce costs in all areas of production and overhead. In particular, we will continue to restructure our supply chain to remove excess capacity and reduce break-even points.

      As part of this strategy, we will retain control of functions only where we possess key competencies. We will continue to outsource other functions, such as the manufacturing of non-complex products, and we will continue to rationalize the supply chain cost base to a level more in line with expected sales volumes.

Principal operations

      Our principal executive office is in Coventry, United Kingdom with principal operating sites in:

•	United Kingdom: Coventry, Beeston, Chorley, Camberley, Liverpool, London, Stafford and Wellingborough.

•	United States and Canada: Florida, Pennsylvania, Ontario, Georgia, Mississippi, North Carolina, Illinois and Ohio.

•	Italy: Genoa, Marcianise and Pisa.

•	Germany: Backnang, Offenburg, Frankfurt and Radeberg.

•	Spain: Madrid.

•	Australia: Melbourne and Sydney.

•	China: Beijing, Guilin and Hong Kong.

•	Malaysia: Daralam and Kuala Lumpur.

•	New Zealand: Auckland.

•	India: New Delhi.

•	Saudi Arabia: Riyadh.

•	United Arab Emirates: Dubai.

•	South Africa: Johannesburg.

•	Brazil: São Paulo and Votorantim.

•	Mexico: Naucalpan de Juarez and Huixquilucan Edo de Mexico.

      As of March 31, 2003, we were organized into two main divisions: Core and Other.

Core businesses

      For the purposes of our historical financial reporting, we divided our Core activities into two main business types: Network Equipment, comprising optical networks, BBRS, European access, (the now disposed) NAA, OPP and other network equipment; and Network Services, comprising installation, commissioning and maintenance and valued added services.

      Our customer base includes telecommunications companies and providers of internet services for their public networks. In addition, we count certain large corporations, government departments and agencies, utilities and educational institutions for their private networks as customers.

Sales, marketing and distribution

      We sell our Network Equipment and Network Services using our direct sales force as well as indirect channels such as local partners and distribution partners. Our sales activities include sales and marketing organizations in all major geographic regions. There are specialized product marketing groups which support these organizations internally. In addition, we have a central marketing staff which provides strategic direction and customer and market communications support for these organizations externally. Each of these regional organizations has responsibility for account management, sales, technical support and contract negotiation.

      Our distribution partners include Ericsson, Italtel, Nokia and Siemens. We entered into a seven-year agreement with Ericsson in July 1999 that allows Ericsson to market the full range of our SDH equipment throughout the world. In June 2002, we entered into an additional seven-year agreement enabling Ericsson to source our range of next-generation DWDM optical networking equipment as well as encompassing the existing 1999 agreement on SDH equipment. We also entered into a five-year agreement with Nokia in November 1999 to market our SDH and DWDM systems.

Customers

      We benefit from the continued support of our strong customer base which comprises mainly well-established incumbent telecommunications operators and government agencies.

      The main customers of our Network Equipment and Network Services include:

•	Europe: BT, the Metro City Carriers in Germany, Telecom Italia, the U.K. Government and Vodafone Group.

•	United States: BellSouth, Qwest, Sprint, the U.S. Federal Government and Verizon.

•	Asia-Pacific: China Railcom, China Telecom, China Unicom, Telkom Malaysia and Telstra.

•	Central and Latin America: Brasil Telecom, Telcel, Telecentro Oeste, Telefonica and Telmex.

      These customers accounted for approximately 52% of our total sales during fiscal 2003.

      Bellsouth and Sprint were both significant customers of our NAA business that was sold on February 20, 2004 for cash consideration of U.S.$240 million to AFC. Bellsouth is not a customer of our continuing operations and sales to Sprint will be substantially reduced. AFC is now a significant customer of our OPP business following an agreement signed at the time of the disposal of NAA.

      Customers of our optical networks and European Access businesses are predominantly based in Europe as well as in the Asia-Pacific region and Central and Latin America. Customers of our BBRS and OPP businesses are predominantly based in the Americas. In addition, we provide network services to a number of customers in the transportation and utility sectors, mainly in Europe.

      Except for BT, each of our customers accounted for less than 6% of total sales for fiscal 2003. For the same period, BT accounted for approximately 18% of our total sales.

      We have entered into frame contracts with most of our major customers. While the terms of the frame contracts vary from customer to customer, these contracts generally set out the terms and conditions, including pricing, on which we will supply a customer with products and services. The length of frame contracts varies from customer to customer and can range from one to five years. Some of the frame contracts establish price and volume expectations which provide us with some visibility of expected sales during the terms of the contracts. However, the frame contracts do not typically guarantee the volume or value of products or services actually supplied by us, which remain at the discretion of the relevant customer. Near the end of their term, some frame contracts impose an obligation on the parties to negotiate in good faith to agree an extension of the contract.

      Customers are not normally contractually bound under their frame contracts to purchase products or services solely from us. Customers also often have the right to terminate a frame contract after a specified notice period. Notwithstanding the flexibility customers have in terms of the volume and value of the orders they place and whether they place those orders with us or one of our competitors, customers will often have a commercial incentive to continue to purchase all of their requirements for specific types of products and services from, and to have those parts of their networks serviced by us.

Network Equipment

      We design and supply communications systems that transmit and switch voice, data and video traffic predominantly in public networks. Our network equipment products include optical networking systems, broadband and narrowband switches, routers and aggregation devices, wireless transmission systems and software management systems. In addition, we sell outside plant and power products for use in communications networks.

      Aggregate sales for all of our Network Equipment businesses for fiscal 2003 were £1,036 million, representing 58% of our total sales, compared to £1,691 million, or 54% of total sales, in fiscal 2002 and £3,043 million, or 65% of total sales, in fiscal 2001.

Overview of the public network market and competition

      Historically, government-owned or government-regulated monopolies have operated public networks, which traditionally transmitted voice calls between users. Privatization and deregulation of public networks contributed to the entry of a large number of new companies into the public network market, offering new voice, data and video services.

      The public network markets in which we operate are highly competitive. Our principal competitors include Alcatel, Cisco Systems, Ericsson, Fujitsu, Lucent Technologies, Nortel Networks and Siemens. The primary method of competition in the public network market is the widespread use of open bids for equipment purchases. Buyers use a combination of factors to evaluate bids, including price, technical compliance, ability to deliver in the required timescale and provide after-sales support, financial stability and long-term viability. A number of our competitors have substantial technological and financial resources, including research and development resources, and operate in a number of significant market segments of the industry. As the public network and private network markets converge, other specialist companies in the information technology sector may also emerge as strong competitors. In addition, competitors may emerge in rapidly developing telecommunications markets such as China.

      A typical public network can be portrayed as comprising three high level layers. These are the service, switching and transport layers. Traffic in the network is moved around the network by equipment in the transport layer and routed to different points in the network by equipment in the switching layer. Equipment in the services layer defines and makes available the service associated with each particular class of network traffic, for example, voice, data or video services. Public networks, which comprise the three layers above, can typically be either access, metro or core networks, depending on the connections they establish. The access network typically connects an end user of a service to a network operator’s local exchange, where switches are located. The core network usually connects an operator’s major points of presence like, for example, the routes between two cities. The metro network typically provides connections between the access and core networks, for example, between a major city and the various local exchanges or points of presence within a particular geographic region.

      Our equipment can be found in most parts of the typical public network with:

•	our optical products predominantly operating in the transport layer;

•	our multi-service switches and softswitch in the switching layer; and

•	our range of access products found in most layers of the access network.

Optical Networks

      Communications service providers primarily use three technology standards, SDH, SONET and DWDM, to transmit voice, data and video traffic over fiber optic communications networks. DWDM is a relatively new transmission standard that is used worldwide. SDH is the digital transmission standard that is used in most regions except North America and Japan. SONET is the predominant standard that is used in North America and Japan. In June 2002, we announced that we were ceasing development of our SONET products because of continuing weak market conditions. We have never made material sales of SONET products. Sales of our optical networks products constituted 23% of our total sales in both fiscal 2003 and 2002. During the latter period, sales were predominantly in Europe and Asia, with the remainder from the Americas.

      We have focused our development on a comprehensive range of optical transmission equipment based on SDH and, more recently, DWDM.

•	Synchronous Digital Hierarchy: We were a pioneer of SDH technology following its introduction in the early 1990s and have continued to introduce next generation SDH products. We are a leading supplier of SDH transmission equipment within Europe and believe we have a tenable position in other markets including the Central and Latin American and Asia-Pacific regions. SDH contributed approximately 84% of optical networks business’s sales in both fiscal 2003 and 2002.

Our add-drop multiplexers transport voice, data and video traffic streams over ring-based optical fiber networks to provide protection against network failures. Our line systems transport high-capacity voice, data and video traffic streams between major traffic centers. We also supply cross-connects to provide points of flexibility and restoration within an SDH network and to switch traffic streams from one transmission line to another. During fiscal year 2004, we intend to launch a number of more cost effective next generation SDH products with greater functionality, for use both in core networks and for connecting residential and business customers to the core network, such as our SMA Series 4 range of add-drop multiplexers and the MSH range of cross-connects announced in September 2002.

•	Dense Wavelength-Division Multiplexing: DWDM is the transmission of closely spaced signals through a single optical fiber using wavelengths each of which functions as a separate, independent signal, and allows the capacity of installed optical fiber to be increased substantially to meet future growth in demand for voice, data and video traffic capacity. Our DWDM equipment is complementary to our SDH equipment and enables service providers to increase significantly the bandwidth of installed fiber optic cabling while still using the existing network infrastructure. Over the past few years, our share of the next generation DWDM market in Europe has grown significantly.

We have already established what we believe is a tenable market position with our photonic line system, or PLx. We have recently launched a solution-based, ultra-long-haul photonic line system, or UPLx, that extends the distance that traffic can be transported before regeneration of the signal is required. We are developing this product specifically for ultra and extended long-haul DWDM networks which will have much higher per fiber capacity than SDH or SONET networks. In 2000, we launched a remotely re-configurable photonic add-drop multiplexer, or PMA. This product allows traffic streams to be inserted and removed from a transmission ring without disturbing other traffic streams. We have also developed a range of point-to-point and ring-based metro products, PMM. DWDM contributed approximately 14% of our optical networks business’s sales in both fiscal 2003 and 2002.

Because our DWDM equipment is complementary to our SDH equipment, we intend to take advantage of our positions in the SDH markets of Europe, Central and Latin America and Asia-Pacific to sell our DWDM products to our existing SDH customer base as well as to new customers that want to make a cost effective and simple increase in their available bandwidth.

      Our network management system, or ServiceOn, manages our transmission equipment. ServiceOn provides a broad range of management functions required by a network operator. It can be used by service providers to remotely re-configure their networks in accordance with changing traffic patterns. ServiceOn also provides network performance information and has fault detection capability to support the day-to-day operation of the network.

      Our broad portfolio of optical networks products, coupled with scalability and ease of upgrade, enables us to sell optical networks to our customers which optimize network design and cost for those customers. Our focus on overall optical networks solutions, rather than single product solutions, enables us to design more cost effective networks and to integrate future product offerings over the life of frame contracts. We believe that our installed base of SDH equipment, deep customer relationships, superior knowledge of the incumbent network design, and interoperability of our products with that installed base of SDH equipment, are an important competitive advantage for both the existing and next generation SDH and DWDM product ranges.

      Our objective is to maintain a leading position in the European optical networking markets and to build market share in the Asia-Pacific region as well as Central and Latin America.

Broadband Routing and Switching

      In 2001, we refocused our technical and commercial resources in our BBRS business towards customers requiring more resilient networking platforms of the sort found in carrier class networks, namely government and military agencies, selected telecommunications service providers and other large corporations. Our BBRS business also continues to provide support services to our approximately 1,000 U.S. Federal Government, service provider and enterprise customers. Our single largest customer of BBRS products is the U.S. Federal Government with whom we have enjoyed a long relationship. To date, this has resulted in an installed base of BBRS products in U.S. Federal Government communications networks of approximately U.S.$1.3 billion in value.

      Our BBRS business contributed approximately 6% of the total revenues in fiscal 2003 and approximately 4% in fiscal 2002. The BBRS business’ sales are made predominantly in the North American market and these sales accounted for approximately 5% of our total sales in the latter period.

      Our products address the three principal packet-oriented protocols in use today:

•	asynchronous transfer mode, or ATM;

•	internet protocol, or IP; and

•	multi-protocol label switching, or MPLS, an emerging standard which provides greater predictability, quality of service, or QoS, and differentiated service levels for IP-based data, voice and video communications when compared with services available over traditional, connectionless IP networks.

      Our principal products comprise a range of multi-service switch-router devices that both establish the physical communication links between end points and determine the optimal route across the network. In addition, we also develop and sell a range of integrated access devices, or IADs, which are cost-effective solutions supporting converged voice, data and video transmissions over a single circuit. We have focused on the sale and support of our ASX-200BX, ASX-1000 and ASX-4000 range of multi-service switches, while continuing the development of our next generation BXR-48000. We believe the BXR-48000 provides the highest capacity of any multi-service switch currently available in the telecommunications industry.

      We design our switch router product platforms, such as the ASX-4000 and BXR-48000, to support communications traffic transmitted by ATM, IP and MPLS protocols. We design them to enable operators to build on their existing switching and routing infrastructure to continue to support their legacy services while offering the flexibility and scalability to roll-out next generation IP, wireless and packet voice services. We also design them to enable operators to reduce their capital investment and operating costs.

      The ASX-4000 can switch at transmission speeds ranging from 10 to 40 gigabits per second, or Gbps, and can be positioned either within the core, or at the edge, of service provider networks or high-capacity private networks. Recent developments of the ASX-4000 switch include applications to allow service providers to transport voice traffic over packet switched infrastructures such as ATM (VTOA) or IP (VoIP).

      The BXR-48000 can operate at transmission speeds ranging from 40 Gbps to 480 Gbps. It can be configured as a very high capacity router or a very high capacity switch. Routers function in the IP (packet) networking domain, while switches typically operate in the traditional voice, frame relay and ATM domains. In March 2002, following technical trials on the first BXR-48000 unit, the U.S. Department of Defense’s Naval Research Laboratory, or NRL, demonstrated the high performance, high security, speed, reliability and functionality of this product. Subsequently, in September 2002, the U.S. Department of Defense placed a firm order for the product. The military-grade capabilities demonstrated by the BXR-48000 are equally applicable for the voice, video, data and multiservice networks of service providers and large non-military institutions. In December 2002, we announced a further sale of the BXR-48000 to a leading European financial institution.

      We also provide support services to customers of our BBRS products. We report these revenues within our Network Services segment. The BBRS business service offerings range from routine technical support and assistance for our switch-routers, to dedicated, on-site project and program support for complex network environments.

      Within the broadband switching and routing market, we believe that the IP router market will be a significant source of potential growth in the longer term due to the continued growth in IP traffic and the launch of new services such as VoIP. We note, however, that the introduction of these new services is dependent on the development of technologies that permit the “toll-grade” transmission, over IP, of voice and real-time multimedia services. In the meantime, concern from carriers and security sensitivity of private network operators over the security and reliability of their networks are expected to lead to continued growth in the ATM market.

      Consequently, we intend to continue to focus our research and development on the further development of our multi-service products which support ATM, IP and MPLS protocols. In particular, our BBRS equipment is designed to enable carrier operators to address the divergent demands of today’s difficult market environment. The market demands continued support for the ATM networks that transport today’s services as well as providing a safe and viable migration path for the convergence of these networks with data oriented IP networks. The BXR-48000 is a key strategic platform through which we aim to deploy further our range of BBRS products into the networks of large telecommunications providers. Our BBRS business is now part of our U.S. ringfenced group.

European Access

      Access equipment connects the end user to a service provider’s switch or local exchange across what has been traditionally known as the “last mile” or “local loop”. This is the physical wire, fiber or wireless link that runs from a subscriber’s telephone set or other communications device to the service provider’s local exchange. We design, manufacture, sell and support a range of access equipment which maximizes the capabilities of physical transport media, including copper telephone lines, fiber optics, and both licensed and unlicensed wireless spectra. Our access systems activities have undergone significant rationalization and are now focused on leveraging our reputation and relationships in Europe to continue penetration of key customers with fixed wireless, access hub and voice software systems. Our European Access business contributed approximately 14% of our total revenues in fiscal 2003 and approximately 11% in fiscal 2002. During the latter period, approximately 85% of the European Access business’ sales were in EMEA, and approximately 10% in the Asia-Pacific region, with the remainder in Central and Latin America.

      Our principal access systems products are:

•	Digital Subscriber Line Access Multiplexer, or DSLAM. These products are typically located within an operator’s local exchange on one end of the subscriber loop providing broadband internet/DSL data and voice services. Our access hub, which can be configured as an advanced high density DSLAM, also incorporates integrated ATM edge switching and IP multi-casting functionality. This enables it to perform as a broadband aggregator for multiple applications including voice, video and data services as well as providing conventional DSLAM functionality, such as asymmetric digital subscriber line, or ADSL, capabilities. This next generation product offers one of the highest port densities available in the industry and is optimized for ease of configuration and management. We launched our access hub platform in 2001 and have already won two major frame contracts with Telecom Italia and Telkom (South Africa). Wind (Italy) is also a customer.

•	Fixed Wireless. Our Skyband MDRS product family encompasses our point-to-point, or PtP, portfolio which offers long and short haul SDH transmission for services ranging from trunk networking, local access bypass and mobile network feeder applications. Our Skyband MDMS point-to-multi-point, or PtMP, portfolio offers cost- effective broadband wireless solutions ranging from 2.4 Ghz to 32 Ghz, depending on the country’s frequency allocation, and supports subscriber voice and broadband data, using both standards-based and optimized techniques. Our radio planning and installation services enhance our ability to offer customized, cost-effective solutions for network operators and service providers. The main customers of our range of fixed wireless access products include mmO(2) (Germany) and E-plus (Germany).

•	Voice Systems. We provide switching hardware and software to telecommunications and media carriers in both legacy narrowband and next generation networks. The three main activities are:

•	Narrowband Switch Support. We continue to supply upgrades and extensions to our significant installed base of narrowband voice telephony systems, or System X. The majority of this installed base is in the United Kingdom. The need for operators to adapt their networks to changing traffic patterns, predominantly caused by the growth in internet traffic, has driven upgrades and extensions.

•	SoftSwitch. This next generation product is a system which builds on many of the features of the narrowband switch allowing network operators to combine their traditional telephony services with broadband multimedia and high-speed data services across a single broadband packet switched network. Our SoftSwitch is currently one of only a limited number of products offering full class 5 capability available in the market. It can therefore address both public and private network applications and has been designed to allow customers significantly to reduce the cost of operating their networks. We have installed our SoftSwitch in the Dubai Marina project where it is currently delivering voice and multimedia services. It is also undergoing trials with a number of customers in the United Kingdom. In December 2002, we announced the sale of our SoftSwitch system to support Jersey Telecom’s roll out of a suite of commercial and residential broadband services.

•	Intelligent Networks. As legacy narrowband services have evolved, operators have experienced an increasing need to provide additional value added services that can be billed to individual subscribers. We believe our intelligent networks products are amongst the leading products in the U.K. market in the provision of hardware and software for fixed networks that allow carriers to offer a range of enhanced voice services, beyond those contained in existing narrowband switching products. These services, such as 0800 numbers, voicemail, call waiting and ringback, can be controlled from a small number of service points where data and applications can be stored and updated centrally. Intelligent network products also work with switches from other manufacturers, increasing their attractiveness to operators whose systems contain a range of products.

The services offered by these products provide differentiating capability for our customers. We therefore undertake directly customer-funded developments as well as self-funded research and development. The voice systems activities’ primary geographical market is the United Kingdom where we have a strong position in the U.K. circuit switching market and we are an equipment supplier to customers such as BT, Cable and Wireless, NTL and Telewest, each of which relies on us for upgrades and care and maintenance of installed equipment. Our narrowband switching products are deployed in approximately 70% of BT’s local telephone exchanges and are central to the U.K. public service telephone network, or PSTN. We see our initial market entry for our new SoftSwitch product as the confluence of the growth in IP Voice, IP managed VPN, and the growth of DSL. This creates an opportunity to develop a new range of cost-effective services for corporations, by extending the reach of their private networks to smaller locations and, through DSL connectivity to home workers.

Initially establishing the SoftSwitch as a major supplier in this sector will provide the foundation for further expansion into small-to medium-sized enterprises and then pure residential services, as opposed to corporate home workers.

•	Other Access Products. We have a range of other access products that are deployed in our customers’ networks, including our Deep Fiber DMP product. This product brings the high bandwidth of the core fiber network into the access network.

Outside Plant and Power

      We are one of the major providers of outside plant and power products and services in North America. We are one of the major suppliers to Qwest, Verizon BellSouth, SBC, Sprint, AT&T and MCI. In addition, we are a supplier to Cingular, Telcel and U.S. Cellular. We currently have contracts to provide services to Bechtel in the building of wireless networks for AT&T and Cingular. Our OPP business contributed approximately 7% of our total revenues in fiscal 2003, and approximately 8% in fiscal 2002.

      Our OPP business has three primary product lines:

•	Outside Plant supplies connection, protection and enclosure products for the local loop, and is a supplier in enclosure design such as thermal management and analysis, water and dust intrusion, equipment packaging techniques and corrosion resistance. Although these are primarily passive hardware products, the trend of placing sensitive electronics outside the local exchange and closer to the subscriber requires increasingly sophisticated enclosures and static protection. The connection and protection products include distribution pedestals, building entrance terminals, cross connect terminals, cable television enclosure products, fiber optic splice enclosures, large electronic configuration cabinets, central office main distribution frames, heat management systems, power surge protection devices and connection blocks and terminals. The enclosure products are metal and plastic cabinets that house equipment such as power supplies, connection products, and digital and wireless transmission equipment.

•	Power supplies power systems to service providers and telecommunications equipment manufacturers for the local loop, local exchange switching, wireless sites and other customer equipment such as computer networks. Our power products and systems include large power systems for local exchange applications, smaller cabinet power systems with “plug and play” flexibility, modular power systems, custom power subsystems sold to OEMs, DC distribution and DC-DC conversion systems and traditional ringing and signaling equipment. We market our family of power products under Vortex, Lorain and other brand names. We base them on a single integrated platform suitable for multiple wireline and wireless applications. This microprocessor-based “plug and play” architecture allows for software-based configuration, management, monitoring and local and remote power system access that is easily expanded for system configuration and control.

•	Services provides customers with software that allows for remote monitoring and control of power systems as well as complete program management support for communications systems deployment. Additionally, we provide a range of customer services, including site contract maintenance and breakdown service, spare parts provisioning, equipment depot repair, and training.

      The OPP business’ principal geographic markets are in North America and Central and Latin America. Our OPP business is now part of our U.S. ringfenced group.

      We have significantly rationalized the OPP business and we are managing it for value and ultimately for disposal. The proceeds of this disposal will be used to repay part of our outstanding Notes.

Other Network Equipment businesses

      Other Network Equipment businesses contributed approximately 3% of our total sales in fiscal 2003, and approximately 4% in fiscal 2002. These comprise mainly the following businesses:

•	Marconi Interactive Systems, or MIS: MIS manufactures payphones and multimedia terminals which range from an indoor “desk top” phone through to sophisticated street multimedia terminals which have voice telephony and internet access capability. The business is predominantly U.K.-based and sells primarily to the major public network customers such as BT, Telecom Italia, Singtel, Telenor, Teledanmark and, through Loxley Business Information Technology Company Limited, TelecomAsia.

•	Network Equipment — South Africa: Our operations in South Africa include the design, manufacture and supply of a range of terminal products including telephones, PABX key-systems and public payphones. On December 23, 2002, we disposed of our 51% interest in our optic fiber cable and copper cable business, ATC (Proprietary) Limited.

Network Services

      Our Network Services activities comprise a broad range of support services to telecommunications operators and other providers of communication networks. We support both our own products as well as those of other vendors of network equipment.

      Aggregate sales of all our Network Services activities for fiscal 2003 were £742 million, or approximately 39% of our total sales, compared to £969 million or approximately 30% of total sales in fiscal 2002 and £1,016 million or approximately 21% of total sales in fiscal 2001.

Overview of the Network Services market

      The substantial reduction in sales of network equipment has led to corresponding reductions in the network planning, installation and commissioning services associated with the sales of new products. However, as network operators have sought to reduce expenditures to cope with excess capacity, the requirements for maintenance and support have continued. In some cases new opportunities have emerged as operators have sought to consolidate vendors and outsource additional services. We believe this is a trend that is expected to continue and to mitigate, to some extent, the decline in sales of services related to new products sales.

      The fragmented nature of the network support services market means there are no dominant competitors in the provision of services to the public network market. However, major telecommunications vendors, such as Alcatel, Cisco Systems, Ericsson and Lucent Technologies are extending their service capabilities to offer total solutions in direct competition to us. In addition, major information technology and systems integrators, such as CSC, EDS and IBM, are now offering telecommunications solutions to their customers. Furthermore, independent service and support organizations such as Dimension Data and Telindus offer a broad portfolio of services.

      The principal method of competition in this market is through open bidding. Services may also be sold as a part of, or linked to, equipment sales.

Service offerings

      We provide, plan, build and operate support services to both fixed line and wireless network operators in many countries around the world. We target customers in the service provider, large-scale “carrier class” markets and in the government, transport and utilities sector. The services segment has two main sub-groupings:

•	Installation, Commissioning and Maintenance, or IC&M, which comprises the following activities:

•	Customer Fulfillment provides project management, installation and commissioning, field engineering support and customer training. The main markets are the United Kingdom, North America, Germany and Italy. The North American activities are associated with the OPP business and are included in the U.S. ringfenced group.

•	Managed Services supports the installed base of our equipment worldwide through technical support, on-site maintenance and spares & repairs management. Managed services also remotely monitors, manages and supports customers’ live networks. Services are provided from a global network of technical assistance centers, or TACs, and stock hubs and network operation centers, or NOCs. We operate thirteen TACs, five in the United States, two in the United Kingdom, two in the rest of Europe, two in Canada, and one in each of Japan and Australia, offering around-the-clock telephone assistance to customers. We also have five NOCs, one in each of Australia, Germany, Italy, the United Kingdom and the United States, for remote monitoring, fault diagnosis and network repair. We can support our own product range as well as products supplied by other communication equipment companies.

•	Operational Support Systems provides the software systems and systems integration services that enable operators to maximize the efficiency of their networks and the quality of the services they provide to customers.

      The bulk of these services are related to the sale of our products, although we also have considerable experience of working with equipment from other vendors.

Value-Added Services, or VAS, which comprise the following activities:

•	Integrated Systems provides turnkey projects and plan, build and operate services for non-telecommunications businesses in market sectors such as transportation and government. The projects involve planning, building, operating and supporting carrier class telecommunications infrastructure and are generally long-term. The principal geographical markets are the United Kingdom, Germany and the Middle East.

•	Wireless Services provides radio frequency consulting services to both wireless and wireline network operators. These are primarily consulting and contractual services for site acquisition, mast design and construction, radio frequency cell site planning and network optimization. Our radio planning and installation services enhance our ability to offer customized, cost-effective solutions for network operators and service providers. In North America, our primary focus is on radio cell site planning and network optimization. In Europe, the Middle East and Africa, or EMEA, our principal geographical markets are the United Kingdom, Saudi Arabia, the Netherlands and Germany.

•	Managed Services provides customer support services associated with our BBRS equipment.

      We have developed our services businesses over a number of years. In EMEA, installation and commissioning services were necessary to support equipment sales to service providers. In North America, the business developed through supporting the data networking and power markets. The integrated systems activities have developed organically to support complex mission critical network projects for large enterprises.

      We intend to continue to drive process and efficiency improvements throughout Network Services’ operations to reduce costs, improve customer satisfaction and increase both revenues and margins. In addition, we intend to increase the proportion of equipment sales that include support contracts and more cross-selling of existing services across markets and customers.

      Within Integrated Systems, our key initiative is to expand out of our strong U.K. base into carefully selected overseas markets, for example, Germany through a combination of skills transfers and working with selected partners.

      We intend to grow our Wireless Services business by targeting mobile network operators operating 2G networks and planning 3G networks and equipment vendors providing turnkey projects to the mobile network operators who require service partners.

Other Businesses

      Our Other businesses comprise certain non-essential businesses that we manage for value and ultimately for disposal. Activities in the Other segment included our holdings in Easynet Group plc and Bookham Technology plc.

Easynet Group plc

      On July 26, 2001, we merged our 92% interest in ipsaris Limited into Easynet Group plc, a U.K. registered company listed on the London Stock Exchange. We acquired 71.9% of the issued share capital of Easynet and control of 49.9% of Easynet’s issued voting capital. Easynet’s share capital comprises voting ordinary shares and non-voting convertible shares. The closing of the Ultramast Limited capital reduction on February 24, 2003 and the settlement of the litigation associated with Ultramast Limited allowed us to acquire approximately a further 1.3 million ordinary shares in Easynet. However, these shares, together with some of the ordinary shares we already held, were converted into convertible ordinary shares so that we did not own more than 49.9% of the voting ordinary shares. We disposed of our entire interest in Easynet Group plc through placings which were effected on July 4, 2003 and September 4, 2003. We accounted for Easynet as an affiliate in our consolidated financial statements prior to its disposal.

Bookham Technology plc

      On December 17, 2001, we sold our optical components business to Bookham Technology plc in exchange for 9% of its issued ordinary shares. Bookham is a provider of optical components to us and other network equipment vendors. Pursuant to a subsequent agreement between Bookham and Nortel Networks Corporation, our interest was diluted to approximately 6% of Bookham. On September 24, 2003 we sold our entire interest in Bookham through a placing with institutional investors.

Other

      The Other businesses did include our Italian-based public mobile radio networks business, which developed base stations and controllers for 3G networks until its disposal to Finmeccanica SpA on July 17, 2003.

      Other activities in the Other segment include a number of minor activities, investments and assets, all of which have been sold as of the end of the quarter ended September 30, 2003.

Research and Development

      We expended approximately £274 million, or approximately 15% of total sales, on research and development, or R&D, in our Network Equipment and Network Services businesses in fiscal 2003 and €483 million, or approximately 15% of total sales for fiscal 2002. We funded the entire amount.

      We intend to continue to provide a competitive product portfolio building on existing market leading characteristics across our Network Equipment and Network Services product areas despite this reduction in expenditure. As revenues stabilize, we expect that R&D expenditure will amount to approximately 10% of expected Network Equipment and Network Services revenues.

      Optical networks accounts for the our largest product portfolio and generates the largest revenue base. Optical networks R&D expenditure accounted for almost 40% of our total R&D expenditure during fiscal 2003 as opposed to approximately 34% for fiscal 2002. Current R&D projects have been selected on the basis that they are expected to yield a higher overall return. We are maintaining continued investment in next generation SDH products, in particular our recently launched Series 4 product range which has been designed to be more cost effective and offer service providers greater functionality than previous generations of the product. We are also focusing on the development of our next generation optical cross connect, the MSH range, our Metro product range, which is designed for metropolitan applications, as well as our long-haul DWDM products and further upgrades to our network management software with the creation of elements to allow new product network integration and the development of a network control layer. Investment in network management should ensure that our customers will retain a full optical network solution, which evolves along with individual product developments.

      The BBRS business accounted for approximately 23% of our total R&D expenditure in fiscal 2003 and 2002. Over half of this expenditure was focused on the development of our new multi-service core switch, the BXR-48000. In November 2002, we demonstrated our ability to support the transport of encrypted high speed data and high definition videos streams over the BXR-48000 using our newly developed 10 Gbps OC-192c ATM interface card. Ongoing initiatives on the BXR-48000 are focused on enhancing the product’s IP functionality. Other ongoing programs include the further development of the ASX-4000 switch to incorporate applications that will allow customers to transport voice traffic over ATM and IP infrastructures.

      R&D expenditure for our European Access business accounted for approximately 18 percent of our total R&D expenditure in fiscal 2003 as opposed to approximately 31 percent in fiscal 2002. During the first calendar quarter of 2002, we carried out an in-depth review of our complete portfolio of access solutions. This review was based on an evaluation of the forecast levels and timing of returns on investment and the cash generation potential of each product line. Following the review, we streamlined our portfolio of access technologies and refocused our R&D expenditure. In Europe, investment now only occurs in products that meet European Technology Standard Institute, or ETSI, requirements and that will build on current market and customer positions. Consequently, R&D is being targeted on three key product ranges: the Access Hub platform, the Skyband fixed wireless access products and the Softswitch. Planned future developments of these products include the ability to aggregate traffic from 3G mobile base stations into the Access Hub, the addition of further frequency bands and voice and video functionality in the design of the fixed wireless products and the addition of further features and functionality to the Softswitch. R&D investment in North American access products is focused on leveraging their deployed position with existing customers such as BellSouth. The current portfolio of copper-based and fiber-based products are being evolved to support greater deployment flexibility as well as broadband services. Other ongoing R&D efforts are focused on reducing the costs of these platforms.

      The remaining R&D investment in the year ended March 31, 2002 related mainly to OPP products and wireless software. We are currently focusing our R&D efforts in the OPP business towards the completion of our next generation power platform and web-based monitoring system. Smaller projects are also under way to develop customer specific products as well as redesigning the current product portfolio to reduce costs. Our wireless R&D efforts are focused on two product streams, OSS solutions and Wireless Network Planning solutions.

Intellectual property

      We own a number of intellectual property rights including patents and designs throughout the world. We have a number of patent and know-how and other licenses from third parties relating to products and methods of manufacturing products. We have also granted patent and know-how and other licenses to third parties.

      Because we develop some of our technologies through customer-funded research, we may not always retain proprietary rights to the products we develop.

      We rely on patents, trademarks, trade secrets, design rights, copyrights, confidentiality provisions and licensing agreements to establish and protect our proprietary technology and to protect against claims from others. Infringement claims have been and may continue to be asserted against us or against our customers in connection with their use of our systems and products. We cannot ensure the outcome of any such claims and, should litigation arise, such litigation could be costly and time-consuming to resolve and could result in the suspension of the manufacture of the products utilizing the relevant intellectual property. In each case, our operating results and financial condition could be materially affected. See “Business  — Legal proceedings”.

      The “Marconi” trademark used by many of our businesses is identified with and important to the sale of our products and services. It is either registered or the subject of an application for registration in approximately 120 territories, including all of those territories which we currently view as being our major trading territories.

      In connection with our restructuring, we consolidated our patents and patent applications owned by our U.S. and U.K. subsidiaries into three separate special purpose vehicles organized for that purpose. Those patents and patent applications have been allocated as follows:

•	Patents and patent applications owned by our U.K. subsidiaries were assigned to Marconi Intellectual Property U.K. Limited and then each licensed back to the appropriate operating subsidiary.

•	Patents and patent applications that were owned by U.S. subsidiaries and used in the BBRS business, OPP business or (until disposed) NAA business were assigned to Marconi Intellectual Property (Ringfence), Inc. and then licensed back to the appropriate operating subsidiary.

•	Patents and patent applications that were owned by U.S. subsidiaries and not used in the BBRS business, OPP business or (until disposed) NAA business were assigned to Marconi Intellectual Property, Inc. and then licensed back to the appropriate operating subsidiary.

•	Patents and patent applications as well as any other intellectual property owned by our German subsidiaries were assigned to a security trustee to facilitate the granting of security in Germany and then licensed back to the appropriate operating subsidiary.

•	Patents and patent applications that were not owned by U.S., U.K. or German subsidiaries remained in place.

      In addition, security interests have been granted to our scheme creditors over all of our intellectual property. In connection with granting the security interests, we agreed to limit the transfer of patents and patent applications within the group and to third parties. In so doing, we agreed to limit those transfers to transfers made in the ordinary course of business or, if not in the ordinary course of business, made with the consent of Marconi Corporation plc. In relation to the sale of the NAA business that completed on February 20, 2004, the divested assets of NAA were released from the global security interest pursuant to a Release Agreement, dated February 10, 2004, between The Law Debenture Trust P.L.C. (in its capacity as Security Trustee) and Marconi Corporation plc and its affiliates (including Marconi Communications, Inc. and Marconi Intellectual Property (Ringfence) Inc.).

Employees

      The table below sets out the average number of people (full time equivalents) we employed in the previous three financial years:

	For the year ended,
	March 31,

(in thousands)	2003	2002	2001

Employees by business:
Core:
Network Equipment	13	19	24
Network Services	6	8	9
Other	—	—	1

	19	27	34
Other:	1	3	3
Continuing operations	20	30	37
Discontinued operations(1)	1	15	15
Group employees	21	45	52
Share of joint venture employees	—	3	4

	21	48	56

Employees by location:
United Kingdom	7	17	22
The Americas	5	12	17
Rest of Europe	7	15	13
Africa, Asia and Australasia	2	4	4

	21	48	56

(1)	Includes approximately 250 employees who remained with the NAA business that was sold on February 20, 2004.

     During fiscal 2003, we took a number of steps to reduce our workforce as we restructured our cost base in response to the deterioration in trading conditions we experienced.

      A number of our employees are collectively represented by and are members of trade unions and work councils. Membership and representation varies from country to country, and we have entered into various collective bargaining agreements. It is our practice to renew or replace our various labor arrangements relating to continuing operations as and when they expire, and we are not aware of any material arrangements whose expiration is pending and which is not expected to be satisfactorily renewed or replaced in a timely manner. We have not experienced any material work stoppages or strikes in the past three fiscal years. Although trade unions, from time to time, have publicly expressed dissatisfaction with our plans to reduce our workforce, we believe that relations with our employees are generally good.

Facilities

      Our registered office is located at New Century Park, P.O. Box 53, Coventry, Warwickshire, CV3 1HJ. Our London office is located at 34 Grosvenor Square, London, W1A 4QP.

      We have facilities in the United Kingdom, continental Europe, North America, Africa, Asia and Australasia. We own or lease all of our principal sites. Our principal facilities are as follows:

Owned property

		If current Leasehold,	If leasehold	Building or site
Location	Tenure	Rent per annum	Expiry of term	area sq ft	Principal use

122 Edward Street St. Thomas, Ontario N5P 1Z2 Canada	Freehold	Not applicable	Not applicable	45,000	Manufacturing
Hueftelaecker 1 T Backnang Germany	Freehold	Not applicable	Not applicable	8,762	Offices R&D
Gerberstrasse 33 71522 Backnang Germany	Freehold	Not applicable	Not applicable	714,160	Offices R&D
Max-Planck Str. 1 77656 Offenburg Germany	Freehold	Not applicable	Not applicable	454,000	Manufacturing
MAIN SITE S.P. Casapuzzano Marcianise Italy	Freehold	Not applicable	Not applicable	113,021	Manufacturing
Via Ambrogio Negrone 1/A (excluding L1 floor) 16153 Genova Italy	Freehold	Not applicable	Not applicable	284,899 including Via Ludovico Calda 5	Offices R&D
Via Ludovico Calda 5 16153 Genova Italy	Freehold finance lease	Finance Lease Payment £755,834	Finance Lease Arrangement ends January 2007, then Freehold	See Via Negrone above	Offices R&D
Iron Road, New Era Springs Johannesburg 1560 South Africa	Freehold	Not applicable	Not applicable	318,289	Manufacturing & Offices
18/20 Denington Road Northants Wellingborough U.K.	Freehold	Not applicable	Not applicable	44,929	Offices & Services
Reltec Corporation Grange Georgia 30240 104 Wiley Road La U.S.A.	Freehold	Not applicable	Not applicable	172,004	Manufacturing
956 North Broadway Extended Greenville, Mississippi MS 38702 U.S.A.	Freehold	Not applicable	Not applicable	126,416	Manufacturing & Offices

		If current Leasehold,	If leasehold	Building or site
Location	Tenure	Rent per annum	Expiry of term	area sq ft	Principal use

Evergood, 325 Welcome Center Blvd. Welcome, NC 27374 North Carolina U.S.A.	Freehold	Not applicable	Not applicable	158,000	Manufacturing & Offices
1000 Marconi Drive Warrendale, PA 15086 Pennsylvania U.S.A.	Freehold	Not applicable	Not applicable	574,286	Manufacturing, Offices and R&D
1122F Street Lorain, OH 44502 Ohio U.S.A.	Freehold	Not applicable	Not applicable	311,495	Manufacturing & Offices

Leased properties

		If current Leasehold,	If leasehold	Building or site
Location	Tenure	Rent per annum	Expiry of term	area sq ft	Principal use

SCALA West Solmsstrasse 83 60486 Frankfurt Germany	Leasehold	£1,570,000	2011	116,500	Offices and R&D
Lot 24 Kumlim Industrial Estate 00009, Kulm, Kedah Daralam Malaysia	Leasehold	No cost to Marconi Joint Venture Property	2046	348,483	Manufacturing
New Century Park PO Box 53 Coventry CV3 1HJ U.K	Leasehold	£1,313,200	2021	618,924	Offices and R&D
New Horizon Park Waterman Road Coventry U.K	Leasehold	£645,579	2005	314,000	Offices and Manufacturing
13 Wilison Road Huyton Liverpool L36 6AE U.K	Leasehold	£23,000	2076	105,497	Warehousing & Distribution
Edge Lane Liverpool L7 9NW U.K	Leasehold	£1,454,000	2012	221,010	Offices & R&D

      There has been significant consolidation from existing facilities concentrating our activities on our remaining major key hub locations. We believe that our principal facilities are suitable and adequate for their use. Use of these facilities may vary with economic and other business conditions, but none of the principal plants are idle.

Environmental And Other Regulations

Environmental and employee health and safety matters

      We are subject to increasingly stringent regulation under various U.K., U.S., EU and other international, national and local laws and regulations relating to employee safety and health, and environmental protection, including law and regulations governing air emissions, water discharges and the use, management and disposal of hazardous substances.

      One of the many environmental laws affecting us in the United States is “CERCLA”, which is the primary federal statute governing clean-up of contaminated properties. CERCLA can impose joint, several and retroactive liability for the costs of investigating and cleaning up contaminated properties, without regard to fault or the legality of the original conduct. Potentially liable parties under CERCLA can include current and former owners or operators of a site, as well as those who generate or arrange for the disposal of hazardous substances. Environmental laws in other jurisdictions can also impose significant clean-up liabilities.

      We are currently conducting an investigation or clean-up at approximately 20 contaminated sites, principally in the United States including three clean-ups under obligations imposed under CERCLA. The remaining sites are being cleaned up voluntarily in connection with a prior property sale or purchase, or pursuant to government directive. We estimate the total cost to clean up all of these sites will be between approximately £10 million and £20 million. A number of these and other of our current and former sites were associated with hazardous substance use and may give rise to unforeseen liabilities. We could therefore incur additional clean-up costs upon the discovery of new contamination at these or other sites for which we may be found to be responsible, either directly under CERCLA or other laws, or through a contractual indemnity obligation as the result of a prior property or business sale. We could also incur additional costs as a result of any related personal injury or property damage claims. Although such additional costs, if any, could be substantial, we are not aware of any material claims and do not expect future clean-up or related costs to have a material affect on us. Litigation is by its nature an unpredictable form of risk and is disclosed wherever unliquidated damages are sought but no information is currently available that indicates a material liability.

      The European Commission has issued two directives which will require member states of the EU to meet certain targets for collection, re-use and recovery of waste electrical and electronic equipment. It is likely that these obligations will be achieved through legislation placing the responsibility for meeting these obligations on equipment producers. Producers will also be required to phase out certain hazardous materials from the equipment. This legislation could significantly increase costs to producers of electrical and electronic equipment.

      We regularly audit our facilities’ compliance with employee safety and environmental requirements. We have not incurred material capital expenditures for environmental, health or safety matters during the past three financial years, nor do we anticipate having to incur material capital expenditures during the current or the succeeding financial years. Although environmental costs cannot be predicted with certainty, we believe that costs relating to non-compliance or liability under current environmental, health and safety laws and regulations will not have a material adverse effect on our financial condition or results of operations as a whole.

Other government regulation

      Our products are subject to industry-specific government regulation and legislation in the United States, the European Union and throughout the world. For example, our Network Equipment business must comply with U.S. Federal Communications Commission requirements and regulations and other safety regulations governing communications products sold in the United States. Our businesses would suffer if they failed to obtain or lost the certifications, clearances and authorizations required to participate in new or existing projects. In addition, we could be subject to fines, criminal sanctions or the revocation of important licenses and certifications if we fail to comply with government regulations. We believe that any non-compliance or liability under current government regulations will not have a material adverse effect on our financial condition or results of operations as a whole.

Legal proceedings

      We are not and have not been engaged in, nor, so far as we are aware, do we have pending or threatened by or against us, any legal or arbitration proceedings which may have or have had in the recent past, including at least the 12 months immediately preceding the date of this prospectus, a significant effect on our financial position as a whole, except as set out below. Where a liquidated sum is claimed, a de minimis figure of £5 million has been applied in determining which claims may have a significant effect. The figures given are the full amounts claimed by the claimants in each case, which may be much greater than the amounts the claimants realistically believe they can recover. We and our other former group companies intend to defend claims vigorously. While we believe that we have meritorious defenses, the duration and outcome of the litigation are not predictable at this point.

Claims against us or our former group companies

      The following represents the largest outstanding claims made against us or our former group:

•	Marconi Corporation, FORE Systems Inc., or FORE Systems, and 13 persons who were then directors and/or senior executives of FORE Systems are defendants in a consolidated class action lawsuit filed in the United States District Court for the Western District of Pennsylvania on behalf of the public shareholders of FORE Systems, other than defendants and their respective affiliates. The action alleges that Marconi Corporation violated federal securities law in relation to Marconi Corporation’s tender offer for FORE Systems’ shares, FORE Systems’ grant of share options to certain of the individual defendants and the treatment afforded the individual defendants’ share options in that tender offer and in the merger agreement between Marconi Corporation and FORE Systems. Millionerrors Investment Club is the representative of the named plaintiff class. The Complaint seeks unspecified damages, counsel and expert fees, other costs of the claim and other unspecified relief. Plaintiffs’ lawyers have stated that their damage claims would total $450 million. On August 21, 2002 the District Court granted summary judgment in favor of defendants on all claims. On September 23, 2002, the plaintiffs filed a notice of appeal. The appeal has been stayed and the case remanded to the district court to consider a settlement agreement reached among the parties. Under the terms of the Settlement Agreement, the Directors and Officers liability insurance carrier will pay $250,000 to defray a portion of the Plaintiff Class Attorneys’ verifiable out-of-pocket expenses and Marconi Corporation, Marconi Communications or their designee will pay up to $50,000 for the costs of notice to the class. On February 27, 2004, the court approved the settlement and entered the final order and judgment, which is subject to appeal for 30 days thereafter.

•	FORE Systems, together with six of its former directors and officers, are defendants in a consolidated class action lawsuit filed in the United States District Court for the Western District of Pennsylvania on behalf of a class of persons, other than defendants and their respective affiliates, who purchased FORE Systems securities during the period July 19, 1996 to April 1, 1997, inclusive. Robert K. Bell is the first named plaintiff class representative. The plaintiffs allege that, during this period, FORE Systems misrepresented material facts relating to its results of operations, competitive position and future prospects and concealed its alleged deterioration, declining growth and inability to compete successfully until the April 1, 1997 preliminary release of FORE Systems’ projected results of operations for fiscal 1997. The plaintiffs also allege that FORE Systems’ financial statements for the quarters ended June 30, September 30 and December 31, 1996 improperly recognized revenues on sales to certain customers. These alleged misrepresentations are said to constitute violations of the anti-fraud provisions of Section 10(b) of the U.S. Securities Exchange Act of 1934 and, as to the individual defendants, of Section 20(a) of the U.S. Securities Exchange Act of 1934. The plaintiffs’ consolidated complaint seeks unspecified damages, counsel and expert fees and other costs of suit and other unspecified relief. The defendants have denied all allegations of wrongdoing. Discovery has concluded, and both plaintiffs and defendants have filed their respective pre-trial statements. The plaintiffs’ damages expert had initially estimated damages at $792 million, then $865 million and then $724 million. By order dated August 2, 2002, the court granted the defendants’ motion in limine to exclude testimony from the plaintiffs’ damages expert. At the same time, the court denied a motion to exclude testimony from the plaintiffs’ liability expert and discussed a proofs of claim procedure which, if liability were found, would follow a liability trial. The court also certified the damages issue for an interlocutory appeal to the U.S. Court of Appeals for the Third Circuit. The plaintiffs did not appeal the court’s decision. The parties have agreed to a settlement, which resulted in the Marconi group not making any payment to the plaintiff class. The court approved the settlement and entered the final order and judgment on December 22, 2003. No appeals were filed.

•	FORE Systems is a defendant in a lawsuit filed by Bell Communications Research, Inc., now known as Telcordia Technologies Inc., or Telcordia, on October 14, 1998 in the United States District Court for the District of Delaware. Upon filing the case, Telcordia, a patent holder, alleged that FORE Systems infringed four patents owned by Telcordia, and sought unspecified damages for past infringement and an injunction against future infringement. FORE Systems denied infringement and asserted the affirmative defenses of invalidity, unenforceability, laches, equitable estoppel, implied license, misuse and unclean hands. In addition, FORE Systems counterclaimed for a declaratory judgment on non- infringement, invalidity, unenforceability, laches, equitable estoppel, implied license, misuse and unclean hands and asserted affirmative claims seeking damages for reformation of contract based on fraud, breach of the covenant of good faith and fair dealing, negligent misrepresentation and common law unfair business practices and competition. Prior to trial, Telcordia dismissed with prejudice its claims for infringement of two of the four asserted patents, and FORE Systems dismissed with prejudice its counterclaims for reformation of contract based on fraud, breach of the covenant of good faith and fair dealing, negligent misrepresentation and common law unfair business practices and competition. Discovery in this case has closed.

•	Telcordia maintained its claims for infringement on the remaining two patents. The district court conducted a claim construction hearing in late August 2000 and subsequently entered an order construing the claims of the two remaining patents in suit. Telcordia, taking the position that it could not, given the court’s patent claim construction, prevail on its claims of infringement at trial, moved the district court to enter an order finding that FORE Systems had not infringed the two remaining patents in suit so that the case would be procedurally postured for appeal. FORE Systems subsequently moved the district court to require that Telcordia identify which of the construed patent claim elements it contended were in error and precluded Telcordia from proving infringement. Telcordia identified some claim elements, and, on September 21, 2001, the district court entered a final judgment of non-infringement on the two remaining patents. Telcordia filed notice of appeal on October 19, 2001, and filed its opening brief on March 18, 2002. FORE Systems’ opening brief was filed on May 28, 2002. Telcordia filed its reply on July 23, 2002, and FORE filed its reply on August 9, 2002. Oral argument in the appeal took place on February 3, 2003. In its decision, announced on March 27, 2003, the U.S. Court of Appeals for the Federal Circuit unanimously affirmed the district court’s judgment on one of the two patents, and on the other patent, by a majority decision, remanded the case back to district court for further proceedings. As a result of the U.S. Court of Appeals’ decision to remand the remaining patent to the district court, the district court heard the supplemental claim construction hearing on September 29, 2003 for purposes of construing the claims of the remaining patent. In accordance with the appellate court’s ruling, the district court reconsidered its claim construction and issued a claim construction that permitted Telcordia to maintain its claim of infringement at trial. After the district court’s revised claim construction, the parties entered into settlement negotiations. On January 12, 2004 the parties entered into a letter of understanding (“LOU”) wherein FORE Systems agreed to pay Telcordia $23.5 million in exchange for a license for Marconi Communications, Inc. (f/k/a FORE Systems) and all affiliated Marconi companies under Telcordia’s ATM patent portfolio and as full and final settlement of all outstanding claims. Payment will be made in accordance with and upon execution of a final confidential settlement agreement, which is currently being negotiated. Additionally, as a result of the LOU, the parties agreed to have the court remove the trial date originally set for February 8, 2004, from its docket.

•	FORE Systems is a defendant in a second lawsuit filed by Telcordia, a patent holder, on June 8, 1999 in the United States District Court for the District of Delaware. Telcordia’s second lawsuit alleges that FORE Systems has infringed two additional Telcordia patents. FORE Systems has denied infringement and asserted the affirmative defenses of invalidity, unenforceability, laches, equitable estoppel, implied license, misuse and unclean hands. In addition, FORE Systems has counterclaimed for a declaratory judgment on the issues of non-infringement, invalidity and unenforceability. FORE Systems has also asserted a counterclaim seeking damages for Telcordia’s infringement of a FORE Systems patent. The case was scheduled for trial in November 2000. However, all proceedings have been stayed pending the outcome of the proceedings in the first lawsuit described above, and discovery in this second case has not yet been completed. The second case is included in the settlement of the case detailed in the immediately preceding paragraph above.

•	Systems Management Specialists, Inc., or SMS, is a defendant in a demand for arbitration brought by Esprit de Corp, or Esprit, in April 2002. This action relates to two outsourcing agreements entered into by Esprit and SMS in 1995 and 1999; Esprit alleges that SMS breached its obligations under the agreements and is seeking damages in range of U.S. $8.8 — $18.2 million. The pleadings portion and discovery phase between SMS and Esprit have commenced and the arbitration hearing was to have been conducted in Los Angeles, California, U.S.A. Initially, the parties had agreed to conduct the arbitration hearing during a two week period in May, 2003, with discovery and briefing to take place before that time. However, this has been delayed and the hearing is now scheduled to take place between October 13-24, 2003.

M (2003) plc was originally a party to the arbitration demand under a legal theory alleging that SMS and M (2003) plc are alter egos of one another. Esprit released M (2003) plc from its original arbitration demand, but then named M (2003) plc in a federal court proceeding. In response, M (2003) plc moved to stay the federal court proceeding until after the arbitration between SMS and Esprit has concluded. The Court granted M (2003) plc’s motion to stay, and, therefore, Esprit will be permitted to proceed on its claims against M (2003) plc only after the arbitration between SMS and Esprit is completed, and only to the extent Esprit prevails on any of its claims in the arbitration against SMS.

On September 17, 2003, the parties tentatively agreed to settle the above proceedings for a payment by SMS to Esprit in the amount of U.S. $710,000.00. The settlement agreement and negotiations have not been finalized based on a disagreement among the parties regarding certain language in the draft settlement agreement, and whether it contains a full release of potential indemnity claims Esprit may have in the future arising out of third party claims against ECOR-SF (formerly known as Esprit de Corp). The parties continue to negotiate in an attempt to resolve this matter.

•	Marconi Corporation plc and Marconi Commerce Systems Inc., or MCSI, are defendants in an action brought by a former employee, Larry Anthony Gillus, or Gillus. The complaint alleges that Gillus suffered racial discrimination and subsequent retaliatory action whilst employed by Gilbarco, subsequently known as MCSI, which has now been sold to subsidiaries of Danaher Corporation plc. A second claim has been brought against M (2003) plc and MCSI for retaliation and intentional infliction of emotional distress alleged to have occurred after he brought the original action. Additionally, on September 10, 2003, the Court granted plaintiff’s motion to add a breach of employment contract claim and injunctive relief. Gillus’ counsel has in the past stated that he is seeking a total of $19 million in respect of both claims. Potential liabilities in respect of the claim against Marconi Corporation and M (2003) plc were compromised pursuant to its restructuring. As a result, on November 5, 2003, Gillus voluntarily dismissed without prejudice Marconi Corporation and M (2003) plc from the cases. Discovery has commenced with respect to the remaining defendants.

•	Marconi Corporation, M (2003) plc, Marconi Inc. and Marconi Data Systems Inc. are defendants in an action brought by a former employee, Thomas Edeus, or Edeus. The complaint asserts three causes of action; firstly that Edeus was unlawfully deprived of benefits to which he was entitled under Marconi Data Systems Inc’s United States severance plan; secondly for failure to provide Edeus with a summary plan description relating to the severance plan; and thirdly for age discrimination in employment. The plaintiff has purported to have made out claims in various specified amounts totaling over $901,000, some of which may be in the alternative, and also unspecified punitive damages, liquidated damages and front and back pay, making the impact of this claim on us and the former group difficult to assess. An answer and affirmative defenses have been filed on behalf of all defendants. On June 5, 2003, the court entered an order providing as follows: “Plaintiff having advised the court that one or more defendants’ [sic] are in Bankruptcy, this action is placed on the court’s [suspense] calendar pending disposition of the bankruptcy case. Plaintiff is directed to file and notice for hearing a motion to reinstate upon disposition of the bankruptcy proceedings.” Potential liabilities in respect of the claim against Marconi Corporation and M (2003) plc were compromised pursuant to our restructuring.

•	On October 4, 2000, Alcatel SA and Alcatel CIT, or Alcatel, both French companies, filed a claim against M (2003) plc, Marconi Communications Limited and Marconi Communications SpA alleging infringement of two patents held by Alcatel group companies. Alcatel and Marconi Corporation entered into a mutual patent cross license agreement effective April 1, 2002 in respect of both companies’ patent portfolios which calls for a series of payments by M (2003) plc. The amount of these payments has no significant effect on the financial position or profitability of us and the former group. This settled all claims brought by Alcatel. The cross license applies to patents and patent applications of M (2003) plc and Alcatel filed prior to April 1, 2002. The cross license expires on March 31, 2009.

•	Stringfellow and Plessey Precision Metals are defendants in an action brought in the Superior Court of California in May 1998. A toxic tort claim was filed by several thousand residents of Riverside County who live adjacent to the Stringfellow Acid Pits Waste Disposal Site. There are currently several hundred plaintiffs. The claim is still in its early stages and therefore, no estimate of Plessey’s potential liability is currently available. Plessey was a minor generator of hazardous materials on the site compared to others involved, however. A case management order was entered into in early 2001 and the case is still in the early discovery stage. The defendants are seeking dismissal on grounds of statutes of limitation. A Notice of Entry of Order and Ruling was filed on March 7, 2003 dismissing the action in respect of 121 plaintiffs. There has been no other progress in relation to the remaining plaintiffs.

•	Inglis Limited and English Electric Company Limited, or English Electric, are defendants in an action brought by Manitoba Hydro. In the early 1960s, Manitoba Hydro contracted with Inglis Limited to design and manufacture, amongst other equipment, three turbines for the hydro electric plant at Grand Rapids in the United States. Inglis Limited worked closely with English Electric, who prepared certain aspects of the turbine design. One of the turbines exploded in March 1992. Manitoba Hydro is suing Inglis Limited for negligence and breach of contract in the design and manufacture of the turbines, and English Electric for negligence in relation to the design. In June 1998, Manitoba Hydro was granted leave to commence an action against English Electric and Inglis Limited and proceedings are progressing, the documentary disclosure phase having been largely completed and examination for discovery of witnesses being partly undertaken. Manitoba Hydro has pleaded, in broad terms, around 35 million Canadian dollars, approximately £14 million. This sum is exclusive of interest which could approximately double this figure as the explosion took place 10 years ago. This amount assumes 100% liability on the part of English Electric, which is denied.

•	Datang Telecom Technology Co. Ltd, Optical Communication Branch, or Datang, has indicated that it may bring a claim against Chengdu Marconi Communications Ltd, or Chengdu. On August 24, 2000 Chengdu Marconi Communications Ltd entered into an Original Equipment Manufacture agreement with Datang. Datang has approximately U.S.$5.2 million on account payable to Chengdu Marconi Communications Ltd but has not paid as it claims that it has been unable to sell U.S.$7 to 9 million of products purchased from Chengdu Marconi Communications Ltd due to their quality. Datang has indicated that it will not pay the outstanding sums and may bring court proceedings against Chengdu Marconi Communications Ltd in China. The value of such a claim might be in the region of U.S.$7 to 9 million, the value of the products that Datang claims it has been unable to sell, but could potentially be for U.S.$18 million, the value of the entire contract. Arbitration proceedings have not yet begun and Datang and Chengdu continue to seek a resolution without resorting to litigation.

•	On March 26, 2002 Railtrack Telecom Services Limited, or RTSL, now known as RT Group Telecom Services Limited, a joint venture partner, served a claim against Marconi Corporation in respect of its failure to pay in February 2002 an amount of £20 million plus daily interest in an amount of £3,287 in respect of the purported exercise by RTSL of a contractual option to put 1,324,054 ordinary shares in Easynet Group plc on to Marconi Corporation. Marconi Corporation had, prior to receipt of the claim, indicated its intention to claim or counterclaim against RTSL in respect of its acts, omissions, misrepresentations and breaches of its obligations to Marconi Corporation arising out of or in respect of certain agreements and transactions relating to ipsaris Limited and Ultramast Limited, a joint venture company in which RTSL and Marconi Corporation each held 50% of the shares. Marconi Corporation then raised its counterclaims as a complete defense and advised RTSL that the amount of Marconi Corporation’s claims against RTSL was greater than the claim that RTSL had brought against Marconi Corporation. RTSL applied for a summary judgment hearing which took place on July 15, 2002, on the grounds that Marconi Corporation’s claims had no real prospect of success. The court did not grant summary judgment in favor of RTSL, recognizing that Marconi Corporation might have a valid counterclaim which could be set off against amounts due under the option. However, the court did order that Marconi Corporation pay the disputed £20 million plus interest into court, reflecting the court’s concerns about whether the counterclaim by Marconi Corporation would ultimately succeed and also the fact that RTSL was entitled to put the Easynet Group plc shares on Marconi Corporation, and that it would be unfair for Marconi Corporation to acquire the shares without making any payment. Marconi Corporation paid the required sum into court. A settlement of all outstanding litigation was reached with RTSL, subject to court approval of a capital reduction in Ultramast Limited. The court approved the capital reduction on February 21, 2003.

•	Marconi Communications Limited, or MCL, has settled claims which were brought by Alstom Transport Limited, or Alstom, a sub-contractor, in an arbitration brought under International Chamber of Commerce rules in respect of a sub-contract that Alstom entered into with MCL on May 26, 1995 for the supply of certain communications equipment and systems for installation on the Northern Line of London’s underground system. Alstom requested the arbitration on May 25, 2001. MCL submitted a full defense. Certain preliminary matters were heard and an initial hearing into the substance of the claim took place. In a related action, Alstom and three other Alstom subsidiaries issued proceedings in the English courts in September 2001 in relation to alleged misrepresentations or breach of warranties made by MCL as to the costs of operating the communications equipment and systems to be installed pursuant to this sub-contract. Settlement was reached in relation to both these claims on December 20, 2002. MCL will provide further products and services to Alstom pursuant to a revised supply contract and a new maintenance contract was entered into as of January 6, 2003. Marconi Corporation’s obligations pursuant to these new contracts are guaranteed by Marconi Communications Holdings Limited and are the subject of collateralized performance bonds to a value of £2.5 million and £1 million respectively for the supply and maintenance contracts. The arbitration has also been discontinued.

•	Marconi Corporation was the defendant in an action brought by DrKW Finance Ltd, or DrKW which has now been settled. The claim was for £12,289,860.15 plus interest due or scheduled to become due under a payment plan agreement between Oracle Corporation U.K. Ltd, or Oracle, and Marconi Corporation. Oracle assigned the relevant agreement, a software licensing agreement, to DrKW. On October 11, 2002 DrKW obtained summary judgment for the full amount claimed plus interest. On the same day Marconi Corporation agreed a settlement of the claim with DrKW and DrKW agreed not to enforce the judgment. Marconi Corporation has complied with its settlement obligations and has no further liability in respect of this claim.

•	There is an outstanding tax dispute between the Indian tax authorities and Marconi Corporation, English Electric and Associated Electrical Industries Limited, or AEI. In 1989/90, as part of the reorganization of the Marconi group’s European operations, Marconi Corporation, English Electric and AEI transferred their shareholdings in The General Electric Company of India Limited, or GEC India, The English Electric Company of India Limited, or EE India, and GEC Power Engineering Services of India Limited, or GEP India, to a Dutch company, GEC Alsthom NV, or Alsthom. The Indian tax authorities claim that this transfer gives rise to an Indian capital gains tax charge for each of Marconi Corporation, English Electric and AEI, although this is one of the issues in dispute. An advance Indian capital gains tax payment had to be made before the Indian authorities would issue a no-objection certificate, which was required before the transfer could proceed. This advance payment was based on the value of GEC India, EE India and GEP India at the date of the no-objection certificate. The Indian tax authorities have, however, assessed Marconi Corporation, English Electric and AEI to tax on the basis of the value of GEC India, EE India and GEP India at the date of the actual transfer, which could give rise to a tax liability of up to £11 million, of which £3 million relates to Marconi Corporation. Marconi Corporation, English Electric and AEI are disputing this liability and the basis of valuation in the Indian courts and in pursuance of interim orders of the Indian Court have deposited £2.686 million with the Indian tax authorities. In January 2004, the case was heard in the Calcutta High Court on a point of tax law. No judgement has yet been delivered.

•	M (2003) plc and four of its former officers are defendants in a consolidated class action lawsuit pending in the United States District Court for the Western District of Pennsylvania brought on behalf of a putative class of all persons, other than defendants and their respective affiliates, who purchased American depository receipts or are United States residents and purchased common stock of M (2003) plc between April 10, 2001 and July 5, 2001, inclusive. Plaintiffs allege that, during this period, M (2003) plc and the individual defendants falsely reassured investors that Marconi’s revenues would rise during the year and that its geographic and business mix left it relatively immune to the economic downturn affecting its competitors. Plaintiffs further allege that on July 4, 2001 defendants belatedly disclosed that tougher trading conditions in the quarter ended June 30, 2001 indicated that M (2003) plc’s sales and operating profits for fiscal 2002 would fall significantly from the levels previously estimated. Defendants’ alleged misrepresentations are said to violate the anti-fraud provisions of Section 10(b) of the U.S. Securities Exchange Act of 1934 and, as to the individual defendants, Section 20(a) of the U.S. Securities Exchange Act of 1934. Plaintiffs seek class certification, an award of unspecified damages, counsel and expert fees and other costs of suit and other unspecified relief. All defendants filed a motion to dismiss the lawsuit, which by opinion and order dated September 18, 2002, was granted in part and denied in part. The Court ruled that it had no jurisdiction over claims of holders of Marconi ordinary shares not residents of the United States, but does have jurisdiction over claims of American resident owners of ordinary shares and owners of ADRs. The parties have agreed to a settlement, which resulted in M (2003) plc and the Marconi group not making a payment to the claimants. The court approved the settlement and entered the final order and judgment on January 16, 2004. No appeals were filed.

•	M (2003) plc was the defendant in an action commenced by Salomon Brothers International Limited, or SBIL, for £15.9 million, plus interest and costs. The claim was related to a guarantee granted by M (2003) plc to SBIL in respect of certain equity swap transactions entered into between SBIL and Bedell Cristin Trustees Limited, or Bedell Cristin, as trustees of the Marconi Employee Trust. The intention of the equity swap transactions was to hedge the exposure of the Marconi group to the M (2003) plc share price inherent in Marconi employee share options. The equity swap transactions were governed by an ISDA master agreement between SBIL and Bedell Cristin. On March 26, 2002, SBIL served notice on Bedell Cristin purporting to terminate the equity swap transactions on the grounds of an alleged event of default in relation to M (2003) plc. On April 8, 2002, SBIL served a demand on M (2003) plc under its guarantee for payment of an early termination amount that it had calculated to represent its loss in relation to the equity swap transactions. M (2003) plc declined to recognize the validity of the early termination of the equity swap transactions or the demand under its guarantee. On April 19, 2002 SBIL filed a claim form on M (2003) plc. M (2003) plc served a defence to this claim form. This litigation was discontinued in accordance with a settlement entered into in connection with our financial restructuring.

Claims brought by our group companies

      The following represent the largest outstanding claims made on behalf of our group:

•	Marconi Communications Inc., or MCI, is the claimant in two actions against Vidar SMS Co., Ltd, or Vidar, a company with its principal place of business in Taiwan. In May 2000, MCI brought an International Chamber of Commerce arbitration proceeding against Vidar in connection with Vidar’s breaches of an Engineering Services Agreement between Vidar and a Marconi-acquired company, RELTEC Corporation. In August 2002, the arbitration tribunal awarded MCI $25,879,544 under its breach of warranty claims, $5,604,270.12 for prejudgment interest, and $156,702.56 for costs, for a total award of $31,640,516.68. Vidar claims that it has no assets to satisfy this judgment.

•	A second action was brought by MCI against Vidar in May 2000 in the United States Court for the Northern District of Texas for fraud, negligent misrepresentation, Texas common law indemnity and California equitable indemnity, all relating to Vidar’s wrongful acts in connection with various business relationships between the parties. On October 30, 2002, the U.S. District Court entered default judgment against Vidar on all claims and assessed MCI’s actual damages at $72,402,065 plus prejudgment interest on this amount at the rate of 10% per annum. Vidar filed a petition for reorganization in the Taipei (Taiwan) District Court in 2001 and claims that it has no assets to satisfy the judgments referred to above. However, the Taipei District Court dismissed Vidar’s petition on January 28, 2002 based on its lack of viability for reorganization and the Taiwan High Court dismissed Vidar’s appeal of the lower court’s ruling on March 25, 2002 based on the same reason.

MANAGEMENT

      The current members of our board of directors are:

Name	Age	Title

Chairman:
John Francis Devaney	57	Chairman
Executive Directors:
Michael William John Parton	49	Chief Executive Officer
Michael John Donovan	50	Chief Operating Officer
Paviter Singh Binning	43	Chief Financial Officer
Non-executive Directors:
Michael Kent Atkinson	58	Non-Executive Director
Werner Karl Koepf	62	Non-Executive Director
Kathleen Ruth Flaherty	52	Non-Executive Director
Douglas Francis McWilliams	52	Non-Executive Director
Executive Officers:
David Clive Beck	41	Director of Communications
Geoffrey William Doy	55	Chief Executive Officer, Sales and Marketing
Mary Angela Skelly	43	Company Secretary and Head of Legal
Damian Hugh Reid	41	Chief Strategy Officer
Neil David Sutcliffe	42	Chief Human Resources Officer
Christopher Charles Holden	55	Group Financial Controller
Patricia Dooley	33	EVP Product Engineering

      The business address of Kent Atkinson, Pavi Binning, John Devaney, Michael Donovan, Douglas McWilliams and Michael Parton, is 34 Grosvenor Square, London W1K 2HD, U.K. The business address of Werner Koepf is Cuvilliestrasse 10, D-81679 München, Germany. The business address of Kathleen Flaherty is 155 60th Street, Avalon, New Jersey 08202, U.S.A.

Chairman

      John Francis Devaney was appointed chairman of our board of directors in December 2002. He also serves as chairman of our nomination committee. He was chairman of Unicorn Music and Dance Limited (dissolved in July 2003) and stepped down in September 2002 as chairman of EXEL plc. He was a non-executive director of HSBC Bank plc from 1994 to 2000 and British Steel, now known as Corus U.K. Limited, from 1998 to 1999 and was executive chairman of Eastern Electricity Limited, now known as Eastern Energy Management Limited, until 1998 and prior to that executive chairman of Kelsey-Hayes Corporation. Until recently, Mr. Devaney was chairman of Liberata plc and director of EA Technology Limited. He is also founder and chairman of BizzEnergy Limited, BizzEnergy.com Ltd., Bizzenergy Group Ltd., Bizz Consulting Ltd., and Bizzgeneration Ltd. Currently, Mr. Devaney is a director of Baltic Media Group Limited (in liquidation), Genient Limited, Mainpower plc and Three Gates Limited (in liquidation).

Executive Directors

      Michael William John Parton was appointed to our board of directors in November 2001. Mr. Parton was appointed chief executive officer of our Group in September 2001. He held a number of finance appointments in ICL plc from 1977 to 1980, GEC-Marconi Limited from 1980 to 1986 and STC Telecommunications Limited from 1986 to 1991. He rejoined GEC in 1991 as Finance Director of GPT, now known as Marconi Communications Limited, GEC’s telecommunications joint venture with Siemens, and was appointed managing director of GPT’s public networks group in 1995, managing director of GEC’s industrial group in 1997 and chief executive officer of Marconi Communications in July 1998.

      Michael John Donovan was appointed to our board of directors in November 2001. Mr. Donovan was chief executive of Marconi Systems and Marconi Capital and in September 2001 was appointed our Group’s chief operating officer. He previously held a number of executive management positions in the Rover Group from 1976 to 1991, Vickers plc from 1991 to 1994, and British Aerospace Plc, now known as BAE

SYSTEMS plc, from 1994 to 1998. Mr. Donovan became chief executive officer of GEC’s industrial electronics group in 1998 and is based in the United States.

      Paviter Singh Binning was appointed to our board of directors in October 2003 as our Group’s chief financial officer. He previously held a number of senior corporate and operational finance roles at Diageo Plc from 1986 to 2003 and worked for Solex Plc and Electrolux Limited before joining Diageo. He is a member of the Chartered Institute of Management Accountants.

Non-executive Directors

      Michael Kent Atkinson was appointed a non-executive director in December 2002. He is also chairman of our audit committee. Previously, he served as group finance director at Lloyds TSB Group plc between 1994 and June 2002 and left the board in April 2003. Mr. Atkinson spent his early career in Latin America and the Middle East and held various senior management roles internationally and in the United Kingdom for 24 years before becoming Lloyds TSB Group plc’s finance director. Mr. Atkinson is also the senior non-executive director of Coca-Cola HBC S.A. (Athens) and chairman of its audit committee. He joined the board of Cookson Group plc in April 2003 as a non-executive director and chairman of its audit committee.

      Kathleen Ruth Flaherty was appointed a non-executive director on May 19, 2003. She is a U.S. based global telecommunications executive with over twenty years’ experience in the communications industry. She has spent seventeen years with MCI Communications Corporation, most recently as senior vice president, global product architecture and engineering. Previously from 1995 to 1997, Ms. Flaherty spent two years on secondment from MCI to BT, during which time she was BT’s marketing director for National Business Communications. Between 1998 and 2001, she was in Brussels and New York as president and chief operating officer of Winstar International, a fixed wireless communications company. Ms. Flaherty is currently a director of GenTek, Inc., CMS Energy Corporation and Consumers Energy Company.

      Werner Karl Koepf was appointed a non-executive director in December 2002. He was CEO of Compaq Computer Corporation for the EMEA region until 2002 and is a director of PXP Software AG, formerly Pixel Park CEE Holdings AG, as well as an adviser to venture capital company Techno Venture Management GmbH. Mr. Koepf has held a range of senior management positions with some of the world’s leading technology companies, including Texas Instruments, Siemens and European Silicon Structures S.A. He is also a director of Gemplus International S.A.

      Douglas Francis McWilliams was appointed a non-executive director on September 8, 2003. He is the founder and chief executive of the Centre for Economics and Business Research (CEBR). CEBR is an independent consultancy providing analysis, forecasting and strategic advice to major UK and multi-national corporations, financial institutions, government departments and agencies and the European Commission. Prior to founding CEBR in 1993, Douglas spent four years as chief economic adviser to the Confederation of British Industry (CBI). He is also a former chief economist with IBM United Kingdom Ltd. He is also an economics adviser to the Chartered Institute of Marketing and a director of London Greenways Limited.

Executive Officers

      David Clive Beck was appointed our director of communications in February 2002 having previously been managing director of Bell Pottinger Financial, part of the Chime Communications Group, where he held a number of positions over 15 years.

      Geoffrey William Doy was appointed our chief executive officer, sales and marketing in September 2001. He was appointed chief executive officer of Marconi Wireless in April 2001. He held a number of positions in the IT and communications industries with Software Sciences Limited from 1983 to 1988, Artemis International from 1988 to 1993 and Gemini Consulting Inc. from 1995 to 1998 before joining Metapath Software International Inc. in August 1998.

      Mary Angela Skelly was appointed company secretary in July 2002 and subsequently took on the additional role of head of legal. She was formerly a director and group company secretary of The Albert Fisher Group plc, currently in administrative receivership.

      Damian Hugh Reid was appointed our chief strategy officer in September 2001 having previously served as senior vice president, corporate finance. He joined our Group in 1998. Mr. Reid is a non-executive director of Atlantic Telecom Group plc, currently in liquidation.

      Neil David Sutcliffe was appointed our chief human resources officer in March 2002, in addition to his appointment in September 2001 as chief executive officer of Marconi Capital. He was previously chief executive officer of Marconi Services and has held a number of senior appointments within our Group, in Marconi Communications and GPT Limited. Prior to his joining our Group in 1992, he was a manufacturing consultant at Coopers and Lybrand from 1988 to 1992 and a systems engineer with British Aerospace plc, now known as BAE SYSTEMS plc, from 1984 to 1988.

      Christopher Charles Holden joined our Group in August 2002 as interim group financial controller, stepped into the interim chief financial officer position in November 2002 and subsequently in October 2003, was appointed to the permanent position of Group financial controller. He was previously a partner with Arthur Andersen’s auditing practice from 1983, having joined the firm in 1971. He is a Fellow of the Institute of Chartered Accountants of England and Wales.

      Patricia Dooley was appointed as EVP product engineering for our European portfolio in October 2002 with responsibility for product line management, technical product strategy and product development. The portfolio covers Optical Networks, ETSI Access, Fixed Wireless and Voice Switching products. She joined our Group in 1987 as an engineering apprentice and has held a number of management and senior management positions in our group. Ms. Dooley holds an Ordinary National Diploma and Higher National Diploma in telecommunications and electrical engineering and post-graduate certificate in software engineering.

Board and Management Changes

      On July 31, 2002, Mr. E R Green resigned from his group position of Executive Vice President, Finance. On December 6, 2002, Ms. V Gentile Sachs resigned from her group position as general counsel.

      On July 31, 2002, Mr. N C Porter resigned as our director. On November 14, 2002, Mr. S Hare resigned as our director. On March 14, 2003, Mr. A L Thomas resigned as our director, having been appointed to the board on December 16, 2002.

      On September 8, 2003, Mr. D F McWilliams was appointed a non-executive director.

      In October 2003 Mr. P S Binning joined us as Chief Financial Officer. At the same time, Mr C C Holden stepped down as Interim Chief Financial Officer and board member and took up the position of Group financial controller on a permanent basis.

      On January 27, 2004, I M Clubb resigned as our director.

Directors’ Emoluments

      The names of our current directors appear in the table at the beginning of this section. The following pages contain disclosures for our directors’ compensation for the relevant periods presented.

Year ended March 31, 2003

				Excluding pension					Payments to
				contributions		Pension contributions			meet pension
	Salary	Other						Severance	commitments
	& fees	benefits	Bonus	2003 total	2002 total	2003 total	2002 total	payments	on severance

	(£000)
J F Devaney	74	6	—	80	—	—	—	—	—
M W J Parton	525	95	696	1,316	681	172	177	—	—
M J Donovan	416	364	543	1,323	735	387	94	—	—
C C Holden	114	—	—	114	—	—	—	—	—
S Hare*	312	95	394	801	433	40	25	728	—
M K Atkinson	21	—	—	21	—	—	—	—	—
W K Koepf	29	—	—	29	—	—	—	—	—
N C Porter*	42	3	—	45	133	6	8	—	—
A L Thomas*	83	—	—	83	—	—	—	—	—

Total	1,616	563	1,633	3,812	1,982	605	304	728	—

*	no longer a director

1.	Other benefits include

(1.1)	for M J Donovan and M W J Parton the payment of non-pensionable earnings supplement in relation to Funded Unapproved Retirement Benefit Schemes (FURBS);

(1.2)	car allowance or cash equivalent of a car under the Group’s car scheme;

(1.3)	life insurance cover and medical health insurance; and

(1.4)	for M J Donovan, an amount payable to him pursuant to the termination of his GEC-USA Deferred Compensation Plan.

2.	The fees of non-executive directors are determined by the board; the basic fee paid (based upon two days’ service per month) during the year was £30,000 per annum with a further £15,000 per annum paid to the chairman of the audit committee and £10,000 to the chairman of the remuneration committee. The non- executive directors may also be paid a fee of £1,500 per day for each additional day devoted to our business over and above the two days per month threshold.

3.	In addition, the non-executive directors are to be paid fees which, by agreement with the non-executive directors, will be specifically used to purchase our shares. These fees are to be paid in advance for each of the corresponding years of their appointment (or, in the case of the first year’s advance payment, on May 29, 2003) as follows:

	Year 1	Year 2	Year 3

M K Atkinson	£100,000	£30,000	£30,000
K R Flaherty	£30,000	£30,000	£30,000
W K Koepf	£100,000	£30,000	£30,000

The non-executive directors must hold the shares purchased in the first year for three years from the date of their appointment and those purchased in the second and third years for one year from the respective purchase dates. Upon termination of an appointment any advance fee is to be repaid on a pro-rata basis. The chairman has discretion to waive the holdings periods if he believes there is a valid reason to do so.

4.	Non-executive directors do not have service contracts and do not participate in any of the incentive arrangements open to executive directors or the group’s pension scheme.

5.	All directors are reimbursed all necessary and reasonable expenses incurred in the performance of their duties.

6.	Pension contributions include contributions by us to all pension schemes.

      The following table shows emoluments paid or payable to all directors and executive officers of Marconi Corporation plc as a group for the period to March 31, 2003.

							Gains made
							on the
							exercise of
					Pension		share
	Excluding pension contributions				contributions		options

	Salary	Other			2003	2002	2003	2002
(£000)*	and fees	benefits	Bonus	Total	Total	Total	Total	Total	Total

Total for all directors and executive officers*	3,070	1,537	2,879	7,486	1,983	876	304	—	—

*	Includes the remuneration of Mr. Porter who resigned in July 2002, Mr. Hare who resigned in November 2002 and Mr. Thomas who was a director between December 2002 and March 2003.

     The emoluments for all our directors and executive officers are in respect of full years or, where appropriate, from their dates of appointment.

Short-term incentive bonus

      In fiscal 2003, executive directors as well as some of our other employees participated in an exceptional incentive plan, known as the Retention and Emergence Plan, with payment related to successful completion of our restructuring. The maximum payment under this plan was 150% of salary. The executive directors agreed to waive the final instalment payable under this plan (37.5% of salary). Executive directors also participated in a quarterly incentive plan with payments due for the achievement of targets for the generation of total cash. Payments relating to the first two quarters of fiscal 2003, were not made under this plan and the executive directors have agreed to waive entitlement to these payments on signing their new employment agreements with us which came into effect May 19, 2003.

      Payments in respect of the third quarter of fiscal 2003, and for the achievement of cash generation targets relating to the sale of businesses were made, totaling 20% of basic salary.

Retirement benefits

      All of our executive directors are members of, or entitled to be members of our group pension scheme, The G.E.C. 1972 Plan (the U.K. plan). Members contribute at the rate of 3% of salary subject to limits imposed by the U.K. Inland Revenue. Contributions made by us during the year ended March 31, 2003 amounted to 11.7% of salary similarly restricted and 6.6% in fiscal 2002. We increased employers’ contributions to 14.2% of salary as of April 6, 2002 but reduced it to 8.2% on November 1, 2002. Basic salary is the only element of remuneration that is pensionable.

      The pension benefits earned by our directors under the plan are:

			Cost of pension
			benefits accrued
	Length of	Increase in	during the year	Accumulated total
	pensionable	accrued pension	net of member’s	accrued pension at
Name of Director	service	during the year	contributions	March 31, 2003

	(years)	£000	£000	£000
M J Donovan	4	1	—	7
M W J Parton	12	2	—	26
S Hare	14	2	3	71

      The pension entitlement shown above is that which would be paid annually at normal retirement age based on service to March 31, 2003. The increase in accrued pension during the year excludes any increase for inflation. The cost of pension benefits accrued during the year net of member’s contributions is a measure of the capital cost of providing future pension payments and accordingly is a liability of pension arrangements and not a sum paid or due to executive directors.

      Members of the plan have the option to make contributions to our selected benefits scheme, an additional voluntary contribution scheme. Neither the contributions to, nor the resulting benefits from, the selected benefits scheme are included in the above table.

      Funded unapproved retirement benefit schemes, or FURBS, have been established for two of our current directors — M J Donovan and M W J Parton. In the case of M W J Parton, gross contributions to the FURBS are paid at the rate of 35% of basic salary, with 21% being paid into the FURBS and the remaining 14% direct to M W J Parton. The accumulated balance in the FURBS, including investment returns, is payable to M W J Parton on retirement. M J Donovan’s FURBS is funded on a defined benefit basis, with projected benefits, including under other plans, of two-thirds of his final pensionable salary. The pension will be made up from M J Donovan’s benefits under the U.K. plan, the FURBS, two BAE pension plans and any other retained benefits he may have. The current contribution rate is 39% of his base salary, although while M J Donovan is posted to the United States, the rate is 46%, owing to local tax legislation. FURBS contributions for M J Donovan are paid into the FURBS and to M J Donovan himself in the ratio of 60:40, or as necessary under U.S. tax law. This is because the contributions are taxable benefits, so the payment to M J Donovan is to offset the higher income tax charge for which he is liable. The FURBS documents oblige us to fund an unapproved life assurance scheme, which is to provide a lump sum on death in service of four times basic salary and a widow’s pension of four-ninths of final pensionable salary. An additional contribution of £240,000 was paid into M J Donovan’s FURBS on June 21, 2002 to make good a deficit shown by its last actuarial valuation. The normal retirement age is 62 for executive directors. If M J Donovan retires on or after his fifty-fifth birthday, there will be no actuarial reduction in the value of his benefits. In the event of cessation of employment before normal retirement age, or at retirement age, each of the directors is entitled to the amount held in the FURBS established for him.

      The remuneration committee has reviewed the cost of FURBS arrangements for the executive directors and has decided that it is not appropriate to our changed circumstances following our financial restructuring. Consequently, we have sought to change the basis of the FURBS we provide for the current Executive Directors. With effect from April 1, 2002, the FURBS for M W J Parton was changed to a defined contribution basis as described below. For the fiscal year ended March 31, 2003, the only current director who had a defined benefit FURBS was M J Donovan.

      The pension benefits earned by the directors of Marconi Corporation plc under the FURBS arrangements for the period to March 31, 2003 are as follows:

		Increase in gross	Net cost of	Accumulated total
	Length of	unapproved	unapproved pension	gross unapproved
	pensionable	accrued pension	benefits accrued	accrued pension at
Name of Director	service	during the year	during the year	March 31, 2003

	(years)	£000	£000	£000
M J Donovan	4	6	30	72

      The pension entitlement shown above is that which would be paid annually at normal retirement based on service to March 31, 2003. The increase in accrued pension during the year excludes any increase for inflation. Mr. Parton has a defined contribution FURBS arrangement. During the year we paid the following contributions to the trustee of the FURBS in respect of each of the executive directors: Mr. M J Donovan £334,778 (£63,966 in 2002); Mr. M W J Parton £110,250 (£147,000 in 2002). Periodically the actuary reviews the contribution rates.

      Mr. J C Mayo resigned as an executive director of M (2003) plc on July 6, 2001. A payment of £428,333 was paid in respect of his defined benefit FURBS at that time in respect of pensionable service for the period to July 5, 2002 and in addition, a non-pensionable allowance of £422,000 was paid in respect of Mr. Mayo on January 24, 2003. In March 2003, a payment was made in respect of Mr. Mayo’s FURBS of £898,000 in final settlement of his FURBS entitlement.

      Mr. R I Meakin resigned as an executive director of M (2003) plc on March 1, 2002. A payment of £290,000 was paid in respect of his defined benefit FURBS in April 2002 and a non-pensionable allowance of £93,000 was paid directly to Mr. Meakin. On January 14, 2003, a further payment of £278,000 was paid in respect of his FURBS and a non-pensionable allowance of £185,000 was paid directly to Mr. Meakin in final settlement of his FURBS entitlement.

      Our ability to satisfy pension obligations for executive directors subject to the earnings cap from our approved pension scheme, rather than unapproved schemes, is influenced by benefits payable from other approved pension schemes from their previous employment. In respect of Mr. Parton, benefits accrued under approved pension plan from previous employment are lower than previously anticipated. Consequently, a higher proportion of his accrued pension benefit can be paid from the U.K. plan, as opposed to FURBS arrangements and his accrued pension under the U.K. plan has been increased as a result. His entitlement under the FURBS arrangements has been reduced by a corresponding amount.

Directors’ and Other Interests in our Company

Directors’ options for the year ended March 31, 2003

      The following table shows the interests of directors in options over ordinary shares of 5 pence each in M (2003) plc, our former parent company:

			Granted
	At April 1, 2002		during						At March 31, 2003
			the year
					Exercised		Lapsed
		Average			during the		during the			Average
		exercise		Exercise	year		year			exercise	Exercisable
		price		price						price
	No.	pence	No.	pence	No.	Pence	No.	Pence	No.	pence	From	To

M J Donovan	6,299	Nil	—	—	—	—	—	—	6,299	Nil	Jun 2001	Nov 2009
	3,330,000	187	—	—	—	—	—	—	3,300,000	187	Nov 1999	Nov 2003
S Hare	12,596	Nil	—	—	—	—	—	—	12,596	Nil	Jun 2001	Nov 2009
	2,484,034	142	—	—	—	—	1,036	747.5	2,482,998	142	Feb 1997	Nov 2003
M W J Parton	29,405	Nil	—	—	—	—	—	—	29,405	Nil	Jun 2001	Nov 2009
	4,444,958	221	—	—	—	—	—	—	4,444,958	221	Nov 1999	Nov 2003
N C Porter*	8,337	Nil	—	—	—	—	8,337	Nil	—	—	—
	270,770	287	—	—	—	—	270,770	287	—	—	—

*	N C Porter’s options lapsed on July 31, 2002 being the date on which he left our employment

Notes:

      Our directors are of the opinion that disclosure of the details of each grant of the options referred to in the above table would result in an excessively lengthy report. Accordingly details of all options have been aggregated. All options have exercise prices that exceed the market price of a M (2003) plc share as at March 31, 2003, other than nil cost options granted under the Marconi Launch Share Plan and the Marconi

Long-Term Incentive Plan. M (2003) plc shares were de-listed from the London Stock Exchange on May 19, 2003 and there is no listed market for those shares.

      The mid-market price of a M (2003) plc share as at March 31, 2003 was 1.75 pence with a range during the year of 12.55 pence to 1.27 pence.

      The options set out above relate to those granted under the GEC Manager’s 1984 Share Option Scheme, the GEC 1997 Executive Share Option Scheme, the Marconi 1999 Stock Option Plan, the GEC Phantom Option Schemes, the Marconi Launch Share Plan, the Marconi Long-Term Incentive Plan, the GEC Employee 1992 Savings-Related Share Option Scheme and the Marconi U.K. Sharesave Plan. Options granted under GEC Manager’s 1984 Share Option Scheme, the GEC 1997 Executive Share Option Scheme, the Marconi 1999 Stock Option Plan, the GEC Employee 1992 Savings- Related Share Option Scheme and the Marconi U.K. Sharesave Plan vested upon the courts sanctioning the M (2003) plc Scheme of Arrangement and will lapse 6 months thereafter. Options granted under the GEC Phantom Option Schemes lapsed when the we ceased to be a subsidiary of M (2003) plc. Options granted under the LTIP vested when the we ceased to be a subsidiary of M (2003) plc. Options granted under the Marconi Launch Plan lapse on the tenth anniversary of the grant.

      Options over our ordinary shares were granted to the following directors under The Marconi Corporation Plc Senior Management Share Option Plan described herein on June 24, 2003, such options being exercisable at the price and between the dates shown below. Amounts shown are before the five-for-one share consolidation which became effective on September 9, 2003.

	Number of
	Marconi	Total
	Corporation	exercise
	shares under	price
Name of Director	option	(per exercise)	Exercise period

Michael William John Parton	17,500,000	£1	May 2004-May 2013
Michael John Donovan	10,000,000	£nil	May 2004-May 2013
John Francis Devaney	3,000,000	£1	May 2004-May 2013

      With the exception of M J Donovan holders are required to pay £1 per exercise of an option or part thereof.

      No director has or has had any interest in any transactions which are or were unusual in their nature or conditions or are or were significant to our business and which were effected by us during the current or immediately preceding financial year or during an earlier financial year and which remain in any respect outstanding or unperformed.

Directors’ Service Agreements and Emoluments

      The chairman and the executive directors have service agreements with us that were effective on or after May 19, 2003 as follows:

      John Francis Devaney, as chairman, has a service agreement with us dated March 14, 2003 and to which M (2003) plc is also a party to take the benefits of Mr. Devaney’s covenants. The agreement is effective on and from December 16, 2002. All payments and benefits due to Mr. Devaney are payable by us. The agreement is terminable by either party on three months’ notice and terminates automatically on Mr. Devaney’s 65th birthday. Mr. Devaney’s salary is £250,000 per annum and he is required to devote three days per week to his duties. Mr. Devaney is entitled to participate in the management plan described below and to membership of the U.K. plan. His benefits comprise private medical insurance, life insurance, company car and fifteen working days’ holiday per annum.

      The agreement lists the companies in respect of which Mr. Devaney is already a director and permits him to continue those other interests, so long as they do not affect his obligations under the service agreement. Consent may not be unreasonably withheld or delayed should Mr. Devaney wish to be interested in companies substituted for, or additional to, the agreed list of companies from time to time provided that his duties are not adversely affected and that he does not contravene the overriding obligation not to hold more than 5% in any class of securities in any business.

      There are no clauses relating to payments in lieu of notice or change of control and there are no restrictive covenants.

      Michael William John Parton, as chief executive officer, has a service agreement which took effect on May 19, 2003. The agreement lasts until Mr. Parton’s sixty-second birthday but may be terminated earlier by us if we give twelve months’ notice and by Mr. Parton if he gives six months’ notice. The basic salary is £525,000 per annum, inclusive of director’s fees, which is reviewable on July 1, 2004, and thereafter annually, and Mr. Parton is eligible to participate in the senior management share option plan. His agreement provides for participation in a company car scheme and private medical healthcare for himself and his family.

      Mr. Parton is entitled to participate in the G.E.C. 1972 pension plan, which we refer to as the U.K. plan, described below, to which he contributes 3% of his basic salary, up to a maximum of 15% of the U.K. Inland Revenue earnings cap, which was £97,200 in the 2002/2003 tax year. As a consequence of the earnings cap restricting the amount an employer can contribute into an exempt approved pension plan, Mr. Parton has a funded unapproved retirement benefits scheme, or FURBS, to which we contribute an amount equal to 21% of his basic salary, with a further 14% of his basic salary being paid to Mr. Parton as a non-pensionable allowance. In addition, and as compensation for Mr. Parton changing to a defined benefit pension arrangement into a defined contribution plan in fiscal 2002, we made net contributions of £88,250 to the FURBS and associated non-pensionable allowances of £58,833.33 to Mr. Parton himself on April 15, 2003, and have agreed to make similar contributions on July 15, 2003, October 15, 2003 and January 15, 2004. The payments are conditional on Mr. Parton remaining in our employ and if his employment is terminated, other than for cause, any payments which have not been made on or before the termination date will become due immediately. FURBS contributions for Mr. Parton are paid to the FURBS and to Mr. Parton himself in the ratio 60:40. This is because the contributions are taxable benefits, so the payment to Mr. Parton is to offset the higher income tax charge for which he is liable. The FURBS documents oblige us to fund an unapproved life assurance scheme, which is to provide a lump sum on death in service of four times basic salary and a widow’s pension of four-ninths of final pensionable salary.

      The service agreement contains a provision entitling us to make a payment in lieu of notice, which we refer to as a PILON payment, if we terminate the service agreement without giving Mr. Parton 12 months’ notice. The amount of the payment is at the reasonable discretion of the remuneration committee, which is to consider the relationship between our and Mr. Parton’s performances. The maximum PILON payment may not exceed the aggregate of the following amounts for the notice period, or the unexpired balance of it: (1) base salary; (2) 166% of the cash equivalent transfer value of the pension contributions, net of tax, which would have accrued in the U.K. plan; (3) 100% of the gross contributions which we would have paid in respect of Mr. Parton’s FURBS; and (4) the cost to us of providing benefit, other than bonus, pension and incentive entitlements, which cost we may set at 10% of Mr. Parton’s base salary. The PILON payment will be taxable in Mr. Parton’s hands. If we do not make a full PILON payment, i.e. if the remuneration committee reduces the amount payable, Mr. Parton’s protective covenants will enure for a proportionately shorter period after the termination of his employment.

      In addition, the service agreement includes a change of control clause that provides Mr. Parton with a right to a payment if we undergo a change of control and one of the events described below occurs. Change of control is defined as the acquisition of the power to control the composition of our board or, by a variety of means, that our affairs are conducted in a certain manner. If, immediately following an acquisition of our shares, the shares in the acquiring company are all held by the holders of our shares immediately prior to the acquisition in materially the same proportion as prior to the acquisition, then that will not constitute a change of control. If the terms of the clause are triggered, Mr. Parton will be entitled to a payment calculated on the same basis as the PILON payment. The events are:

(a)	We or any other group company terminate his employment, other than for cause;

(b)	Mr. Parton ceasing to be one of our directors other than by reason of his voluntary resignation; or

(c)	if Mr. Parton terminates the service agreement for a “good reason”. The good reasons are one or more of the following:

•	a failure to maintain Mr. Parton in the role, or a substantially equivalent position, which he held immediately prior to the change of control;

•	an adverse change of material consequence in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position which Mr. Parton held immediately prior to the change of control;

•	a reduction in the aggregate of Mr. Parton’s basic annual salary and share based incentives and other benefits received from us or any group company, or the termination or denial of

Mr. Parton’s rights to employee benefits or a substantial reduction in the scope or value thereof where such reduction is not applied to other employees of a similar status and seniority to Mr. Parton;

•	a change in the scope of the business or other activities for which Mr. Parton was responsible immediately prior to the change of control, which has rendered Mr. Parton substantially unable to carry out, has substantially hindered Mr. Parton’s performance of, or has caused him to suffer a substantial reduction in, any of the authorities powers, functions, responsibilities or duties attached to his position held;

•	if we require Mr. Parton to have his principal location of work changed to any location that is in excess of 25 miles from its location immediately prior to the change of control without his prior written consent; or

•	any material breach of the service agreement by us or any successor.

      In each case of a “good reason”, however, Mr. Parton must first have notified us of the act or omission and we must have failed within 10 calendar days to gain Mr. Parton’s agreement to any change or must in that period have remedied the act or omission.

      There is a provision to place Mr. Parton on garden leave if notice to terminate is served by either party without triggering any PILON payment. Mr. Parton is subject to post-termination protective covenants relating to non-solicitation of clients and managerial or technical employees, non-dealing with clients and not competing with our business. All the covenants are stated to last for 12 months, save for that relating to non-competing, which lasts for six months. Please see the comments relating to PILON payments for a potential reduction in the periods of the protective covenants.

      Mr. Parton was a member of the retention and emergence plan described below. The plan promised a bonus equal to 150% of his base salary, paid in four equal tranches, three of which have been paid. The fourth tranche has been waived.

      Michael John Donovan, as chief operating officer, has a service agreement that took effect on May 19, 2003. The agreement lasts until Mr. Donovan’s sixty-second birthday but may be terminated earlier by us if we give twelve months’ notice and by Mr. Donovan if he gives six months’ notice. The basic salary is £400,000 per annum, inclusive of director’s fees, which is reviewable on July 1, 2004, and thereafter annually, and Mr. Donovan is eligible to participate in the senior management share option plan. His agreement provides for participation in a company car scheme and private medical healthcare for himself and his family.

      Mr. Donovan is entitled to participate in the U.K. plan, described below, to which he contributes 3% of his basic salary, up to a maximum of 15% of the U.K. Inland Revenue earnings cap. As a consequence of the earnings cap restricting the amount an employer can pay into an exempt approved pension plan, Mr. Donovan also has a funded unapproved retirement benefits scheme, or FURBS. Mr. Donovan’s FURBS is funded on a defined benefit basis, with projected benefits of two-thirds of his final pensionable salary. The pension will be made up from Mr. Donovan’s benefits under the U.K. plan, the FURBS, two BAE pension plans and any other retained benefits he may have. If Mr. Donovan retires on or after his fifty-fifth birthday, there will be no actuarial reduction in the value of his benefits. The current contribution rate, to be reviewed in May 2003, is 39% of his base salary, although while Mr. Donovan is posted to the United States, the rate is 46%, owing to local tax legislation. If Mr. Donovan leaves service on the grounds of ill-health and receives an immediate ill-health pension from the U.K. plan, the total pension payable to him will be two-thirds of his final pensionable salary at the date of leaving. FURBS contributions for Mr. Donovan are paid into the FURBS and to Mr. Donovan himself in the ratio of 60:40, or as necessary under U.S. tax law. This is because the contributions are taxable benefits, so the payment to Mr. Donovan is to offset the higher income tax charge for which he is liable. The FURBS documents oblige us to fund an unapproved life assurance scheme, which is to provide a lump sum on death in service or four times basic salary and a widow’s pension of four-ninths of final pensionable salary.

      The service agreement contains a provision entitling us to make a payment in lieu of notice, or PILON payment, if we terminate the service agreement without giving Mr. Donovan 12 months’ notice. The PILON payment comprises the following amounts for the notice period, or the unexpired balance of it: (1) base salary; (2) 166% of the cash equivalent transfer value of the pension contributions, net of tax, which would have accrued in the U.K. plan; (3) 166% of the net contributions which we would have paid into Mr. Donovan’s FURBS; and (4) the cost, to us, of providing benefits, other than bonus, pension and incentive entitlements, which cost we may set at 10% of Mr. Donovan’s base salary. The PILON payment would be taxable in Mr. Donovan’s hands.

      In addition, the service agreement includes a change of control clause which provides Mr. Donovan with a right to payment if we undergo a change of control and one of the events described below occurs. Change of control is defined as the acquisition of the power to control the composition of our board or, by a variety of means, that its affairs are conducted in a certain manner. If, immediately following an acquisition of our shares, the shares in the acquiring company are all held by the holders of our shares immediately prior to the acquisition in materially the same proportion as prior to the acquisition, then that will not constitute a change of control. If the terms of the clause are triggered, Mr. Donovan will be entitled to a payment calculated on the same basis as the PILON payment. The events are:

•	we or any other group company terminate his employment (other than for cause);

•	Mr. Donovan ceasing to be one of our directors other than by reason of his voluntary resignation; or

•	if Mr. Donovan terminates the service agreement for a “good reason”. The “good reasons” are one or more of the following:

•	a failure to maintain Mr. Donovan in the role, or a substantially equivalent position, which he held immediately prior to the change of control;

•	an adverse change of material consequence in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position which Mr. Donovan held immediately prior to the change of control;

•	a reduction in the aggregate of Mr. Donovan’s basic annual salary and share based incentives and other benefits received from us or any group company, or the termination or denial of Mr. Donovan’s rights to employee benefits or a substantial reduction in the scope or value thereof where such reduction is not applied to other employees of a similar status and seniority to Mr. Donovan;

•	a change in the scope of the business or other activities for which Mr. Donovan was responsible immediately prior to the change of control, which has rendered Mr. Donovan substantially unable to carry out, has substantially hindered Mr. Donovan’s performance of, or has caused him to suffer a substantial reduction in, any of the authorities powers, functions, responsibilities or duties attached to his position held;

•	if we require Mr. Donovan to have his principal location of work changed to any location that is in excess of 25 miles from its location immediately prior to the change of control without his prior written consent; or

•	any material breach of the service agreement by us or any successor.

      In each case of a “good reason”, however, Mr. Donovan must first have notified us of the act or omission and we must have failed within 10 calendar days to gain Mr. Donovan’s agreement to any change or must in that period have remedied the act or omission.

      There is a provision to place Mr. Donovan on garden leave if notice to terminate is served by either party without triggering the PILON payments. Mr. Donovan is subject to post-termination protective covenants relating to non-solicitation of clients and managerial or technical employees, non-dealing with clients and not competing with our business. All the covenants are stated to last for 12 months, save for that relating to non-competing, which lasts for six months.

      Mr. Donovan also has an arrangement relating to his location in the United States, which contains expatriate arrangements to cover relocation, housing, exchange rate fluctuation, flights for himself and his family and matters common to expatriate terms for senior executives.

      Mr. Donovan was a member of the Retention and Emergence Plan described below. The plan promised a bonus equal to 150 percent of his base salary, paid in four equal tranches, three of which have been paid. The fourth tranche has been waived.

      Paviter Singh Binning, as Chief Financial Officer, has a service agreement that took effect on October 20, 2003. The agreement lasts until Mr. Binnings’s sixty-second birthday but may be terminated earlier by us if we give twelve months’ notice and by Mr. Binning if he gives six months’ notice. The basic salary is £300,000 per annum, inclusive of director’s fees, which is reviewable on July 1, 2004, and thereafter annually, and Mr. Binning is eligible to participate in the senior management share option plan. His agreement provides for participation in a company car scheme and private medical healthcare for himself and his family.

      Mr. Binning is entitled to participate in the U.K. plan, described below, to which he contributes 3% of his basic salary, up to a maximum of 15% of the U.K. Inland Revenue earnings cap. As a consequence of the earnings cap restricting the amount an employer can pay into an exempt approved pension plan, Mr. Binning also has a funded unapproved retirement benefits scheme, or FURBS. Mr. Binning’s FURBS is funded on a defined contribution basis, with annual contributions of 25% of his basic annual salary. FURBS contributions for Mr. Binning are paid into the FURBS and to Mr. Binning himself in the ratio of 60:40. This is because the contributions are taxable benefits, so the payment to Mr. Binning is to offset the higher income tax charge for which he is liable. The FURBS documents oblige us to fund an unapproved life assurance scheme, which is to provide a lump sum on death in service of four times basic salary and the capital value of a widows pension of four ninths of basic salary.

      The service agreement contains a provision entitling us to make a payment in lieu of notice, or PILON payment, if we terminate the service agreement without giving Mr. Binning 12 months’ notice. The PILON payment comprises the following amounts for the notice period, or the unexpired balance of it: (1) base salary; (2) 166% of the cash equivalent transfer value of the pension contributions, net of tax, which would have accrued in the U.K. plan; (3) 100% of the gross FURBS contributions which we would have made; and (4) the cost, to us, of providing benefits, other than bonus, pension and incentive entitlements, which cost we may set at 10% of Mr. Binning’s base salary. The PILON payment would be taxable in Mr. Binning’s hands.

      In addition, the service agreement includes a change of control clause which provides Mr. Binning with a right to payment if we undergo a change of control and one of the events described below occurs. Change of control is defined as the acquisition of the power to control the composition of our board or, by a variety of means, that its affairs are conducted in a certain manner. If, immediately following an acquisition of our shares, the shares in the acquiring company are all held by the holders of our shares immediately prior to the acquisition in materially the same proportion as prior to the acquisition, then that will not constitute a change of control. If the terms of the clause are triggered, Mr. Binning will be entitled to a payment calculated on the same basis as the PILON payment. The events are:

•	we or any other group company terminate his employment (other than for cause);

•	Mr. Binning ceasing to be one of our directors other than by reason of his voluntary resignation; or

•	if Mr. Binning terminates the service agreement for a “good reason”.

      The “good reasons” are one or more of the following:

•	a failure to maintain Mr. Binning in the role, or a substantially equivalent position, which he held immediately prior to the change of control;

•	an adverse change of material consequence in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position which Mr. Binning held immediately prior to the change of control;

•	a reduction in the aggregate of Mr. Binning’s basic annual salary and share based incentives and other benefits received from us or any group company, or the termination or denial of Mr. Binning’s rights to employee benefits or a substantial reduction in the scope or value thereof where such reduction is not applied to other employees of a similar status and seniority to Mr. Binning;

•	a change in the scope of the business or other activities for which Mr. Binning was responsible immediately prior to the change of control, which has rendered Mr. Binning substantially unable to carry out, has substantially hindered Mr. Binning’s performance of, or has caused him to suffer a substantial reduction in, any of the authorities powers, functions, responsibilities or duties attached to his position held;

•	if we require Mr. Binning to have his principal location of work changed to any location that is in excess of 25 miles from its location immediately prior to the change of control without his prior written consent; or

•	any material breach of the service agreement by us or any successor.

      In each case of a “good reason”, however, Mr. Binning must first have notified us of the act or omission and we must have failed within 10 calendar days to gain Mr. Binning’s agreement to any change or must in that period have remedied the act or omission.

      There is a provision to place Mr. Binning on garden leave if notice to terminate is served by either party without triggering the PILON payments. Mr. Binning is subject to post-termination protective covenants relating to non-solicitation of clients and managerial or technical employees, non-dealing with clients and not competing with our business. All the covenants are stated to last for 12 months, save for that relating to non-competing, which lasts for six months.

      Each of our non-executive directors has agreed terms of appointment with us as follows:

      Michael Kent Atkinson was appointed a non-executive director on December 16, 2002 for an initial term of three years, subject to provisions outlined below. Mr. Atkinson’s duties include chairmanship of the audit and membership of the nomination and remuneration committees. His fee is £30,000 per annum, which includes the fee payable as a non-executive director of M (2003) plc, based on him spending two days per month on his duties for both companies. Although he will not normally be expected to provide his services for more than 52 days per annum, he is entitled to a fee of £1,500 per day for each additional day over the two day per month threshold. His fee is reviewable annually on July 1 and we will reimburse business expenses. Mr. Atkinson is also entitled to an advance fee for each of the first three years of his appointment. The fee paid was £100,000 for the first year and will be £30,000 for each of the next two years which will be net of any tax or national insurance contributions. The net amount of each year’s fee will be invested in our ordinary shares. Mr. Atkinson has agreed to hold the ordinary shares acquired with the first year’s advance fee for three years from the date of his appointment and ordinary shares acquired with each of the next two years’ payment for one year. If Mr. Atkinson’s appointment terminates in any year for which an advance fee has been paid he is obliged to repay a pro-rated amount of that year’s fee. Mr. Atkinson will also be entitled to a fee of £15,000 per annum for so long as he serves as chairman of the audit committee. There is no other remuneration or benefits.

      Werner Karl Koepf was appointed a non-executive director on December 16, 2002 for an initial term of three years, subject to the provisions outlined below. Mr. Koepf’s duties include membership of the audit, remuneration and nomination committees. His fee is £30,000 per annum, which includes the fee payable as a non-executive director of M (2003) plc, based on him spending two days per month on his duties for both companies. Although he will not normally be expected to provide his services for more than 52 days per annum, he is entitled to a fee of £1,500 for each additional day worked over the two day per month threshold. These fees are reviewable annually on July 1 and we will reimburse business expenses. Mr. Koepf is also entitled to an advance fee for each of the first three years of his appointment. The fee paid was £100,000 for the first year and will be £30,000 for each of the next two years which will be net of any tax or national insurance contributions. The net amount of each year’s fee will be invested in our ordinary shares acquired with the first year’s advance fee for three years from the date of his appointment and the ordinary shares acquired with each of the next two years’ payment for one year. If Mr. Koepf’s appointment terminates in any year for which an advance fee has been paid he is obliged to repay a pro-rated amount of that year’s fee. Mr. Koepf also receives a fee of € 10,000 in respect of each of two of our German subsidiary companies, in his capacity as non executive chairman. The fees are based on a requirement to give 4 days service per annum for each of the companies. Additional fees of € 2,500 are payable in respect of each day worked above this threshold. There is no other remuneration or benefits.

      Kathleen Ruth Flaherty was appointed a non-executive director on May 19, 2003 for an initial term of three years, subject to the provisions outlined below. Ms. Flaherty’s duties include membership of the remuneration and nomination committees. Her fee is £30,000 per annum based on her spending two days per month on her duties for us. She is entitled to a fee of £1,500 per day for each additional day over the two days per month threshold. Her fee is reviewable annually on July 1 and we will reimburse business expenses. Ms. Flaherty will also be entitled to an advance fee of £30,000 for each of the first three years of her appointment which will be net of any tax or national insurance contributions. The net amount of each year’s fee will be invested in our ordinary shares. Ms Flaherty has agreed to hold our ordinary shares acquired with the first year’s advance fee for three years from the date of her appointment and our ordinary shares acquired with each of the next two years’ payment for one year. If Ms. Flaherty’s appointment terminates in any year for which an advance fee has been paid she is obliged to repay a pro-rated amount of that year’s fee. There is no other remuneration or benefits.

      Douglas Francis McWilliams was appointed as a non-executive director on September 8, 2003 for an initial term of three years, subject to the provisions outlined below. Mr McWilliams’ duties include membership on the audit committee. His fee is £30,000 per annum based on his spending two days per month on his duties for us. Mr. McWilliams will also be entitled to a fee of £10,000 per annum for so long as he serves as chairman of the remuneration committee. He is entitled to a fee of £1,500 per day for each additional day over the two day per month threshold. His fee is reviewable annually on July 1 and we will reimburse business expenses. Mr McWilliams will also be entitled to an advance fee of £30,000 for each of the first three years of his appointment which will be net of any tax or national insurance contributions. The net amount of each year’s fee will be invested in our ordinary shares. Mr. McWilliams has agreed to hold our ordinary shares acquired with the first year’s advance fee for three years from the date of his appointment and our ordinary shares acquired with each of the next two years’ payment for one year. If Mr. McWilliams’ appointment terminates in any year for which an advance fee has been paid he is obliged to repay a pro-rated amount of that year’s fee. There is no other remuneration or benefits.

      Our articles provide for the removal of a director by, amongst other causes, the written requirement of at least three-quarters of the other directors or by extraordinary resolution or by ordinary resolution on special notice. For fiscal 2003, the aggregate remuneration, including salaries, fees, pension contributions, bonus payments, severance payments and benefits in kind, granted to the directors was approximately £5.1 million. It is estimated that for fiscal 2004, under arrangements in force at the date of this document, the remuneration of the directors will be approximately £3.1 million.

      Save for an agreement by Michael Parton and by Michael Donovan to waive the first two parts of an annual incentive bonus plan, 20% of basic salary, and the last part of the R&E Plan, 37.5% of basic salary, there is no arrangement under which a director has waived or agreed to waive future emoluments nor have there been any such waivers during the financial year immediately preceding the date of this document. There are no outstanding loans or guarantees granted or provided by us to, or for the benefit of, any of the directors.

Pension Plans

      We operate two defined benefit pension plans for our employees and those of our subsidiary companies and a defined benefit Funded Unapproved Retirement Benefit Scheme for one of our executive directors. Each of the pension schemes is subject to periodic actuarial valuations. The assets of the schemes are held in trust and the funds are independent of us.

      As at the last year-end, the amounts held by the trustee of each of the schemes was as follows:

£

The G.E.C. 1972 Plan	2,400,000,000
The Marconi Communications Public Sector Pension Scheme	17,430
The Marconi No 15 FURBS	543,790

      The last actuarial valuation of the G.E.C. 1972 Plan was undertaken as at April 5, 2002, the results of which showed that it was fully funded at that date. An actuarial valuation of the Marconi Communications Public Sector Pension Scheme as at October 31, 2002, which is the first actuarial valuation of the scheme, is currently being undertaken. The last actuarial valuation of the Marconi No 15 FURBS was made as at April 5, 2002 and revealed a deficit that has been funded by an additional contribution during fiscal 2003.

U.K. plan

      Our GEC 1972 Plan, which we refer to as the U.K. Plan, is the only tax exempt approved plan of which we are the principal employer. The only other tax exempt approved pension plan in the U.K. operated by the group is the Marconi Communications Limited Public Sector Pension Scheme, where Marconi Communication Limited is the principal employer and is responsible for its own contributions. Employee contributions to the U.K. Plan are 3% of pensionable earnings with employers paying the balance of the cost. We are the U.K. Plan’s principal employer but group companies participate and are responsible for their own contributions. The executive directors are members of, or are entitled to be members of, the U.K. Plan. The other U.K. pension schemes are FURBS, described above and UURBS described below.

Unfunded unapproved pensions, or UURBS

      We are liable to pay a total annual pension contribution of, currently, £171,197 to Lady Weinstock under an UURBS established for the late Lord Weinstock. This pension increases annually in line with increases to pensions in payment under the U.K. plan.

Marconi U.S.A. Employees’ Retirement Plan

      The principal pension plan in the United States is the Marconi U.S.A. Employees’ Retirement Plan, which is a tax-qualified, funded defined benefit plan, which we refer to as the Marconi U.S. Plan.

      The following additional plans are also maintained in the United States:

(a)	the RELTEC Corporation Retirement Plan, which is a tax-qualified, funded defined benefit plan, or the RELTEC Plan. The benefit accruals of participants in the RELTEC Plan were frozen, effective as of December 31, 1997; and

(b)	the RELTEC Supplemental Executive Retirement Plan, or the SERP, which is an unfunded, non-tax-qualified plan for a select group of management or highly compensated employees. There were approximately seven participants covered by the SERP as of April 1, 2003. The SERP was also frozen as of December 31, 1997. No benefits have accrued under the SERP since that date.

Death in Service Benefits

      In the event of death in service, a lump sum of four times pensionable salary, plus additional benefits for a surviving spouse and/or children, inclusive of any death benefits arising from the plan, will be held in trust for the benefit of dependants of Mr. M J Donovan or Mr. M W J Parton.

Share Incentive Plans

      We have adopted an option plan known as the Marconi Corporation Senior Management Share Option Plan, which we refer to as the management plan, and a broadly based employee share option plan known as the Marconi Corporation Employee Share Option Plan, which we refer to as the employee plan. The plans are summarized below. We refer to the date of the plans as the plans start date.

      Other than our existing bonus plan arrangements, which cover fiscal 2003, and the third payment under the Retention and Emergence plan discussed below, we will not, without the prior approval of shareholders, establish any bonus arrangement or scheme or any long-term inventive scheme covering those persons, other than those persons who are eligible to receive commission and/or bonus payments that relate to sales, who participate in the management plan until the date on which all the tranches in the initial grant under the management plan have either lapsed or become capable of exercise.

The Marconi Corporation Senior Management Share Option Plan

Administration

      The management plan will be administered by our remuneration committee in accordance with the terms set out below.

Eligibility

      Participation in the management plan is open to our employees and executive directors selected by the remuneration committee. The remuneration committee intends to grant options under the management plan to up to 60 senior executives. Employees within two years of their normal retirement date may not participate in the management plan.

Grant of options

      Options to acquire our ordinary shares under the management plan may be granted in the periods of 42 days commencing on the plans start date, the day immediately following announcement of our results for any period, or a day on which the board resolves that exceptional circumstances exist which justify the grant.

      Options will be granted by either ourselves or the trustee of the proposed Marconi Corporation employee benefit trust. Options may be satisfied using newly issued or existing ordinary shares. The initial options will be granted in five tranches, each of which will be subject to different performance conditions as described below. Participation in the management plan will not form part of, or affect a participant’s rights under the terms of his employment.

Option exercise price

      Options granted under the management plan will be exercisable for a nominal payment, the amount of which will be determined by the remuneration committee. It is currently envisaged that the total amount payable on the exercise of an option, whether the whole or in part, will be £1 per exercise irrespective of the number of our ordinary shares that are subject of an option exercise.

Individual limit on participation

      There is no limit under the management plan on the aggregate maximum value of options which may be granted to a participant in any year or over the life of the management plan.

Overall limit on our ordinary shares to be made available under the management plan

      The number of our ordinary shares, issued or unissued, that may be committed under the management plan is limited to 9% of our issued share capital immediately following the plans start date. Our ordinary shares over which options have lapsed or been surrendered will not be included in calculating this limit. This number of shares will be reduced by the number of our ordinary shares that are committed under the employee plan described below due to employees who would otherwise have been expected to participate in the management plan participating in the employee plan rather than the management plan because it is beneficial, for tax or similar reasons, for them to do so.

Exercise of Options

      Options granted under the management plan will only become exercisable, or vest, to the extent that the performance targets set out below have been satisfied. While the performance targets for the initial grant of options will be the same, two vesting schedules will apply; one schedule applicable to participants who have released their rights under the retention and emergence plan, or the R&E plan, and the other schedule applicable to participants who did not have any rights under the retention and emergence plan. For subsequent grants, for example, to new employees or as a result of promotions or expanded roles or responsibilities the remuneration committee will set performance targets which are appropriate in the circumstances and at least as challenging as those for the initial grant.

Performance targets

		Percentage of shares
		subject to option that vest (%)

		Participants who released
Tranche	Condition	R&E plan rights*	Other participants

1	Repayment of 30% of our Junior Notes within 24 months of the plan start date. No vesting before 12 months after the plan start date.	20	10
2	Repayment of 50% of our Junior Notes within 27 months after the plan start date. No vesting before 15 months after the plan start date.	10	10
3	Repayment of 100% of our Junior Notes within 30 months after the plan start date. No vesting before 18 months after the plan start date.	20	20
4	We achieve a market capitalization of £1 billion and repayment of 100% of the Junior Notes within 39 months after the plan start date. No vesting before 27 months after the plan start date.	20	30
5	We achieve a market Capitalization of £1.5 billion and Repayment of 100% of the Junior Notes within 63 months after the plan start date. No vesting before 39 months after the plan start date.	(within 51 months of the plan start date) 30; (between 51 months and 63 months of the plan start date) 20	(within 51 months of the plan start date) 30; (between 51 months and 63 months of the plan start date) 20

*	Participants in the R&E plan have waived the final payment under the R&E plan in order to participate in the management plan.

     If any performance target is not satisfied within the stated period the tranche of the option subject to that performance target will lapse and cease to be capable of becoming exercisable. If the Junior Notes are refinanced, rather than repaid, the conditions set out above will apply to the aggregate debt, representing what were the Junior Notes, following the refinancing.

      In relation to tranches 4 and 5, our market capitalization will be measured using the daily volume weighted average share price determined from prices quoted on the principal exchange on which our ordinary shares are listed and the number of our ordinary shares outstanding immediately following the plans start date. In order to determine if the relevant condition is satisfied, the daily volume weighted average share price will be obtained for each day of a rolling 90 day period and the average price over that 90 day period will be determined. If that average price when multiplied by the number of our ordinary shares in issue on the plans start date exceeds the relevant target market capitalization, the applicable condition will have been satisfied.

Taxation

      The exercise of an option may be made conditional upon a participant agreeing to comply with any arrangements specified by us for the payment of taxation, social security contributions or any other deductions at source, including in the U.K., as is likely to be the case, in respect of at least part of the relevant employing company’s secondary class 1 National Insurance contributions liability arising on exercise required or permitted in respect of an option.

Termination of employment

      If a participant ceases employment with us voluntarily or he is dismissed for cause, his options will normally lapse on the date of cessation.

      However, where a participant ceases employment with us due to death, injury, disability, ill-health, redundancy, retirement or the sale of the business or subsidiary for which the participant works, or termination of employment by the employer without cause, his options will become vested to the extent the financial performance conditions have been satisfied at the date of cessation of employment, or, if terminated without full notice, to the extent the financial performance conditions have been satisfied on the date notice would have expired, and will become exercisable at the time they would otherwise have been exercisable as set out in the table above for a period of six months, 12 months in the case of death. The remuneration committee may decide whether a different proportion of an option should vest on the cessation of employment of any participant due to the sale of a business or subsidiary that was a key business or subsidiary. Following the expiry of the relevant period, all of a participant’s unexercised options will lapse.

Lapse of options

      Options will lapse in any event on the tenth anniversary of their grant and will lapse after a takeover or reconstruction when the specified time periods for exercise have passed as described below. Options will also lapse on the cessation of employment of a participant as described above. Options will also lapse to the extent that they cease to be capable of becoming exercisable due to the failure to satisfy any of the performance targets within the specified time periods.

      Ordinary shares over which options have lapsed or have been surrendered will be available, within the overall limit referred to above, to form the subject of further option grants to new participants in the management plan but not to existing participants unless the participant has been promoted or his/ her role and/ or responsibility has significantly expanded and the remuneration committee determines that such a grant is merited.

Rights attaching to ordinary shares on the exercise of options

      Ordinary shares allotted under the management plan will carry the same rights as all other issued ordinary shares. Application will be made for the ordinary shares to be admitted to trading on the London Stock Exchange. Participants will not qualify for any rights attaching to ordinary shares where the record date is before the date on which the option is exercised.

Takeover, reconstruction or winding-up

      If any person obtains control of us as a result of making an offer to acquire the whole of our issued share capital, or, having such control, makes a general offer to acquire all the shares other than those already owned by that person, the first grant of options under the management plan will become exercisable in full to the extent that the financial performance conditions have been satisfied immediately prior to a change of control. A proportion of the remainder of any ordinary shares which are the subject of outstanding options will vest and become exercisable according to the following formula:

Remainder of ordinary shares the subject of outstanding options	×	market capitalization on change of control (as evidenced by the consideration paid by the acquirer and the number of the ordinary shares in issue immediately following the plan start date)

£1.5 billion

      The formula above assumes that a change of control occurs 63 months after the plans start date. If a change of control occurs sooner, to reflect the benefit to shareholders of the early release of funds, the £1.5 billion figure will be reduced by £25m for each complete quarter between the change of control and the date which is 63 months after the plans start date.

      Participants will have six months within which to exercise their options to the extent exercisable, following the change of control, or general offer; thereafter, the options will lapse. The remuneration committee will determine the extent to which any subsequent options will vest in the event of a takeover, having regard to the performance targets to which those options are subject. If a person becomes bound or entitled to give notice to acquire ordinary shares under sections 428 to 430F of the U.K. Companies Act 1985, a participant may exercise his options to the extent exercisable as referred to above during the period when that person remains so bound or entitled; thereafter, they will lapse. Participants may, in certain circumstances, be given the opportunity to exchange their options for options over ordinary shares in an acquiring company.

      If we are reconstructed, the effect of which is that a person obtains control of us, other than as a result of making an offer for our issued share capital, the provisions relating to a change of control following an offer shall apply. These provisions shall not apply if there is a reconstruction, the purpose and effect of which is to create a new holding company where such holding company has substantially the same shareholders and proportionate shareholdings as those currently in place. On the occurrence of a reconstruction of that type, the remuneration committee will use its best endeavors to ensure that any outstanding options are rolled-over so that they continue over shares in the new holding company. If there is no roll-over, options will continue unaffected by the scheme of arrangement in connection with our restructuring. If there is any other reconstruction or if we are wound-up, options will lapse on the reconstruction or winding-up taking effect.

Adjustments of options

      If there is a variation in our share capital, including by way of a capitalization, rights issue, consolidation, sub-division, reduction or any other variation or our implementation of a demerger or payment of a super-dividend which would materially affect the value of options under the management plan, the remuneration committee may, subject to the auditors’ approval and, in the case of approved options, to the approval of the U.K. Inland Revenue, make the adjustments it considers appropriate to the number of ordinary shares currently in place under option and the exercise price. The exercise price and number of share options outstanding under the senior management share option plan does not currently reflect the five-for-one share consolidation which became effective on September 9, 2003.

Amending the management plan

      The rules of the management plan can be amended at any time by our board, provided that no amendment to the management plan can be made without prior approval in a general meeting of shareholders if the amendment relates to the provisions in the rules relating to eligibility, limits on the number of ordinary shares available for issue under the employee plan, the basis for determining a participant’s entitlement to ordinary shares and any adjustment in the event of a variation in our share capital. In addition, no amendment that would materially prejudice the interests of existing participants may be made without the prior consent of participants holding three-quarters of the aggregate number of shares subject to outstanding options.

Participants in the United States

      For participants in the United States, the management plan is structured as a conditional award of our shares or ADRs, rather than as an option, for tax purposes. No price is payable on the vesting of the awards. Awards will not vest during a prohibited period. No option may be granted more than five years after the plans start date.

Marconi Corporation Employee Share Option Plan

Administration

      The employee plan will be administered by our remuneration committee in accordance with the terms set out below.

Eligibility

      Participation in the employee plan is open to our employees and executive directors selected by the remuneration committee. Employees within two years of their normal retirement date may not participate in the employee plan. Employees who participate in the management plan cannot participate in the employee plan.

Grant of options

      Options to acquire our ordinary shares under the employee plan will be granted by either us or the trustee of the trust. Options may be satisfied using newly issued or existing ordinary shares. U.K. Inland Revenue approved options, or approved options, and non-Inland Revenue approved options, or unapproved options, may be granted under the employee plan.

      Options may be granted in the periods of 42 days commencing on the plans start date, the day immediately following announcement of our results for any period or a day on which the board resolves that exceptional circumstances exist which justify the grants. The exercise price for such initial grant of options shall be the average middle market quotation of our ordinary shares for the five business days immediately prior to the date of grant.

      The initial options will be granted in five tranches, each of which will be subject to different performance conditions as described below. Participation in the employee plan will not form part of or affect a participant’s rights under the terms of his employment. The following is a summary of the provisions which apply equally to approved options and unapproved options.

Option exercise price

      The exercise price of options will be determined by the remuneration committee but will not be less than the middle market quotation of our ordinary shares as derived from the London Stock Exchange Daily Official List on a date, or dates in the case of an average quotation, not more than 30 days prior to the date of grant of the option, or such other period as the U.K. Inland Revenue may agree in relation to approved options.

      Where an option is to subscribe for our ordinary shares, the exercise price will not be less than the nominal value of an ordinary share.

Individual limit on participation

      There is no limit under the employee plan on the aggregate maximum value of options which may be granted to a participant in any year or in the life of the employee plan, subject to certain statutory limitations.

Overall limit on our ordinary shares to be made available under the employee plan

      The number of our ordinary shares, issued or unissued, that may be committed to be issued under the employee plan is limited to 5% of our issued share capital immediately following the plans start date. This number of shares may be increased, with a corresponding reduction in the number of ordinary shares available to be committed under the management plan if any employee who would otherwise have been expected to participate in the management plan participates in the employee plan rather than the management plan because it is beneficial, for tax or similar reasons, for them to do so. This 5% limit will only be available for use on the following basis: (1) 3% in the first 12 months following May 19, 2003; (2) 1% in the second 12 months following May 19, 2003; and (3) 1% in the third 12 months following May 19, 2003. Any unused part of this limit may be utilized in subsequent years during the life of the employee plan. Ordinary shares over which options have lapsed or been surrendered will not be included in calculating this limit.

Exercise of options

      Options granted under the employee plan will only become exercisable to the extent that the performance targets to which they are subject have been satisfied. The performance targets for the first grant of options are set out below. For subsequent grants, the remuneration committee will set performance targets which are appropriate in the circumstances and at least as challenging as those for the initial grant.

Performance Targets

		Percentage of shares subject
Tranche	Condition	to option that vest (%)

1.	Repayment of 30% of the Junior Notes within 24 months after the plan start date. No vesting before 12 months after the plan start date.	10
2.	Repayment of 50% of the Junior Notes within 27 months after the plan start date. No vesting before 15 months after the plan start date.	10
3.	Repayment of 100% of the Junior Notes within 30 months after the plan start date. No vesting before 18 months after the plan start date.	20
4.	We achieve a market capitalization of £1 billion and repayment of 100% of the Junior Notes within 39 months after the plan start date. No vesting before 27 months after the plan start date.	30
5.	We achieve a market capitalization of £1.5 billion and repayment of 100% of the Junior Notes within 63 months the plan start date. No vesting before 39 months after the plan start date.	(within 51 months of the plan start date) 30; (between 51 months and 63 months of the plan start date) 20

      If any performance target is not satisfied within the stated period, the tranche of the option subject to that performance target will lapse and cease to be capable of becoming exercisable. If the Junior Notes are refinanced (rather than repaid), the condition, set out above, will apply to the aggregate debt, representing what were the Junior Notes, following the refinancing.

      In relation to tranches 4 and 5, our market capitalization will be measured using our daily volume weighted average share price determined from prices quoted on the principal exchange on which our ordinary shares are listed and the number of ordinary shares outstanding immediately following the plans start date. In order to determine if the relevant condition is satisfied, the daily volume weighted average share price will be obtained for each day of a rolling 90 day period and the average price over that 90 day period will be determined. If that average price, when multiplied by the number of ordinary shares in issue on the plans start date, exceeds the relevant target market capitalization, the applicable condition will have been satisfied.

Taxation

      The exercise of an option may be made conditional upon a participant agreeing to comply with any arrangements specified by us for the payment of taxation, social security contributions or any other deductions at source, including in the U.K., as is likely to be the case, in respect of at least part of the relevant employing company’s secondary class 1 National Insurance contributions liability arising on exercise required or permitted in respect of an option.

Termination of employment

      If a participant ceases employment with us voluntarily or he is dismissed for cause, his options will normally lapse on the date of cessation.

      However, where a participant ceases employment with us due to death, injury, disability, ill-health, redundancy, retirement or the sale of the business or subsidiary for which the participant works, or termination of employment by the employer without cause, his options will become vested to the extent the financial performance conditions have been satisfied at the date of cessation of employment, or, if terminated without full notice, to the extent the financial performance conditions have been satisfied on the date notice would have expired, and will become exercisable at the time they would otherwise have been exercisable as set out in the table above for a period of six months, 12 months in the case of death. The remuneration committee may decide whether a different proportion of an option should vest on the cessation of employment of any participant due to the sale of a business or subsidiary that was a key business or subsidiary. Following the expiry of the relevant period, all of a participant’s unexercised options will lapse.

Lapse of options

      Options will lapse in any event on the tenth anniversary of their grant and will lapse after a takeover or reconstruction when the specified time periods for exercise have passed as described below. Options will also lapse on the cessation of employment of a participant as described above. Options will also lapse to the extent that they cease to be capable of becoming exercisable due to the failure to satisfy any of the performance targets within the specified time periods.

Rights attaching to ordinary shares on the exercise of options

      Ordinary shares allotted under the employee plan will carry the same rights as all other issued ordinary shares. Application will be made for the ordinary shares to be admitted to trading on the London Stock Exchange. Participants will not qualify for any rights attaching to ordinary shares where the record date is before the date on which the option is exercised.

Takeover, reconstruction or winding-up

      If any person obtains control of us as a result of making an offer to acquire the whole of our issued share capital, or, having such control, makes a general offer to acquire all the shares other than those already owned by that person, the first grant of options under the employee plan will become exercisable in full to the extent that the financial performance conditions have been satisfied immediately prior to a change of control. A proportion of the remainder of any ordinary shares which are the subject of outstanding options will vest and become exercisable according to the following formula:

Remainder of ordinary shares the subject of outstanding options	×	market capitalization on change of control (as evidenced by the consideration paid by the acquirer and the number of the ordinary shares in issue immediately following the plan start date)

£1.5 billion

      The formula above assumes that a change of control occurs 63 months after the plans start date. If a change of control occurs sooner, to reflect the benefit to shareholders of the early release of funds, the £1.5 billion figure will be reduced by £25m for each complete quarter between the change of control and the date which is 63 months after the plans start date.

      Participants will have six months within which to exercise their options to the extent exercisable, following the change of control, or general offer; thereafter, the options will lapse. The remuneration committee will determine the extent to which any subsequent options will vest in the event of a takeover, having regard to the performance targets to which those options are subject. If a person becomes bound or entitled to give notice to acquire ordinary shares under sections 428 to 430F of the U.K. Companies Act 1985, a participant may exercise his options to the extent exercisable as referred to above during the period when that person remains so bound or entitled; thereafter, they will lapse. Participants may, in certain circumstances, be given the opportunity to exchange their options for options over ordinary shares in an acquiring company.

      If we are reconstructed, the effect of which is that a person obtains control of us, other than as a result of making an offer for our issued share capital, the provisions relating to a change of control following an offer shall apply. These provisions shall not apply if there is a reconstruction, the purpose and effect of which is to create a new holding company where such holding company has substantially the same shareholders and proportionate shareholdings as those currently in place. On the occurrence of a reconstruction of that type, the remuneration committee will use its best endeavors to ensure that any outstanding options are rolled-over so that they continue over shares in the new holding company. If there is no roll-over, options will continue unaffected by the scheme of arrangement in connection with our restructuring. If there is any other reconstruction or if we are wound-up, options will lapse on the reconstruction or winding-up taking effect.

Adjustments of options

      If there is a variation in our share capital, including by way of a capitalization, rights issue, consolidation, sub-division, reduction or any other variation or our implementation of a demerger or payment of a super-dividend which would materially affect the value of options under the employee plan, the remuneration committee may, subject to the auditors’ approval and, in the case of approved options, to the approval of the U.K. Inland Revenue, make the adjustments it considers appropriate to the number of ordinary shares currently in place under option and the exercise price. The exercise price and number of share options outstanding under the employee share option plan does not currently reflect the five-for-one share consolidation which became effective on September 9, 2003.

Amending the employee plan

      The rules of the employee plan can be amended at any time by our board, provided that no amendment to the employee plan can be made without prior approval in a general meeting of shareholders if the amendment relates to the provisions in the rules relating to eligibility, limits on the number of ordinary shares available for issue under the employee plan, the basis for determining a participant’s entitlement to ordinary shares and any adjustment in the event of a variation in our share capital. In addition, no amendment that would materially prejudice the interests of existing participants may be made without the prior consent of participants holding three-quarters of the aggregate number of shares subject to outstanding options. For these purposes, the interests of the holders of approved options and unapproved options are separate.

Participants in the United States

      For participants in the United States, the employee plan will be structured as a qualifying incentive stock option plan and a non-qualifying stock option plan over ordinary shares or ADRs. Options will be granted on the same terms and will be subject to the same performance conditions as described above, save any changes necessary to take account of the relevant U.S. legislation.

General

      Additional schedules to the rules of the employee plan can be established to operate the employee plan in overseas countries. These schedules can vary the rules of the employee plan to take account of any securities, exchange control, or taxation laws or regulations for any participants or any company in our group. Any ordinary shares issued under those schedules will count towards overall limits under the employee plan.

      No options can be granted under the employee plan more than five years after the plans start date.

The Retention and Emergence Plan

      In order to retain key employees during our recently completed restructuring, a retention and emergence plan was implemented in May 2002 for sixty-three employees. We were not a party to any of the documents. Of the sixty-three individuals, Marconi Communications Limited was the responsible group company for thirty-seven of the individuals, Marconi Communications Inc. for seventeen, M (2003) plc for two, including one in Australia and one in Hong Kong, Marconi Communications GmbH for four and Marconi Communications SpA for three. The obligations of M (2003) plc were transferred to Marconi Communications Limited in relation to the two employees whose promise refers to M (2003) plc.

      The retention and emergence plan promises four equal payments to the employees if they are still employed and not working their notices on each payment date. Three of the payment dates have passed and the remaining date is August 19, 2003. The aggregate of the payments in each case is based on a percentage of the employee’s salary, with the range of percentages varying from 30% to 150%, depending on the employee’s seniority.

      Those employees who are signing new service agreements in consideration of options under the management plan, are to waive the last payment due under the retention and emergence plan.

Board Practices

General

      Our board comprises a chairman, three executive directors, including the chief executive, and four non-executive directors. We regard all non-executive directors as independent and free from any business or other relationship which could materially interfere with the exercise of their independent judgement.

      The board meets at least ten times a year and holds additional meetings when circumstances require. All directors have access to the information as they require to enable them to consider matters to be decided by the board and its committees. Directors also receive appropriate training on appointment and then as necessary. Directors attend an induction program which aims to provide an understanding of our group, our strategy, structure, geographical spread of operations, financial position, the industries in which we operate, its products and technologies, people and, where appropriate, legal responsibilities of directors. The directors have access to the advice and services of the company secretary and there is an approved procedure by which all directors can obtain independent professional advice in furtherance of their duties. The board reviews this procedure periodically.

      The board has delegated certain powers and duties to committees constituted by it, and receives regular reports of their proceedings. Our company secretary acts as secretary to all board committees. The board committees include an audit committee, a nomination committee, a remuneration committee and an executive committee. The audit and remuneration committees are comprised only of non-executive directors and the quorum for meeting is two members. The executive committee is comprised of both executive directors as well as certain other executive officers. The quorum for meetings is three members, at least two of which must be executive directors.

      The audit committee comprises a chairman and at least two other members appointed by the board and who are non-executive directors. Michael Kent Atkinson chairs our audit committee with Werner Karl Koepf and Douglas Francis McWilliams. The audit committee meets formally at least four times a year. Its duties include reviewing the scope, plan and results of any audit. It meets regularly with management, as well as with internal and external auditors to review the effectiveness of internal controls, as well as matters raised in regular reports to the committee. The audit committee will review financial announcements and annual reports prior to their submission to our board. Our auditors will be able to attend meetings and have the opportunity to raise matters or concerns in the absence of executive directors and management.

      The remuneration committee comprises at least three non-executive directors. The remuneration committee is currently comprised of Michael Kent Atkinson, Kathleen Ruth Flaherty and Werner Karl Koepf. The remuneration committee meets formally at least twice a year. The remuneration committee makes recommendations to our board on the broad policy to be adopted for executive remuneration, including the remuneration of executive directors and the chairman. It determines the total individual remuneration package for individual executive directors and certain other senior executives including, where appropriate, bonuses, pensions and incentive scheme entitlements and the terms of individual executive directors’ service agreements.

      The remuneration committee usually will annually review the compensation of our chief executive officer. Although payment of basic salary is not linked to performance the committee will, when assessing the need for an increase, take into account individual performance and skills and our competitiveness. In assessing competitiveness, the committee will consider comparator groups in both Europe and the United States, but weighted towards Europe. Comparator groups include companies in similar sectors and those with similar levels of turnover. Performance assessment of executive directors includes both our performance and the achievement of individual objectives. Under arrangements put in place as part of our restructuring, no executive director will receive an increase in basic salary for a period of 12 months from May 19, 2003.

      The chief executive officer also participates in the Marconi Corporation plc Senior Management Share Option Plan. As such he is ineligible to participate in any other cash bonus whilst there are unvested options outstanding under the Marconi Corporation plc Share Option Plan. The Marconi Corporation plc Share Option Plan therefore represents his total variable compensation during its life. He also receives certain retirement benefits. The aim of the remuneration committee is that retirement benefits for the chief executive officer and other executive directors should be competitive and appropriate.

      The nomination committee meets as and when required to do so. It reviews the board structure, considers candidates for appointment as directors and makes appropriate recommendations to the board. The nomination committee comprises the chairman and each of our non-executive directors. John Francis Devaney chairs our nomination committee with Michael Kent Atkinson, Kathleen Ruth Flaherty and Werner Karl Koepf. The nomination committee recommends the appointment of directors to the board who, in accordance with the provisions of our articles of association, appoint directors, subject to elections at the next annual general meeting. Directors may also be appointed by ordinary resolution. At every annual general meeting of shareholders, any directors who have held office for more than three years since they were appointed, or last re-elected at a general meeting, are required to retire from office, although a director who is willing may be re-appointed as a director. Directors are required to retire from office at the annual general meeting after which he or she reaches 70 years of age, although such a director may be re-appointed on an annual basis after reaching 70 years of age. Directors may be removed or suspended from office at any time by an ordinary resolution. A director must resign from office if he or she ceases to be a director by virtue of the U.K. Companies Act 1985, is prohibited by U.K. law from being a director, becomes bankrupt, suffers from a mental disorder, is absent from board meetings for more than six consecutive months without permission from the board or is requested to resign in writing by not less than three-quarters of the other directors.

      The directors will at all times strive to ensure that we maintain a majority of independent, non-executive directors on our board within three months of ceasing to have such a majority by appointing additional independent non-executive directors or reducing the size of our board.

      Our chief executive officer recommends executive directors and senior executives for board approval to man our executive committee. The executive committee normally meets monthly. Michael William John Parton chairs the executive committee. Its other members are Paviter Singh Binning, Michael John Donovan, Patricia Dooley, Christopher Charles Holden, David Clive Beck, Geoffrey William Doy, Mary Angela Skelly, Damian Hugh Reid and Neil David Sutcliffe. The committee approves our business plan, budget and strategies in areas including technology, people, information technology and corporate communications prior to submission to the board for approval. It also approves day-to-day matters of a routine nature.

      The business risk sub-committee of the executive committee comprises the members of the executive committee and meets at least two times a year. It establishes and monitors risk management goals and objectives, embeds a risk monitoring and assessment process throughout our business and regularly reports on the same to the board.

      The disclosure committee which works for our chief executive officer and chief financial officer on a day-to-day basis has responsibility for ensuring accurate and complete disclosure of our information that requires public disclosure and that we have a robust disclosure process in place.

Directors’ statement on internal control

      The Directors have overall responsibility for Marconi’s system of internal control and for reviewing its effectiveness. Any system of internal control can only manage and not eliminate the risk of failing to achieve business objectives and can only provide reasonable and not absolute assurance against material misstatement or loss.

      The Group has applied a business risk management process. This continuing process is designed to identify, evaluate and manage the major risks faced by the Group. These risks include strategic, operational, commercial and financial matters. As part of this process, the Board, Audit Committee and key members of the executive management team have received and assessed reports and notifications of any identified weaknesses with the system of internal control.

Business planning and financial reporting

      During fiscal 2003 an additional focus of the Board has been on the completion of the financial restructuring of the Group. Business planning and financial reporting have therefore concentrated on key performance indicators and processes in support of the financial restructuring. These include cash management, reduction in working capital, gross margin improvement, cost reduction and delivering on the program of disposals.

      As a consequence of financial restructuring, additional audits and reviews have taken place during the year in support of the preparation of documents for the Company’s scheme of arrangement with certain of its creditors and a prospectus for the Company’s listing. These documents have been subject to a Board review and approval.

      A detailed business plan has also been prepared during the period to support the working capital statements required by the financial restructuring.

      Financial results are monitored and reported in accordance with Group policies and procedures. Actual results and forecasts are reviewed each month by the Executive Committee and reported to the Board.

Corporate process controls

      Corporate review and approval procedures have been in place to cover major risk areas such as disposals, capital expenditure, contract tenders, research and development, litigation, industrial relations, treasury management, insurance, taxation, outsourcing and environmental issues.

      The Group has also centralized the purchase of insurance in relation to major insurable risks in order to improve control and reduce overall cost. The specialist function assesses exposures and risk tolerance and selects the optimum means of mitigating losses.

Risk management process

      During fiscal 2003, there has been a particular risk that the Company would fail to renegotiate a satisfactory financial restructuring agreement with creditors. The Board met 48 times in fiscal 2003 to review the status of the negotiations and to ensure that an agreement was reached with the Group’s financial creditors. External legal and accounting advisors carried out extensive due diligence on internal controls and risk management, following which plans to address identified weaknesses were actioned by Group management. In addition, the Directors have formally re-evaluated the risks disclosed in the document posted to creditors in connection with the Company’s scheme of arrangement and in the Company’s prospectus as part of the financial restructuring process.

      The Board have put in place an organizational structure with clearly defined lines of responsibility and delegation of authority. Responsibilities and delegated authorities have been reviewed and revised during the year to reflect the reduced number of Group employees and changing scope and scale of the Group’s activities.

      A Business Risk Committee operates as a sub-committee of the Board and its members are the same as for the Executive Committee. The sub-committee has responsibility for reviewing the risk assessments of functional management and for identifying the key risks facing the Group. The Business Risk Committee formally met twice during the period. However, as noted previously, given the inherent need to manage key risks during the restructuring they have been regularly discussed in the Executive Committee and the Board throughout the period.

Review of internal controls

      The Audit Committee regularly reports the findings of its review of the effectiveness of the Group’s systems of internal control for consideration by the Board. To review the effectiveness of internal control, the Audit Committee meets with management and the internal and external auditors to discuss:

•	The key risks facing the Group and initiatives in place to mitigate against those risks.

•	The internal and external audit plans and related reports

•	Letters of assurance by executive management. These letters certify compliance with Group policies and procedures covering areas such as delegation of authority, ethical code of conduct, risk management and financial controls.

•	The operations of the Group Treasury function.

      The Audit Committee met seven times during the year.

      Where any weaknesses have been identified in the system of internal control as a result of any reviews, new procedures are put in place to strengthen them. This is a process of continuous improvement and refinement.

      The Audit Committee has considered the adequacy of internal controls and the Directors confirm that the effectiveness of the system of internal control for fiscal 2003.

      In fiscal 2004, the Directors are committed to developing further the internal control framework. In particular, additional controls will be implemented to ensure compliance with the covenants in the indentures governing our Notes.

SHARE OWNERSHIP

      As at March 08, 2004, we had 54,470 registered holders of ordinary shares with addresses in the United Kingdom. These U.K. ordinary shareholders collectively held 199,914,484 ordinary shares, or approximately 99.96% of our total issued share capital as at March 08, 2004.

      As at March 08, 2004, there were 56 registered holders of our American depositary receipts. Each ADR issued represents two ordinary shares. Of these registered ADR holders, 54 have addresses in the United States. One of the registered ADR holders is The Depository Trust Company, which represents the total number of ADRs held in book-entry form. The ADR holders collectively held 4,460,919 ADRs, or approximately 4% of our total issued share capital as at March 08, 2004.

      The table below sets out as of March 08, 2004 the number of shares and percentage of our share capital held by each person known to us to own, of record or beneficially, 3% or more of our ordinary shares:

Holders of 3% or more of ordinary shares in Marconi Corporation plc

As at March 08, 2004

		Percentage of
Name	Shares	share capital

Legal & General Group Plc companies	6,811,201	3.41
The Goldman Sachs Group, Inc, New York	9,705,684	5.49
Aviva plc and its subsidiary Morley Fund Management Limited	11,745,254	5.87
FMR Corp and subsidiaries and Fidelity International Ltd and subsidiaries, Boston	13,951,113	6.98

      To our knowledge, we are not owned or controlled, directly or indirectly, by another corporation, by any foreign government or by any other natural or legal person or persons, severally or jointly.

      To our knowledge, other than our recent restructuring described herein, there are no arrangements the operation of which may at a subsequent date result in us undergoing a change in control.

      The table below sets forth as of March 08, 2004 the security ownership in Marconi Corporation plc of each of our directors, and all of our directors and executive officers. These shares do not have different voting rights. Amounts shown below in respect of options held are after the five-for-one share consolidation which became effective on September 9, 2003.

		Number of
	Number of	warrants	Number of	Percentage of
Name of beneficial owner	options held	held(1)	shares owned	shares owned

John Francis Devaney	600,000	—	—	—
Michael William John Parton	3,500,000	2,287	45	(2)
Michael John Donovan	2,000,000	2,992	59	(2)
Paviter Singh Binning	1,000,000	—	10,000	—
Michael Kent Atkinson	—	—	20,138	(2)
Werner Karl Koepf	—	—	20,480	(2)
Kathleen Ruth Flaherty	—	—	5,390	(2)
Douglas McWilliams	—	—	2,469	—
All directors and executive officers of Marconi Corporation plc as a group	11,050,000	11,255	58,701	(2)

(1)	Each warrant is currently exercisable for one fifth of an ordinary share.

(2)	Less than 0.1.

     All of the executive directors, as possible beneficiaries, are also deemed to be interested in the 432 shares and the 21,563 warrants that are held by the trustee of the Marconi Employee Trust. Mr. Parton and Mr. Donovan are also deemed to be interested in the 2,031 shares and the 20,279 warrants that are held by the trustee of the GEC Employee Share Trust.

      The interests, as described above, of the directors, excluding their deemed interests described above, together represent approximately 0.02% of our issued ordinary share capital.

DESCRIPTION OF SHARE CAPITAL

      As of March 08, 2003 our authorized, issued and fully paid share capital is as follows:

	Authorized		Issued

	Number	Amount(£)	Number	Amount(£)

ordinary shares of 25p each	626,749,853	156,687,463	200,020,784	50,005,196

      Under resolutions passed by our board of directors on March 26, 2003, a maximum of 50,000,000 authorized, but unissued ordinary shares which are the subject of this prospectus have been reserved for issue pursuant to the conditions of the warrants. Authorized but unissued ordinary shares may also be issued pursuant to our share incentive described herein.

      From November 26, 1999 until May 19, 2003, we were a wholly-owned subsidiary of M (2003) plc. Immediately prior to the effective date of the restructuring, our issued share capital consisted of 2,866,250,734 ordinary shares held by M (2003) plc and one share held by Marconi Nominees Limited. On May 19, 2003, in connection with the restructuring:

•	the existing 2,866,250,735 ordinary shares were converted into and re-designated as the same number of non-voting deferred shares; and

•	995,000,000 ordinary shares were issued to, or for the benefit of, creditors pursuant to the restructuring.

•	5,000,000 ordinary shares were issued to the former shareholders of M (2003) plc pursuant to the restructuring.

      On May 21, 2003, the U.K. High Court approved a reduction of our capital from £300,000,000 to £156,687,463, and in connection therewith the newly issued 2,866,250,735 non-voting deferred shares were cancelled and no longer authorized.

      On September 8, 2003, our shareholders approved a five-for-one share consolidation that became effective on September 9, 2003. Consequently, every five of our issued and unissued ordinary shares with a par value of 5 pence each were consolidated into one new ordinary share with a par value of 25 pence. As a result of this share consolidation, each of the warrants that we issued in our financial restructuring now represent the right to subscribe for one-fifth of an ordinary share.

Ordinary shares, memorandum and articles of association

      Our memorandum provides that our objects are, amongst other things, to carry on any business, other than life insurance, which are incidental or may be thought conducive to the attainment of those objects referred to in the memorandum.

      In this section statutes means the U.K. Companies Act 1985 and every other statute, statutory instrument, regulation or order for the time being in force concerning companies registered under the U.K. Companies Act 1985.

      A summary of certain provisions of our articles is set out below. For further details, please refer to our articles which are available for inspection as described in “Where You Can Find More Information About Us”.

Rights attaching to our ordinary shares

Dividends

      Subject to the provisions of the statutes, we may by ordinary resolution declare a dividend in accordance with the respective rights of our members, and may fix the time for payment of such dividend provided that no dividend shall exceed the amount recommended by our board.

      Except as otherwise provided by the rights attached to ordinary shares, all dividends shall be declared and paid according to the amounts paid up on the ordinary shares on which the dividend is paid. Except as otherwise provided by the rights attached to ordinary shares, all dividends shall be apportioned and paid proportionately to the amounts paid up on the ordinary shares during any portion of the period in respect of which the dividend is paid.

      Subject to the provisions of the statutes, we may pay interim dividends, if it appears to our board that they are justified by our financial position. We may also pay any dividend payable at a fixed rate at intervals settled by our board whenever our financial position, in the opinion of our board, justifies its payment. If our board acts in good faith, none of the directors shall incur any liability to the holders of ordinary shares conferring preferred rights for any loss such holders may suffer in consequence of the payment of an interim dividend on any ordinary shares having deferred or non-preferred rights. No dividend or other money payable by us on or in respect of an ordinary share shall bear interest against us unless otherwise provided by the rights attached to the ordinary share. There are no fixed dates on which entitlement to dividends arise.

      Our board may make payment of any interim dividend wholly or partly by the distribution of specific assets and, in particular, including without limitation, of property interests, intellectual property rights or the benefit of contractual or other rights, paid up ordinary shares, debentures or debenture stock of any other company or in any one or more of those ways. Where any difficulty arises in regard to a distribution, our board may settle it as it thinks expedient.

      A general meeting declaring a dividend may, on the board’s recommendation, by ordinary resolution, direct that payment of any dividend may be satisfied in whole or in part by the distribution of specific assets, including, without limitation, paid up ordinary shares or debentures of another body corporate. Our board may make any arrangements it thinks fit to settle any difficulty arising in connection with such distribution. Our board may, if authorized by our ordinary resolution, offer any holders of ordinary shares the right to elect to receive further ordinary shares, whether or not of that class, credited as fully paid instead of cash in respect of any dividend or part thereof. The offer shall be on the terms and be made in the manner specified in our articles.

      All unclaimed dividends, interest or other sums payable may be invested or otherwise made use of by the board for our benefit until claimed. Any dividend which has remained unclaimed for twelve years from the date when it became due for payment shall, if the board so resolves, be forfeited and shall cease to remain owing by us.

      We may cease sending dividend warrants and checks by post or otherwise to a member if such instruments have been returned undelivered to, or left uncashed by, that member on at least two consecutive occasions, or, following one such occasion, reasonable inquiries have failed to establish any new address of the member. We must resume sending warrants and checks if the member claims a dividend or cashes a dividend warrant or check.

Voting rights

      Subject to our articles and to any rights or restrictions as to voting for the time being attached to any class of ordinary shares, on a show of hands, every member who is present in person or by proxy or, being a corporation, is present by a duly authorized corporate representative, not being himself a member, at a general meeting, shall have one vote. On a poll, every member present in person or by proxy, or being a corporation, is present by a duly authorized corporate representative, shall have one vote for every ordinary share of which he is the holder. Unless a member appoints more than one proxy to attend on the same occasion with respect to different ordinary shares, the proxies so appointed shall not be entitled to vote on a show of hands in the case of a special or extraordinary resolution.

      Unless the board otherwise decides, no member shall be entitled to vote at a general meeting or at a separate meeting of the holders of any class of ordinary shares in our capital, either in person or by proxy, in respect of any ordinary share held by him unless all money presently payable by him in respect of that ordinary share have been paid.

Rights attaching to ordinary shares on a distribution of assets

      If we are wound-up, the liquidator may, with the sanction of an extraordinary resolution and any other sanction required by the U.K. Insolvency Act 1986, divide among the members, in specie, the whole or any part of our assets in the manner as he may determine or vest the whole or any part of the assets in trustees upon those trusts for the benefit of the members as he, with like sanction, determines. No member shall be compelled to accept any assets on which there is a liability.

Transfer of ordinary shares

      All transfers of ordinary shares held in certificated form may be effected by an instrument of transfer in any usual form or in any other form approved by the board. The instrument of transfer of an ordinary share shall be signed, by or on behalf of the transferor and, unless the ordinary share is fully paid, or is a forfeited or surrendered ordinary share by or on behalf of the transferee. The board may, in its absolute discretion and without giving, any reason for its decision, refuse to register any instrument of transfer of a certificated ordinary share which is not fully paid up in the case of a class of ordinary shares which has been admitted to the Official List of the London Stock Exchange. The board may not refuse to register those ordinary shares if it would prevent dealings in the ordinary shares from taking place on an open and proper basis or on which we have a lien. Subject to the requirements of the U.K. Listing Authority, the board may also refuse to register any instrument of transfer unless:

•	it is lodged, duly stamped, if stampable, at the registered office or at another place the board may appoint accompanied by the ordinary share certificate for the ordinary shares to which it relates and any other evidence, if any, the board may reasonably require to show the right of the transferor to make the transfer;

•	it is in respect of only one class of ordinary shares; and

•	it is in favor of not more than four transferees as joint holders.

      We shall register the transfer of any ordinary shares held in uncertificated form in accordance with the statutes. The board may, in its absolute discretion and without giving any reason for its decision, refuse to register any transfer of an uncertificated ordinary share where permitted by the statutes.

      If the board refuses to register a transfer of an ordinary share, it shall give the transferee notice of its refusal within two months after the date on which the instrument of transfer was lodged with us or the operator-instruction was received, as the case may be. The board may suspend the registration of transfers of any ordinary shares or any class of ordinary shares at such times and for such periods, not exceeding 30 days in any year, as it may determine, the registration of transfers of any ordinary shares or any class of ordinary shares which are for the time being participating securities, however, may only be suspended as permitted by the statutes.

Disclosure of interests in ordinary shares

      If the holder of or other person appearing to be interested in any of our ordinary shares has been given a notice under section 212 of the U.K. Companies Act 1985 and, in respect of that ordinary share, has been in default for a period of fourteen days after notice has been given in supplying to us the information thereby required, then certain restrictions shall apply. The restrictions available are the suspension of voting or other rights conferred by membership in relation to our meetings in respect of the relevant ordinary shares. In addition, in the case of a shareholding representing at least 0.25% of the class of ordinary shares concerned, restrictions include the withholding of payment of dividends on, and the restriction of transfers of, the relevant ordinary shares. The restrictions on transfer shall not prejudice the right of either the member holding the ordinary shares or, if different, any person having a power of sale over those ordinary shares to sell or agree to sell those ordinary shares under an exempt transfer.

Changes in ordinary share capital

      Subject to the statutes and without prejudice to any rights attached to any existing ordinary shares or class of shares, we may issue any ordinary share with rights or restrictions as we may by ordinary resolution determine or, subject to and in default of such determination, as the board shall determine. Subject to the provisions of the statutes and without prejudice to any rights attached to any existing ordinary shares, we may issue ordinary shares which are, or at our option or the holder are liable, to be redeemed. Subject to the provisions of the statutes and the articles, unissued shares, including ordinary shares, are at the disposal of the board.

      We may by ordinary resolution:

•	increase our share capital;

•	consolidate and divide all or any of our share capital into ordinary shares of larger amounts than our existing ordinary shares; subject to the statutes, subdivide our ordinary shares, or any of them, into ordinary shares of a smaller amount than is fixed by our memorandum or articles; and

•	cancel any ordinary shares which have not been taken or agreed to be taken by any person and diminish the amount of our ordinary share capital by the amount of the ordinary shares cancelled.

      Whenever any members are entitled to fractions of an ordinary share as a result of a consolidation and division or sub-division of ordinary shares, our board may deal with the fractions as it thinks fit.

      Subject to the statutes and to any relevant rights attached to any class of ordinary shares, we may by special resolution reduce our ordinary share capital, any capital redemption reserve and any ordinary share premium account. We may also, subject to the statutes, the requirements of the U.K. Listing Authority, and the rights attached to any class of ordinary shares, purchase our own ordinary shares.

Variation of rights

      If at any time our capital is divided into different classes of shares, all or any of the rights for the time being attached to any class of shares, including ordinary shares in issue may from time to time, whether or not we are being wound up, be varied in the manner as those rights may provide or, if no such provision is made, either with the consent in writing of the holders of three-fourths in nominal value of the issued shares of that class or with the authority of an extraordinary resolution passed at a separate general meeting of the holders of those ordinary shares.

      Unless otherwise expressly provided by the rights attached to any class of shares, including ordinary shares, those rights shall not be deemed to be varied by the creation or issue of further shares, including ordinary shares, ranking pari passu with them or by the purchase or redemption by us of any of our own shares, including ordinary shares.

Lien and forfeiture

      We will have a first and paramount lien on every partly paid share, not being a fully paid share, including ordinary shares, for all amounts payable to us, whether presently or not in respect of that ordinary share. Subject to our articles, the board may call any money unpaid on ordinary shares and may forfeit shares, including ordinary, shares on which calls payable are not duly paid. The forfeiture shall include all dividends declared and other money payable in respect of the forfeited ordinary share which have not been paid before the forfeiture.

Directors’ interests

      A director shall not vote, or be counted in the quorum at a meeting, in relation to any resolution relating to any contract or arrangement or other proposal in which he has an interest which, together with any interest of any person connected to him, is, to his knowledge, a material interest. If he purports to do so, his vote shall not be counted, but the prohibition shall not apply and a director may vote and be counted in the quorum in respect of any resolution concerning any one or more of the following matters:

•	any contract in which he is interested by virtue of an interest in shares, including ordinary shares, debentures or other of our securities or otherwise in or through us;

•	the giving of any guarantee, security or indemnity in respect of money lent or obligations incurred by him or by any other person at the request of, or for the benefit of, us or any of our subsidiaries or any of our debt, or obligation, or any of our subsidiaries for which he himself has assumed responsibility in whole or in part, either alone or jointly with others, under a guarantee or indemnity or by the giving of security;

•	any issue or offer of our shares, including ordinary shares, debentures or other securities or any of our subsidiaries in respect of which he is or may be entitled to participate in his capacity as a holder of any of these securities or as an underwriter or sub-underwriter;

•	any contract concerning any other company in which he and any connected persons do not, to his knowledge, hold an interest in ordinary shares, within the meaning of sections 198 to 211 of the U.K. Companies Act 1985, representing 1% or more of any class of the equity share capital of that company or of the voting rights available to members of that company;

•	any arrangement for the benefit of our employees or any of its subsidiaries which does not accord to him any privilege or benefit not generally accorded to the employees to whom the arrangement relates; and

•	the purchase or maintenance of insurance for the benefit of directors or for the benefit of persons including directors.

      A director shall not vote, or be counted in the quorum at a meeting, in respect of any resolution concerning his own appointment, including fixing or varying its terms, or the termination of his own appointment, as the holder of any office or place of profit with us or any other company in which we are interested.

Remuneration of directors

      The fees of the non-executive directors for their services, excluding amounts payable under any other provision of our articles described below, shall not exceed in aggregate £1.5 million per annum or such higher amount as we may from time to time by ordinary resolution determine. Each non-executive director shall be paid a fee, which shall be deemed to accrue from day to day, at such rate as may from time to time be determined by the board. Any director who is appointed to any executive office shall be entitled to receive such remuneration as the board may determine.

      Any director who does not hold executive office and who serves on any committee of the board, who by the request of the board goes or resides abroad for any purpose of ours or otherwise performs special services which in the opinion of the board are outside the scope of the ordinary duties of a non-executive director, may, without prejudice to the preceding paragraph, be paid extra remuneration by way of salary, commission or otherwise as determined by the board.

      The board may exercise all of our powers to pay, provide or procure the grant of benefits, whether by the payment of gratuities, pensions or by insurance or otherwise, for:

•	any past or present director or employee of ours or any company which is or was our holding company, subsidiary or associated company;

•	for any member of his family, including a spouse and a former spouse, or any person who is or was dependent on him; and

•	may, as well before as after he ceases to hold such office or employment, contribute to any fund and pay premiums for the purchase or provision of any such benefit.

      Without the prior approval by ordinary resolution of our shareholders in general meeting, no bonus arrangement or scheme or any long-term incentive scheme for persons who are participants in the management plan, described herein, other than participants who are eligible to receive commission and/or bonus payments that relate to sales, shall be introduced within the period commencing with the date on which our articles come into force and ending on the date on which all the tranches of options granted in the initial grant under the management plan have either lapsed or become capable of exercise.

      We may pay the directors all travelling, hotel and other expenses properly incurred by them in attending meetings of the board or committees of the board or general meetings or otherwise in connection with the discharge of their duties.

Appointment and retirement of directors

      We may appoint directors by ordinary resolution or the board may appoint them. Unless otherwise determined by ordinary resolution, the number of directors other than alternate directors shall not be less than three nor more than twenty-four in number. At each annual general meeting any director then in office who has been appointed by the board since the previous annual general meeting or at the date of the annual general meeting would have held office for more than three years since we appointed or last re-appointed him in general meeting shall retire from office but shall be eligible for re-appointment.

      A director shall retire at the first annual general meeting following the birthday at which he attains 70 years of age. A director may be re-appointed after attaining 70 years of age provided that we appoint him in general meeting, special notice is given of the resolution appointing the director and the notice states the age of the prospective director. A director who is re-appointed after attaining 70 years of age must retire at every annual general meeting thereafter but may be re-appointed in accordance with the procedure set out above.

Borrowing powers

      The board may exercise all our powers to borrow money, to guarantee, to indemnify, to mortgage or charge all or any part of its undertaking, property, assets, both present and future, and uncalled capital, and to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or of any third party. The board shall restrict our borrowings and exercise all voting and other rights or powers of control exercisable by us in relation to our subsidiaries, if any. In so doing the board must ensure that the aggregate principal amount outstanding at any time in respect of all borrowings by our group, exclusive of any intergroup borrowings, after deducting the amount of cash at the bank and in hand will not, without the previous authority of us in general meeting, exceed the higher of two times adjusted capital and reserves, as defined in our articles, or £1.5 billion, or any higher limit fixed by ordinary resolution which is applicable at the relevant time.

      The limits set out above shall be deemed not to have been breached until the amount of borrowings has exceeded that limit for 30 consecutive days. This provision overrides all other provisions of the relevant article.

Indemnity of officers

      Subject to the statutes but without prejudice to any indemnity to which a director may otherwise be entitled, every one of our directors or other officers, excluding an auditor, shall be indemnified out of our assets against any liability incurred by him in defending any proceedings whether criminal or civil if:

•	judgement is given in his favor;

•	proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part; or

•	he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to our affairs.

Untraced shareholders

      We shall be entitled to sell, at the best price reasonably obtainable, the ordinary shares of a member or the ordinary shares to which a person is entitled by transmission provided that:

•	during a period of twelve years prior to the date of advertising our intention to sell those ordinary shares at least three dividends in respect of those ordinary shares have been declared and all dividend warrants and checks sent have remained uncashed;

•	as soon as practicable after the expiration of the period referred to above we insert advertisements in a national daily newspaper and in a newspaper circulating in the area of the last known address of the member or other person giving notice of our intention to sell the ordinary shares;

•	during the period referred to above and the period of three months following the publication of the advertisements referred to above, we receive no indication of the whereabouts or existence of the member or other person; and

•	if the ordinary shares are traded on the London Stock Exchange’s market for listed securities, we give notice to the London Stock Exchange of our intention to sell the ordinary shares prior to publication of the advertisements referred to above.

      The net proceeds of the sale shall belong to us. We shall be obliged to account to the former member or other person previously entitled to the ordinary shares for an amount equal to the proceeds as our creditor.

Notices to members

      Except where otherwise expressly provided within the articles, any notice to be given to or by any person under our articles shall be in writing or, to the extent permitted by the statutes and subject to the articles, contained in an electronic communication. The board may from time to time specify the form and manner in which a notice may be given to the members by electronic means. A notice may be given to the members by electronic means only if it is given in accordance with the requirements specified by the board.

      We may give or serve a notice in writing, document or other communication to any member either personally or by sending it through the mail addressed to the member at his registered address or by leaving it at that address. A member whose registered address is not within the United Kingdom shall be entitled to have notices given to him at the date of that address if, at the time of giving that notice, he is the registered holder of 1% or more of our issued capital. Any other member whose registered address is not within the United Kingdom and who gives us an address within the United Kingdom at which notices may be given to him shall be entitled to have notices given to him at that address but, unless he does so, shall not be entitled to receive any notice from us.

DESCRIPTION OF WARRANTS

      We issued the warrants pursuant to a deed poll dated May 18, 2003. The following description is a summary of the material terms of the warrants and the deed poll. It does not restate the deed poll in its entirety. You should be aware that the deed poll, and not this description, defines the rights of the holders of the warrants. The deed poll is included as an exhibit to the registration statement of which this prospectus is a part and copies of it may be obtained as described under the caption “Where You Can Find More Information About Us”.

Definitions

      Certain defined terms relating to the warrants are set out below. You should refer to the deed poll for a full disclosure of all those terms as well as any capitalized terms used in this description for which no definition is provided.

“certificated” means a security which is not in uncertificated form;

“Crest regulations” means the Uncertificated Securities Regulations 2001 (SI 2001/3755), as amended;

“current market price” means, in respect of an ordinary share at a particular date, the average of the bid and offer quotations published by, or derived from, the relevant stock exchange for one ordinary share for the five consecutive dealing days ending on the dealing day immediately preceding that date; provided that if at any time during the five day period the ordinary shares were quoted ex-dividend, or ex-any other entitlement, and during some other part of that period the ordinary shares were quoted cum-dividend, or cum-any other entitlement, then:

(a)	if the ordinary shares to be issued do not rank for the dividend, or other entitlement, in question, the quotations on the dates on which the ordinary shares were quoted cum-dividend, or cum-any other entitlement, will for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend or other entitlement, where it is a cash dividend or entitlement, or, as the case may be, the fair market value of that dividend or other entitlement, where it is not a cash dividend or entitlement, per ordinary share as at the date of announcement of that dividend or entitlement, excluding any associated tax credit and less the tax, if any, falling to be deducted on payment thereof to a resident of the United Kingdom; or

(b)	if the ordinary shares to be issued do rank for the dividend, or other entitlement, in question, the quotations on the dates on which the ordinary shares were quoted ex-dividend, or ex-any other entitlement, will for the purpose of this definition be deemed to be the amount thereof increased by such similar amount, and provided further that if the ordinary shares on each of the five dealing days were quoted cum-dividend, or cum-any other entitlement, in respect of a dividend, or other entitlement, which has been declared or announced but the ordinary shares to be issued do not rank for that dividend, or other entitlement, the quotations on each of those dates will be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend or other entitlement, where it is a cash dividend or entitlement, or, as the case may be, the fair market value of that dividend or other entitlement, where it is not a cash dividend or entitlement, per ordinary share as at the date of announcement of the dividend or entitlement, excluding any associated tax credit and less the tax, if any, falling to be deducted on payment thereof to a resident of the United Kingdom;

“dealing day” means a day on which the relevant stock exchange is open for business and ordinary shares may be dealt in on the relevant stock exchange;

“deed poll” means the instrument by way of a deed poll dated May 18, 2003 and executed by us under which the warrants are constituted;

“dividend” means any dividend or distribution, whether of cash, assets or other property, and whenever paid or made and however described, and for these purposes a distribution of assets includes without limitation an issue of shares or other securities credited as fully or partly paid up, other than an issue of ordinary shares by way of capitalization of profits or reserves falling within the anti-dilution adjustment described under the caption “Anti-Dilution Adjustments — Capitalization of Profits or Reserves”;

“equity share capital” has the meaning ascribed to it in the U.K. Companies Act 1985;

“exercise date” means the London business day next following the date on which the requirements relating to the exercise of warrants in the terms of the deed poll have been complied with in full or, if later, the date on which we actually receive payment in accordance with the terms of the deed poll;

“extraordinary resolution” means a resolution passed at a meeting of the warrant holders duly convened and held and carried by a majority consisting of not less than three-fourths of the votes cast upon a show of hands or, if a poll is duly demanded, by a majority consisting of not less than three-fourths of the votes cast on a poll;

“fair market value” means, with respect to any property on any date, the independently determined fair market value of that property provided that:

(a)	the fair market value of a cash dividend paid or to be paid shall be the amount of the cash dividend;

(b)	where options, warrants or other rights are publicly traded in a market of adequate liquidity, as independently determined, the fair market value of the options, warrants or other rights will equal the arithmetic mean of the daily closing prices of the options, warrants or other rights during the period of five trading days on the relevant market commencing on the first trading day those options, warrants or other rights are publicly traded, or a shorter period as those options, warrants or other rights are publicly traded;

(c)	where options, warrants or other rights are not publicly traded, as previously stated, the fair market value of the options, warrants or other rights will be as independently determined on the basis of a commonly accepted market valuation method and taking account of factors as are independently determined to be appropriate, including the market price per ordinary share, the dividend yield of an ordinary share, the volatility of the market price, prevailing interest rates and the terms of the options, warrants or other rights, including as to the expiry date and exercise price, if any, thereof; and

(d)	in the case of (a), converted into pounds sterling, if declared or paid in a currency other than pounds Sterling, at the rate of exchange used to determine the amount payable to shareholders who were paid or are to be paid the cash dividend in pounds sterling; and in the absence of a stated rate of exchange and in the case of (b) and (c), the fair market value converted into pounds sterling, if expressed in a currency other than pounds sterling, at such rate of exchange independently determined to be the spot rate at the close of business on that date, or if no rate is available on that date the equivalent rate on the immediately preceding date on which the rate is available.

“High Court” means the High Court of Justice of England and Wales;

“independently determined” means determined by an independent investment bank of international repute in London we select and acting as an expert;

“London business day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in London;

“official list” means the official list of the United Kingdom Listing Authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

“operator” means CREST Co. Limited or any additional or alternative operator from time to time approved by us in relation to the warrants and in accordance with the CREST regulations;

“operator register” means the operator register of corporate securities, as defined in the CREST regulations;

“register” means the register of warrant holders holding warrants in certificated form required to be maintained under the deed poll;

“registrar” means Computershare Investor Services plc or any other person whom we appoint to maintain the register at any time;

“registrar of companies” means the registrar or other officer performing under the U.K. Companies Act 1985 the duty of registration of companies in England and Wales and including a deputy registrar;

“relevant stock exchange” means at any time, in respect of the ordinary shares, the official list and/or, as the context requires, the market for listed securities of the London Stock Exchange or, if the ordinary shares are not at that time so listed, the principal stock exchange or securities market on which the ordinary shares are then listed or quoted or dealt in;

“securities” includes, without limitation, shares in our share capital;

“specified number” means, in relation to each warrant, one ordinary share, unless there has been an adjustment to the number of ordinary shares issuable on exercise of a warrant under the terms of the deed poll, in which case it means such adjusted number of ordinary shares issuable on exercise of each warrant as has, from time to time, been determined in accordance with that clause (following our share consolidation which became effective on September 9, 2003, the specified number has been adjusted to one-fifth of an ordinary share);

“specified office” means the office of the registrar specified below or any other office of the registrar which may from time to time be notified to warrant holders in accordance with the terms of the deed poll;

“subscription period” means the period commencing on, and including, the date following the day upon which warrants are first issued under the deed poll and expiring on, and including, the day four years after that date, or, if that is not a London business day, the preceding London business day;

“subscription price” means the amount payable in respect of each specified number of ordinary shares for which the holder of one warrant is entitled upon exercise of the warrant to require the subscription, such amount being 150p per specified number of ordinary shares or other amounts as may for the time being be applicable in accordance with the provisions of the terms of the deed poll;

“subscription rights” means the subscription rights in respect of ordinary shares granted by us to warrant holders under the deed poll, or any of those rights as are for the time being outstanding;

“subsidiary” means any subsidiary within the meaning of the U.K. Companies Act 1985;

“supervisors” means the persons holding office as supervisors of our scheme of arrangement from time to time;

“stock exchange” means the London Stock Exchange plc or any other body to which its functions have been transferred, or, to the extent the ordinary shares are no longer listed, quoted or admitted to trading on the London Stock Exchange plc, such other body on which the ordinary shares are listed, quoted or admitted to trading;

“uncertificated” means a security which is for the time being recorded on the relevant operator register as being held in CREST, and title to which, by virtue of the CREST Regulations, may be transferred by way of CREST;

“warrant certificates” means the certificates to be issued in the name of warrant holders holding their warrants in certificated form substantially in the form set out in the deed poll, as from time to time modified in accordance with the provisions set out in the deed poll;

“warrant exercise notice” means a notice substantially in the form set out on the reverse of each warrant certificate which must be completed in order to exercise the warrant comprised in that warrant certificate or, in the case of warrants held in uncertificated form, the form of notification as complies with the terms of the deed poll;

“warrant holder” means, in relation to any warrant held in uncertificated form, the accountholder and, in relation to any warrant in certificated form, the person or persons who is or are for the time being registered in the register as the holder or joint holders of a warrant; and

“warrants” means the rights created by the deed poll entitling the warrant holders, upon the valid exercise of those rights, to subscribe for ordinary shares on the terms set out in the deed poll and in the clauses.

Exercise of Warrants

      Each warrant may be exercised at any time during the subscription period by either:

•	in the case of warrants held in uncertificated form, arranging for the payment in our favor, through CREST, of the aggregate subscription price for the ordinary shares being subscribed and sending to the registrar, via the operator, a warrant exercise notice, which is a properly authenticated dematerialized instruction.

•	in the case of warrants in certificated form, by delivery of the warrant certificate evidencing title to the warrant to the specified office during normal business hours on any London business day together with the warrant exercise notice endorsed on it duly completed and executed and accompanied by payment in our favor.

      The exercise of warrants will be irrevocable and must be made subject to, and in compliance with, any applicable fiscal and other laws and regulations for the time being in force and upon payment of any taxes, duties and other governmental charges payable by reason of the exercise, other than United Kingdom taxes and duties imposed on us.

      Payment by a warrant holder on the exercise of any warrant will be made by the payment in pounds sterling of the subscription price applicable on the exercise date either, in the case of warrants held in uncertificated form, through CREST in accordance with CREST regulations or, in the case of warrants in certificated form, by cheque sent to the registrar, in each case in our favor.

      Notwithstanding anything herein to the contrary, unless satisfied that the exemption from registration provided by Regulation S under the Securities Act is available, our directors may in their discretion refuse to permit any warrant holder to exercise his subscription rights:

•	at any time when a registration statement under the Securities Act is not effective with respect to the exercise and the issuance of ordinary shares arising on such exercise; or

•	during any blackout period imposed as described below.

      In the event that, in the opinion of our directors, it is advisable to suspend use of the registration statement or the prospectus forming a part of the registration statement, due to:

•	any request by the SEC or any other US federal or state governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information;

•	the issuance by the SEC or any other US federal or state governmental authority of any stop order suspending the effectiveness of a registration statement or the initiation or threat of any proceedings for that purpose;

•	the receipt by us of any notification with respect to the suspension of the qualification or exemption from qualification of any of the ordinary shares for sale in any jurisdiction or the initiation or threat of any proceeding for that purpose;

•	the existence of any fact or the happening of any event which makes any statement of a material fact in the registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes in the registration statement or prospectus in order that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

•	our directors’ determination that a post-effective amendment to the registration statement would be appropriate; or

•	pending material corporate developments or similar material events that have not yet been publicly disclosed and as to which our directors believe public disclosure will be prejudicial to us.

      We shall give written notice to the registrar to the effect of the foregoing and to the effect that the warrants may not be exercised during the time period as may be specified in that notice, a blackout period. In the event that the warrant holder seeks to exercise his subscription rights during a blackout period, the registrar will notify the warrant holder that a blackout period is in effect. In no event will we impose a blackout period within sixty (60) days prior to the expiration of the subscription period.

      We and the registrar reserve the right to delay taking any action on any particular instructions from the warrant holder if the registrar considers that it needs to do so to obtain further information from the warrant holder or to comply with any legal or regulatory requirement binding on it, including the obtaining of evidence of identity to comply with money laundering regulations, or to investigate any concerns it may have about the validity of or any other matter relating to the instruction.

      If a warrant has been properly exercised, we shall allot the specified number of ordinary shares issuable on the exercise of the relevant warrants not later than ten (10) London business days after the exercise date. All ordinary shares so allotted will be fully paid and will rank pari passu in all respects with the other fully paid ordinary shares in issue on the exercise date, and will accordingly entitle the holders of those ordinary shares to participate in full in all dividends and distributions paid or made on the ordinary shares after the exercise date, other than any dividend or other distribution which previously has been announced, declared, recommended or resolved by our directors to be paid or made on the ordinary shares, the record date for which is prior to the exercise date and notice of the intended dividend or other distribution and of the record date has been given in accordance with the rules of the stock exchange prior to the exercise date.

      In the case of warrants in uncertificated form, ordinary shares arising on exercise of any warrants will be allotted and issued in uncertificated form and credited by the operator, in accordance with our instructions and CREST regulations, to the CREST stock accounts of the person or persons designated in the relevant warrant exercise notice within ten (10) London business days after the exercise date. In the case of the exercise of warrants in certificated form, we will by not later than twenty (20) London business days after the allotment procure the issue of a share certificate in the name of the person stated in the warrant exercise notice and send, or procure the sending of, the certificate to the person at the address stated in the warrant exercise notice or otherwise as directed in accordance with the warrant exercise notice by ordinary post at the risk of the person entitled to the ordinary shares.

      No exercise of warrants will result in the issue of a fraction of an ordinary share, including, for the avoidance of doubt, by virtue of a retroactive adjustment. If a warrant holder exercising his warrants would, but for the preceding sentence and after aggregating all warrants being exercised by him, be entitled to receive a number of ordinary shares which includes a fraction of ordinary shares, the warrant holder’s entitlement to receive that number of shares will be rounded down to the nearest integral number of ordinary shares to exclude fractions, whereupon he will be paid the amount, in sterling, equal to the value of the fraction of ordinary share forgone, as we determine. That payment will be made, in each case subject to any applicable exchange control or other laws or regulations.

Covenants

      While any subscription rights remain exercisable, except with the approval of an extraordinary resolution, we will:

(1)	keep available at all times for issue free from pre-emptive rights out of our authorized but unissued share capital the aggregate specified number of ordinary shares as would be issued if all of the warrants and all other rights of subscription for and exercise into ordinary shares were to be exercised;

(2)	not issue or pay up any securities, in either case by way of capitalization of profits or reserves, other than:

(a)	by the issue of fully paid ordinary shares to the holders of ordinary shares and other holders of shares in our capital which by their terms entitle the holders thereof to receive ordinary shares on a capitalization of profits or reserves;

(b)	by the issue of ordinary shares paid up in full out of profits or reserves, in accordance with applicable law, and issued wholly, ignoring fractional entitlements, in lieu of the whole or part of a cash dividend; or

(c)	by the issue of fully paid equity share capital, other than ordinary shares, to the holders of equity share capital of the same class and other holders of shares in our capital which by their terms entitle the holders thereof to receive equity share capital, other than ordinary shares, on a capitalization of profits or reserves, unless, in any case where, the same gives rise, or would, but for the fact that the adjustment would be less than one percent of the subscription price then in effect, give rise, to an adjustment of the subscription price or the specified number on exercise of each warrant;

(3)	not in any way modify the rights attaching to the ordinary shares with respect to voting, dividends or liquidation, nor issue any other class of equity share capital carrying any rights which are more favorable than such rights, except that this provision shall not prevent:

(a)	the issue of any equity share capital to employees, including directors holding executive office, whether our or any of our subsidiary or associated companies, by virtue of their office or employment under any scheme or plan approved by us in general meeting or which is established under a scheme or plan which is or has been approved;

(b)	any consolidation or subdivision of the ordinary shares or the conversion of any ordinary shares into stock or vice versa;

(c)	any modification of rights which is independently determined not to be materially prejudicial to the interests of the warrant holders;

(d)	without prejudice to any rule of law or legislation, including regulations made under the UK Companies Act 1989 or any other provision of that or any other legislation, the conversion of ordinary shares into, or the issue of any ordinary shares in, uncertificated form, or the conversion of ordinary shares in uncertificated form into certificated form, or any amendment of our articles of association made in connection with the matters described under this caption “Covenants” or which is supplemental or incidental to any of the foregoing, including any amendment made to enable or facilitate procedures relating to such matters and any amendment dealing with the rights and obligations of holders of securities, including ordinary shares, dealt with under those procedures;

(e)	any issue of equity share capital where the issue of the equity share capital results, or would, but for the fact that the adjustment would be less than one percent of the subscription price then in effect or that the consideration per ordinary share receivable therefor is at least 95 percent of the current market price per ordinary share, otherwise result, in an adjustment of the subscription price and/or the specified number; or

(f)	any issue of equity share capital or modification of rights attaching to the ordinary shares where prior thereto it was independently determined what, if any, adjustments should be made to the subscription price and/or the specified number as being fair and reasonable to take account thereof and the determination concludes either that no adjustment is required or that an adjustment resulting in a reduction of the subscription price is required and/or an increase in the specified number is required and, if so, the new subscription price and/or specified number as a result thereof and the basis upon which adjustment is to be made and, in any such case, the date on which the adjustment will take effect, and so that the adjustment will be made and take effect accordingly;

(4)	procure that no securities, whether issued by us or any of our subsidiaries or procured by us or any of our subsidiaries to be issued, issued without rights to convert into or exchange or subscribe for or purchase ordinary shares will subsequently be granted rights exercisable at a consideration per ordinary share which is less than 95 percent of the current market price per ordinary share at close of business on the dealing day last preceding the date of the announcement of the proposed inclusion of those rights unless the same gives rise, or would, but for the fact that the adjustment would be less than one percent of the subscription price then in effect, give rise, to an adjustment of the subscription price and/or the specified number pursuant to the anti-dilution adjustments described below and that at no time will there be in issue ordinary shares of differing nominal values, except where the ordinary shares have the same economic rights;

(5)	not make any issue, grant or distribution or take any other action if the effect thereof would be that, on the exercise of a warrant, ordinary shares would, but for the provisions of the anti-dilution adjustments described below, have to be issued at a discount to their par value or otherwise could not, under any applicable law then in effect, be legally issued as fully paid;

(6)	not reduce our issued share capital, share premium account or capital redemption reserve or any uncalled liability in respect thereof, except:

(a)	under the terms of issue of the relevant share capital;

(b)	by means of a purchase or redemption of our share capital to the extent permitted by applicable law;

(c)	as permitted by the U.K. Companies Act 1985;

(e)	where the reduction does not involve any distribution of assets and is effected by way of cancellation for the purposes of a scheme of arrangement under the U.K. Companies Act 1985;

(f)	by way of transfer of reserves as permitted under applicable laws;

(g)	solely in relation to a change in the currency in which the nominal amount of the ordinary shares is expressed;

(h)	where the reduction is permitted by applicable law and it is independently determined that the interests of warrant holders would not be prejudiced by those reduction; or

(i)	where the reduction results in, or would, but for the fact that the adjustment would be less than one percent of the subscription price then in effect, result in, an adjustment to the subscription price and/or the specified number; and

(7)	endeavor to ensure that the ordinary shares issued upon exercise of any warrant will be admitted to the official list and will be listed, quoted or traded on any other stock exchange or securities market on which the ordinary shares may then be listed or quoted or traded.

Anti-Dilution Adjustments

      The subscription price or the specified number will be adjusted in the following circumstances described below.

Consolidation or Subdivision. If there is an alteration to the nominal value of the ordinary shares as a result of consolidation or sub-division, the specified number will be adjusted in accordance with the following formula:

the specified number after adjustment	=	the specified number prior to adjustment	×	the number of ordinary shares outstanding immediately following the triggering event the number of ordinary shares outstanding immediately before the triggering event

Capitalization of Profits or Reserves. If and whenever we issue any ordinary shares credited as fully paid to the shareholders by way of capitalization of profits or reserves, including any share premium account or capital redemption reserve, other than ordinary shares issued wholly, ignoring fractional entitlements, in lieu of the whole or part of a cash dividend which the shareholders would or could otherwise have received, the specified number shall be adjusted in accordance with the following formula:

the specified number after adjustment	=	the specified number prior to adjustment	×	the number of ordinary shares outstanding immediately following the triggering event the number of ordinary shares outstanding immediately before the triggering event

Other Events. If we determine that an adjustment should be made to the subscription price and/or the specified number as a result of one or more events or circumstances not referred to above, we shall, at our own expense and acting reasonably, have independently determined, as soon as practicable, what adjustment, if any, to the subscription price and/or the specified number is fair and reasonable to take account thereof and the date on which such adjustment should take effect and upon that determination the adjustment, if any, shall be made and shall take effect in accordance with that determination. No adjustment will be made where the effect would be to vary the subscription price by less than one percent.

      On any adjustment to the subscription price, we will round the resultant subscription price, if not an integral multiple of one penny, to the nearest whole penny, with 0.5 pence being rounded upwards. We will make no adjustment to the subscription price where the adjustment, rounded if applicable, would be less than one percent of the subscription price then in effect. We shall carry forward any adjustment not required to be made, and any amount by which the subscription price has been rounded, and take into account in any subsequent adjustment, but we will make the subsequent adjustment on the basis that the adjustment not required to be made had been made at the prior relevant time. We will give notice of any adjustments to the subscription price or specified number to the warrant holders as soon as practicable after the determination thereof.

      We will make no adjustment to the subscription price or the specified number where ordinary shares or other securities, including rights, warrants or options, are issued, offered, exercised, allotted, appropriated, modified or granted to employees, including directors who are our, one of our subsidiaries or one of our associated companies executive officers under any employees’ share scheme, as defined in the U.K. Companies Act 1985 or any modification or re-enactment thereof.

      Notwithstanding any other provision, we will not reduce the subscription price or adjust the specified number so that, on exercise of the warrants, ordinary shares would be issued at a discount to their nominal value.

      Where more than one event which gives or may give rise to an adjustment to the subscription price or the specified number occurs within such a short period of time that it is independently determined that a modification to the operation of the adjustment provisions is required in order to give the intended result, the modification will be made to the operation of the adjustment provisions as may be advised by an investment bank to be in its opinion appropriate to give that intended result.

      Where the circumstances giving rise to any adjustment have already resulted or will result in an adjustment to the subscription price and/or the specified number or where the circumstances giving rise to any adjustment arise by virtue of any other circumstances which have already given or will give rise to an adjustment to the subscription price and/or the specified number, the modification will be made to the operation of the adjustment provisions as may be independently determined to be appropriate to give the intended result.

      Except in the case of manifest or proven error, a certificate providing the independently determined adjustment will be conclusive and binding on all concerned if any doubt arises as to the appropriate adjustment to the subscription price and/or the specified number.

      If the exercise date in relation to any warrant is after the record date for any issue of shares described under the caption “Capitalization of Profits or Reserves”, but before the adjustment becomes effective, such adjustment being referred to as a retroactive adjustment, we shall, conditional upon the retroactive adjustment becoming effective, procure that there will be allotted to the relevant warrant holder, additional ordinary shares as, together with the ordinary shares allotted or to be allotted to the relevant warrant holder on exercise of the relevant warrant, is equal to the number of ordinary shares which would have been required to be allotted on exercise of such warrant if the relevant adjustment to the specified number, reflecting the adjustment triggering event, had in fact been made and became effective immediately after the relevant record date.

      For the purposes of the adjustments described above, references to any issue or offer to shareholders as a class by way of rights will be taken to be references to an issue or offer to all or substantially all shareholders by way of rights other than shareholders to whom, by reason of the laws of any territory or requirements of any recognized regulatory body or any other stock exchange in any territory or in connection with fractional entitlements, or any other disapplication right of our directors granted in our articles, it is determined not to make such issue or offer.

Provisions in Case of Winding Up

      If an effective resolution is passed during the subscription period for our voluntary winding up then:

(1)	if such winding up be for the purpose of a reconstruction or amalgamation under a scheme or arrangement to which the warrant holders have consented by means of a extraordinary resolution the terms of the scheme or arrangement will be binding on all the warrant holders; and

(2)	in any other case, we will publish a notice stating that a resolution has been passed and the warrant holder is entitled at any time within three months after the date the notice is published to elect by notice in writing to the specified office of the registrar to be treated as if he had, immediately before the date of the passing of the winding up resolution, exercised his warrants and he is entitled to receive out of the assets which would otherwise be available in the liquidation to the holders of ordinary shares, a sum, if any, as he would have received had he been the holder of and paid for the ordinary shares to which he would have become entitled by virtue of exercise, after deducting from such sum an amount equal to the moneys which would have been payable by him in respect of the ordinary shares if he had exercised his warrants, but nothing contained in this sub-clause has the effect of requiring the warrant holder to make any actual payment to us.

Meetings of Warrant Holders

      The provisions for convening meetings of warrant holders to consider any matter affecting their interests, including the modification by extraordinary resolution of the terms of the warrants, is set out in the deed poll.

An extraordinary resolution duly passed in accordance with these provisions is binding on all warrant holders, whether present or not.

Taxes

      We will pay any United Kingdom stamp, issue, registration or similar taxes and any capital duties imposed on us in the United Kingdom:

(1)	in connection with the issue of ordinary shares on exercise of the subscription rights, except where the ordinary shares are issued to a person whose business is, or includes, issuing depositary receipts, or a nominee of or agent for that person, or a person whose business is, or includes, the provision of clearance services for the purchase or sale of chargeable securities, or a nominee of or agent for that person, or

(2)	payable upon the deed poll being produced in evidence in any proceedings in connection with the enforcement of the deed poll, the warrants or the subscription rights.

      For the avoidance of doubt, we are not responsible for the payment of any taxes, duties and other governmental charges as may be payable in relation to the transfer of a warrant, other than United Kingdom taxes and duties imposed on us.

Governing Law and Jurisdiction

      The warrants are governed by, and will be construed in accordance with, the laws of England.

      The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with the warrants and us and each warrant holder irrevocably submits to the exclusive jurisdiction of the English courts.

      We and each warrant holder have irrevocably waived any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

RELATED PARTY TRANSACTIONS

      The following is a summary of certain transactions with related parties, which were entered into or were in effect from April 1, 2000 up to the date of this prospectus.

      All the contracts and other arrangements with Atlantic Telecommunications/ GaMMa, Alstom and the joint ventures described below have been on arm’s-length terms. We may enter into arrangements with these companies in the future, which will be on arm’s-length terms.

Atlantic Telecommunications/ GaMMa

      We owned 19.7% of Atlantic Telecommunications Limited or Atlantic. Atlantic went into bankruptcy on October 5, 2001. GaMMa acquired certain assets from Atlantic Telecommunications Ltd, in bankruptcy. We received a 14.3% beneficial holding in GaMMa in December 2001, in consideration of the waiver of retention of title claims against certain assets of Atlantic, the grant of software licenses and procurement of the assignment of the indefeasible right of use granted by Easynet. Under the terms of the agreement with GaMMA, we will receive warrants equating to 1.7% of the authorized share capital of GaMMa. On August 20, 2003 we disposed of our entire stake of 2,249,000 shares in Gamma Telecom Holdings Limited.

Alstom

      We owned approximately 24% of Alstom until February 2001, when we disposed of 18% through a public offering of shares. Upon the initial public offering of Alstom in 1998, prior to which we had a 50% stake in GEC Alsthom, as it was called prior to the initial public offering, we entered into a transitional services agreement providing for the termination of existing group services provided by us to Alstom except that we would continue to provide transitional services in the fields of research and development, real estate management, bulk purchasing, and environmental advice and insurance. These transitional services are now largely completed, and as a result, among others, we no longer provide insurance services to Alstom. We do, however, have an ongoing maintenance contract and provide some supply works on Alstom’s Northern Line. From time to time in the ordinary course of business, we supply products or services to Alstom and Alstom supplies products or services to us. In June 2001, we disposed of our remaining interest in Alstom.

Buzton

      On February 19, 2002 we sold our 50% stake in our joint venture with two Uzbekistan state telecommunications agencies which was formed in 1994 under the name Buzton. Our network equipment division had supplied the joint venture with equipment and services since formation with a value of approximately £1.3 million.

CosmoCom

      As of June 18, 2003, Marconi Capital Limited owned 5.7% of CosmoCom, Inc. CosmoCom, Inc. develops and deploys call center products and services. Marconi Communications International Limited, or MCIL, entered into a Value Added Reseller Agreement with CosmoCom, Inc. on March 3, 2000, as amended by Amendment No. 1, dated September 8, 2000, the VAR, whereby would act as a reseller of certain CosmoCom, Inc. products. Subject to other terms of the VAR, including the termination provisions contained therein, MCIL was required to purchase products and/or services of $12,000,000 over approximately a three year period. On or about October 29, 2001, MCIL advised CosmoCom, Inc. that it was terminating the VAR, and is making no further purchases at this time. During the term of the VAR, purchased approximately $1.5 million of products and/or services. MCIL and CosmoCom are currently involved in litigation wherein each party asserts that the other party has breached the VAR.

C-Soft

      Marconi Commerce Systems Inc. had a 20% stake in C-Soft, a software development firm, which we acquired in December 2000. We purchased $2.2 million of software development services at arm’s length prices in the period to February 2002. This investment in C-Soft was sold with the disposal of Marconi Commerce Systems Inc. in February 2002.

Sir Alan Rudge

      Sir Alan Rudge, a former non-executive director of M (2003) plc and formerly a non-executive Chairman of Metapath Software International, Inc. (MSI), held a substantial number of options from MSI. On June 15,

2000, he received from MSI approximately $5.3 million in respect of the cancellation or his options, which amount represented the difference between the offer price in the MSI transaction ($17.50) and the exercise price of such options.

Xcert

      On February 12, 2001, we sold our 25% interest in Xcert International, Inc. (Xcert) to RSA Security, Inc. On September 29, 2000 and December 29, 2000, one of our then businesses, Marconi SecurTrust, purchased software and related services from Xcert totaling $0.6 million over the course of the last three fiscal years.

Media.Net

      We had a 10% ownership interest in Media.Net Communications, Inc (Media.Net), a business which supplies high speed fiber-optic networks and related products and services to the media and entertainment industry. Our Network Equipment and Network Services businesses supplied Media.Net with equipment and services totaling about $0.5 million over the 15 months leading up to an October 2002 settlement whereby the interest was returned to Media.Net in return for a one time $0.3 million payment to us. With the settlement, we were also granted 3 million warrants exercisable for Media.Net preferred stock, exercisable in the event Media.Net’s monthly revenues are $1.5 million or more in any given month prior to November 2003.

Marconi (Malaysia) SDN BHD

      Marconi Communications S.p.A. owns a 30% shareholding in Marconi (Malaysia) SDN BHD, a business that sells and installs telecommunications equipment. During fiscal 2003, we supplied Network Equipment products totaling £23.1 million to this company at arm’s-length terms.

Ultramast

      We formed a joint venture company with Railtrack Telecom Services Limited, or RTSL, on April 26, 2001 to support the deployment of next generation broadband wireless networks. Marconi and RTSL each had a 50% interest in the joint venture company until February 2003 when we settled our litigation with RTSL and RTSL assumed full control of Ultramast. Albany Partnership Ltd., or APT, our wholly owned subsidiary, has a consultancy agreement with Ultramast to provide it with telecommunications consultancy services to design, construct and maintain masts for the next generation networks. Ultramast also has an agreement with ipsaris Limited under which ipsaris is nominated as the preferred supplier for connectivity for the telecommunications network.

Confirmant

      Confirmant is a 50-50 joint venture between Marconi Corporation plc and Oxford Glyco Sciences (U.K.) Limited, a wholly owned subsidiary of Oxford Glyco Sciences plc. Confirmant was formed in June 2001 for the purpose of completing and then offering for subscription a proteomic database and for providing managed hosting services to the biotech sector. Although our outstanding contracts with Confirmant have not been formally cancelled, all members of the Confirmant board of directors have acknowledged that they are de facto cancelled and, therefore, we have no remaining liability under those contracts. We disposed of our entire interest in Confirmant on November 12, 2003.

Easynet Group Plc

      We had an investment of 72.7% of the equity share capital of Easynet Group plc (Easynet). However, we only held 49.9% of the voting share capital of Easynet, had 22% of board representation, no unilateral rights or vetoes, and no involvement in day-to-day operations of Easynet. We have supplied Ipsaris Limited, a subsidiary of Easynet, with equipment and services on arm’s length terms in the past. We disposed of our entire interest in Easynet through placings affected on July 4, 2003 and September 4, 2003.

Financial Restructuring Arrangements

      Until the completion of our Financial restructuring on May 19, 2003, M (2003) plc was the parent company of our group. We had the following transactions with plc which are reflected in the accompanying financial statements.

•	Stock-based compensation

      As discussed in note 16 of our financial statements, our employees participated in a number of stock option plans whereby they received rights over shares in M (2003) plc. The financial statements reflect an expense of £14 million, £26 million and £7 million in fiscal 2003, 2002 and 2001 respectively in relation to these plans.

•	Equity forward contracts

      As discussed in note 2 of our financial statements, M (2003) plc charged us for movements in the fair value of various equity forward contracts that were taken out to economically hedge the stock based compensation plans. The financial statements reflect an expense of £nil, £335 million (of which £240 million was reported as the cumulative effect of accounting change) and £nil in fiscal 2003, 2002 and 2001 respectively in relation to these contracts.

      In connection with and to facilitate our financial restructuring, we entered into a number of intra-group restructuring arrangements with other group companies and our former parent. The two primary agreements were the scheme implementation deed and the statement and waiver of intercompany balances agreement.

Scheme Implementation Deed

      Marconi Corporation, M (2003) plc, E-A Continental Limited, Ancrane Limited, Marconi Nominees Limited, British Sealed Beams Limited and various other group companies entered into the scheme implementation deed on March 27, 2003. The primary purpose of the scheme implementation deed was to ensure that legally binding arrangements were in place to govern the rights and obligations between Marconi Corporation and M (2003) plc in implementing our restructuring.

•	Non-voting undertakings

Ancrane Limited, a subsidiary of M (2003) plc, had various claims against Marconi Corporation and M (2003) plc. Ancrane Limited undertook not to attend or vote or to use any other rights or powers available to it as a creditor at any of the scheme of arrangement meetings at which it was entitled to attend and vote. Ancrane Limited also undertook not to take any steps to canvass, solicit or entice any other person, firm or company to attend and/or vote on its behalf at any of those meetings. These arrangements did not however prevent Ancrane Limited from submitting a claim under either or both of the Marconi Corporation scheme of arrangement and the M (2003) plc scheme of arrangement.

Marconi Corporation had a claim against M (2003) plc and undertook not to attend or vote at the M (2003) plc scheme of arrangement meeting nor submit a form of proxy with respect to its claim. This did not, however, prevent Marconi Corporation from submitting a claim under the M (2003) plc scheme of arrangement.

Certain other group companies and British Sealed Beams Limited had various claims against Marconi Corporation and M (2003) plc and therefore also undertook not to attend or vote at the scheme of arrangement meetings or use any other rights or powers available to them as a scheme of arrangement creditor to attend or vote at any of the scheme of arrangement meetings at which they were entitled to attend and vote.

•	Ancrane Limited/E-A Continental arrangements

E-A Continental Limited, a subsidiary of Marconi Corporation, owed M (2003) plc approximately £219 million and had a receivable of approximately £363 million due from Marconi Corporation. Pursuant to a deed of assignment entered into on March 27, 2003 between Marconi Corporation, M (2003) plc and E-A Continental Limited, Marconi Corporation agreed to the assignment by E-A Continental Limited to M (2003) plc of its £363 million receivable. The assignment of the £363 million receivable was in consideration for the release by M (2003) plc of the £219 million owed to M (2003) plc by E-A Continental Limited and the transfer by E-A Continental Limited to M (2003) plc of the balance of approximately £2,000,000 held on account with HSBC. On March 27, 2003, a deed of assignment was entered into between Marconi Corporation, M (2003) plc and Ancrane under which M (2003) plc agreed to the assignment of the £363 million receivable to Ancrane in consideration for the issue to M (2003) plc by Ancrane of a share at a premium equal to the market value of the £363 million receivable.

Ancrane Limited re-registered as an unlimited company pursuant to section 49 of the U.K. Companies Act on March 25, 2003. Ancrane Limited reduced its share capital, including for this purpose its share premium account, to £100 to enable it to make a repayment of capital in specie to M (2003) plc of its interest in all of its assets, save for £100 and the benefit of a specific covenant by Marconi Corporation, and made a repayment of such capital in specie to M (2003) plc.

•	Approvals

Marconi Corporation’s shareholders, M (2003) plc and Marconi Nominees Limited, agreed to vote in favor of all shareholder resolutions which were in the reasonable opinion of the Marconi Corporation Board, necessary or desirable to give effect to the Marconi Corporation scheme of arrangement, and to consent in writing to each and every variation of the rights attached to their respective shareholdings in Marconi Corporation as may be involved in the passing and implementation of such shareholder resolutions and to take such actions as necessary to implement the restructuring and so as not to frustrate, delay or interfere with the performance, approval or implementation of the restructuring.

•	BAE Deed of Novation

In 1999, Marconi Corporation, which was, at the time, named The General Electric Company, p.l.c., separated its international aerospace, naval shipbuilding, defence electronics and defence systems business and sold it to BAE. The original transaction agreement and payment deed were entered into between Marconi Corporation and BAE and subsequently novated from Marconi Corporation to M (2003) plc. All other transaction documentation in relation to the sale was entered into by M (2003) plc.

Marconi Corporation and M (2003) plc agreed to novate the transaction agreement, payment deed and various other agreements from M (2003) plc back to Marconi Corporation with effect from the date of the effectiveness of Marconi Corporation’s scheme of arrangement. Both Marconi Corporation and M (2003) plc agreed to use all reasonable endeavours to procure that BAE entered into the novation.

In addition, M (2003) plc, Marconi Corporation and BAE agreed that no amount should be paid by M (2003) plc or Marconi Corporation to BAE in relation to certain claims made by the parties under the BAE merger agreements and that Marconi Corporation would reduce any amounts which may be payable to it in the future by BAE under the BAE merger agreements by U.S.$18,600,000.

•	Service Contracts

Marconi Corporation agreed to procure that nine specified employees of Marconi Corporation would enter into new service agreements in a specified form so that the new terms and conditions will take effect on the date of the effectiveness of Marconi Corporation’s scheme of arrangement.

•	Finmeccanica Guarantee

Under a share purchase agreement dated August 2, 2002, Marconi (Bruton Street) Limited sold all of the shares in Marconi Mobile Holdings S.p.A., the Italian holding company for the strategic communications business, to Finmeccanica SpA. A parent company guarantee in favour of Finmeccanica SpA was required to be given as part of the share sale, the Finmeccanica guarantee. M (2003) plc was therefore party to the share purchase agreement, as guarantor, pursuant to which, among other things, it guaranteed the performance by Marconi (Bruton Street) Limited of its obligations under the share purchase agreement and the related transaction documents, including a tax covenant, a transitional services agreement, a custody deed and a disclosure letter.

Finmeccanica SpA, Marconi Corporation and M (2003) plc entered into a deed of novation and amendment, the Finmeccanica guarantee deed of novation, under which, with effect from May 19, 2003, the Finmeccanica guarantee and all other remaining obligations of M (2003) plc under the share purchase agreement would be novated from M (2003) plc to Marconi Corporation. As a result of that novation, Marconi Corporation became the guarantor of Marconi (Bruton Street) Limited’s obligations under the share purchase agreement and related transaction documentation, and assumed all other obligations of M (2003) plc under the share purchase agreement, and M (2003) plc was released from all of its obligations under the Finmeccanica guarantee and the share purchase agreement. Marconi Corporation’s obligations under the share purchase agreement, including the Finmeccanica guarantee, were excluded obligations for the purposes of the Marconi Corporation scheme of arrangement.

•	Lemelson Licence

Under an agreement between M (2003) plc and Lemelson Medical, Education and Research Foundation, Limited Partnership, the Lemelson Foundation Partnership, dated December 1, 1999, Lemelson Foundation Partnership granted to M (2003) plc for itself and the benefit of its subsidiaries a non-exclusive licence for certain licensed patents relating principally to bar coding, the Lemelson agreement. Marconi Corporation and M (2003) plc agreed to novate the existing Lemelson agreement to Marconi Corporation and agreed to use all reasonable endeavours to procure that Lemelson Foundation Partnership entered into the novation.

•	Litigation

In the event that either Marconi Corporation or M (2003) plc becomes aware of anything which is likely to give rise to a claim or threat of litigation to it or the other entity, it shall inform the other of the relevant information as soon as possible and shall assist, so far as reasonably practicable, in investigating and defending the claim. In addition, Marconi Corporation is entitled to require M (2003) plc to take such steps and proceedings as Marconi Corporation believes is necessary to defend such proceedings and M (2003) plc shall not admit any liability or agree any compromise of such actions without Marconi Corporation’s prior written consent.

•	Marconi Name

Marconi Corporation agreed with effect from May 19, 2003 to license the Marconi name to M (2003) plc for an initial period of twelve months. The licence is non-exclusive, non-transferable and royalty free. M (2003) plc has covenanted to use the Marconi name solely as its corporate name and not for any other purpose. M (2003) plc agreed that it will propose a resolution to its shareholders to change its company name at each and every general meeting convened for the transaction of business until such resolution is passed. The licence terminates immediately upon the occurrence of certain events, for example any breach of the licence or an order for M (2003) plc’s winding-up, administration or dissolution being made or a liquidator, trustee in bankruptcy or receiver being appointed for M (2003) plc.

•	Tax

Marconi Corporation agreed to surrender up to a maximum of £200 million of group relief to Ancrane Limited and M (2003) plc. M (2003) plc also undertook to enter into an election with Marconi Corporation and companies in our group, the effect of which was the surrender of capital losses of approximately £15 billion to companies in our group by M (2003) plc. Marconi Corporation agreed to make payments to M (2003) plc as and when it or a subsidiary chooses to use these losses or one of the transferees of the losses is sold out of the group with unutilised capital losses. Marconi Corporation agreed to pay corporation tax on behalf of M (2003) plc and Ancrane Limited to the extent that it arises in their accounting periods commencing April 1, 2003 in respect of foreign exchange movements in relation to the Notes and an inter-company loan to Highrose Limited.

•	Highrose Debt

Ancrane Limited and M (2003) plc have agreed, with effect from May 19, 2003, to release Highrose Limited, a subsidiary of Marconi Corporation, from its obligation to repay an inter-company loan of approximately £24 million to Ancrane Limited.

•	Intercompany Trade Balances

At the date of the scheme implementation deed, M (2003) plc was owed intra-group trade receivables from five Marconi Corporation subsidiaries in an aggregate amount of £5,540,623. M (2003) plc assigned the benefit of these intra-group trade receivables to Marconi Corporation in consideration for Marconi Corporation reducing the balance of £165,748,102 due to it from M (2003) plc by an amount of £19,160,663.

•	Counter Indemnities and Waivers

Marconi Corporation agreed to indemnify M (2003) plc for any claims, including related costs, against M (2003) plc from Marconi Communications Limited arising as a result of any payment made by

Marconi Communications Limited in settling M (2003) plc’s obligations under the contracts and termination of employment of Robert Meakin and Stephen Hare.

Marconi Corporation also agreed to meet certain costs and expenses of various professional advisers in relation to our restructuring, and irrevocably and unconditionally waived any right of counter indemnity or right of reimbursement or other claim against M (2003) plc in relation thereto, whether arising under contract, operation of law or otherwise.

•	ESOP Escrow Agreement Release

Following payment by Marconi Corporation of all payments pursuant to the ESOP settlement agreement, M (2003) plc agreed to unconditionally and irrevocably release all of its claims against its subsidiaries to the extent that they relate to the ESOP derivative transactions. Upon such release by M (2003) plc, Marconi Corporation unconditionally and irrevocably released any claims that it had against M (2003) plc arising from Marconi Corporation’s funding of Bedell Cristin Trustees in respect of cash collateral calls from the ESOP derivatives banks.

•	M (2003) plc Waivers

Each company within the new Marconi Corporation plc group irrevocably and unconditionally agreed to waive and release each company within our group from any claim it may have against our group companies which arises out of any matter or circumstance existing on or before May 19, 2003 other than any claim set out in the statement and waiver agreement that is expressed to continue, notwithstanding the terms of that agreement, and any other claim intended to be excluded by the terms of either scheme of arrangement or contemplated by the scheme implementation deed or the transactions contemplated by the scheme implementation deed.

M (2003) plc agreed that the distribution of consideration to its creditors in respect of any guarantee or indemnity given by M (2003) plc of any other group company in connection with the schemes of arrangement, including M (2003) plc’s guarantee of Marconi Corporation Bonds that were outstanding prior to being compromised pursuant to the restructuring, will not give rise to any counter indemnity or right of reimbursement or other claim by M (2003) plc against the relevant group company.

•	Statement and Waiver

Each of Marconi Corporation and M (2003) plc and certain other group companies agreed to enter into the statement and waiver of inter-company balances agreement disclosed below.

•	M (2003) plc Scheme Expenses

Marconi Corporation agreed to procure the issue of a letter of credit, under its performance bonding facility, in an amount of £2 million in favor of the supervisors of the M (2003) plc scheme of arrangement from time to time for them to draw on in relation to any ongoing costs. Marconi Corporation has agreed to waive any right to reimbursement against M (2003) plc arising as a result of any payment made by Marconi Corporation as a result of any drawings by the supervisors under such letter of credit. In the event that Marconi Corporation is unable to procure the issue of the letter of credit, it has undertaken to provide the sum of £2 million for the supervisors for drawing in relation to any ongoing costs on similar terms to those set out in the scheme implementation deed and the performance bonding facility agreement in relation to the letter of credit.

Statement and Waiver Agreement

      To effect a clean up of existing inter-company claims owed to or by Marconi Corporation and M (2003) plc, Marconi Corporation and M (2003) plc entered into a statement and waiver of intercompany balances agreement with some other group companies.

      The effect of the statement and waiver agreement was to preserve all known and stated claims existing between (a) Marconi Corporation or M (2003) plc and (b) the participating group companies, and to waive all other claims which arose by reference to circumstances existing prior to our restructuring.

      Under the statement and waiver agreement the following intra-group claims were preserved as between (a) Marconi Corporation and M (2003) plc and (b) the participating group companies:

•	disclosed intra-group loan balances in existence as at December 31, 2002 plus interest accrued at such applicable commercial rate of interest as agreed between the parties to the respective loan;

•	any intra-group loan made on or after January 1, 2003 in the ordinary and usual course of business or with certain previously agreed creditor consent, including interest accrued at such applicable commercial rate of interest as agreed between the parties to the respective loan;

•	any trading and current account liabilities in existence as at March 31, 2002, in the case of any participating group company which is a trading or an active non-trading company, or September 30, 2002, in the case of any dormant participating group company. These liabilities are determined by reference to the management accounts upon which the audited consolidated financial accounts of M (2003) plc, as at March 31, 2002 or September 30, 2002, as applicable, were prepared;

•	any trading and current account liabilities incurred in the ordinary and usual course of business after March 31, 2002 between (a) Marconi Corporation and/ or M (2003) plc and (b) any participating group company which is a trading or an active non-trading company;

•	any counter indemnity or equivalent reimbursement obligation, which is written or is implied by law and whether or not contingent, arising under any financial guarantee or indemnity, which is written or is implied by law, and is: (a) in favour of any third party which is not a member of the group, including the issuer of any performance bond, bank guarantee or similar instrument, and (b) in respect of any contractual obligations of the provider of the counter indemnity or equivalent; provided that where any payment has been made under such a guarantee or indemnity on or before March 31, 2002, the resultant counter indemnity shall not be preserved;

•	any counter indemnity or equivalent reimbursement obligation, which is written or is implied by law and whether or not contingent, arising under any written non-financial guarantee or indemnity, which is written or implied by law, and is: (a) in favour of any person which is not a member of the group, and (b) in respect of any contractual or implied by law obligations of the provider of the counter indemnity or equivalent and (c) disclosed in a schedule to the statement and waiver agreement; provided that where any payment has been made under such a guarantee or indemnity on or before March 31, 2002, the resultant counter indemnity shall not be preserved; and any other claims specified in the agreement.

      All other claims of Marconi Corporation or M (2003) plc against each participating group company and all other claims of each participating group companies against Marconi Corporation or M (2003) plc were released after our restructuring. The statement and waiver agreement does not affect claims which arise out of or in relation to any matter or circumstance arising after the financial restructuring.

MATERIAL CONTRACTS

      The following is a summary of material contracts to which we or any member of our group is a party and which were entered into in the past two years. The exhibit list in “Exhibits” indicates which of these contracts are filed with this prospectus and which of these contracts have already been filed with the SEC. Directions on how to obtain copies of these contracts are provided under “Where You Can Find More Information About Us.”

Equity

Settlement Deed dated December 19, 2002 between RT Group Telecom Services Limited (RTSL), RT Group plc, Marconi Corporation, Ultramast Limited, James Smith and Nicholas Dargan.

      The shares in Ultramast Limited held by Marconi Corporation have been cancelled through a capital reduction and a repayment of capital has been made to Marconi Corporation. The Settlement Deed contains several indemnities: (1) Marconi Corporation agreed to indemnify Ultramast Limited in respect of two employees seconded from the group; this indemnity is capped at £300,000; (2) Marconi Corporation agreed to indemnify RT Group Telecom Services Limited in relation to a contract between Ente Sardo e Fognature and Ultramast Limited; this indemnity is capped at £1.68 million; and (3) Marconi Corporation agreed to indemnify RT Group Telecom Services Limited and Ultramast Limited in respect of a side letter between M (2003) plc and British Waterways Board (BWB), now known as British Waterways; this indemnity is capped at £10 million.

Disposals Post-Financial Restructuring

Placing agreement dated July 4, 2003 between Marconi Corporation plc and Hoare Govett Limited relating to the placing of Ordinary Shares of Easynet Group plc by Marconi Corporation plc.

      On July 4, 2003 Marconi Corporation plc disposed of 36,135,948 ordinary shares in Easynet Group plc at a price of 112 pence per share through an accelerated placing with institutional investors carried out by Hoare Govett.

Placing agreement dated September 4, 2003 between Marconi Corporation plc and Hoare Govett Limited relating to the placing of ordinary shares of Easynet Group plc by Marconi Corporation plc.

      On September 4, 2003, Marconi Corporation plc disposed of 44,682,364 ordinary shares in Easynet Group plc at a price of 127 pence per share through an accelerated placing with institutional investors carried out by Hoare Govett Limited.

Asset purchase and sale agreement dated January 5, 2004 between Marconi Communications, Inc., Marconi Intellectual Property (Ringfence) Inc., Marconi Corporation plc, Advanced Fibre Communications, Inc. and Advanced Fibre Communications North America, Inc. relating to the sale of the North American Access business (NAA).

      On January 5, 2004, a contract for the sale of the NAA business was signed subject to regulatory approval and customary closing conditions. Subsequently, on February 20, 2004, the sale of NAA was completed for cash consideration of U.S.$240 million. Under the terms of the agreement, a subsidiary of Advanced Fibre Communications, Inc. acquired NAA. The cash proceeds were put into the Mandatory Redemption Escrow Account and used to pay down Junior Notes and Senior Notes.

Financings

Agreement dated August 6, 2002 between Barclays Bank plc and Marconi Corporation related to the termination of certain interest rate swap transactions.

      On August 6, 2002, Marconi Corporation and Barclays Bank plc agreed to terminate certain interest rate swap transactions with effect from August 7, 2002. As part of that termination, Barclays Bank plc agreed to lend to Marconi Corporation approximately U.S.$24.8 million in payment of the settlement amount related to the termination. The loan bears interest at LIBOR plus 2.25%. With effect from March 25, 2003, the loan is repayable on demand. Under the terms of the financial restructuring, the liabilities of Marconi Corporation were compromised.

Agreement dated August 6, 2002 between JPMorgan Chase Bank and Marconi Corporation related to the termination of certain interest rate swap and foreign exchange transactions.

      On August 6, 2002, Marconi Corporation and JPMorgan Chase Bank agreed to terminate certain interest rate swap and foreign exchange transactions with effect from August 7, 2002. As part of that termination, JPMorgan Chase Bank agreed to lend to Marconi Corporation approximately U.S.$56.1 million in payment of the settlement amount related to the termination. The loan bears interest at LIBOR plus 2.25%. With effect from March 25, 2003 the loan is repayable on demand. Under the terms of the financial restructuring, the liabilities of Marconi Corporation were compromised.

Agreement dated November 4, 2002 between UBS AG (UBS) and Marconi Corporation related to the payment of interest on certain interest rate swap transactions.

      Pursuant to this agreement Marconi Corporation paid an amount of U.S.$4,388,542 to UBS, a true-up payment, being a pro-rata portion, by reference to the period from May 3, 2002 to October 15, 2002, of the contractual payment due from Marconi Corporation to UBS under an interest rate swap in respect of the period from May 3, 2002 to November 4, 2002. This pro-rata payment was consistent with the heads of terms.

      Following the making of the true-up payment, UBS unilaterally terminated the interest rate swap, as a result of which a termination sum of U.S.$30,950,000, became payable by Marconi Corporation to UBS. With effect from March 25, 2003, each of the unpaid portion of the contractual payment (U.S.$531,944.11), the unpaid portion, and the termination sum is payable on demand. The termination sum has accrued interest from November 4, 2002 at a rate of 2.6525% per annum.

      The liabilities of Marconi Corporation in respect of the unpaid portion and the termination sum were compromised pursuant to our financial restructuring.

Interim Performance Bond Facility dated May 10, 2002 between HSBC Bank plc (HSBC), Barclays Bank PLC (Barclays) and Marconi Bonding Limited (MBL) (as amended by an Amendment Letter dated October 24, 2002, under which JPMorgan Chase Bank (JPMorgan) acceded as a new bank pursuant to the interim bonding facility and as further amended by an Amendment Letter dated March 28, 2003), Counter Indemnity Agreement between MBL and each of HSBC and Barclays dated May 10, 2002, Security Over Cash Agreement between MBL and each of HSBC and Barclays dated May 10, 2002, Counter Indemnity Agreement given by MBL in favor of JPMorgan dated October 29, 2002 and Security Over Cash Agreement given by MBL in favor of JPMorgan dated October 29, 2002.

      In May 2002 an interim bonding facility of £60 million was provided by HSBC and Barclays under which MBL can request bonds to be issued by those banks on behalf of members of our group. The bonds are required to be fully cash collateralized and security is required to be given over all cash deposits under separate agreements between MBL and each bank. In October 2002 the interim bonding facility was amended to increase the facility limit to £150 million and to introduce JPMorgan as a party to the interim bonding facility. The availability period under the interim bonding facility expires on the date notified to MBL by HSBC, Barclays and JPMorgan. The banks may notify the expiration of availability on the financial restructuring becoming effective and implemented in accordance with its terms. The availability period under this facility terminates on notice from the banks.

Financial Restructuring Related Agreements

Scheme Implementation Deed dated March 27, 2003, (SID) between M (2003) plc, Marconi Corporation, Ancrane, E-A Continental Limited, Marconi Nominees Limited, British Sealed Beams Limited and various other group companies.

      The purpose of the SID was to put in place the legally binding arrangements which govern the rights and obligations between inter alia,M (2003) plc and Marconi Corporation in implementing the restructuring. Pursuant to the SID, Marconi Corporation, M (2003) plc, E-A Continental Limited, Ancrane, Marconi Nominees Limited, British Sealed Beams Limited and various other group companies agreed to perform certain obligations and undertook not to do certain acts including, but not limited to, approving all shareholder resolutions necessary or desirable to give effect to our restructuring, assigning or novating certain guarantee obligations and/or license agreements, providing all reasonable assistance and information and undertaking all reasonable acts and deeds to give effect to the assignment of certain intellectual property, making certain intra-group tax loss and group relief surrenders and providing certain tax indemnities. Ancrane also agreed to make a repayment of capital in specie to M (2003) plc of its assets, other than £100. Marconi Corporation also agreed to procure the issue of a letter of credit, under our performance bonding facility, in an amount of £2 million in favor of the M (2003) plc scheme supervisors from time to time for them to draw on in relation to M (2003) plc’s ongoing costs. In the event that Marconi Corporation is unable to procure the issue of such letter of credit, it has undertaken to provide the sum of £2 million for the M (2003) plc scheme supervisors to draw on in relation to M (2003) plc’s ongoing costs on similar terms to those set out in the scheme implementation deed and the performance bonding facility agreement in relation to the letter of credit. Under the terms of the restructuring, the liabilities of Marconi Corporation were compromised. Please see “Item 7: Major Shareholders and Related Party Transactions — Related Party Transactions — Restructuring Arrangements — Scheme Implementation Deed” for further information.

Escrow and Distribution Agreement dated March 27, 2003 between M (2003) plc, Marconi Corporation plc, Regent Escrow Limited, The Bank of New York, The Law Debenture Trust Corporation plc, Ancrane, Bondholder Communications Group and the Supervisors.

      The purpose of the Escrow and Distribution Agreement was to put in place the legally binding arrangements which govern the holding of the financial restructuring proceeds by the escrow trustee after it is issued or delivered on the effective date of each restructuring and the distribution of the restructuring proceeds to scheme creditors and designated recipients by the distribution agent. The scheme consideration was held by the escrow trustee on bare trust and distributed at the direction of the supervisors and, in the case of designated recipients, the trustees for the respective bond issues.

Statement and waiver of intercompany balances agreement dated on or about March 27, 2003 between M (2003) plc, Marconi Corporation and certain other group companies.

      In order to facilitate the effective implementation of the financial restructuring, and in particular to effect a clean up of existing inter-company claims owed to or by Marconi Corporation and M (2003) plc and certain other group companies, Marconi Corporation and M (2003) plc entered into a statement and waiver of intercompany balances agreement with certain other group companies, listed below.

      The following group companies agreed to participate in the statement and waiver agreement:

A.B. Dick Holdings Ltd	AEI Furnaces Pty Ltd	Albany Partnership Limited	Ancrane
APT Nederlands BV	APT Telecommuniciones SL	Arrow Ltd	Associated Automation Ltd
Associated Electrical Industries (Manchester) Ltd	Associated Electrical Industries Holdings Ltd	Associated Electrical Industries International Limited	Associated Electrical Industries Limited
Associated Electrical Industries Ltd (Now known as Marconi Australia Holdings Pty. Limited)	Beijing Marconi Communications Technology Co Ltd	Bruton Street Investments Limited	Bruton Street Overseas Investments Limited
Bruton Street Partnership	Clanville Limited	Combined Electrical Manufacturers Ltd	Coppenhall Nominees Limited
Daymo Ltd	EA Continental Limited	Elliot Automation Continental SA	Elliott-Automation Holdings Limited
FF Chrestian & Co Ltd	Fore Systems Limitada	Fore Systems Limited	FS Finance Corp
FS Holding Corp	GEC (Hong Kong) Limited	GEC of Pakistan Limited	GEC Zambia Limited
GPT (Nederland) BV	GPT Consumer Products Ltd	GPT Middle East Limited	GPT Payphone Systems Ltd
GPT Reliance Ltd	GPT Special Project Management Limited	Harman Information Technology Pty Ltd	Highrose Limited
Krayford Ltd	Larnerway Ltd	Layana Limited	Marconi (Bruton Street) Limited
Marconi (DGP1) Limited	Marconi (DGP2) Limited	Marconi (Elliott Automation) Limited	Marconi (Fifteen) Limited
Marconi (Fifty-Nine) Ltd	Marconi (Fifty-Three) Ltd	Marconi (Forty-Five) Limited	Marconi (Forty-Four) Ltd
Marconi (Forty-Three) Limited	Marconi (Holdings) Limited	Marconi (NCP) Limited	Marconi (Nine) Limited
Marconi (Sixteen) Limited	Marconi (Sixty-Nine) Limited	Marconi (Sixty-Two) Ltd	Marconi (Thirteen) Limited
Marconi (Thirty-One) Limited	Marconi (Thirty-Two) Limited	Marconi (TLC) Ltd	Marconi (Twenty-Seven) Limited
Marconi (WCGL) Unlimited	Marconi Acquisition Corp	Marconi Aerospace Unlimited	Marconi Ansty Limited
Marconi Applied Technologies SA	Marconi Australia Pty Limited	Marconi Bonding Limited	Marconi Capital Limited
Marconi Caswell Developments Limited	Marconi Channel Markets GmbH	Marconi Columbia SA	Marconi Communications (CIS) Limited
Marconi Communications AB	Marconi Communications Africa (Pty) Limited	Marconi Communications Argentina SA	Marconi Communications Asia Limited
Marconi Communications B.V. (Netherlands)	Marconi Communications BVBA	Marconi Communications Canada Holdings Inc.	Marconi Communications Canada Inc
Marconi Communications China Limited	Marconi de Mexico SA de CV	Marconi Communications do Brasil Ltda	Federal Inc Marconi Communications
Marconi Communications Global Networks Limited	Marconi Communications GmbH (Germany)	Marconi Communications GmbH (Switzerland)	Marconi Communications Holdings GmbH (Germany)
Marconi Communications Holdings Inc.	Marconi Communications Holdings Limited	Marconi Communications Inc	Marconi Communications International Holdings Limited

Marconi Communications International Investments Limited	Marconi Communications International Limited	Marconi Communications Investments Limited	Marconi International Limited
Marconi Communications Limited (Canada)	Marconi Communications Limited (Ireland)	Marconi Communications Limited (U.K.)	Marconi Communications North America Inc.
Marconi Communications Optical Fibres Limited	Marconi Communications Optical Networks Corp	Marconi Communications Optical Networks Limited (Ireland)	Marconi Communications Overseas Services Limited
Marconi Communications Real Estate GmbH	Marconi Communications SA (France)	Marconi Communications SARL	Marconi Communications Software Systems GmbH & Co KG
Marconi Communications Software Systems Ver. GmbH	Marconi Communications South Africa Pty Limited	Marconi Communications South East Asia Pte Ltd	Marconi Communications Technology Inc
Marconi Communications Telemulti Limitada	Marconi Communications SpA	Marconi Corporation plc	Marconi Defense Overseas Limited
Marconi Finance Inc.	Marconi Finance plc	Marconi Fleet Management Limited	Marconi G.M. Limited
Marconi Holdings SpA	Marconi Iberia SA	Marconi Inc	Marconi India Limited
Marconi Information Systems Limited	Marconi Insurance Limited	Marconi International SpA	Marconi Middle East (Saudi Arabia)
Marconi Middle East LLC (Dubai)	Marconi Mobile Access SpA	Marconi Mobile Systems Limited	Marconi New Zealand Limited
Marconi Nominees Limited	Marconi Optical Components Limited	Marconi Photonica Limited	M (2003) plc
Marconi Projects Hong Kong Ltd	Marconi Property Ltd	Marconi Software International Inc	Marconi Software Solutions Limited
Marconi Sud SpA	Marconi Telecommunications India Private Ltd	Marconi Venezuela CA	MarconiCom Limited
McMichael Limited	Metapath Software International (Australia) Pty Ltd	Metapath Software International (France) SA	Metapath Software International (Hong Kong) Limited
Metapath Software International (India)	Metapath Software International (U.S) Inc	Metapath Software International AB	Metapath Software International Brasil Ltda
Private Limited Metapath Software International Inc.	Metapath Software International Limited	Metapath Software International Nominees Limited	Metropolitan-Vickers Electrical Co Ltd
Micro Scope Limited	MNI Tecnologiase e Sistemas de Communicacao SA	Mobile Systems (Holdings) Ltd	Mobile Systems (U.K.) Ltd
Mobile Systems Group Ltd	Mobile Systems International Holdings Limited	Mobile Systems Services Ltd	MSI Cellular Investments (One) Ltd
Netscient Limited	Northwood Technologies Inc.	Northwood Technologies Limited	Palmaz Ltd
Photonica Limited	Photoniqa Limited	Pyford Limited	Rainford Group Trustees Ltd
Rainford Racks Ltd	RELTEC (Coventry) Ltd	RELTEC Mexico SA de CV (now known as Marconi Communications, S.A. de C.V.)	RELTEC Services (U.K.) Limited

Robert Stephenson & Hawthorns Ltd	Ronaldi Ltd	Salplex Ltd	SNC Composants & Cie
Styles & Mealing Limited	Systems Management Specialists Inc	TCL Projects Limited	Telephone Cables Limited
Tetrel Limited	The English Electric Company, Limited	The General Electric Company of Singapore Private Limited (Now known as Marconi Singapore Pte Ltd)	The Kingsway Housing Association Ltd
The M-O Valve Co Ltd	The Rotary Engineering Company Limited	The Vulcan Foundry Ltd	Woods of Colchester Housing Society Limited
Yeslink Unlimited	Zipbond Ltd

      Please see “Related Party Transactions — Related Party Transactions — Restructuring Arrangement — Statement and Waiver Agreement” for further information.

Deed of Novation dated March 26, 2003 between Marconi Corporation, M (2003) plc and BAE SYSTEMS plc (BAE).

      Under this deed, all obligations under the MES transaction were novated from M (2003) plc to Marconi Corporation with effect from May 19, 2003. In addition, M (2003) plc, Marconi Corporation and BAE have agreed that no amount should be paid by M (2003) plc or Marconi Corporation to BAE in relation to certain claims made by the parties under the MES transaction and that Marconi Corporation will reduce any amounts which may be payable to it in the future by BAE under the MES transaction by U.S.$18,600,000.

Assumption Agreement and Consent dated March 26, 2003 between Marconi Corporation, M (2003) plc and Lemelson Medical Education and Research Foundation, Limited Partnership (the Lemelson agreement).

      Under this agreement, the Lemelson agreement was novated from M (2003) plc to Marconi Corporation.

Deed of Novation and Amendment dated March 26, 2003 between Marconi Corporation, M (2003) plc and Finmeccanica SpA (Finmeccanica).

      Pursuant to this deed, all obligations of M (2003) plc under the share purchase agreement dated August 2, 2002 between M (2003) plc, as guarantor, Marconi (Bruton Street) Limited, as vendor, and Finmeccanica, as purchaser, were novated to Marconi Corporation with effect from May 19, 2003.

Sponsors’ Agreement dated March 31, 2003 between the Company, M (2003) plc, Lazard Brothers & Co. and Morgan Stanley & Co. Limited.

      Under the sponsors’ agreement, Lazard and Morgan Stanley agreed to act as joint sponsors for us in connection with admission of our ordinary shares to the London Stock Exchange. We and M (2003) plc have given Lazard and Morgan Stanley certain representations and warranties regarding, inter alia, the accuracy of information contained in the restructuring disclosure documentation. We and M (2003) plc also gave certain indemnities in relation to the financial restructuring and other indemnities on customary terms against certain liabilities in connection with the accuracy of information contained in the restructuring documentation and certain other documents in connection with admission.

Deposit Agreement dated March 31, 2003 between Marconi Corporation, The Bank of New York, as depositary, and owners and beneficial owners of American Depositary Receipts.

      This agreement governs the rights and obligations of Marconi Corporation, The Bank of New York, as depositary, and the owners and beneficial owners from time to time of American Depositary Receipts issued in respect of our American Depositary Shares.

ESOP Escrow Agreement dated December 13, 2002 between Marconi Corporation, M (2003) plc, HSBC Investment Bank plc and Barclays Bank PLC (Barclays).

      The ESOP Escrow Agreement implements the substantive provisions of the ESOP term sheet concluded on August 28, 2002 and provided the basis on which two escrow accounts could be funded and held pending agreement or determination of Barclays’ claims, if any, against certain operating subsidiaries of M (2003) plc in relation to certain potential liabilities. Which escrow account was established depended on whether the restructuring was successful or not. The ESOP Escrow Agreement:

•	sets out the terms on which approximately £145 million will be held in escrow and creates a framework for resolving Barclays’ entitlement, if any, to the balance of such cash;

•	provides for a number of detailed assumptions to assist a court with that determination;

•	sets out the terms, if our restructuring had not become effective, on which a certain amount of cash would be paid into escrow in accordance with the interim security arrangements and created a framework for resolving Barclays’ entitlement, if any, to the balance of such cash; and

•	provides for the release of any claims that M (2003) plc or Barclays may have against each of the operating subsidiaries under certain funding letters entered into by the operating subsidiaries.

      The terms of the ESOP Escrow Agreement dealing with the money to be held in escrow have been superseded by the ESOP settlement agreement referred to below. In other respects the ESOP Escrow Agreement continues to apply.

ESOP Settlement Agreement dated March 26, 2003 between M (2003) plc, Marconi Corporation, HSBC Bank plc (HSBC), Barclays, Salomon Brothers International Limited (SBIL), UBS AG (UBS) and Bedell Cristin Trustees Limited (BCT).

      On March 26, 2003, Marconi Corporation and M (2003) plc reached agreement with the ESOP derivative banks for a settlement of their ESOP derivative related claims against our group. Under the terms of the settlement, Marconi Corporation paid a total of £35 million to the ESOP derivative banks in full and final settlement of their respective ESOP related claims against our group.

Memorandum of Understanding dated March 25, 2003 between the Marconi Corporation, M (2003) plc and the United States Pension Benefit Guaranty Corporation (PBGC).

      Marconi Corporation and M (2003) plc entered into a legally binding Memorandum of Understanding with the PBGC under which the PBGC agreed (a) that it would not take any action in connection with the restructuring to involuntarily terminate either of the two tax-qualified defined benefit pension plans sponsored by Greensboro Associates, Inc., an indirect wholly owned subsidiary of Marconi Corporation, or the U.S. pension plans, and (b) that it would withdraw any contingent claims filed by the PBGC under the M (2003) plc restructuring as of May 19, 2003. Under the Memorandum of Understanding with the PBGC, (a) Marconi Corporation or the contributing employers to the U.S. pension plans will make annual contributions to the U.S. pension plans in an amount equal to each U.S. pension plan’s respective minimum funding requirements under the applicable, United States statutes, including ERISA, and the U.S. Internal Revenue Code, or, if greater, the respective U.S. pension plan’s normal cost, plus an additional U.S.$9 million per annum payable in quarterly installments of U.S.$2.25 million commencing as of June 30, 2003, but only to the extent deductible, (b) Marconi Corporation will provide a guarantee to the PBGC of the obligations of its subsidiaries in the United States with respect to (x) such subsidiaries’ respective obligations to make contributions to the U.S. pension plans as provided in clause (a) of this sentence and, (y) any liability owing to the U.S. pension plans or to the PBGC if either or both of the U.S. pension plans should terminate while such guarantee is in effect. To the extent that any required annual contributions in excess of annual normal cost would result in a credit balance under either of the U.S. pension plans which could otherwise be used to satisfy minimum funding requirements, the Memorandum of Understanding with the PBGC significantly limits such usage.

      The Memorandum of Understanding with the PBGC provides that if Marconi Corporation intends to sell any of its business units in the United States to a third-party purchaser whose debt immediately following the consummation of such transaction is not then rated investment grade, no proposed transfer of assets and liabilities of the U.S. pension plans to a pension plan of the third-party purchaser may be made without the consent of the PBGC. To the extent that any sale of a business unit will not include the transfer of the assets and liabilities of the applicable U.S. pension plan to a pension plan of the purchaser of such business unit, Marconi Corporation will cause a portion of the proceeds of such business unit sale equal to the net shortfall, if any, under the applicable U.S. pension plan which is attributable to such business unit to be contributed to the applicable U.S. pension plan upon completion of such business unit sale, with the amount to be contributed based on the then applicable PBGC safe harbor assumptions used for plan termination purposes, subject to any applicable limitations under ERISA or the U.S. Internal Revenue Code with respect to deductibility of such contributions or otherwise. The Memorandum of Understanding with the PBGC also requires that one of the U.S. pension plans be fully funded or transferred to a purchaser of a business unit upon the occurrence of certain business unit sales.

      The Memorandum of Understanding with the PBGC further provides that Marconi Corporation will consent to jurisdiction in the United States federal district courts and will agree as a contractual matter to be jointly and severally liable with its U.S. subsidiaries which are participating employers in the U.S. pension plans with respect to its obligations under the PBGC Memorandum of Understanding.

      As part of its obligations under the Memorandum of Understanding with the PBGC, Marconi Corporation will provide, or cause its U.S. subsidiaries to provide, certain specific information relevant to the U.S. pension plans to the PBGC on a regular basis during the term of the Memorandum of Understanding.

      Marconi Corporation’s obligation under this Memorandum of Understanding with the PBGC with respect to any U.S. pension plan will cease on the earliest to occur of (a) the date that a U.S. pension plan is terminated in a standard termination under ERISA, or (b) on May 20, 2008 when either (x) such U.S. pension plan has been fully funded on a termination basis for two consecutive years ending on or after the expiration of such five-year period or (y) Marconi Corporation’s debt is rated investment grade. If Marconi Corporation is acquired at any time while the Memorandum of Understanding with the PBGC remains in effect and the acquiror’s debt is rated investment grade immediately following such sale, the PBGC will agree to review the acquisition of Marconi Corporation in good faith to determine whether the need for its Memorandum of Understanding with Marconi Corporation and M (2003) plc still exists and whether such Memorandum of Understanding may then be terminated.

Indenture dated May 19, 2003 relating to the Senior Notes due 2008 between Marconi Corporation, the guarantors, party thereto, and Law Debenture Trust Company of New York, as trustee.

      The Senior Notes were issued in an aggregate amount of U.S.$717,139,584. We issued the Senior Notes to creditors as part of our financial restructuring. The Senior Notes trade on the London Stock Exchange’s market for listed securities. The Senior Notes bear interest payable quarterly in arrears in cash at a rate of 8% per annum. The indenture governing the Senior Notes provides for events of default and restrictive covenants.

      The obligations of Marconi Corporation under the Senior Notes are unconditionally and irrevocably subject to limitations imposed by applicable law or arising by reason of directors’ fiduciary duties or other potential liabilities, guaranteed by each guarantor party thereto, except Marconi Corporation and Marconi Communications Telemulti Ltda, pursuant to a Senior Note guarantee executed by each guarantor pursuant to the indenture for the Senior Notes. The issuer and the guarantors secured their respective obligations under the Senior Notes and the guarantees thereof under the security documents.

Indenture dated May 19, 2003 relating to the Junior Notes due 2008 between Marconi Corporation, the guarantors party thereto, and JPMorgan Chase Bank, as trustee.

      The Junior Notes were issued in an initial aggregate principal amount of U.S.$486,881,472. We issued the Junior Notes to creditors as part of our financial restructuring. The Junior Notes bore interest payable quarterly in arrears in cash at a rate of 10% per annum or, at Marconi Corporation’s option, in kind at a rate of 12% per annum. The Junior Notes have been repaid in full.

      The obligations of Marconi Corporation under the Junior Notes were unconditionally and irrevocably, subject to limitations imposed by applicable law or arising by reason of directors’ fiduciary duties or other potential liabilities, guaranteed by each guarantor, except Marconi Corporation and Marconi Communications Telemulti Ltda, pursuant to a Junior Note guarantee executed by each guarantor pursuant to the indenture for the Junior Notes. The issuer and the guarantors secured their respective obligations under the Junior Notes and the guarantees thereof under the security documents.

Instrument by way of Deed Poll dated May 18, 2003 executed by Marconi Corporation.

      Pursuant to the Instrument by way of Deed Poll, Marconi Corporation created and issued warrants to the existing holders of M (2003) plc shares, entitling the holders of the warrants to subscribe for shares in aggregate equal to 5% of Marconi Corporation’s issued share capital immediately post financial restructuring at a strike price equivalent to a post restructuring market capitalization of Marconi Corporation of £1.5 billion. The warrants were issued in registered form and may be held in certificated or uncertificated form. The warrants will expire four years after the restructuring, if not exercised prior to that date.

Guarantees of the Senior Notes, the Junior Notes and the performance bonding facility each dated May 19, 2003.

•	Guarantee relating to the obligations of Marconi Corporation under the Senior Notes between inter alia the guarantors party to the indenture governing the Senior Notes, except for Marconi Corporation and Marconi Communications Telemulti Ltda, and the security trustee.

•	Guarantee relating to the obligations of Marconi Corporation under the Junior Notes between inter alia the guarantors party to the indenture governing the Junior Notes, except for Marconi Corporation and Marconi Communications Telemulti Ltda, and the security trustee.

•	Composite guarantee relating to obligations under the security trust and intercreditor deed, the performance bonding facility and each of the security documents between the guarantors party thereto, except for Marconi Corporation and Marconi Communications Telemulti Ltda, and the security trustee.

Security Trust and Intercreditor Deed dated May 19, 2003 between Marconi Corporation, the guarantors party thereto, the security trustee, Law Debenture Trust Company of New York, as senior note trustee, JPMorgan Chase Bank, as junior note trustee, HSBC Bank plc, as new bonding facility agent, the new bonding facility banks named therein, The Bank of New York, as depositary, paying agent and registrar and the intra-group creditors and intra-group borrowers named therein.

      The Security Trust and Intercreditor Deed binds each of the secured creditors and each of the obligors, including the issuer and the guarantors of the Senior Notes and Junior Notes. The Senior Notes and Junior Notes are subject to the Security Trust and Intercreditor Deed pursuant to which the exercise by each note trustee of its rights under the security documents on behalf of the note holders and of the rights of the noteholders under the relevant notes may in certain circumstances be directed by, or subject to the prior consent of, other parties to the Security Trust and Intercreditor Deed. Note holders are bound by, and deemed to have notice of, all the provisions of the Security Trust and Intercreditor Deed.

      The purpose of the Security Trust and Intercreditor Deed is to regulate, inter alia: (a) the ranking of claims of the secured creditors; (b) the exercise, acceleration and enforcement of rights by the secured creditors; (c) the rights of the secured creditors to instruct the security trustee; (d) the rights of the senior note trustee to issue a standstill notice (e) the rights of the secured creditors during a standstill period and the effects of the standstill period; (f) the giving of consents and waivers and the making of modifications to the relevant documents; and (g) the rights of the secured creditors and the priorities following a payment stop event.

      The Security Trust and Intercreditor Deed provides for the ranking in priority of payment of the claims of the secured creditors and for the subordination of intercompany claims by the issuer and those of its subsidiaries that are parties to the Security Trust and Intercreditor Deed.

Australian Fixed and Floating Charge dated May 19, 2003 granted by Marconi Australia Pty Limited (MAPL) in favor of the security trustee.

      Under this charge, and with respect to all present and future assets of MAPL located in New South Wales, Victoria, Tasmania, South Australia, Queensland and Western Australia, MAPL granted a fixed charge over any freehold or leasehold property interests, any goodwill, any uncalled or called but unpaid capital of MAPL, any encumbrances over any real or personal property or any guarantee, any document evidencing a right to any real or personal property, all monetary claims as a result of any claims in relation to any insurance policy relating to real property, certain shares, the designated account and any monetary claims in relation to any intellectual property rights or intra-group loan contracts, but not the proceeds of any such debt, and a floating charge over the balance of the relevant assets. The fixed and floating charge secures all amounts owing by MAPL but the amount recoverable under the charge is limited to the asset values in the relevant jurisdictions from time to time subject to the security trustee increasing the amount recoverable to reflect the asset values from time to time;

Australian Fixed and Floating Charge dated May 19, 2003 granted by Marconi Australia Pty Limited (MAPL) in favor of the security trustee.

      Under this charge and with respect to all assets present and future of MAPL located in the Australian Capital Territory, the Northern Territory and outside Australia, MAPL granted a fixed charge over any freehold or leasehold property interests, any goodwill, any uncalled or called but unpaid capital of MAPL, any encumbrances over any real or personal property or by guarantee, any document evidencing a right to any real or personal property, all monetary claims as a result of any claims in relation to any insurance policy relating to real property, certain shares, the designated account and any monetary claims in relation to any intellectual property rights or intra-group loan contracts, but not the proceeds of any such debt, and a floating charge over the balance of the relevant assets. The fixed and floating charge secures all amounts owing by MAPL but the amount recoverable under the charge is limited to the asset values in the relevant jurisdictions from time to time subject to the security trustees increasing the amount recoverable to reflect the asset values from time to time;

Australian Fixed and Floating Charge dated May 19, 2003 granted by Marconi Australia Holdings Pty Limited (MAHL) in favor of the security trustee.

      Under this charge and with respect to all present and future assets of MAHL located in New South Wales, Victoria, Tasmania, South Australia, Queensland and Western Australia, MAHL granted a fixed charge over any freehold or leasehold property interests, any goodwill, any uncalled or called but unpaid capital of MAHL, any encumbrances over any real or personal property or any guarantee, any document evidencing a right to any real or personal property, all monetary claims as a result of any claims in relation to any insurance policy relating to real property, certain shares, the designated account and any monetary claims in relation to any, intellectual property rights or intra-group loan contracts, but not the proceeds of any such debt, and a floating charge over the balance of the relevant assets. The fixed and floating charge secures all amounts owing by MAHL but the amount recoverable under the charge is limited to the asset values in the relevant jurisdictions from time to time subject to the security trustee increasing the amount recoverable to reflect the asset values from time to time;

Australian Fixed and Floating Charge dated May 19, 2003 granted by Marconi Australia Holdings Pty Limited (MAHL) in favor of the security trustee.

      Under this charge, and with respect to all present and future assets of MAHL located in the Australian Capital Territory, the Northern Territory and outside Australia, MAHL granted a fixed charge over any freehold or leasehold property interests, any goodwill, any uncalled or called but unpaid capital of MAHL, any encumbrances over any real or personal property or any guarantee, any document evidencing a right to any real or personal property, all monetary claims as a result of any claims in relation to any insurance policy relating to real property, certain shares, the designated account and any monetary claims in relation to any intellectual property rights or intra-group loan contracts, but not the proceeds of any such debt, and a floating charge over the balance of the relevant assets. The fixed and floating charge secures all amounts owing by MAHL but the amount recoverable under the charge is limited to the asset values in the relevant jurisdictions from time to time subject to the security trustee increasing the amount recoverable to reflect the asset values from time to time;

Share Mortgage relating to shares in Marconi Australia Holdings Pty Limited dated May 19, 2003 between Associated Electrical Industries Limited, as mortgagor, and the security trustee, as mortgagee.

Quota Pledge Agreement relating to the pledge of quotas held by Marconi Communications International Holdings Limited (MCIHL) in the capital stock of Marconi Communications Telemulti Ltda (Telemulti) dated May 19, 2003 between MCIHL, as pledgor, Marconi Communications do Brasil Ltda., as quotaholder and consenting party, Telemulti, as acknowledging party and the security trustee, the senior note trustee, the junior note trustee, the new bonding facility agent, the depositary, the principal paying agent and the registrar, as pledgees.

      Under this agreement, MCIHL granted a pledge over all the current quotas it holds in the capital stock of Telemulti, a company incorporated in Brazil and also committed to pledge any additional quotas of Telemulti which may be acquired by MCIHL, together with all options or rights of any nature whatsoever that may be issued or granted by Telemulti to MCIHL in the future;

Notarial Deed of pledge of shares relating to shares in Marconi Communications B.V. dated May 15, 2003 between Marconi Communications, Inc., as pledgor, and the security trustee, as pledgee;

Composite Debenture dated May 19, 2003 granted by the issuer and all guarantors registered in England and Wales, in favor of the security trustee.

      Under this debenture, the issuer and each guarantor registered in England and Wales granted a fixed charge or legal mortgage, as applicable, over the right, title, interest from time to time and related rights of such person in specified real property, tangible moveable property, goodwill, the uncalled capital of such person, certain shares, all monetary claims relating to intellectual property and the proceeds of any insurance policy relating to secured real property. Marconi Corporation and these guarantors also assigned their right, title and interest in all rights and claims relating to specified escrow accounts and specified intra-group loan contracts. A floating charge was also granted by the issuer and these guarantors over the whole of their undertakings and assets, present or future, other than those validly and effectively charged or assigned by way of fixed security, however this floating charge over any accounts held by the issuer and these guarantors shall not restrict the ability of these persons to create any security which secures obligations under or in respect of the interim bonding facility letter, the performance bonding facility agreement, the existing performance bonds and any other bonding facility, as a result of the provision of cash collateral. For tax reasons property located in any Australian state or territory is excluded from the composite debenture and secured under a separate security instrument. In connection with this debenture, each of Marconi Corporation, Marconi Communications International Holdings Limited and Marconi Communications Limited also granted mortgages over certain specific properties to the Security Trustee;

Australian Assets Fixed and Floating Charge dated May 19, 2003 between the U.K. guarantors, as chargors, and the security trustee.

      Under this agreement, each U.K. guarantor charged as security all of its interest in any undertakings, assets or rights, present or future, in each case taken and located (for the purpose of Australian stamp duty law) in Australia. The charge excludes marketable securities in Marconi Australia Holdings Pty Limited held by the chargors.

Security over Shares Agreement relating to shares of Mobile Systems International Holdings Limited, dated May 19, 2003 between Metapath Software International, Inc., as grantor, and the security trustee, as grantee.

Share pledge agreement, or Verpfändung von Gesellschaftsanteilen, relating to shares in Marconi Communications Real Estate GmbH dated May 15, 2003 between Marconi Communications Holdings GmbH, as pledgor, and the security trustee, as pledgee;

Share pledge agreement, or Verpfändung von Gesellschaftsanteilen, relating to shares in Marconi Communications GmbH, dated May 15, 2003 between Marconi Communications Holdings GmbH, as pledgor, and the security trustee, as pledgee;

Share pledge agreement, or Verpfändung von Gesellschaftsanteilen, relating to shares in Marconi Communications Holdings GmbH, dated May 15, 2003 between Marconi Communications International Holdings Limited, as pledgor, and the security trustee, as pledgee;

Share pledge agreement, or Verpfändung von Gesellschaftsanteilen, relating to shares in Marconi Communications ONDATA GmbH dated May 15, 2003 between Marconi Communications Holdings GmbH, as pledgor, and the security trustee, as pledgee;

Share pledge agreement, or Verpfändung von Gesellschaftsanteilen, relating to shares in Marconi Communications Software Systems Verwaltungsgesellschaft GmbH dated May 15, 2003 between Marconi Communications GmbH, as pledgor, and the security trustee, as pledgee;

Account pledge agreement, or Kontoverpfändung, dated May 16, 2003 between Marconi Communications Real Estate GmbH, as pledgor, and the security trustee, as pledgee.

      Under this agreement, the pledgor pledged to the pledgee all present and future credit balances, including all interest payable from time to time standing to the credit on certain bank accounts, including any sub-account, renewal, redesignation or replacement thereof;

Account pledge agreement, or Kontoverpfändung, dated May 16, 2003 between Marconi Communications Holdings GmbH, as pledgor, and the security trustee, as pledgee.

      Under this agreement, the pledgor pledged to the pledgee all present and future credit balances, including all interest payable from time to time standing to the credit on certain bank accounts, including any sub-account, renewal, redesignation or replacement thereof;

Account pledge agreement, or Kontoverpfändung, dated May 16, 2003 between Marconi Communications GmbH, as pledgor and the security trustee, as pledgee.

      Under this agreement, the pledgor pledged to the pledgee all present and future credit balances, including all interest payable from time to time standing to the credit on certain bank accounts, including any sub-account, renewal, redesignation or replacement thereof;

Limited partner’s interest pledge agreement, or Verpfändung von Kommanditanteilen, dated May 15, 2003 between Marconi Communications GmbH, as pledgor, and the security trustee, as pledgee.

      Under this agreement, the existing and future limited partner’s interest in the capital of Marconi Communications Software Systems GmbH & Co. KG, together with all ancillary rights and claims were pledged. These included, but are not limited to, the present and future rights to receive profits payable in relation to these interests, liquidation proceeds, redemption proceeds, repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal of a partner of Marconi Communications Software Systems GmbH & Co. KG, the surplus in case of surrender, any claim to a distribution quote and all other pecuniary claims associated with these interests, as well as all other rights and benefits attributable to these interests;

Security transfer agreement, or Sicherungsübereignung, dated May 16, 2003 between Marconi Communications GmbH, as transferor, and the security trustee, as transferee.

      Under this agreement, title to all current assets, Umlaufvermögen, including, but not limited to, the entire stock, or Warenbestand, and all fixed assets, or Anlagevermögen, which are located at specified premises or which will be located at these specified premises from time to time in the future have been and will be transferred to the security trustee;

Global assignment agreement, or Globalabtretung, dated May 16, 2003 between Marconi Communications GmbH, as assignor, and the security trustee, as assignee.

      Under this agreement, subject to consent requirements, if any, receivables together with all securities, collateral and ancillary rights, being all present and future rights and claims owing to the assignor and originating from selling goods and/or providing services, or Lieferungen und Leistungen, and all present and future rights and claims to which the assignor is now or may become entitled to in respect of all present and future insurance contracts or any part thereof have been and will be assigned to the security trustee. In the event that the assignor maintains a current account management with its customers, or Kontokorrentverhältnis, the assignment includes all claims from any existing or future current account balances, the right to determine the net balance and the right to terminate the current account relationship;

Security transfer and assignment agreement, or Sicherungsübereignung und -abtretung, dated May 19, 2003 between Marconi Communications GmbH, as transferor, and the security trustee, as transferee.

      Under this agreement, subject to consent requirements, if any, know-how, utility models, patents, registered designs, trademarks, inbound licenses of third parties and the unlimited, unrestricted, exclusive right to use any copyrights have been assigned to the security trustee to the extent legally possible;

Shareholder loan assignment agreement, or Abtretung von Gesellschaftsdarlehen, relating to all present and future rights and claims owing to the assignor originating from shareholder loans the aggregate of which exceed £20 million dated May 16, 2003 between Marconi Communications Holdings GmbH, as assignor, and the security trustee, as assignee.

      Under this agreement, all present and future rights and claims owing to the assignor and originating from certain shareholder loans have been and will be assigned to the security trustee for itself and as trustee on behalf of the secured creditors;

Shareholder loan assignment agreement, or Abtretung von Gesellschaftsdarlehen, relating to all present and future rights and claims owing to the assignor originating from shareholder loans the aggregate of which exceed £20 million dated May 16, 2003 between Marconi Communications GmbH, as assignor, and the security trustee, as assignee.

      Under this agreement, all present and future rights and claims owing to the assignor and originating from certain shareholder loans have been and will be assigned to the security trustee for itself and as trustee on behalf of the secured creditors;

Shareholder loan assignment agreement, or Abtretung von Gesellschaftsdarlehen, relating to all present and future rights and claims owing to the assignor originating from shareholder loans the aggregate of which exceed £20 million dated May 16, 2003 between Marconi Communications Real Estate GmbH, as assignor, and the security trustee, as assignee.

      Under this agreement, all present and future rights and claims owing to the assignor and originating from certain shareholder loans have been and will be assigned to the security trustee for itself and as trustee on behalf of the secured creditors;

Security Interest Agreement relating to shares in Bruton Street Overseas Investments Limited dated May 19, 2003 between FS Finance Corp. and the security trustee;

Composite Debenture granted by Marconi Communications Asia Limited (MCAL) in favor of the security trustee dated May 19, 2003.

      Under this debenture, MCAL granted a first fixed charge over tangible moveable property, excluding any for the time being forming part of its stock in trade or work in progress, goodwill, rights in relation to its uncalled share capital, monetary claims relating to intellectual property and existing real property insurance, if any, certain intra-group shares, if any, dividends, interests and other money payable in respect of those shares and grants an assignment of all rights, title and interests in contracts in respect of intra-group loans. A floating charge was granted over its remaining assets, subject to certain limitations;

Composite Debenture dated May 19, 2003 granted by G.E.C. (Hong Kong) Limited in favor of the security trustee.

      Under this debenture, G.E.C. (Hong Kong) Limited granted a first fixed charge over tangible moveable property, excluding any for the time being forming part of its stock in trade or work in progress, goodwill, rights in relation to its uncalled share capital, monetary claims relating to intellectual property and existing real property insurance, if any, certain intra-group shares, if any, dividends, interests and other money payable in respect of those shares and grants an assignment of all rights, title and interests in contracts in respect of intra-group loans. A floating charge was granted over its remaining assets, subject to certain limitations;

Shares Charge relating to shares in Marconi Communications Asia Limited dated May 19, 2003 between Marconi Communications International Holdings Limited, as chargor, and the security trustee;

Shares Charge relating to shares in G.E.C. (Hong Kong) Limited dated May 19, 2003 between Marconi Corporation plc, as chargor, and the security trustee.

Composite Mortgage Debenture dated May 19, 2003 granted by Marconi Communications Limited and Marconi Communications Optical Networks Limited in favor of the security trustee.

      Under this debenture, specified freehold and leasehold property, together with any future estate or interest in such property, was and is to be granted, conveyed, demised, or charged, as applicable, and all title and interest in certain contracts, monetary claims resulting from claims relating to intellectual property or insurances relating to secured real property, ancillary covenants and compensation rights were and are to be assigned. A fixed charge was also granted over specified property which has a yearly or lesser tenancy interest, any future estate or interest which may be acquired in certain property, any other property not specified in the composite mortgage debenture, plant and machinery, all monetary claims other than any claims which are otherwise subject to an assignment pursuant to the composite mortgage debenture, present and future goodwill and present and future uncalled capital. A floating charge was granted over all its undertaking, property and assets not subject to any legal mortgage, security assignment or fixed charge created by the composite mortgage debenture;

Memorandum of Deposit of Shares as security relating to shares in Marconi Communications Optical Networks Limited dated May 19, 2003 between Marconi Communications Inc. and the security trustee;

Memorandum of Deposit of Shares as security relating to shares in Marconi Communications Optical Networks Limited dated May 19, 2003 between Marconi Networks Worldwide, Inc. and the security trustee;

Memorandum of Deposit of Shares as security relating to shares in Marconi Communications Limited dated May 19, 2003 between Marconi Communications GmbH and the security trustee;

Pledge over shares of Marconi Communications S.p.A. dated May 19, 2003 between Marconi Holdings S.p.A. as pledgor, and the security trustee, as pledgee;

Pledge over shares of Marconi Holdings S.p.A. dated May 19, 2003 between Marconi Bruton Street Limited as pledgor, and the security trustee, as pledgee;

Pledge over shares of Marconi Mobile Access S.p.A. dated May 19, 2003 between Marconi Holdings S.p.A. as pledgor, and the security Trustee, as pledgee;

Pledge over shares of Marconi International S.p.A. dated May 19, 2003 between Marconi Communications S.p.A. and Marconi Sud S.p.A. as pledgors, and the security trustee, as pledgee;

Pledge over shares of Marconi Sud S.p.A. dated May 19, 2003 between Marconi Communications S.p.A. as pledgor, and the security trustee, as pledgee;

Pledge over the claims of Marconi Communications S.p.A. dated May 19, 2003 between Marconi Communications S.p.A. as pledgor, and the security trustee, as pledgee.

      Under this agreement, the pledgor granted in pledge to the security trustee certain existing claims and undertook to grant in pledge certain future claims in relation to customers connected with the supply of commercial products or services, and the possible sale of the real property referred to below and all inter-company loans once those inter-company loans in aggregate exceed the materiality threshold;

Pledge over the claims of Marconi Sud S.p.A. dated May 19, 2003 between Marconi Sud S.p.A., as pledgor, and the security trustee, as pledgee.

      Under this agreement, the pledgor granted in pledge to the security trustee certain existing claims and undertook to grant in pledge certain future claims in relation to customers connected with the supply of commercial products or services, and all inter-company loans once those inter-company loans in aggregate exceed the materiality threshold;

Undertaking for the creation of a pledge over the future claims of Marconi Holdings S.p.A. dated May 19, 2003 between Marconi Holdings S.p.A., as pledgor, and the security trustee, as pledgee.

      Under this agreement, the pledgor undertook to grant in pledge to the security trustee any future claim, in relation to any party, that falls within the materiality threshold;

Pledge over the current accounts of Marconi Communications S.p.A. dated May 19, 2003 between Marconi Communications S.p.A. as pledgor, and the security trustee, as pledgee.

      Under this agreement, the pledgor granted in pledge to the security trustee: (1) all of its rights on the bank current accounts held in Italy; (2) all the sums from time to time credited on the current accounts, including any future payments made by third parties or by order of the pledgor on such accounts; and (3) its claims for restitution of the balance from time to time existing on the bank accounts;

Pledge over the current accounts of Marconi Holdings S.p.A. dated May 19, 2003 between Marconi Holdings S.p.A. as pledgor, and the security trustee, as pledgee.

      Under this agreement, the pledgor granted in pledge to the security trustee: (1) all of its rights on the bank current accounts held in Italy; (2) all the sums from time to time credited on the current accounts, including any future payments made by third parties or by order of the pledgor on such accounts; and (3) its claims for restitution of the balance from time to time existing on the bank accounts;

Pledge over the current accounts of Marconi Sud S.p.A. dated May 19, 2003 between Marconi Sud S.p.A. as pledgor, and the security trustee, as pledgee.

      Under this agreement, the pledgor granted in pledge to the security trustee: (1) all of its rights on the bank current accounts held in Italy; (2) all the sums from time to time credited on the current accounts, including any future payments made by third parties or by order of the pledgor on such accounts; and (3) its claims for restitution of the balance from time to time existing on the bank accounts;

Mortgage over real property located in Marcianise (Caserta) dated May 19, 2003 between Marconi Sud S.p.A., as grantor, and the security trustee, junior note trustee and senior note trustee in their capacity as secured creditors, as mortgagees;

Mortgage over real property located in Genova dated May 19, 2003 between Marconi Communications S.p.A., as grantor, and the security trustee, junior note trustee and senior note trustee in their capacity as secured creditors, as mortgagees;

Share Pledge Agreement relating to shares in each of Marconi Communications S.A. de C.V., Marconi Communications de México, S.A. de C.V., Marconi Communications Exportel, S.A. de C.V. and Administrativa Marconi Communications, S.A. de C.V. dated May 19, 2003 between each of Marconi Communications Inc., Marconi Communications, S.A. de C.V. and Marconi Networks Worldwide, Inc., as pledgors, and the security trustee, as pledgee;

Deed of pledge of shares relating to the entire share capital of Marconi Communications GmbH dated May 14, 2003 between Marconi Communications B.V., as pledgor, and the security trustee, as pledgee;

Stock Pledge Agreement relating to shares in Marconi Communications Inc. dated May 19, 2003 between FS Holdings Corp., as pledgor and the security trustee, as pledgee;

Stock Pledge Agreement relating to shares in Marconi Communications Technology, Inc. Marconi Communications Federal, Inc., Marconi Acquisition Corp., Marconi Communications C.A., Inc., Gnome Inc., Nemesys Holding Company, ALANTEC International, Inc. (California), Custom Telecom Contractors, Inc. (Missouri), Marconi Networks Worldwide, Inc. and Marconi Intellectual Property (Ringfence) Inc. dated May 19, 2003 between Marconi Communications, Inc., as pledgor, and the security trustee, as pledgee;

Stock Pledge Agreement relating to shares in Marconi Online Systems Inc., dated May 19, 2003 between Marconi Holdings, LLC, as pledgor, and the security trustee, as pledgee;

Stock Pledge Agreement relating to shares in Marconi HCIS Inc., Marconi Systems Inc., Marconi Capital Inc., Marconi Electronic Systems Holdings Inc., Greensboro Associates Inc., Refac Marketing Services, Inc. (Pennsylvania), LMF Holdings

Incorporated, Marconi Communications Radio Systems, Inc., NI Holdings Incorporated, Marconi Communications North America Inc. and Marconi Intellectual Property (U.S) Inc. dated May 19, 2003 between Marconi Inc., as pledgor, and the security trustee, as pledgee;

Stock Pledge Agreement relating to shares in FS Holdings Corp. dated May 19, 2003 between FS Finance Corp., as pledgor, and the security trustee, as pledgee;

Stock Pledge Agreement relating to shares in Marconi Software International Inc., dated May 19, 2003 between Marconi Corporation, as pledgor, and the security trustee, as pledgee;

Stock Pledge Agreement relating to shares in Metapath Software International (U.S), Inc. dated May 19, 2003 between Metapath Software International Inc., as pledgor, and the security trustee, as pledgee.

Stock Pledge Agreement relating to shares in Metapath Software International, Inc. dated May 19, 2003 between Marconi Software International, Inc., as pledgor, and the security trustee, as pledgee.

Stock Pledge Agreement relating to shares in FS Finance Corp. and to interests in Marconi Holdings, LLC dated May 19, 2003 between Marconi Communications North America Inc., as pledgor, and the security trustee, as pledgee.

Stock Pledge Agreement relating to shares in FS Holdings Corp. dated May 19, 2003 between Bruton Street Overseas Investment Limited, as pledgor, and the security trustee, as pledgee.

Stock Pledge Agreement relating to shares in Marconi Inc. dated May 19, 2003 between Regents Place, Inc., as pledgor, and the security trustee, as pledgee.

Stock Pledge Agreement relating to the interest in Regents Place, Inc. dated May 19, 2003 between Marconi (DGP1) Limited and Marconi (DGP2) Limited, as pledgors, and the security trustee, as pledgee.

Security Agreement dated May 19, 2003 between Marconi Intellectual Property (U.S), Inc. and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between Marconi Communications, Inc. and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between Marconi Networks Worldwide, Inc. and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between Marconi Communications Technology, Inc. and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between Marconi Communications Federal, Inc. and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between Marconi Acquisition Corp, Inc. and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between Regents Place, Inc. and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between FS Holdings Corp. and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between Marconi Inc. and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between Marconi Holdings, LLC and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between Marconi Communications North America Inc. and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between FS Finance Corp. and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between Marconi Software International, Inc. and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between Metapath Software International (U.S), Inc. and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between Metapath Software International, Inc. and the security trustee, as secured party.

Security Agreement dated May 19, 2003 between the Marconi Intellectual Property (Ringfence), Inc. and the security trustee, as secured party.

      Under these agreements, interests in and assignments over all personal property and fixtures of every kind and nature with respect to each granting party, subject to certain limitations, were created;

Indemnity Leasehold Deed to secure debt assignment of leases and rents, security agreement, financing statement and fixture filing relating to property located at 104 Wiley Road, LaGrange, Georgia 30240, dated May 19, 2003 between Marconi Communications, Inc. and the security trustee;

Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing relating to property located at 4350 Weaver Parkway, Warrenville, Illinois 60555 between Marconi Communications, Inc. and the security trustee;

Deed of Trust, Assignment of Leases, Security Agreement, Financing Statement and Fixture Filing relating to property located at 956 North Broadway Extended, Greenville, Mississippi 38702 between Marconi Communications, Inc. and the security trustee;

Assignment of Rents relating to the property located at 956 North Broadway Extended, Greenville, Mississippi 38702 between Marconi Communications, Inc. and the security trustee;

Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing relating to property located at 325 Welcome Center Boulevard, Welcome, North Carolina 27374 between Marconi Communications, Inc. and the security trustee;

Open-End Mortgage (leasehold), Assignment of Leases and Rents and Security Agreement relating to property located at Taylor Woods Industrial Park Phase 3, North Ridgeville, Ohio between Marconi Communications, Inc. and the security trustee;

Second Open-End Mortgage, Assignment of Leases and Rents and Security Agreement relating to property located at 1000 Marconi Drive, Warrendale, Pennsylvania 15086 between Marconi Communications, Inc. and the security trustee;

Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing relating to property located at Intersection of Freeport Parkway and Sterling Road, Irving, Texas between Marconi Communications, Inc. and the security trustee;

Assignment of Rents relating to property located at Intersection of Freeport Parkway and Sterling Road, Irving, Texas between Marconi Communications, Inc. and the security trustee;

Escrow Agreement dated May 19, 2003 between, inter alia, Marconi Corporation and the security trustee.

      This Escrow Agreement governs the relationship between Marconi Corporation, the security trustee and the escrow bank, as defined therein, regarding the payment of proceeds into and the release of proceeds from the mandatory redemption account and the existing performance bond escrow account.

Master Services Agreement dated May 23, 2003 between CSC International Systems Management Inc, Marconi Corporation plc and Marconi Communications Limited.

      Under this agreement CSC International Systems Management Inc has agreed to provide and or procure the provision of information technology services to Marconi Corporation plc and various of its subsidiaries.

      The services are expected to be provided for a period of 10 years and the estimated charges for that period are approximately £450 million.

Asset Transfer Agreement dated May 23, 2003 between Marconi Corporation plc and CSC International Systems Management Inc.

      Under this agreement Marconi Corporation plc agreed to sell and/or procure the sale and CSC International Systems Management Inc agreed to purchase and/or procure the purchase of various information technology and networking assets. The price payable for the assets was £26.3 million and the sale in respect of the assets in the U.K., Ireland, U.S. and Canada completed on June 1, 2003. Completion of the sale of the remaining assets is expected to be June 27, 2003.

Working capital and performance bonding facility

Performance Bonding Facility dated March 27, 2003 relating to a £50 million committed revolving facility between Marconi Bonding Limited (MBL), as applicant, Marconi Corporation, HSBC Bank plc, as agent and security trustee, the original issuing banks named therein, the original banks named therein and the original indemnifying subsidiaries named therein and the Security Over Cash Agreement dated March 27, 2003 between MBL and HSBC Bank plc.

      The Performance Bonding Facility will be used for the issuance of bonds, guarantees, letters of credit, indemnities or similar instruments at the request of MBL for the purpose of supporting, directly or indirectly, obligations of members of our group to third parties for obligations incurred in the ordinary course of our group’s trade or business. The purposes for which the Performance Bonding Facility is available include supporting financing facilities which have been provided to members of our group for the purpose of supporting directly obligations of members of our group in the ordinary course of our group’s trade or business, other than obligations in respect of financial indebtedness. For example, this may be used in connection with supporting a facility in a foreign currency where such foreign currency is not available under the Performance Bonding Facility.

      Under the security over cash agreement, MBL has granted, in favor of HSBC Bank plc, as security trustee, security over the accounts into which cash collateral deposits will be made in respect of bonds issued under the Performance Bonding Facility.

Working Capital Facility dated March 26, 2003 relating to a U.S.$22.5 million revolving credit facility between Marconi Communications, Inc. (MCI), as borrower and Liberty Funding, L.L.C., or Liberty, as lender.

      Subject to customary exculpatory exceptions, MCI’s obligations under the Working Capital Facility are limited recourse, and are secured by a first mortgage lien on MCI’s real property and improvements, including fixtures, located in Warrendale, Pennsylvania, U.S.A.

      In addition to the loan agreement, the following documents have been executed in relation to the Working Capital Facility:

•	note dated March 26, 2003 between MCI, as maker, and Liberty, as payee, under which MCI promises to pay to the order of Liberty the principal sum of $22,500,000, or the amount advanced under the loan agreement, together with interest as set out in the loan agreement;

•	mortgage dated March 26, 2003 between MCI as mortgagor and Liberty as mortgagee, which is an open-end mortgage on property in Warrendale, Pennsylvania, securing future advances up to a maximum principal amount of $22,500,000 plus other costs and expenses;

•	assignment of leases and rent dated March 26, 2003 between MCI as assignor and Liberty as assignee, which serves as additional security for the Working Capital Facility and the performance of all of MCI’s obligations under the loan agreement, note, mortgage and all other documents evidencing or securing the Working Capital Facility. MCI agreed to assign to Liberty all of its rights under all leases affecting the property, including all extensions, renewals and modifications and subleases, together with all guarantees of any tenant’s or subtenant’s performance; and

•	environmental indemnity dated March 26, 2003 between MCI and Liberty, under which MCI agrees to provide Liberty with assurances, agreements and indemnities regarding environmental matters, as a material inducement for Liberty to make the loan.

Performance bond letters executed by Marconi Corporation

      In order to be satisfied that, on a portfolio view, the £55 million deposit which was permitted to be made into the existing performance bond escrow account by Marconi Corporation would be an adequate reserve in respect of existing performance bonds, Marconi Corporation entered into arrangements with the syndicate bank issuers of existing performance bonds. These arrangements were evidenced by letters from Marconi Corporation to the banks named below which were counter signed by those banks:

•	letter dated March 14, 2003 from Marconi Corporation to Australia and New Zealand Banking Group Limited;

•	letter dated February 26, 2003 from Marconi Corporation to BNP Paribas;

•	letter dated February 28, 2003 from Marconi Corporation to The Hongkong and Shanghai Banking Corporation Limited (U.K.);

•	letter dated February 19, 2003 from Marconi Corporation to The Hongkong and Shanghai Banking Corporation Limited (Hong Kong);

•	letter dated February 14, 2003 from Marconi Corporation to Banca Monte dei Paschi di Siena SpA;

•	letter dated February 18, 2003 from Marconi Corporation to National Westminster Bank plc; and

•	letter dated March 18, 2003 from Marconi Corporation to Unicredit Banca d’Impresa

PLAN OF DISTRIBUTION

      We shall distribute the shares registered pursuant to the registration statement filed with this prospectus directly upon the exercise of the warrants to the holders of the warrants or as directed by holders at the time of such exercise. An aggregate of up to 10 million of our ordinary shares, subject to adjustment as described below, will be delivered in connection with the offering if all of the warrants are exercised. This offering is not underwritten nor is there an agent representing us in making this offering. The warrants will expire if they are not exercised by May 18, 2007. The offering will be open on a continuing basis from October 1, 2003, subject to limited blackout periods described under “Description of Warrants”, until the earlier of the following occur: all of the warrants are exercised, redeemed or purchased and, in each case, cancelled; or May 18, 2007, on which date the warrants will expire.

      Initially, one-fifth of an ordinary share will be issued upon the exercise of each warrant at an exercise price of 150 pence per one-fifth of a share, but that exercise ratio and exercise price may be adjusted under the terms and conditions of the warrants. No expenses will be specifically charged to the purchaser. Payment by and delivery to the holder of warrants will be made in accordance with the terms and conditions of the warrants. Please see “Description of Warrants”.

      The following are the estimated expenses expected to be incurred in connection with the issuance and distribution of the securities registered under this registration statement:

Securities and Exchange Commission registration fee	£10,000
Accountants fees and expense	£600,000
Legal fees and expenses	£290,000
Printing and engraving costs	£235,000
Miscellaneous	£10,000
Total	£1,145,000

MARKET INFORMATION

      Our ordinary shares have been listed on the London Stock Exchange since May 19, 2003. Since that time, the highest closing market price has been 611.00 pence and the lowest closing market price has been 270.00 pence. ADRs representing 2 of our ordinary shares currently trade on the NASDAQ National Market in the United States under symbol “MRCIY”

      Each ordinary share entitles the holder to dividends if, as and when declared by our board of directors, to one vote at all meetings of holders of ordinary shares, and to participate ratably in any distribution of the our assets upon liquidation, dissolution or winding up, subject to the prior rights of holders of securities ranking senior in priority to the ordinary shares.

Stock Price History

Marconi Corporation plc

      The following table sets forth monthly market prices for our ordinary shares on the London Stock Exchange and our ADRs on the over-the-counter market and NASDAQ National Market (since October 2, 2003) in the United States.

	London Stock
	Exchange(**)		ADRs(*)
	(Sterling pence)		(U.S. dollars)

Month	High	Low	High	Low

June 2003	342.50	293.75	11.70	9.25
July 2003	365.00	305.00	11.85	10.09
August 2003	450.00	350.00	13.00	11.90
September 2003	505.00	442.50	16.50	13.90
October 2003	546.00	420.00	18.30	14.30
November 2003	611.00	519.75	20.85	17.02
December 2003	633.00	560.00	22.05	19.22
January 2004	713.00	587.50	26.42	20.75
February 2004	732.00	651.50	27.50	23.67
March 2004 (to March 08, 2004)	729.00	689.00	26.67	25.51

*	Each ADR represents 2 of our ordinary shares.

**	The pre-September market prices have been adjusted to reflect the five-for-one share consolidation that became effective on September 9, 2003.

M (2003) plc

      From November 30, 1999, the ordinary shares of M (2003) plc were listed on the London Stock Exchange. On May 19, 2003, the ordinary shares of M (2003) plc were delisted from the London Stock Exchange. On October 17, 2000, the ADRs of M (2003) plc, each representing 2 ordinary shares, were added to quotation on the NASDAQ National Market, and on July 3, 2002, they were removed from quotation on the NASDAQ National Market and began trading on the over-the-counter market in the United States. The following table summarizes information regarding prices and trading of the M (2003) plc ordinary shares on the London Stock Exchange and the ADRs on the NASDAQ National Market and in the over-the-counter market for the periods indicated:

	London Stock Exchange		ADRs(*)
	(Sterling pence)		(U.S. dollars)

	High	Low	High	Low

Fiscal Year
April 1, 2000 to March 31, 2001	1250.00	340.00	—	—
April 1, 2001 to March 31, 2002	424.00	6.25	12.85	0.18
April 1, 2002 to March 31, 2003	12.55	1.27	0.44	0.04

	London Stock Exchange				ADRs(*)
	(Sterling pence)				(U.S. dollars)

	High		Low		High		Low

Fiscal Quarter
April 1, 2000 to June 30, 2000	975.00		669.00		—		—
July 1, 2000 to September 30, 2000	1250.00		875.00		—		—
October 1, 2000 to December 31, 2000	950.00		646.00		30.00	(**)	18.00	(**)
January 1, 2001 to March 31, 2001	785.00		340.00		23.50		9.53
April 1, 2001 to June 30, 2001	424.00		237.00		12.85		6.75
July 1, 2001 to September 30, 2001	263.00		17.00		7.75		0.50
October 1, 2001 to December 31, 2001	48.90		13.00		1.48		0.40
January 1, 2002 to March 31, 2002	44.00		6.25		1.33		0.18
April 1, 2002 to June 30, 2002	12.55		3.95		0.44		0.12
July 1, 2002 to September 30, 2002	4.10		1.27		0.14		0.05
October 1, 2002 to December 31, 2002	2.54		1.43		0.09		0.04
January 1, 2003 to March 31, 2003	2.44		1.56		0.09		0.05
Month
December 2002	2.05		1.73		0.08		0.05
January 2003	1.81		1.56		0.06		0.05
February 2003	2.44		1.72		0.09		0.05
March 2003	2.30		1.75		0.07		0.06
April 2003	1.80		1.59		0.06		0.05
May 2003	1.56	(***)	0.60	(***)	0.09		0.03

*	Each ADR represented 2 M (2003) plc ordinary shares.

**	Represents the period October 17, 2000 to December 31, 2000 following the quotation of M (2003) plc ADRs on NASDAQ.

***	To May 16, 2003, which was the last day of dealing in M (2003) plc shares.

     On April 11, 2003, the U.K. Financial Services Authority released a public statement concerning a contravention of the U.K. Listing Rules by M (2003) plc in July 2001. That public statement concluded that M (2003) plc had breached paragraph 9.2(c) of the U.K. Listing Rules when it failed to notify the Company Announcement Office “without delay” of a change in its expected performance for the half year ending September 2001 and full year ending March 2002.

TAXATION

United States Federal Income Taxation

      The following summary describes material U.S. federal income tax consequences that may be relevant to the acquisition, ownership and disposition of our warrants, ordinary shares and/or ADRs. This summary addresses only U.S. federal income tax considerations for holders that acquire our warrants, ordinary shares and/or ADRs as a result of the transactions described in this document and that will hold our warrants, ordinary shares and/or ADRs as capital assets. This summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to acquire our warrants, ordinary shares and/or ADRs. In particular, this summary does not address tax considerations applicable to holders that may be subject to special tax rules including, without limitation, the following: (a) financial institutions; (b) insurance companies; (c) dealers or traders in securities or currencies; (d) tax-exempt entities; (e) persons that will hold our warrants, ordinary shares and/or ADRs as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes; (f) persons that have a “functional currency” other than the U.S. dollar; (g) persons that own (or are deemed to own) 5% or more (by voting power) of our share capital; (h) regulated investment companies; and (i) persons who hold our warrants, ordinary shares and/or ADRs through partnerships or other pass-through entities. Further, this summary does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a holder of our warrants, ordinary shares and/or ADRs.

      This summary is based on the Internal Revenue Code of 1986, as amended (the Code), U.S. Treasury regulations and judicial and administrative interpretations thereof, and the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains signed on July 24, 2001, with an amending protocol signed July 19, 2002, or the new treaty, replacing a treaty between the United States of America and the United Kingdom signed on December 31, 1975, or the old treaty, in each case as in effect and available on the date of this document. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

      Prospective holders should consult their own tax advisor with respect to the U.S. federal, estate, state, local, gift and other tax consequences of acquiring, owning and disposing of our warrants, ordinary shares and/or ADRs.

      U.S. Holders should also review the discussion below under “United Kingdom Taxation” for the U.K. tax consequences to a U.S. holder of our warrants, ordinary shares and/or ADRs.

      For purposes of this summary a “U.S. holder” is a beneficial owner of our warrants, ordinary shares and/or ADRs that is, for U.S. federal income tax purposes: (a) a citizen or resident of the United States; (b) a corporation or other entity treated as a corporation for U.S. tax purposes, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons have the authority to control all of the substantial decisions of such trust. If a partnership holds our warrants, ordinary shares or ADRs, the consequences to a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding our warrants, ordinary shares or ADRs should consult its tax advisor. A “Non-U.S. holder” is a beneficial owner of our warrants, ordinary shares or ADRs that is not a U.S. holder.

The Warrants

Consequences of exercise

      Upon the exercise of a warrant, a U.S. holder will not recognize gain or loss, except to the extent of cash, if any, received in lieu of the issuance of fractional ordinary shares, and will have a tax basis in our ordinary shares acquired pursuant to such exercise equal to that U.S. holder’s tax basis in our warrant plus the exercise price of our warrant. The holding period for our ordinary shares so acquired will commence on the date of exercise of our warrant. Subject to the discussion “— Passive Foreign Investment Company considerations”, if any cash is received in lieu of fractional ordinary shares, the U.S. holder will recognize gain or loss in an amount and of the same character that this U.S. holder would have recognized if she had received such fractional shares and then immediately sold them for cash back to us.

Sale, exchange and expiration of warrants

      Subject to the discussion “— Passive Foreign Investment Company considerations”, the sale of a warrant will result in the recognition of capital gain or loss to the U.S. holder in a manner similar to that described below under “— Sale or other disposition of Marconi Corporation Shares”. It is unclear whether the repurchase of a warrant by us would be treated as a sale or exchange. If it were not so treated, any gain or loss to a U.S. holder on such repurchase would likely be treated as ordinary income or loss.

      If a warrant expires unexercised, a U.S. holder will generally recognize a capital loss equal to the U.S. holder’s tax basis in the warrant. That capital loss may, subject to certain limitations, be used to offset capital gains, if any, otherwise realized by a U.S. holder.

Constructive distributions

      Under section 305 of the Code, adjustments to the exercise price or conversion ratio of the warrants which occur under certain circumstances, or the failure to make such adjustments, may result in the receipt of taxable constructive dividends by a U.S. holder. See “— The Marconi Corporation Shares and/or ADRs” below.

The Marconi Corporation Shares and/or ADRs

      The U.S. Treasury Department has expressed concern that depositaries for depositary receipts, or other intermediaries between the holders of shares of an issuer and the issuer, may be taking actions that are inconsistent with the claiming of U.S. foreign tax credits by U.S. holders of such receipts or shares. Accordingly, the analysis regarding the availability of a U.S. foreign tax credit for U.K. taxes and sourcing rules described below could be affected by future actions taken by the U.S. Treasury Department.

Distributions

      Subject to the discussion “— Passive Foreign Investment Company considerations”, the gross amount of any distributions of cash or property, including any amounts withheld in respect of any applicable withholding tax and the tax credit amount, as described below, that are actually or constructively received by a U.S. holder with respect to our ordinary shares and/or ADRs will be a dividend includible in gross income of a U.S. holder as ordinary income to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on our ordinary shares and/or ADRs generally will constitute income from sources outside the United States and will not be eligible for the “dividends received” deduction.

      A distribution to a U.S. holder in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of that U.S. holder’s adjusted tax basis in our ordinary shares or ADRs, as the case may be, and any distribution in excess of such basis will constitute capital gain from the sale or exchange of property, and will be long-term capital gain (taxable at a reduced rate for individual holders, trusts or estates) if our ordinary shares or ADRs, as applicable, were held for more than one year.

      We do not maintain our calculations of our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. holder should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The amount of any distribution of property other than cash will be the fair market value of the property on the date of the distribution.

      Under recently enacted U.S. legislation, the new U.S. tax legislation, certain dividends received by individual U.S. Holders after December 31, 2002, will be subject to a maximum income tax rate of 15%. This reduced income tax rate is only applicable to dividends paid by “qualified corporations” and only with respect to shares held by a qualified U.S. holder (i.e., an individual) for a minimum holding period (generally, 61 days during the 120-day period beginning 60 days before the ex-dividend date). We should be considered a qualified corporation under the new U.S. tax legislation. Accordingly, dividends paid by us to individual U.S. holders on shares held for the minimum holding period may be eligible for a reduced income tax rate. Under the new U.S. tax legislation, the reduced tax rate for qualified dividends is scheduled to expire on December 31, 2008, unless further extended by Congress. Each prospective holder should consult its own tax advisor regarding the implications of the new U.S. tax legislation.

      The gross amount of any distribution paid in foreign currency will be included in the gross income of a U.S. holder in an amount equal to the U.S. dollar value of the foreign currency calculated by reference to the exchange rate in effect on the date received by the U.S. holder, regardless of whether the foreign currency is converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend. If the foreign currency received as a dividend is not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency will be treated as ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

      A U.S. holder that elects application of the old treaty, that is a United States resident for the purposes of the old treaty and that receives a dividend on our ordinary shares and/or ADRs generally is entitled to receive a payment from the U.K. Inland Revenue equal to the amount of the tax credit that a U.K. individual would be eligible to receive with respect to an identical dividend, the Tax Credit Amount, subject to a reduction for U.K. withholding taxes of up to a maximum of 15% of the sum of the dividend and tax credit amount, or the U.K. withholding tax. As of April 6, 1999, the Tax Credit Amount is equal to one-ninth of the cash dividend paid on our ordinary shares and/or ADRs and the U.K. Withholding Tax will exactly equal the Tax Credit Amount. As a result, and because of the U.K. Withholding Tax, U.S. holders will not receive any net payment under the old treaty.

      If the old treaty applies, a U.S. holder that receives a dividend on our ordinary shares and/or ADRs may elect to include the Tax Credit Amount as an additional distribution by filing an election on IRS Form 8833 with the U.S. holder’s U.S. federal income tax return for the relevant year. If a U.S. Holder makes the election, the U.S. holder will be subject to U.S. taxation on the sum of the dividend and the Tax Credit Amount. A U.S. holder will also, in such a case, be treated as paying U.K. Withholding Tax equal to the Tax Credit Amount that, subject to generally applicable limitations, is eligible for credit against such U.S. Holder’s U.S. federal income tax liability or, at the U.S. holder’s election, may be deducted in computing taxable income. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities or in respect of arrangements in which a U.S. holder’s expected economic profit, after non-U.S. taxes, is insubstantial.

      The new treaty does not provide for payment of the Tax Credit Amount. Therefore, if a U.S. holder that receives a dividend on our ordinary shares and/or ADRs does not elect to apply the old treaty, the U.S. holder would need to calculate the foreign tax credit it may be entitled to receive with respect to any foreign withholding taxes paid on such dividend under the Code and the accompany Treasury regulations. See “— United Kingdom Taxation — Taxation of Dividends” below for treatment of withholding taxes with respect to dividends on our ordinary shares and/or ADRs. Subject to certain conditions and limitations, foreign country income tax withheld on dividends may be deducted from taxable income or credited against a U.S. holder’s U.S. federal income tax liability. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities or in respect of arrangements in which a U.S. holder’s expected economic profit, after non-U.S. taxes, is insubstantial.

      For purposes of calculating the foreign tax credit, dividends paid on our ordinary shares and/or ADRs will be treated as income from sources outside the United States and will generally constitute “passive income” or, in the case of certain U.S. holders, “financial services income.” In certain circumstances, a U.S. holder that (i) has held ordinary shares or ADRs for less than a specified minimum period during which it is not protected from risk of loss or (ii) is obligated to make payments related to the dividends, will not be allowed a foreign tax credit for U.K. withholding taxes imposed on dividends paid on our ordinary shares or ADRs, as the case may be. Under the new U.S. tax legislation, the amount of the qualified dividend income paid by us to a U.S. holder that is subject to the reduced dividend income tax rate and that is taken into account for the purposes of calculating the U.S. holder’s U.S. foreign tax credit limitation must be reduced by the “rate differential portion” of such dividend (which, assuming a U.S. holder in the highest income tax bracket, would generally require a reduction of the dividend amount by approximately 57.14%). Each prospective holder should consult its own tax advisor regarding the implication of the new U.S. tax legislation on the calculation of U.S. foreign tax credits.

      Subject to the discussion under “— Backup withholding and information reporting”, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on dividends received on our ordinary shares and/or ADRs unless that income is effectively connected with the conduct by that Non-U.S. holder of a trade or business within the United States.

      However, as discussed “Risk Factors” discussion above, we do not expect to pay a dividend in the foreseeable future.

Sale or other disposition of Marconi Corporation Shares and/or ADRs

      Subject to the discussion “Taxation — Passive Foreign Investment Company considerations”, a U.S. holder will generally recognize a gain or loss for U.S. federal income tax purposes upon the sale or exchange of our ordinary shares and/or ADRs in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and the U.S. holder’s tax basis in those ordinary shares or ADRs, as the case may be. That gain or loss will be a capital gain or loss and will be long-term capital gain (taxable at a reduced rate for individuals, trusts or estates) if our ordinary shares or ADRs, as appropriate, were held for more than one year. A further reduced tax rate may apply to capital gain on our ordinary shares and/or ADRs held by individual holders for more than five years. Any such gain or loss would generally be treated as from sources within the United States. The deductibility of capital losses is subject to significant limitations.

      To the extent U.S. holders receive our ordinary shares and/or ADRs pursuant to our restructuring, any gain arising from the sale or other disposition of our ordinary shares and/or ADRs may be characterized as ordinary income to the extent of any accrued market discount attributable to those ordinary shares and/or ADRs. Prospective holders should consult their own tax advisors regarding the applicability of the market discount rules under the Code to each of their own individual circumstances and the U.S. federal income tax consequences relating to the sale or other disposition of our ordinary shares and/or ADRs with accrued market discount.

      A U.S. holder that receives foreign currency on the sale or other disposition of our ordinary shares and/or ADRs will realize an amount equal to the U.S. dollar value of the foreign currency on the date of sale (or in the case of cash basis and electing accrual basis taxpayers, the U.S. dollar value of the foreign currency on settlement date). If a U.S. holder receives foreign currency upon a sale or exchange of our ordinary shares and/or ADRs, gain or loss, if any, recognized on the subsequent sale, conversion or disposition of that foreign currency will be ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. holder, a cash basis or electing accrual U.S. holder should not recognize any gain or loss on such conversion.

      When a U.S. holder’s basis in the common shares includes any amount recognized under the passive foreign investment company rules (described below) and the U.S. holder recognizes a loss on the transaction with respect to such amounts that exceeds certain specified thresholds, the U.S. holder may be required to specifically disclose certain information with respect to the transaction on its tax return under recently issued tax disclosure regulations. U.S. holders should consult their own tax advisors as to the applicability of these disclosure regulations.

      Subject to the discussion under “Taxation — Backup withholding and information reporting”, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of our ordinary shares and/or ADRs unless: (a) that gain is effectively connected with the conduct by that Non-U.S. holder of a trade or business in the United States, (b) in the case of any gain realized by an individual Non-U.S. holder, that holder is present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met, or (c) the Non-U.S. holder is subject to tax pursuant to provisions of the Code applicable to certain expatriates.

Redemption of Marconi Corporation Shares and/or ADRs

      Subject to the discussion “— Passive Foreign Investment Company considerations”, our redemption of our ordinary shares and/or ADRs will be treated as a sale of our redeemed ordinary shares or ADRs, as the case may be, by the U.S. holder (which is taxable as described under “Taxation — Sale or other disposition of Marconi Corporation Shares and/or ADRs”) or in certain circumstances, as a distribution to the U.S. holder (which is taxable as described under “Taxation — Distributions”).

Passive Foreign Investment Company considerations

      A corporation organized outside the United States generally will be classified as passive foreign investment company, or a PFIC, for U.S. federal income tax purposes in any taxable year in which either: (a) at least 75% of its gross income is “passive income”, or (b) on average at least 50% of the gross value of its assets is attributable to assets that produce “passive income” or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. In determining whether it is a PFIC a foreign corporation is required to take into account a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest.

      We believe that we are not, and do not expect to become, a PFIC, for U.S. federal income tax purposes. However, because this is a factual determination made annually at the end of the taxable year, there can be no assurance that we will not be considered a PFIC for any future taxable year. If we were a PFIC in any year, special, possibly materially adverse, consequences would, as discussed below, result for U.S. holders.

      If we are a PFIC in any year during which a U.S. holder owns our ordinary shares and/or ADRs the U.S. holder will be subject to additional taxes on any excess distributions received from us and any gain realized from the sale or other disposition of our ordinary shares and/or ADRs (whether or not we continue to be a PFIC). A U.S. holder has an excess distribution to the extent that distributions on our ordinary shares and/or ADRs during a taxable year exceed 125% of the average amount received during the three preceding taxable years (or, if shorter, the U.S. holder’s holding period). To compute the tax on the excess distributions or any gain, (a) the excess distribution or the gain is allocated ratably over the U.S. holder’s holding period, (b) the amount allocated to the current taxable year and any year before we became a PFIC is taxed as ordinary income in the current year, and (c) the amount allocated to other taxable years is taxed at the highest applicable marginal rate in effect for each year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax attributable to each year.

      Some of the rules with respect to distributions and dispositions described above may be avoided if a U.S. holder makes a valid “mark-to-market” election (in which case, subject to certain limitations, the U.S. holder would essentially be required to take into account the difference, if any, between the fair market value and the adjusted tax basis of our ordinary shares or ADRs, as the case may be, at the end of a taxable year as ordinary income (or, subject to certain limitations, ordinary loss), in calculating its income for such year). In addition, gains from an actual sale or other disposition of our ordinary shares or ADRs will be treated as ordinary income, and any losses will be treated as ordinary losses to the extent of any “mark-to-market” gains for prior years. A “mark-to-market” election is only available to U.S. holders in any tax year that the PFIC stock is considered “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. PFIC stock is “regularly traded” if, among other requirements, it is traded on at least 15 days during each calendar quarter. The London Stock Exchange will constitute a qualified exchange for this purpose. Prospective holders should consult their own tax advisers as to whether our ordinary shares and/or ADRs would qualify for the mark-to-market election and whether such election is advisable.

      The foregoing rules with respect to distributions and dispositions may be avoided if a U.S. holder is eligible for and timely makes a valid “QEF election” (in which case the U.S. holder would be required to include in income on a current basis its pro rata share of our ordinary income and net capital gains). In order to be able to make the QEF election, we would be required to provide a U.S. holder with certain information. We may decide not to provide the required information

      Each U.S. holder of our ordinary shares and/or ADRs must make an annual return on IRS Form 8621, reporting distributions received and gains realized with respect to each PFIC in which it holds a direct or indirect interest.

      Prospective holders are urged to consult their own tax advisors regarding whether an investment in our ordinary shares or ADRs will be treated as an investment in PFIC stock and the consequences of an investment in a PFIC.

Backup withholding and information reporting

      Backup withholding and information reporting requirements may apply to certain payments to U.S. holders of dividends on our ordinary shares and/or ADRs and to the proceeds of a sale or redemption of our warrants, ordinary shares or ADRs. We, our agent, a broker, or any paying agent, as the case may be, may be required to withhold tax from any payment that is subject to backup withholding at a maximum rate of 28% of such payment if the U.S. holder fails (a) to furnish the U.S. holder’s taxpayer identification number, (b) to certify that the U.S. holder is not subject to backup withholding or (c) to otherwise comply with the applicable requirements of the backup withholding rules. The backup withholding rate may be subject to change each year. Certain U.S. holders, including, among others, corporations, are not subject to the backup withholding and information reporting requirements. Non-U.S. holders who hold our warrants, ordinary shares or ADRs through a U.S. broker or agent or through the U.S. office of a non-U.S. broker or agent may be required to comply with applicable certification procedures to establish that they are not U.S. holders in order to avoid the application of such information reporting requirements and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder generally may be claimed as a credit against such holder’s U.S. federal income tax liability provided that the required information is furnished timely to the IRS.

      Prospective holders should consult their own tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining this exemption.

United Kingdom Taxation

      The following generally applies to U.S. shareholders.

      The following summary describes certain U.K. tax consequences for certain holders of our ordinary shares, warrants and/or ADRs. It applies only to persons who are “U.S. shareholders” as that term is defined below. It is intended to apply only to U.S. shareholders who are the beneficial owners of our ordinary shares, warrants and/or ADRs, and who hold them as investments. It may not apply to certain classes of holders, such as dealers in securities.

      This summary is based on current U.K. law and U.K. Inland Revenue practice at the date hereof. However, references to a “permanent establishment” are included on the assumption that the Finance Bill 2003 will be enacted in its current form.

      This summary is not intended to be comprehensive, and prospective holders of our ordinary shares, ADRs and warrants are recommended to consult their professional advisers to determine their tax position.

U.S. Shareholders

      For the purposes of this summary, you will be a “U.S. shareholder” if you are:

•	the beneficial owner of the shares, ADRs or warrants and of any dividends paid with respect to the shares or ADRs;

•	an individual resident of the U.S., a U.S. corporation, or a partnership, estate or trust to the extent your income is subject to taxation in the U.S. in your hands or in the hands of your partners or beneficiaries; and

•	not also a resident of the U.K. for U.K. tax purposes or carrying on a business in the U.K. through a permanent establishment.

U.K./U.S. double tax treaty

      On July 24, 2001, the governments of the U.S. and the U.K. agreed the terms of a new double tax treaty (the “new treaty”), which was amended by a protocol agreed on July 19, 2002 and which came into force on March 31, 2003. The new treaty replaces the previous double tax treaty agreed between the U.S. and the U.K. (the “old treaty”). In general, U.S. shareholders will be entitled to the benefits of the new treaty, subject to various limitations. However, the provisions of the old treaty may still be relevant for some U.S. shareholders. If you are in any doubt as to whether you are entitled to benefits under either the new treaty or the old treaty, you should consult your own tax advisers.

Taxation of dividends

      Under current U.K. taxation legislation, no tax is required to be withheld at source from cash dividends paid on our ordinary shares and/or ADRs.

      A U.S. shareholder that elects application of the old treaty, that is a U.S. resident for the purposes of the old treaty and that receives a dividend on our ordinary shares and/or ADRs is, in principle, entitled to receive a payment from the U.K. Inland Revenue equal to the amount of the tax credit which is usually available to U.K. residents, less a withholding tax levied on that payment. The tax credit is one ninth of the amount of the dividend, that is, 10% of the aggregate of the dividend and the tax credit. However, in practice, U.S. shareholders will not receive any payment from the U.K. Inland Revenue in respect of the tax credit because the old treaty provides for a U.K. withholding tax greater than the amount of the U.K. tax credit. The withholding tax, however, is treated as fully satisfied by the amount withheld from the tax credit.

      Under the new treaty, U.S. shareholders will not be entitled to receive any payment from the U.K. Inland Revenue in respect of any tax credit on dividends paid on our ordinary shares and/or ADRs.

Taxation of capital gains

      A U.S. shareholder who is not resident, and in the case of an individual also not ordinarily resident, in the U.K. for U.K. tax purposes will not be liable for U.K. taxation on capital gains realized on the disposal of his or her shares, warrants or ADRs unless at the time of the disposal:

•	the U.S. shareholder carries on a trade, profession or vocation in the U.K. through a branch, agency or, for companies with accounting periods beginning on or after January 1, 2003, permanent establishment; and

•	the shares, warrants or ADRs are or have been used, held or acquired for the purposes of the trade, profession, vocation, branch, agency or, for companies with accounting periods beginning on or after January 1, 2003, permanent establishment.

      A U.S. shareholder who is an individual and who has ceased to be resident or ordinarily resident for tax purposes in the U.K. on or after March 17, 1998 and continues not to be resident or ordinarily resident in the U.K. for a period of less than five years of assessment and who disposes of his shares, warrants or ADRs during that period will also be liable on his return to the U.K. to U.K. tax on capital gains, subject to any available exemption or relief, even though he or she is not resident or ordinarily resident in the U.K. at the time of the disposal. There are special rules for individuals who leave the U.K. part way through a year of assessment.

U.K. stamp duty and stamp duty reserve tax (SDRT)

      U.K. stamp duty or SDRT is payable upon the transfer or issue of shares to, or to a nominee or agent of, a person whose business is or includes issuing depositary receipts or providing clearance services. For this purpose, the current rate of stamp duty and SDRT is 1.5%, rounded up, in the case of stamp duty, to the nearest £5. The rate is applied, in each case, to the amount or value of the consideration or, in some circumstances, to the value of the shares.

      Provided that the instrument of transfer is not executed in the U.K. and remains at all subsequent times outside the U.K., no U.K. stamp duty will be payable on the transfer of ADRs. An agreement to transfer ADRs will not give rise to a liability to SDRT.

      The purchase of shares, as opposed to ADRs, may give rise to a charge to U.K. stamp duty or SDRT at the rate of 0.5%, rounded up, in the case of stamp duty, to the nearest £5. The rate is applied to the price payable for the shares at the time of the transfer or agreement to transfer. SDRT is generally the liability of the purchaser who usually pays U.K. stamp duty.

      The U.K. Inland Revenue has confirmed that no charge to stamp duty or SDRT will arise in relation to the issue of our warrants.

      Warrants held in uncertificated form will be held through CREST (the U.K. electronic settlement service). Under the CREST system for paperless transfers, deposits of warrants into CREST will generally not be subject to stamp duty or SDRT unless such a transfer is made for a consideration in money or money’s worth, in which case a liability to SDRT will arise, usually at the rate of 0.5% of the value of the consideration given. Paperless transfers of warrants within CREST are generally liable to SDRT, rather than stamp duty, at the rate of 0.5% of the amount or value of the consideration payable. CREST is obliged to collect SDRT from the purchaser of the warrants on relevant transactions settled within the system.

      The conveyance or transfer of warrants outside CREST may give rise to a charge to U.K. stamp duty or SDRT at the rate of 0.5% of the amount or value of the consideration given.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the Securities and Exchange Commission. You may read and copy all or any portion of the reports and their exhibits at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a web site that contains reports and information about issuers, like us, who file electronically with the SEC. The address of that web site is www.sec.gov.

      We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement, including exhibits, at the Securities and Exchange Commission’s public reference facilities or on the website referred to above.

VALIDITY OF SECURITIES

      The validity of the ordinary shares offered hereby has been passed upon for us by Allen & Overy, One New Change, London EC4M 9QQ.

EXPERTS

      The consolidated financial statements as of March 31, 2003 and 2002 and for each of the three years in the period ended March 31, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

      We are organized under the laws of England and Wales. Most of our directors, executive officers and certain of the experts named in this prospectus are residents outside the United States. A substantial portion of our assets and those of such directors, officers and experts are located outside the United States. As a result, it may be difficult for you:

•	to effect service of process within the United States upon us or such persons;

•	to enforce outside the U.S. judgments obtained against such persons in U.S. courts; or

•	to enforce in U.S. courts judgments obtained against such persons in courts to jurisdictions located outside the United States;

in each case in any action, including actions predicated upon the civil liability provisions of U.S. securities laws.

      In addition, it may be difficult for you to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon the U.S. securities laws.

      We have designated Patricia Hoffman of Marconi Inc., 333 Pierce Road, Suite 378, Itasca, Illinois, 60143, U.S.A. (telephone: (630) 285-5303, as our agent for service of process in the United States with respect to the ordinary shares.

INDEX TO FINANCIAL STATEMENTS

Marconi Corporation plc and subsidiaries

Marconi Corporation plc and subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2003	2003

	(Unaudited)

	(£ in millions,
	except per share data)
ASSETS
Current assets
Cash and cash equivalents	478	192
Restricted cash	209	964
Investment in securities	2	16
Accounts receivable, net	308	457
Inventories, net	188	227
Prepaid expenses and other current assets	122	125
Assets of discontinued operations	88	102

Total current assets	1,395	2,083
Property, plant and equipment, net	183	251
Investments in affiliates	7	18
Goodwill, net	579	584
Intangibles, net	67	101
Other non-current assets	10	75

TOTAL ASSETS	2,241	3,112

LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
Current liabilities
Short-term debt	17	2,195
Current maturities of long-term debt	29	2,191
Accounts payable	142	158
Amounts due to Marconi plc and fellow subsidiaries	—	403
Accrued expenses and other current liabilities	686	1,087
Liabilities of discontinued operations	19	32

Total current liabilities	893	6,066
Long-term debt	504	30
Deferred income taxes	5	5
Other liabilities	340	342

Total liabilities	1,742	6,443
Commitments and contingencies (Note 11)
Minority interests	2	3
Shareholders’ equity/(deficit):
Ordinary shares, £0.25 par value;
Authorized: 627 shares at December 31, 2003 and 1,200 shares at March 31, 2003; issued and outstanding: 200 shares at December 31, 2003 and 573 shares at March 31, 2003	50	143
Warrants, issued and outstanding: 50 at December 31, 2003	12	—
Additional paid-in capital	1,071	895
Accumulated deficit	(668)	(4,055)
Capital reduction reserve	334	—
Accumulated other comprehensive loss	(302)	(317)

Total shareholders’ equity/(deficit)	497	(3,334)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	2,241	3,112

See notes to condensed consolidated financial statements.

Marconi Corporation plc and subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine months
	ended
	December 31,

	2003	2002

	(£ in millions,
	except per share
	data)
Revenue:
Equipment revenues	658	790
Services revenues	417	587
Other revenues	—	22

	1,075	1,399
Direct costs	798	1,148

Gross margin	277	251
Operating expenses:
Selling, general and administrative	227	262
Research and development	145	220
Amortization of intangibles	33	33
Business restructuring charges	98	171
Loss/(gain) on sale of long-lived assets	—	(5)
Impairment of long-lived assets	—	59
Other expense/(income)	(30)	4

Total operating expenses	473	744
Operating loss	(196)	(493)
Other (income)/expense:
Gain on settlement of equity forward contract	123	—
Gain on extinguishment of liabilities	2,695	—
Provision for related party receivable	—	(204)
Gain/(loss) on sale of investments	14	(1)
Impairment of investments	(3)	(41)
Interest income	13	41
Interest expense	(75)	(179)

(Loss)/income from continuing operations before income taxes	2,571	(877)
Income tax benefit	16	17
(Loss)/gain on sale of affiliates, net	94	—
Equity in net loss of affiliates	(2)	(60)
Minority Interest	(1)	—

(Loss)/income from continuing operations	2,678	(920)
Discontinued operations:
(Loss)/gain on sale of discontinued operations, net	21	18
Loss from discontinued operations	(4)	(89)

Net (loss)/income	2,695	(991)

Earnings per share — basic
(Loss)/income from continuing operations	10.04	(1.60)
(Loss)/gain on sale of discontinued operations, net	0.08	0.03
Loss from discontinued operations	(0.02)	(0.16)

Net (loss)/income	10.10	(1.73)

Earnings per share — diluted
(Loss)/income from continuing operations	9.94	(1.60)
(Loss)/gain on sale of discontinued operations, net	0.08	0.03
Loss from discontinued operations	(0.02)	(0.16)

Net (loss)/income	10.00	(1.73)

Average shares used in computing basic (loss)/income per share	267	573

Average shares used in computing diluted (loss)/income per share	270	573

See notes to condensed consolidated financial statements.

Marconi Corporation plc and subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended

	December 31,	December 31,
	2003	2002

	(£ in millions)
Cash flows from operating activities:
Net income/(loss)	2,695	(991)
Adjustments to reconcile net income/(loss) to net cash used in operating activities of continuing operations:
Loss from discontinued operations, net	4	89
Gain on sale of discontinued operations	(21)	(18)
Gain on settlement of equity forward contracts	(123)	—
Stock compensation	27	11
Gain on sale of long-lived assets	—	(5)
Impairment of investments in securities	—	41
(Gain)/loss on sale of investments	(14)	1
Gain on sale of affiliate	(94)	—
Impairment of long-lived assets	—	59
Depreciation and amortization	91	143
Provision for related party receivable	—	204
Provision for doubtful accounts	(4)	(8)
Gain on extinguishment of liabilities	(2,695)	—
Change in current and deferred taxes	(19)	17
Equity in net loss of affiliates	2	60
Changes in operating assets and liabilities, net of the effect of the extinguishment of liabilities:
Accounts receivable	134	215
Inventories	39	178
Accounts payable	(72)	(292)
Accrued expenses and other liabilities	(34)	(87)

Net cash used in operating activities of continuing operations	(84)	(383)

Cash flow from investing activities:
Purchases of property, plant and equipment	(20)	(34)
Purchases of interest in related parties	—	(24)
Proceeds from the sale of investments in securities	29	—
Proceeds from the sale of long-lived assets	23	33
Sale of interest in related parties	108	392

Net cash provided by investing activities	140	367

Cash flow from financing activities:
Repayment of short-term debt	(7)	(80)
Repayments of long-term debt	(156)	(71)
Distribution to creditors under the scheme relating to debt and borrowings*	(330)	—
Net cash provided by related parties	—	24
Restricted cash transferred from/(to) secured accounts	755	(816)

Net cash provided by/(used in) financing activities	262	(943)

Net cash provided by/(used in) discontinued operations	5	(7)
Effects of exchange rate changes on cash and cash equivalents	(37)	(55)

Net increase/(decrease) in cash and cash equivalents	286	(1,021)
Cash and cash equivalents, beginning of period	192	1,229

Cash and cash equivalents, end of period	478	208

Supplemental disclosure of cash flow activity:
Cash payments for interest	34	209
Cash payments/(receipts) for income taxes	3	(32)
Issuance of shares to extinguish liabilities	562	—
Distribution of warrants to former Marconi plc shareholders	12	—
Gain on extinguishment of related party liabilities	507	—
Issuance of new debt to extinguish liabilities	690	—
Distribution to creditors under the scheme relating to operating activities	10	—

*	The distribution made to creditors under the scheme of £340 million has been reported (see note 2) in the condensed consolidated statement of cash flows within operating and financing activities based on the nature of the creditor balances extinguished by the scheme.

See notes to condensed consolidated financial statements.

Marconi Corporation plc and subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY/(DEFICIT)

(Unaudited)

							Accumulated
	Ordinary shares			Additional		Capital	Other
				Paid-in	Accumulated	Reduction	Comprehensive
	Shares*	Amount	Warrants	Capital	Deficit	Reserve	Income/(Loss)	Total

	(£ in millions, except per share data)
As of March 31, 2003	573,250,147	143	—	895	(4,055)	—	(317)	(3,334)
Net income	—	—	—	—	2,695	—	—	2,695
Cancellation of old share capital	(573,250,147)	(143)	—	(895)	695	343	—	—
Gain on extinguishment of related party liabilities	—	—	—	507	—	—	—	507
Gain on waiver of related party payable	—	—	—	25	—	—	—	25
Issuance of ordinary shares in exchange for extinguished liabilities	200,000,000	50	—	512	—	—	—	562
Issuance of ordinary shares on exercise of warrants	3,769	—	—	—	—	—	—	—
Distribution of warrants	—	—	12	—	(12)	—	—	—
Adjustment to capital reduction reserve	—	—	—	—	9	(9)	—	—
Capital contribution for stock-based compensation	—	—	—	27	—	—	—	27
Minimum pension liability	—	—	—	—	—	—	17	17
Translation adjustments	—	—	—	—	—	—	(2)	(2)

As of December 31, 2003	200,003,769	50	12	1,071	(668)	334	(302)	497

*	After a one-for-five share consolidation that occurred in September 2003.

See notes to condensed consolidated financial statements.

Marconi Corporation plc and subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     Nature of Business and basis of preparation:

Nature of business

      Marconi Corporation plc and its subsidiaries and joint ventures (together the “Company”) is a multi-regional provider of telecommunications equipment and services which it supplies to major telecommunication network operators, government agencies and selected large enterprises world-wide. In connection with the Financial Restructuring (see note 2), the Company adopted a new reporting structure that segments its business along geographical lines. Commencing this fiscal quarter ended September 30, 2003, the Company has reported the results of the businesses based in the U.S. (North American Ring-fence or “NARF”) separately from the results of its businesses based in Europe and the rest of the world other than the U.S. (Non Ring-fenced businesses or “Non NARF”) as follows:

•	NARF mainly comprises the equipment and services activities of the U.S. based Broadband Routing and Switching (BBRS), Outside Plant & Power (OPP) and North American Access (NAA) (irrespective of the country of destination of these revenues); and

•	Non NARF mainly comprises the European and the rest of the world businesses: Optical Networks, Access Networks, Other Network Equipment and related Network Services.

      As disclosed in note 13, NAA has been classified as a discontinued operation in the condensed consolidated financial statements. NAA has not been treated as a discontinued operation under U.K. GAAP for segmental reporting. Although NAA would qualify as a discontinued operation under U.K. GAAP as a result of the sale being completed on February 20, 2004, our management accounts for the nine months ended December 31, 2003 were not presented on this basis. Accordingly, the segment results have not been restated to present NAA as a discontinued operation.

Basis of preparation

      The condensed consolidated financial statements as at December 31, 2003 and for the nine months ended December 31, 2003 and 2002, include, in the opinion of management, all adjustments (consisting of normal recurring adjustments and reclassifications) necessary to present fairly the financial position, results of operations and cash flows as of December 31, 2003 and for all periods presented. These financial statements are unaudited and have been prepared on a basis substantially consistent with the audited consolidated financial statements of the Company as of and for the year ended March 31, 2003, included in the Company’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission (“Form 20-F”).

      The condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Form 20-F for the year ended March 31, 2003. The results of operations for the nine months ended December 31, 2003 are not necessarily indicative of the operating results to be expected for the year ending March 31, 2004. Certain amounts in prior periods’ financial statements and related notes have been reclassified to conform to the current period presentation.

      The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Net income and cash flows of non-U.K. pounds sterling subsidiaries and equity investments are translated at the average rates of exchange during the period. The assets and liabilities of such entities are translated at period-end rates of exchange. Translation adjustments are included in other comprehensive income/(loss) as a separate component of shareholders’ equity/(deficit).

Currency Translation

      Transactions denominated in foreign currencies are translated into the functional currency at the rates ruling at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated at the rates ruling at that date.

      Key exchange rates relative to U.K. pounds sterling are as follows:

	Average rates
	Nine months ended
	December 31,		Period-end rates

	2003	2002	2003	2002

U.S. Dollar	1.659	1.5239	1.790	1.580
Euro	1.430	1.574	1.419	1.450

Recently issued accounting pronouncements-not yet adopted

•	In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R” or the “Interpretation”). FIN 46R clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46R requires the consolidation of these entities, known as variable interest entities (“VIEs”), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the Interpretation for public companies, to the end of the first reporting period ending after March 15, 2004, except that all public companies must at a minimum apply the provisions of the Interpretation to entities that were previously considered “special-purpose entities” under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. The Company does not anticipate that the adoption of FIN 46R will have a material impact on its financial position, cash flows and results of operations.

•	Statement of Financial Accounting Standards No. 132 (Revised 2003), Employers Disclosures about Pensions and Other post retirement Benefits, (“SFAS 132R”) requires an entity to make additional disclosures about pensions and other post retirement benefits. These disclosures include information describing the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows and components of net periodic benefit cost. SFAS 132R is effective for our U.K. plans beginning with fiscal years ending after December 15, 2003 and our non-U.K. plans beginning with fiscal years ending after June 15, 2004. SFAS 132R is effective for interim reporting period disclosures beginning after December 15, 2003 and after the provisions of this statement are adopted. The Company will adopt this statement for its U.K. plans in its Form 10-K for the year ending March 31, 2004 and for all its plans on Form 10-Q for the quarter ending June 30, 2004.

•	On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In accordance with FASB Staff Position 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, the Company has elected to defer recognizing the effects of the Act until appropriate authoritative guidance has been issued. Any measures of the APBO or net periodic postretirement benefit cost in the financial statements or accompanying notes do not reflect the effects of the Act on the plan. The specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require the sponsor to change previously reported information.

2.     Financial Restructuring

      On May 19, 2003, Marconi Corporation plc and its former parent holding company, Marconi plc (now known as M (2003) plc), concluded a Financial Restructuring. The Financial Restructuring was effected through two separate “schemes of arrangement” under the U.K. Companies Act 1985. A scheme of arrangement is a procedure under English law through which a company may enter into a voluntary compromise or arrangement with one or more classes of its creditors to effect a financial restructuring of its financial obligations. One scheme of arrangement involved all of the creditors of the Company, other than certain excepted categories of creditors but including the syndicate banks and bondholders to whom the primary financial indebtedness was owed. The second scheme of arrangement involved creditors of M (2003) plc, the Company’s former parent holding company. In connection with the Financial Restructuring, the existing share capital of Marconi Corporation plc was converted to non-voting deferred shares, and subsequently cancelled through a capital reduction. As a result, Marconi Corporation plc became the new parent holding company of the group, replacing M (2003) plc, and M (2003) plc ceased to be a member of the group.

      As part of the Financial Restructuring, the Company entered into an agreement with M (2003) plc to reassign and waive some intra group balances. In addition, the Company provided for amounts due to it from M (2003) plc, which were schemed.

      The Company’s Financial Restructuring covered approximately £4.8 billion of creditors’ claims comprising £4.0 billion of syndicated bank debt and the externally held U.S. dollar and euro denominated bonds and £800 million of related party debt. In exchange for the cancellation of their claims against Marconi Corporation plc on May 19, 2003 the Company distributed to the creditors covered by the scheme of arrangement:

•	Cash: £340 million in cash;

•	Senior Notes: U.S.$717,139,584 (approximately £437 million) in aggregate principal amount of new guaranteed senior secured notes due April 2008 issued by the Company, with interest payable quarterly in cash at a rate of 8% per annum;

•	Junior Notes: U.S.$486,881,472 (approximately £297 million) in aggregate principal amount of new guaranteed junior secured notes due October 2008 issued by the Company, with interest payable quarterly in cash at a rate of 10% per annum or, at our option, in kind, by issuing additional junior notes, at a rate of 12% per annum; and

•	Marconi Corporation plc Shares: 995 million ordinary shares (199 million ordinary shares after the one-for-five share consolidation that occurred in September 2003), representing 99.5% of the Company’s issued ordinary share capital on May 19, 2003.

      In addition, on May 19, 2003, the Company issued 5 million ordinary shares (one million after the one-for-five share consolidation that occurred in September 2003), representing 0.5% of the Company’s issued ordinary share capital on May 19, 2003, and warrants, exercisable at £1.50 per share (£1.50 per one-fifth of a share following one-for-five share consolidation that occurred in September 2003), to subscribe for up to 50 million (ten million after the one-for-five share consolidation that occurred in September 2003) additional ordinary shares, equal to 5% of our issued ordinary share capital on May 19, 2003, to shareholders of M (2003) plc. The issuance of the 50 million warrants to the former shareholders in M (2003) plc was accounted for as a distribution. In connection with the Financial Restructuring, the Company listed its ordinary shares on the London Stock Exchange (“LSE”) and established an American Depositary Receipt (“ADR”) program in respect of those shares.

      In connection with the Financial Restructuring, the ordinary shares of M (2003) plc were delisted from the LSE. While M (2003) plc’s ordinary shares remain outstanding, all of M (2003) plc’s remaining assets, other than assets necessary to fund the cost of administering its scheme of arrangement, will be distributed to M (2003) plc’s creditors over time in accordance with its scheme of arrangement. Management expects that M (2003) plc will be liquidated or dissolved in the future following the completion of those distributions.

      The Company recognized a gain upon extinguishment of its liabilities under the terms of the Financial Restructuring of approximately £3.2 billion, of which £2.7 billion has been recorded in the consolidated statement of operations and £0.5 billion has been recorded in shareholders’ equity.

      The gain was allocated to shareholders’ equity to the extent that it related to the extinguishment of related party liabilities and to the statement of operations to the extent that it related to the extinguishment of third party liabilities. The gain on extinguishment of the liabilities is determined in accordance with APB Opinion 26, Extinguishment of Debt, as follows (in £ millions):

Carrying value of extinguished third party liabilities
Short-term borrowings	2,124
Current maturities of long-term debt (held by third parties)	1,808
Debt issuance costs on extinguished debt	(23)
Corporate tax obligations	10
Other current liabilities	3
Accrued interest accrued on long-term debt and short term borrowings	113

Total carrying value of extinguished third party liabilities	4,035

Carrying value of extinguished related party liabilities
Current maturities of long term debt (held by related parties)	385
Debt issuance costs on extinguished bonds	(4)
Amounts owed to M (2003) plc and fellow subsidiaries	378

Total carrying value of extinguished related party liabilities	759

Total carrying value of liabilities extinguished	4,794

Less fair value of consideration of new shares, new debt and cash exchanged for liabilities extinguished:
Cash	(340)
Debt:
Senior Notes repayable April 2008 at fair value (b)(c)	(407)
Junior Notes repayable October 2008 at fair value (b)(c)	(291)
Debt issuance costs	8

Carrying value of new debt, net of issuance costs	(690)

Equity:
New shares (a)	(570)
Equity issuance costs	8

Fair value of new equity	(562)

Gain on extinguishment of liabilities	3,202

Allocation of gain on extinguishment of liabilities:
Gain on extinguishment of third party liabilities	2,695
Gain on extinguishment of related party liabilities	507

3,202

(a)	The fair value of the 995 million shares in the Company is based upon the closing price of 57.25 pence as of May 19, 2003, as reported on the LSE.

(b)	The fair value of the new Senior Notes and Junior Notes issued is based upon the closing price of 93% and 98%, respectively, on May 19, 2003, as reported on the LSE. An exchange rate of £1:U.S.$1.637 has been used, being the rate in place on May 19, 2003.

(c)	The new Senior Notes and Junior Notes include a 10% premium upon early redemption, which has been accounted for as an embedded derivative and is fair valued at the end of each period. The fair value of the embedded derivative at May 19, 2003 was approximately £12 million in relation to the Junior Notes and £nil in relation to the Senior Notes. At December 31, 2003, the fair value of the embedded derivative was approximately £13 million in relation to the Junior Notes and £20 million in relation to the Senior Notes. £2.6 million of the embedded derivative in relation to the Junior Notes is included within short-term other liabilities and the remainder is included within long-term other liabilities.

     The Employee Share Option Plans (“ESOP”) derivative settlement was conditional on the Financial Restructuring becoming effective. Accordingly, the ESOP derivative settlement became effective on May 19, 2003. As a result, the Company paid £35 million in cash to the ESOP derivative banks to settle the liability to the ESOP derivative banks recorded in the consolidated balance sheet as of March 31, 2003. The resulting gain, arising on the release of this liability, of £123 million is reflected in the statement of operations in the nine months ended December 31, 2003.

      The Financial Restructuring of M (2003) plc and Marconi Corporation plc was implemented by way of two separate schemes of arrangement under section 425 of the U.K. Companies Act 1985. As a result, the gain on extinguishment of liabilities described above will not give rise to any taxable amounts. Note 20, Income Taxes in the Form 20-F for the year ended March 31, 2003 describes the effect of the Financial Restructuring on our tax position.

      The following unaudited pro forma data illustrates the impact that the Financial Restructuring would have had on the consolidated statement of operations for the nine months ended December 31, 2003 and 2002 if the Financial Restructuring had been completed on April 1, 2002:

	Nine months
	ended
	December 31,

(in millions, except per share data)	2003	2002

	£	£
Pro-forma statement of operations data:
Operating loss	(234)	(488)
Income/(loss) from continuing operations	2,634	(762)
Income/(loss) from continuing operations per share — basic and diluted	13.17	(3.81)

3.     Selected balance sheet information

Restricted cash

      Cash balances pledged or advanced as collateral are considered to be restricted cash. At September 30, 2003 and March 31, 2003, the total restricted cash was £209 million and £964 million respectively. Of the total restricted cash balance, £nil (£771 million at March 31, 2003) was held in secured accounts, £145 million (£135 million at March 31, 2003) relates to cash collateral placed against bonding facilities; £nil (£27 million at March 31, 2003) relates to cash held in Employee Share Option Plan “ESOP” escrow accounts; £19 million (£17 million at March 31, 2003) relates to cash in insurance reserves, £13 million (£14 million at March 31, 2003) relates to cash deposited against secured loans in Italy and £32 million (£nil at March 31, 2003) relates to cash held in a Mandatory Redemption Escrow Account (“MREA”) (see note 5).

Inventories, net

      Inventories, net are comprised of the following at December 31, 2003 and March 31, 2003.

	December 31,	March 31,
	2003	2003

	(Unaudited)

	(in £ millions)
Inventories:
Finished goods	79	71
Work-in-process	47	68
Raw materials	62	88

Total	188	227

4.     Employee stock option plans

      SFAS 148, Accounting for Stock-Based Compensation — Transition and Disclosure of Amendment of FASB Statement No. 123, amends the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

      Prior to the completion of the Financial Restructuring described in note 2, employees of the Company participated in a number of stock option plans whereby they received rights over shares in M (2003) plc, the former parent company of the Company. The Company accounted for those employees stock options under APB No. 25, Accounting for Stock Issued to Employees (“APB 25”) with any expense being matched by a credit to shareholders’ equity as a capital contribution by M (2003) plc. Following the completion of the

Financial Restructuring, the Company is no longer a subsidiary of M (2003) plc and no further cost is recorded in respect of these stock option plans.

      Following the Financial Restructuring, the Company established two plans under which it grants options over its own shares: a nil cost senior management share option plan and a market value employee share option plan. The Company accounts for such employee share plans under APB 25.

     Marconi Corporation Senior Management Share Option Plan

      Under the Marconi Corporation nil cost Share Option Plan announced at the time of the Financial Restructuring, participants selected by the remuneration committee may be granted performance-related awards entitling them to be granted a right to call for a number of ordinary shares of the Company without payment based on the attainment of certain performance criteria. The initial options under this scheme were approved on June 24, 2003 and are exercisable in five tranches, each of which is subject to different performance conditions. The options have a ten-year term and may be satisfied using newly issued or existing Marconi Corporation shares. The Company applies variable plan accounting for grants under this plan and recognizes compensation cost over the vesting period when achievement of the performance conditions becomes probable. The performance targets for the first three tranches are linked to the repayment of the Company’s debt and for the last two tranches are linked to achieving market capitalization targets. For those tranches subject to market capitalization targets, no compensation cost will be recognized until the targets are achieved. The market capitalization target for the fourth tranche of options was reached in November 2003 and compensation cost has now been accrued for the fourth tranche. As at December 31, 2003, nil cost options over 16,230,000 shares (after a one for five share consolidation that occurred in September 2003) have been granted under this plan.

     Marconi Corporation Employee Share Option Plan

      Under the Marconi Corporation Employee Share Option Plan, participants selected by the remuneration committee may be granted performance-related awards entitling them to be granted a right to call for a number of ordinary shares of the Company based on the attainment of certain performance criteria. The exercise price of options granted under this plan will be determined by the remuneration committee but will be based on the market value of a Marconi Corporation Share at the date of the grant. The initial options under this scheme were approved on June 30, 2003 and are exercisable in five tranches, each of which will be subject to the same performance conditions as the Marconi Corporation Senior Management Share Option Plan. The options have a ten-year term and may be satisfied using newly issued or existing Marconi Corporation shares. The Company applies variable plan accounting for grants under this plan and recognizes compensation cost over the vesting period when achievement of the performance conditions becomes probable. The market capitalization target for the fourth tranche of options was reached in November 2003 and compensation cost has now been accrued for the fourth tranche. As at December 31, 2003, options over 6,079,800 shares (after a one for five share consolidation that occurred in September 2003) have been granted under this plan.

      The Company recognized compensation expense, in relation to these plans, in the three and nine months ended December 31, 2003 of approximately £22 million and £29 million respectively. Had compensation cost for the employee share plans been determined consistent with the fair value methodology of SFAS 123, the Company’s net income/(loss) would have been as follows:

	Nine months
	ended
	December 31,

	2003	2002

	(in £ millions,
	except per
	share data)
Net income/(loss)
As reported	2,695	(991)
Deduct: Total stock-based employee compensation determined under fair value based method, net of related tax effects	(4)	—
Add back: Total stock-based employee compensation determined under APB 25	29	11

Pro forma income/(loss)	2,720	(980)

Pro forma income/(loss) per share:
Basic	10.20	(1.71)

Diluted	10.09	(1.71)

      Under SFAS 123, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Nine months ended
	December 31,

	2003	2002

Risk-free interest rate	4.21%	n/a
Expected life (years)	10	n/a
Assumed volatility	66.4%	n/a
Expected dividends	—	—

5.     Debt and credit facilities

Long-term debt

	December 31,	March 31,
	2003	2003

	(in £ millions)
Restructured debt	—	2,221
U.S.$ denominated Senior Notes	376	—
U.S.$ denominated Junior Notes	125	—
Other bank debt	27	—
Finance leases	2	—

Total obligations	530	2,221
Current maturities of long-term debt	(26)	(2,191)

Total long-term debt	504	30

Financial Restructuring

      On May 19, 2003, the Company issued the following debt as part of its Financial Restructuring:

•	U.S.$717 million in aggregate principal amount of new guaranteed senior secured notes due April 2008 with interest payable quarterly in cash at a rate of 8% per annum; and

•	U.S.$487 million in aggregate principal amount of new guaranteed junior secured notes due October 2008 with interest payable quarterly in cash at a rate of 10% per annum, or, at our option, in kind, by issuing additional junior notes at a rate of 12% per annum.

      The aggregate fair value on May 19, 2003 of the notes issued was approximately £698 million. The new notes issued on May 19, 2003 include a 10% premium upon early redemption, which has been accounted for as an embedded derivative and is fair valued at the end of each period. The fair value of the embedded derivative at December 31, 2003 was approximately £13 million in relation to the Junior Notes and £20 million in relation to the Senior Notes. £2.6 million of the embedded derivative on the Junior Notes is included in short-term other liabilities and the remainder is included within long-term other liabilities. For further details on the Financial Restructuring, refer to note 2.

      On September 19, 2000, the Company issued for cash consideration, two unsecured yankee bonds having an aggregate principal amount of U.S.$1.8 billion (approximately £1.3 billion). One bond was issued for U.S.$900 million (approximately £630 million) with a coupon rate of 7.75% per annum, maturing on September 15, 2010. The other bond was issued for $900 million (approximately £630 million) with a coupon rate of 8.375% per annum, maturing on September 15, 2030. On March 17, 2003, the Company failed to meet a scheduled interest payment on these bonds. As a result, at March 31, 2003, these bonds were repayable on demand.

      On March 30, 2000, the Company issued for cash consideration two unsecured euro bonds having an aggregate principal amount of €1.5 billion (approximately £927 million). One bond was issued for €500 million (approximately £309 million) with a coupon rate of 5.625% per annum, maturing on March 30, 2005. The other bond was issued for €1,000 million (approximately £618 million) with a coupon rate of 6.375% per annum, maturing on March 30, 2010.

      Both the yankee bonds and the euro bonds were extinguished by the Financial Restructuring and are no longer outstanding. For further details on the impact of the Financial Restructuring on the long-term debt, refer to note 2.

Early debt repayment

      The Company redeemed U.S.$249 million (approximately £150 million) of the aggregate principal amount of the Junior Notes in the nine month period ended December 31, 2003. The redemptions resulted from:

•	On July 4, 2003, the Company announced that it had successfully completed the sale of shares in Easynet Group plc (“Easynet”), which raised £40.5 million before expenses. Of the net cash proceeds, the Company retained £3 million for working capital purposes and transferred the balance after expenses to the MREA relating to our Junior and Senior Notes. On July 17, the Company completed the sale of its UMTS activity to Finmeccanica SpA. In conjunction with the sale of UMTS, the Company agreed to capitalize the business with approximately €6 million (approximately £4 million) prior to disposal. In a separate agreement, completed on the same day, Finmeccanica agreed to release approximately €12 million (approximately £9 million) retained against the purchase price and held in an escrow account following its purchase of Marconi’s Strategic Communications subsidiary in August 2002. These monies were also transferred to the MREA pursuant to the terms of the Junior and Senior Notes.

Following the transfer of these funds, the balance in the MREA exceeded the redemption threshold of U.S.$30 million, thereby triggering a mandatory partial redemption of the Junior Notes. The Company redeemed approximately U.S.$66 million (£41 million) of the Junior Notes on July 31, 2003, at a cost of 110% plus three months’ accrued interest.

•	On September 30, 2003, the Company redeemed an additional U.S.$103 million of the aggregate principal amount of the Junior Notes. This mandatory partial redemption primarily resulted from the previously disclosed sale of the remaining stake in Easynet Group plc, the entire stake holding in Gamma Telecom Holdings Ltd, and the release of collateral following the expiry of certain performance bonds and letters of credit.

•	On October 17, 2003, the Company redeemed an additional U.S.$29 million of the aggregate principal of the Junior Notes. This mandatory partial redemption primarily resulted from the previously disclosed sale of the Company’s stake in Bookham Technologies plc.

•	On November 19, 2003, the Company repurchased an additional U.S.$6 million of the aggregate principal of the Junior Notes and, on November 26, 2003, the Company repurchased an additional U.S.$4 million of the aggregate principal of the Junior Notes.

•	On December 2, 2003, the Company redeemed an additional U.S.$28 million of the aggregate principal of the Junior Notes. This partial mandatory redemption primarily resulted from releases of cash collateral following the expiry of certain performance bonds and letters of credit and proceeds from the disposal of the Company’s share in Confirmant and completion of its outsourcing agreement with Elcoteq.

•	On December 11, 2003, the Company repurchased an additional U.S.$13 million of the aggregate principal of the Junior Notes.

Key covenants

      The significant covenants have been described in the Scheme Document that was filed on Form 6-K with the SEC on March 31, 2003.

6.     Business restructuring charges

      In September 2001, following the sudden and significant downturn in trading in the global telecommunications markets, the results of an operational review that had three main objectives were announced. The original objectives were to focus the business on core operations, manage the non-core operations for value, reduce group indebtedness from £4.4 billion at August 31, 2001 to between £2.7 billion and £3.2 billion by March 31, 2002 and reduce the annual operating cost base. These objectives have now been revised to reflect further operating cost base reductions during fiscal 2004.

      When management reviews the operating income performance of the segments described in note 10, management uses the U.K. GAAP operating profit/(loss) before central costs, goodwill and intangible asset amortization, U.K. GAAP operating exceptional items, gains and losses on business disposal and the impact of less than 50% owned affiliates. This measure does not include business restructuring charges. Accordingly, a segmental analysis of business restructuring charges has not been provided.

      The following table shows the activity by statement of operations heading and the balances remaining in accrued expenses and other liabilities at December 31, 2003 following the implementation of actions required to achieve these objectives.

	Balance at				Balance at
	March 31,		Net cash	Non cash	December 31,
	2003	Charged	Payments	Movement	2003

	(in £ millions)
Business restructuring costs:
Employee severance	10	48	(32)	—	26
Site rationalization	36	8	(17)	(1)	26
Contractual commitments and other restructuring	3	—	(2)	—	1
Advisor fees	1	42	(33)	(2)	8

Total	50	98	(84)	(3)	61

Employee severance

      As a consequence of the objective to reduce the annual operating cost base, the Company recorded a charge of £48 million during the nine months ended December 31, 2003 associated with redundancy payments for approximately 1,200 employees. Management expects that the majority of the remaining balance of £26 million at December 31, 2003, which covers approximately 400 further employees, will be paid out in fiscal 2004.

      In the nine months ended December 31, 2002, the Company recorded a charge of £105 million to reflect the charges associated with voluntary redundancy payments for approximately 5,000 employees, while cash payments of £134 million were made in the same period.

Site rationalization

      The charge of £8 million in respect of site rationalization in the nine months ended December 31, 2003 represents additional costs associated with closing and consolidating various sites around the world as part of the business restructuring. Cash payments of £17 million were made in respect of these site closures and consolidations.

      In the nine months ended December 31, 2002, the Company recorded a charge of £36 million and made cash payments of £40 million in respect of these site closures and consolidations.

Contractual commitments and other restructuring

      The Company made cash payments of £2 million in respect of contractual commitments and other restructuring in the nine months ended December 31, 2003. The balance of £1 million at December 31, 2003 represents other miscellaneous costs associated with the restructuring program.

      In the nine months ended December 31, 2002 the Company made cash payments of £Nil in respect of these other restructuring associated costs.

Advisor fees

      The charge of £42 million in respect of advisor fees for the nine months ended December 31, 2003 represents charges from the Company’s external advisors with respect to services rendered in the period related to the Financial Restructuring. Of the £42 million charge in the period, £13 million relates to costs, which were prepaid at March 31, 2003. In addition, the Company now expects to incur approximately £36 million of cash costs during fiscal 2004 in relation to the Financial Restructuring, £33 million of which was paid out during the nine months ended December 31, 2003.

      In the nine months ended December 31, 2002, the Company recorded a charge of £37 million and made cash payments of £37 million in respect of advisor fees.

Systems implementation

      During fiscal 2002 the Company planned to implement a new global information technology system. In light of the revised trading outlook and the continued focus on cost reduction, the implementation was terminated. In the nine months ended December 31, 2002 £7 million of costs previously charged were released. Payments of £17 million were made in the same period.

7.     Goodwill, net

      The changes in the carrying amount of goodwill for the nine months ended December 31, 2003, are as follows:

		Accumulated
	Cost	Amortization	Total

	(in £ millions)
Balance at March 31, 2003	1,807	(1,223)	584
Translation adjustment	(5)	—	(5)

Balance at December 31, 2003	1,802	(1,223)	579

8.     Intangibles, net

      The changes in the carrying amount of intangibles for the nine months ended December 31, 2003, are as follows:

		Accumulated
	Cost	Amortization	Total

	(in £ millions)
Balance at March 31, 2003	372	(271)	101
Amortization expense	—	(34)	(34)

Balance at December 31, 2003	372	(305)	67

      Intangible amortization expense based on December 31, 2003 intangibles for the next five years is expected to be:

(in £ millions)

Fiscal 2004 (3 months)	11
Fiscal 2005	44
Fiscal 2006	12
Fiscal 2007	—
Fiscal 2008	—

9.     Other comprehensive income/(loss)

      Other comprehensive income/(loss) represents the net income/(loss) for the period plus the results of certain shareholders’ (deficit)/equity changes that are not reflected in the condensed consolidated statements of operations.

	Nine months
	ended
	December 31,

(in millions)	2003	2002

	£	£
Net income/(loss)	2,695	(991)
Other comprehensive (loss)/income:
Accumulated translation adjustments	(2)	(56)
Minimum pension liability	17	—
Unrealized gains on investments	—	49

Other comprehensive income/(loss)	2,710	(998)

10.     Segment and related information disclosures

      In connection with the Financial Restructuring, the Company adopted a new reporting structure that segments the businesses along geographical lines. Commencing with the quarter ended September 30, 2003, the Company has reported the results of the businesses based in the U.S. (North American Ring-fence or “NARF”) separately from the results of the businesses based in Europe and the rest of the world other than the U.S. (Non Ring-fenced businesses or “Non NARF”) as follows:

•	NARF mainly comprises the equipment and services activities of the U.S. based Broadband Routing and Switching (BBRS), Outside Plant & Power (OPP) and North American Access (NAA) (irrespective of the country of destination of these revenues); and

•	Non NARF mainly comprises the European and the rest of the world businesses: Optical Networks, Access Networks, Other Network Equipment and related Network Services.

      The new segmentation is connected with the contractual separation or “ring-fencing” of the U.S. based businesses that the Company implemented as part of the Financial Restructuring.

      During the periods to June 30, 2003, the Company had divided the continuing operations into three separate segments: Network Equipment, Network Services and Other as follows:

•	The Network Equipment segment, which comprised Optical Networks, Broadband Routing and Switching (BBRS), European Access, (the now disposed) North American Access, Outside Plant & Power (OPP) and Other Network Equipment;

•	The Network Services segment, which comprised Installation, Commissioning & Maintenance (IC&M) and Value-Added Services (VAS); and

•	Other, which comprised non-core businesses, including Marconi Applied Technologies, all of which have been sold by the end of the quarter ended September 30, 2003.

      Commencing with the quarter ended September 30, 2003, the Company has reflected segment information on both the new and old bases, as it is impracticable to restate prior period information, with the exception of revenue information. Although NAA would qualify as a discontinued operation under U.K. GAAP as a result of the sale being completed on February 20, 2004, our management accounts for the nine months ended December 31, 2003 were not presented on this basis. Accordingly, the segment results have not been restated to present NAA as a discontinued operation.

      In certain specific cases prior to the completion of the Financial Restructuring and the implementation of the North American Ring Fence, the Company entered into contracts with customers for the supply of equipment or services, which now form part of the Non Ring-fenced business but did this through entities, which now form part of NARF (or vice versa). In the analysis of revenues by product area on page F-18, these revenues are shown in the product or service area from which the revenue originated rather than through the entity that invoiced the final customer. A detailed footnote is provided to reconcile the product area sub-totals to the NARF and Non NARF revenues as they are recorded in the NARF and Non NARF consolidated financial statements (see Note 17). During the nine months ended December 31, 2003, revenues of NARF products direct to customers and through Non NARF entities totalled £388 million and revenues of products or services from Non NARF businesses sold through NARF entities totalled approximately £7 million bringing total NARF revenues to £395 million for the nine months ended December 31, 2003.

      The indentures governing the Notes issued in the Financial Restructuring require that we provide certain financial information with respect to each of (i) Marconi Corporation plc and its Non-U.S. Subsidiaries (as defined in the Indentures) and (ii) Marconi Communications, Inc. (which is the holding company of our U.S. operations) and its Subsidiaries (as defined). For these purposes the Non NARF segment is equivalent to Marconi Corporation plc and its Non-U.S. Subsidiaries and the NARF segment is equivalent to Marconi Communications, Inc. and its Subsidiaries. In accordance with the requirements of the indentures, we will provide the additional financial information until the Junior Notes are repaid in full.

Segmental performance

      The requirements of U.S. GAAP applied to the Company have resulted in us preparing segment results using information prepared in accordance with generally accepted accounting principles in the United Kingdom (U.K. GAAP). The U.S. Financial Accounting Standards Board standard — Statement of Financial Accounting Standards No. 131 — Disclosure about Segments of an Enterprise and Related Information requires us to determine and review our segments as reflected in the management information systems reports that our managers use in making decisions. As we are an English company and we prepare our consolidated statutory financial statements under U.K. GAAP, our chief operating decision-maker evaluates our segment performance using U.K. GAAP measures.

      Revenues and operating profits are measured on a segmental basis in accordance with U.K. GAAP. Management uses the U.K. GAAP operating (loss)/ profit before central costs, goodwill, U.K. GAAP exceptional items, gains and losses on business disposals and the impact of 50% or less owned affiliates as its measure of segment profitability. In the tables below, this measure is referred to as segment operating (loss)/profit.

      The following tables present the Company’s revenues, operating (loss)/ income before central costs, goodwill amortization, U.K. GAAP operating exceptional items gains and losses on business disposals and the impact of 50% or less owned affiliates, and other financial data from the Company’s reportable segments presented in accordance with U.K. GAAP and then reconciled to U.S. GAAP financial information consolidated totals:

Analysis of reportable segments (U.K. GAAP)

New Segments

	Three months ended
	December 31, 2003

		Segment
		operating
	Revenues	(loss)/profit

	(in £ millions)
NARF	135	16
Non NARF	273	(3)

Segmental total — U.K. GAAP	408	13

	Nine months ended
	December 31, 2003

		Segment
		operating
	Revenues	(loss)/profit

	(in £ millions)
NARF	395	43
Non NARF	769	(69)

Segmental total — U.K. GAAP	1,164	(26)

Old Segments

	Three months ended
	December 31, 2003

		Segment
		operating
	Revenues	(loss)/profit

	(in £ millions)
Network Equipment	267	(2)
Network Services	141	15

Segment total — U.K. GAAP(2)	408	13

	Nine months ended
	December 31, 2003

		Segment
		operating
	Revenues	(loss)/profit

	(in £ millions)
Network Equipment	747	(53)
Network Services	417	32
Other	—	(5)

Segment total — U.K. GAAP(2)	1,164	(26)

	Three months ended
	December 31, 2002

		Segment
		operating
	Revenues	(loss)/profit

	(in £ millions)
Network Equipment	261	(49)
Network Services	195	20
Other	10	(8)

Segment total — U.K. GAAP(2)	466	(37)

	Nine months ended
	December 31, 2002

		Segment
		operating
	Revenues	(loss)/profit

	(in £ millions)
Network Equipment	861	(228)
Network Services	587	25
Other	37	(32)
Discontinued(1)	87	(2)

Segment total — U.K. GAAP(2)	1,572	(237)

(1)	For the three and nine months ended December 31, 2002, the discontinued operation relates to the Mobile segment.

(2)	For segmental reporting under U.K. GAAP, NAA is not treated as a discontinued operation in the periods ended December 31, 2003 and 2002.

Major customers

      British Telecommunications plc (“BT”) accounted for 20% of revenues for the nine months ended December 31, 2003. For the nine months ended December 31, 2002, BT accounted for 18% of revenues.

Analysis of revenue by product (U.K. GAAP)

	Nine months
	ended
	December 31,

(in millions)	2003	2002

	£	£
Network Equipment:
Optical Networks	246	338
BBRS	96	105
European Access	154	197
North American Access	89	71
Outside Plant & Power	117	110
Other Network Equipment	45	40

Total	747	861

Network Services:
IC&M	138	153
VAS	193	306
BBRS	43	62
Outside Plant & Power	43	66

Total	417	587

Total network equipment and network services revenues	1,164	1,448

Total Other revenue	—	37
Total discontinued	—	87

Total revenues	1,164	1,572

Reconciliation of U.K. GAAP segmental information to U.S. GAAP

Revenue

	Nine months
	ended
	December 31,

(in millions)	2003	2002

	£	£
Total segmental revenue in accordance with U.K. GAAP	1,164	1,572
Discontinued operations — Mobile and NAA	(89)	(173)

Total segmental revenue in accordance with U.S. GAAP	1,075	1,399

     Operating (loss)/income

	Nine months
	ended
	December 31,

	2003	2002

	(in £ millions)
Segmental operating loss per U.K. GAAP	(26)	(237)
Amortization expense	(74)	(82)
General corporate expenses	(46)	(43)
Share of associates operating loss	(13)	(116)
Operating exceptional items	(69)	(251)

U.K. GAAP operating loss	(228)	(729)
Joint ventures and associates operating loss	13	116
U.K. GAAP operating (profit)/loss of U.S. GAAP discontinued operations	(5)	86
U.S. GAAP adjustments:
Share option plans	(12)	(11)
Pension and other post-retirement benefits	(15)	1
Intangible asset amortization	41	46
Restructuring costs	(22)	(4)
Gain on sale of long-lived assets	—	5
Foreign exchange transaction gains	31	—
Other	1	(3)

U.S. GAAP operating loss	(196)	(493)
Gain on settlement of equity forward Contract	123	—
Gain on extinguishment of liabilities	2,695	—
Provision for related party receivable	—	(204)
Gain/(loss) on sale of investments	11	(1)
Impairment of investments	—	(41)
Interest income	13	41
Interest expense	(75)	(179)

U.S. GAAP income/(loss) from continuing operations before income taxes	2,571	(877)

U.K. — U.S. GAAP adjustments

      With the exception of the items below, a description of the significant U.K. GAAP to U.S. GAAP adjustments as they relate to segment information is provided in note 9, Segment and related information disclosures in the Form 20-F for the year ended March 31, 2003.

Gain on equity forward contract

      At March 31, 2003, the Company recognized a gain under U.K. GAAP of £123 million upon settlement of an equity forward contract related to the ESOP in place at that time. This gain was not recognized at March 31, 2003 under U.S. GAAP because settlement was conditional on the Financial Restructuring becoming effective on May 19, 2003. The Company paid £35 million in cash to the ESOP derivative banks to settle the Company’s liability of £158 million as recorded in the consolidated balance sheet of March 31, 2003. The resulting gain, arising on the release of this liability, of £123 million is reflected in the statement of operations for the nine months ended December 31, 2003.

Gain on extinguishment of liabilities

      As described in note 2, the Company recognized a gain of approximately £3.2 billion on May 19, 2003, the date on which the Financial Restructuring was completed, of which approximately £2.7 billion was recorded in the consolidated statement of operations and approximately £0.5 billion was recorded in shareholders’ equity/(deficit). This gain represented the excess of the approximately £4.8 billion of creditors’ claims extinguished over the fair value, less issuance costs, of the cash, new debt, and new equity issued in consideration. Under U.K. GAAP, the consideration for the shares issued in connection with the Financial Restructuring was treated as equal to the excess of the creditor’s claims extinguished over the cash and new debt issued. Accordingly, all of the gain was recorded in shareholders’ equity/(deficit).

Foreign exchange transaction gains

      Under U.K. GAAP, foreign exchange rates established by the terms of the Scheme of Arrangement were used in accounting for the gain arising on the extinguishment of liabilities, whereas under U.S. GAAP, the foreign exchange rate on May 19, 2003 the date of the Financial Restructuring was used. As a result, under U.S. GAAP, the resulting gain is £31 million higher than the gain recorded under U.K. GAAP.

11.     Commitments and contingencies

     Legal proceedings

      In the Form 20-F for the year ended March 31, 2003 the Company made disclosure of the lawsuit filed by Bell Communications Research. Inc, now known as Telcordia Technologies Inc., or Telcordia. In the Form 10-Q for the six months ended September 30, 2003, the Company reported that on September 29, 2003, the district court held a hearing in relation to that lawsuit to clarify its previous claim construction ruling. Subsequent to the hearing the district court issued an opinion clarifying its original claim construction in a manner that will permit Telcordia to maintain its claim for infringement of the remaining patent. In the three months to December 31, 2003, the Company has reviewed its defense to this case and on January 5, 2004, entered into mediation with Telcordia for settlement. On January 12, 2004 the Company entered into a binding memorandum of understanding with Telcordia wherein we agreed to pay Telcordia U.S.$23.5 million in exchange for a license to Telcordia’s ATM patent portfolio and as full and final settlement of all outstanding claims. The Company is in the process of negotiating formal definitive agreements. The Company currently expects to make a payment of U.S.$14 million before March 31, 2004 and the remaining balance over the next three years. As a consequence of this claim, the Company has reassessed its provisioning level and recorded a charge of £5 million in its operating results in the three months to December 31, 2003.

      The Company is subject to the legal proceedings set out in note 10, Commitments and Contingencies of the annual report on Form 20-F for the year ended March 31, 2003. Other than as described above, there have been no material developments in these legal proceedings for the nine months ended December 31, 2003 nor has there been a material new legal proceeding that has arisen in this period.

      The Company is subject to legal proceedings, claims and litigation arising in the ordinary course of business. While the outcome of these claims is currently not determinable, the Company does not expect the ultimate costs to resolve these matters will have a material adverse effect on it’s consolidated financial position, results of operations, or cash flows.

Third party guarantees

      The Company has the following major types of guarantees that are subject to the disclosure requirements of FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.

Financial and other guarantees

      The Company and various of its subsidiaries have undertaken, in the normal course of business, to provide support to the joint ventures of the Company, to meet their liabilities. These undertakings contain financial guarantees. A payment under these undertakings would be required in the event of any of the joint ventures being unable to pay its liabilities. Payment of this funding would be required if requested by the joint ventures in accordance with the funding agreements. The potential amount of future payments, which may be required to be made by the Company under these guarantees, is £6 million.

      Other guarantees relate primarily to financial standby letters of credit and irrevocable undertakings to guarantee payment of a specified financial obligation. The maximum potential amount of future payments, which may be required to be made by the Company under these guarantees, is £92 million.

      In connection with agreements for the sale of portions of its business, including certain discontinued operations, the Company has typically retained the liabilities of a business that relate to events occurring prior to its sale, such as tax, environmental, litigation and employment matters. The Company generally indemnifies the purchaser of a Marconi business in the event that a third party asserts a claim against the purchaser that relates to a liability retained by the Company. These types of indemnification guarantees typically extend for a number of years.

      From time to time, the Company enters into indemnification agreements with certain contractual parties in the ordinary course of business, including agreements with lenders, lessors, customers and certain vendors.

All such indemnification agreements are entered into in the context of the particular agreements and are provided in an attempt to properly allocate risk of loss in connection with the consummation of the underlying contractual arrangements. Management believes that the Company maintains adequate levels of insurance coverage to protect the Company with respect to most claims arising from such agreements and that such agreements do not otherwise have value separate and apart from the liabilities incurred in the ordinary course of the Company’s business. There are no material indemnifications issued since January 1, 2003.

      In addition, the Company’s Senior and Junior Notes are guaranteed by certain of its subsidiaries. The guarantee is a joint and several guarantee of each guarantor of all amounts due with respect to the Senior and Junior Notes. Payment under the guarantee may be required if the Company fails to make any payment when due in accordance with the terms of the Senior or Junior Notes as applicable. The potential amount of future payments under the guarantees is the same as under the Senior and Junior Notes, which is the principal amount of such Notes plus accrued and unpaid interest thereon and, in certain cases, the redemption premium provided for in such Notes. The outstanding principal amount of the Senior Notes and Junior Notes as of December 31, 2003 was £400 million and £133 million, respectively.

      Apart from the New Bonding Facility Agreement, the above mentioned documents have been entered into in connection with the Company’s Senior and Junior Notes and do not themselves contain facilities for new borrowings (although they do contain indemnities and similar obligations). The Security Trust and Intercreditor Deed also gives the right for the Security Trustee to demand that the Company indemnify the Security Trustee for any costs and liabilities that arise as a result of entering into the documentation related to the Notes.

      The New Bonding Facility is a £50 million facility for the issue of bank guarantee letters of credit and performance bonds, available (until November 19, 2004) to Marconi Bonding Limited (“MBL”) on behalf of certain Group companies. The Company guarantees MBL’s counter indemnity and other obligations under the New Bonding Facility Agreement. In addition, the Company has certain direct liabilities under the New Bonding Facility Agreement, including certain specified arrangement and agency fees, transaction expenses, enforcement costs, increased costs, a tax indemnity and other indemnities. Cash collateral of no less than 50% is required to be maintained under the New Bonding Facility Agreement.

      As of December 31, 2003, the fair value of the Company’s guarantees that were issued or modified after December 31, 2002 was not material.

Asset repurchase obligations

      An information technology outsourcing agreement was signed with Computer Sciences Corporation International Systems Management Inc. (“CSC”) in May 2003. Under the terms of the agreement, property, plant and equipment with an approximate book value of £17 million and 420 employees were transferred to CSC in exchange for cash proceeds of £26 million. In addition to the transfer of employees and assets, Marconi has novated existing service and maintenance contracts to CSC.

      The IT service contract is for a period of 10 years with a right to terminate without cause, but subject to a number of penalties, after 2 years and contains an obligation for Marconi to repurchase at fair value the assets with which CSC is providing the service at such time that the contract ceases. This obligation to purchase the assets cannot be quantified until such time that notice to terminate has been given and a contract cessation date is known. Consequently, this obligation has not been quantified at December 31, 2003.

Product warranty reserves

      The following information is provided with respect to product warranty reserves included in accounts payable and other liabilities:

				Effect of
		Change to		Exchange
	March 31,	opening	Additions/	rate		December 31,
Description	2003	reserve	(release)	Changes	Utilization	2003

	£	£	£	£	£	£
(in millions)

Warranty reserve	43	(1)	19	—	(22)	39

12.     Investment in affiliates

Easynet

      The Company has disposed of its entire stake in Easynet Group plc (“Easynet”). The Company affected this disposal through a placing completed on July 4, 2003 of 36,135,948 ordinary shares in Easynet at a price of 112 pence per share together with a placing completed on September 4, 2003 of 44,682,364 ordinary shares in Easynet at a price of 127 pence per share. The Company no longer has an interest in Easynet nor does the Company have a seat on the board of Easynet.

      Before expenses the disposal on July 4, 2003 raised approximately £40.5 million before expenses while the disposal on September 4, 2003 raised approximately £56.7 million, before expenses.

      The cash proceeds were paid into the mandatory redemption escrow account and were used to fund partial redemptions of the Junior Notes. See note 5.

13.	Discontinued operations

Discontinued operations related to NAA

      The Company established a formal plan for the disposal of the NAA business during the three months ended December 31, 2003. On February 20, 2004, the Company sold NAA for cash consideration of U.S.$240 million.

      In accordance with Emerging Issues Task Force No. 87-24 “Allocation of Interest to Discontinued Operations” interest expense of approximately £9 million related to the portion of the Junior Notes that will be mandatorily redeemed as a result of the sale of the NAA business has be allocated to NAA.

      The results of operations, assets and liabilities and cash flows of NAA have been treated as discontinued for all periods reported.

Discontinued operations related to the mobile businesses

      The Company established a formal plan for the disposal of the various businesses comprising the mobile segment during fiscal 2002 and on July 17, 2003, completed the sale of its remaining non-core mobile communications subsidiary, Marconi Mobile Access SpA (also known as UMTS) to Finmeccanica SpA. Marconi agreed to capitalize the business with approximately €6 million (approximately £4 million) prior to disposal.

      Net assets and liabilities of discontinued operations at December 31, 2003 and March 31, 2003 are comprised of the following:

	December 31,	March 31,
	2003	2003

	(in £ millions)
Assets:
Cash and cash equivalents	—	2
Accounts receivable	7	7
Prepaid expenses and other current assets	1	—
Inventory	7	7
Tangible fixed assets	8	13
Goodwill	65	73

Total assets	88	102

Liabilities:
Accounts payable	(8)	(15)
Accrued expenses and other liabilities	(11)	(17)

Total current liabilities	(19)	(32)

Net assets of discontinued operations	69	70

      The above assets and liabilities of discontinued operations include only those assets and liabilities that are being disposed of as part of the sale of NAA.

14.	Shareholders’ equity

      On September 9, 2003 the Company undertook a one for five share consolidation.

      Holders of ordinary shares in Marconi Corporation plc are entitled to one vote per share on matters to be voted on by the shareholders, and to receive dividends when and as declared by the Board of Directors. Shareholders are entitled to certain pre-emptive rights but have no subscription, redemption or conversion privileges. The ordinary shares do not have cumulative voting rights. The rights, preferences and privileges of holders of ordinary shares are subject to the rights of the holders of shares of any series of preferred shares issued or that may be issued in the future.

      As a result of the Financial Restructuring, the Company is restricted from paying dividends under the terms of the new Senior and Junior notes. Accordingly, the Company’s Board of Directors does not expect to declare a dividend for the foreseeable future.

15.     Related party transactions

      The table below provides details of the revenues and purchases that the Company and its subsidiaries had with equity investees, joint ventures and associates, which are not consolidated, during the nine months ended December 31, 2003 and 2002. It also provides details of the receivable and payable balances with these equity investees, joint ventures and associates as at December 31, 2003 and March 31, 2003. All transactions are in the ordinary course of business.

Nine months ended
December 31, 2003

(in £ millions)
Statement of operations:
Revenues	16
Purchases	—

Nine months ended
December 31, 2002

(in £ millions)
Statement of operations:
Revenues	22
Purchases	—

At
December 31, 2003

(in £ millions)
Balance sheet:
Trade receivables	21
Trade payables	(1)
Other receivables	—
Other payables	—

At
March 31, 2003

(in £ millions)
Balance sheet:
Trade receivables	26
Trade payables	(9)
Other receivables	—
Other payables	(403)

16.     Subsequent events

      On January 12, 2004, the Company completed the fifth partial redemption of its Junior Notes. All Junior Notes outstanding, including those then owned by Marconi Corporation plc, were subject to this partial redemption. As a result, this further reduced the total principal amount outstanding to approximately

U.S.$209 million (approximately £117 million) of which approximately U.S.$18 million (approximately £10 million) was then owned by Marconi Corporation plc. The cash the Company received as a result of its holding of Junior Notes at the time of the partial redemption was transferred to the Mandatory Redemption Escrow Account and applied to future redemptions.

      On February 2, 2004 the Company announced the cancellation of approximately U.S.$18 million (approximately £10 million) of its holding of its Junior Notes.

      On February 11, 2004, we announced the sixth partial redemption of our Junior Notes, as a result of further releases of cash collateral held against performance bonding. Following the redemption on February 24, 2004 of U.S.$34 million (approximately £19 million), the total principal outstanding was reduced to U.S.$157 million (approximately £86 million).

      On February 17, 2004, the Company announced that it had purchased approximately U.S.$36 million (approximately £19 million) principal of its Junior Notes for a total cash outlay, excluding accrued interest and fees of U.S.$40 million (approximately £21 million) in an open market transaction. Following the repurchase, the total principal outstanding was reduced to U.S.$157 million (approximately £85 million).

      On February 20, 2004, the Company completed the sale of NAA to Advanced Fibre Communications, Inc. for cash consideration of U.S.$240 million (approximately £129 million) and announced the final redemption of its Junior Notes and the first partial redemption of its Senior Notes. The remaining U.S.$157 million (approximately £85 million) of Junior Notes were redeemed at 110% on March 8, 2004. Approximately U.S.$59 million (approximately £32 million) of Senior Notes also were redeemed to reduce the remaining principal to U.S.$658 million (approximately £354 million).

      On February 26, 2004, the Company announced that it had received Euro 6 million (approximately £4 million) of deferred consideration from the previously announced sale of its holding in General Domestic Appliances Holdings Limited. The proceeds were paid into the Mandatory Redemption Escrow Account and used to fund a partial redemption of the Senior Notes on March 8, 2004.

17.	Supplemental Information for NARF & Non NARF Segments

      The indentures governing the Notes, which have been filed as exhibits on the Company’s Annual Report on Form 20-F on March 31, 2003, require that the Company provide supplemental information with respect to Marconi Corporation plc and its Non-U.S. subsidiaries (as defined therein) and Marconi Communications, Inc. (the U.S. Parent) and its subsidiaries. The Company calls these segments Non NARF and North American Ring-Fence (NARF), respectively. The new segments the Company has adopted reflect the classification of the Non NARF segment as equivalent to Marconi Corporation plc and its Non-U.S. subsidiaries and the NARF segment as equivalent to the U.S. parent and its subsidiaries. These segments are comprised as follows:

NARF mainly comprises the equipment and services activities of the Company’s U.S. based businesses Broadband Routing and Switching (BBRS), Outside Plant & Power (OPP) and (now disposed) North American Access (NAA) (irrespective of the country of destination of these revenues); and

Non NARF mainly comprises the Company’s European and the rest of the world based businesses: Optical Networks, Access Networks, Other Network Equipment and related Network Services.

      In accordance with the indenture requirements, consolidated income statements, consolidated balance sheets and consolidated cash flow statements, in respect of the NARF and Non NARF segments, together with an MD&A in respect of each segment, follows.

      For the purposes of this additional information, NARF includes the results of operations and cash flows of NAA. NARF and Non NARF are the only two segments of our Group and can be reconciled to the Group total as follows:

	Three months	Nine months
	ended	ended
	December 31,	December 31,
	2003	2003

	(in £ millions)
Revenues
NARF	135	395
Non NARF	273	769

Group (including NAA)	408	1,164

Net Income
NARF	8	27
Non NARF	(125)	2,668

Group (including NAA)	(117)	2,695

Net cash used in operating activities of continuing operations
NARF	3	7
Non NARF	(11)	(88)

Group (including NAA)	(8)	(81)

	December 31,	September 30,	March 31,
	2003	2003	2003

		(in £ millions)
Net assets/(liabilities)
NARF	221	235	(348)
Non NARF	276	351	(2,986)

Segmental total — U.K. GAAP	497	586	(3,334)

CONDENSED NARF BALANCE SHEETS

(Unaudited)

	December 31,	September 30,	March 31,
	2003	2003	2003

	(in £ millions, except per share data)
ASSETS
Current assets
Cash and cash equivalents	65	75	24
Accounts receivable, net	69	80	81
Amounts due from Non NARF Group companies	126	135	157
Inventories, net	43	41	42
Prepaid expenses and other current assets	17	14	21

Total current assets	320	345	325
Property, plant and equipment, net	87	98	118
Goodwill	129	139	146
Loans due from Non NARF Group companies	174	186	83

TOTAL ASSETS	710	768	672

LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
Current liabilities
Accounts payable	53	68	64
Amounts due to Non NARF Group companies	133	149	178
Accrued expenses and other current liabilities	135	131	169

Total current liabilities	321	348	411
Long-term debt	5	5	6
Loans due to Non NARF Group companies	147	159	579
Other liabilities	16	20	23

Total liabilities	489	532	1,019
Commitments and contingencies (Note 11)
Minority interests	—	1	1
Shareholders’ equity
Ordinary shares, £0.01 par value;
Authorized: 1,000 shares at September 30 and June 30, 2003
Issued and outstanding: 100 shares at September 30 and June 30, 2003 Warrants, issued and outstanding:
Additional paid-in capital	5,174	5,174	4,618
Accumulated deficit	(5,342)	(5,350)	(5,365)
Capital reduction reserve	4	4	—
Accumulated other comprehensive loss	385	407	399

Total shareholders’ equity	221	235	(348)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	710	768	672

CONDENSED NARF STATEMENTS OF OPERATIONS

(Unaudited)

	Nine months	Three months
	Ended	ended
	December 31,	December 31,
	2003	2003

	(in £ millions,
	except per share data)
Revenue	395	135
Direct costs	252	86

Gross margin	143	49
Operating expenses:
Selling, general and administrative	47	13
Research and development	43	13
Business restructuring charges	9	4
Other income	10	11

Total operating expenses	109	41
Operating profit	34	8
Other income/(expense):
Interest expense	(6)	—

Income from continuing operations before income taxes	28	8
Income tax benefit	(1)	—

Net income	27	8

CONDENSED NARF STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months	Three months
	ended	ended
	December 31,	December 31,
	2003	2003

	(in £ millions)
Cash flows from operating activities:
Net income	27	8
Adjustments to reconcile net income to net cash provided by/(used in) operating activities from continuing operations:
Stock compensation	1	1
Depreciation and amortization	17	5
Provision for doubtful accounts	(4)	—
Changes in operating assets and liabilities, net of the effect of the extinguishment of liabilities:
Accounts receivable	6	(1)
Inventories	(4)	(5)
Accounts payable	(25)	(3)
Movement in Group balances	(13)	(5)
Accrued expenses and other liabilities	2	3

Net cash used in operating activities from continuing operations	7	3

Cash flow from/(used in) investing activities:
Purchases of property, plant and equipment	(8)	(4)
Proceeds from the sale of property, plant and equipment	11	2

Net cash provided by/(used in) investing activities	3	(2)

Cash flow from financing activities:
Net cash provided by related parties	42	—

Net cash provided by financing activities	42	—

Effects of exchange rate changes on cash and cash equivalents	(11)	(11)

Net increase/(decrease) in cash and cash equivalents	41	(10)
Cash and cash equivalents, beginning of period	24	75

Cash and cash equivalents, end of period	65	65

CONDENSED NON NARF BALANCE SHEETS

(Unaudited)

	December 31,	September 30,	March 31,
	2003	2003	2003

	(in £ millions, except per share data)
ASSETS
Current assets
Cash and cash equivalents	413	487	168
Restricted cash	209	210	964
Investment in securities	2	5	16
Accounts receivable, net	246	258	381
Amounts due from NARF Group Companies	133	149	178
Inventories, net	152	161	192
Prepaid expenses and other current assets	106	110	105
Assets of discontinued operations	—	—	4

Total current assets	1,261	1,380	2,008
Property, plant and equipment, net	104	113	145
Investments in affiliates	7	18	18
Goodwill	515	511	511
Intangibles, net	67	78	101
Loans due from NARF Group companies	147	159	579
Other non-current assets	10	17	75

TOTAL ASSETS	2,111	2,276	3,437

LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
Current liabilities
Short-term debt	17	17	2,195
Current maturities of long-term debt	29	3	2,191
Accounts payable	97	90	99
Amounts due to Marconi plc and fellow subsidiaries	—	—	403
Amounts due to NARF Group companies	126	135	157
Accrued expenses and other current liabilities	562	568	929
Liabilities of discontinued operations	—	—	16

Total current liabilities	831	813	5,990
Long-term debt	499	609	24
Loans due from NARF Group companies	174	186	83
Deferred income taxes	5	5	5
Other liabilities	324	310	319

Total liabilities	1,833	1,923	6,421
Commitments and contingencies
Minority interests	2	2	2
Shareholders’ equity
Ordinary shares, £0.25 par value;
Authorized: 3,134 shares at September 30 and June 30, 2003 and 6,000 shares at March 31, 2003; Issued and outstanding: 1,000 shares at September 30 and June 30, 2003, 2,866 shares at March 31, 2003	50	50	143
Warrants, issued and outstanding: 50 at June 30, 2003	12	12	—
Additional paid-in capital	1,070	1,051	895
Accumulated deficit	(503)	(378)	(3,308)
Capital reduction reserve	334	334	—
Accumulated other comprehensive loss	(687)	(718)	(716)

Total shareholders’ equity	276	351	(2,986)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,111	2,276	3,437

CONDENSED NON NARF STATEMENTS OF OPERATIONS

(Unaudited)

	Nine months	Three months
	ended	ended
	December 31,	December 31,
	2003	2003

	(in £ millions, except per
	share data)
Revenue	769	273
Direct costs	610	207

Gross margin	159	66
Operating expenses:
Selling, general and administrative	188	74
Research and development	113	35
Amortization of intangibles	33	10
Business restructuring charges	90	28
Other income	(40)	6

Total operating expenses	384	153
Operating loss	(225)	(87)
Other income/(expense):
Gain on settlement of equity forward contract	123	—
Gain on extinguishment of liabilities	2,695	—
Gain on sale of fixed assets and investments	14	—
Impairment of investments	(3)	(3)
Interest income	20	5
Interest expense	(85)	(39)

Income/(loss) from continuing operations before income taxes	2,539	(124)
Income tax benefit	17	—
Gain on sale of affiliates	94	—
Equity in net loss of affiliates	(2)	—
Minority interest	(1)	(1)

Income/(loss) from continuing operations	2,647	(125)
Discontinued operations:
Gain on sale of discontinued operations, net	21	—

Net income/(loss)	2,668	(125)

CONDENSED NON NARF STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months	Three months
	ended	ended
	December 31,	December 31,
	2003	2003

	(in £ millions)
Cash flows from operating activities:
Net income/(loss)	2,668	(125)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities from continuing operations:
Loss from discontinued operations
Gain on sale of discontinued operations	(21)	—
Gain on settlement of equity forward contracts	(123)	—
Stock compensation	26	18
Gain on sale of fixed assets and investments	(14)	—
Gain on sale of affiliate	(94)	—
Depreciation and amortization	76	23
Gain on extinguishment of liabilities	(2,695)	—
Change in current and deferred taxes	(19)	(1)
Equity in net loss of affiliates
Changes in operating assets and liabilities, net of the effect of the extinguishment of liabilities:
Accounts receivable	127	11
Inventories	43	11
Accounts payable	(42)	30
Movement in Group balances	13	5
Accrued expenses and other liabilities	(33)	17

Net cash used in operating activities from continuing operations	(88)	(11)

Cash flow from investing activities:
Purchases of property, plant and equipment	(12)	(4)
Proceeds from the sale of property, plant and equipment	24	3
Net cash received for investments in joint ventures and associates	23	—
Investment in NARF	(42)	—
Purchase of interest in related parties	(6)	—
Disposal of interest in related parties	108	4

Net cash provided by investing activities	95	3

Cash flow (used in)/from financing activities:
Repayment of short-term borrowings, net	(7)	(3)
Repayment of long-term borrowings, net	(156)	(50)
Distribution to creditors under the scheme relating to debt and borrowings	(330)	—
Restricted cash transferred from secured accounts	755	1

Net cash provided by/(used in) financing activities	262	(52)

Net cash used by discontinued operations	2	2
Effects of exchange rate changes on cash and cash equivalents	(26)	(16)

Net increase/(decrease) in cash and cash equivalents	245	(74)
Cash and cash equivalents, beginning of period	168	487

Cash and cash equivalents, end of period	413	413

Supplemental disclosure of cash flow activity:
Cash payments for interest	(33)	(14)
Cash payments for income taxes	(2)	—
Issuance of shares to extinguish liabilities	562	—
Distribution of warrants to former plc shareholders	(12)	—
Gain on extinguishment of related party liabilities	507	—
Issuance of new debt to extinguish liabilities	690	—
Distribution to creditors under the scheme relating to operating activities	10	—

*	The distribution made to creditors under the scheme of £340 million has been reported (see note 2) in the condensed consolidated statement of cash flows within operating and financing activities based on the nature of the creditor balances extinguished by the scheme.

Management Discussion and Analysis of Financial Condition and Results of Operations

NARF & Non-NARF Supplemental Information

      The following discussion and analysis should be read in conjunction with our condensed consolidated financial statements and related notes and management discussion and analysis of financial condition and results of operations appearing elsewhere in this prospectus.

Results of operations

Revenues

Three months ended December 31, 2003 as compared to the three months ended September 30, 2003

      Certain sales of our products (produced by our Non NARF businesses) are transacted through NARF businesses where economies of scale permit the NARF businesses to process these transactions more efficiently.

      NARF revenues of £135m in the three months ended December 31, 2003, decreased £4 million or 3% as compared to revenues of £139 million in the three months ended September 30, 2003, mainly due to the depreciation of the U.S. dollar in the quarter. Had the U.S. dollar remained stable in the quarter, NARF revenues would have been around £10 million higher.

      Total BBRS revenues of £43 million in the three months ended December 31, 2003, decreased £10 million or 19% as compared to £53 million in the three months ended September 30, 2003. A slight decrease of £2 million in sales of BBRS services was compounded by a decline of £8 million in equipment sales. Other than the impact of the weakening U.S. dollar, the decrease was attributable to lower equipment sales to the U.S. Federal Government, as expected, after the seasonally higher level of spend in the previous quarter. This trend is in line with the U.S. Federal Government’s typical seasonal purchasing pattern.

      Total OPP sales of £55 million in the three months ended December 31, 2003, increased by £1 million or 2% as compared to £54 million in the three months ended September 30, 2003. Continued softness in central office spending by U.S. wireline operators led to a further reduction in sales of OPP services but this was more than offset by an approximate 10% increase in OPP equipment sales resulting from the continued strong level of shipments to wireless operators in the U.S. and CALA during the period.

      NAA sales of £34 million in the three months ended December 31, 2003 increased by £4 million or 13% as compared to £30 million in the three months ended September 30, 2003, driven by ADSL upgrade programs (particularly at BellSouth).

      Total revenues recorded in NARF during the nine months ended December 31, 2003 were £395 million and included £7 million of products and services from Non NARF businesses, which were sold through NARF entities.

      Non NARF revenues of £273 million in the three months ended December 31, 2003 increased £23 million or 9% as compared to £250 million in the three months ended September 30, 2003, with the improvement mainly due to Access Network Equipment and Value Added Services.

      Optical Network revenues of £81 million in the three months ended December 31, 2003 were flat as compared to the previous quarter, as operators continued to spend only to maintain the smooth running of existing infrastructure as opposed to new build projects. In particular, increased shipments of SDH equipment to Telecom Italia offset a reduction in the level of sales of optical equipment to BT, mainly due to the timing of shipments.

      Access Networks revenues of £62 million in the three months ended December 31, 2003, increased £14 million or 29% as compared to £48 million in the three months ended September 30, 2003. This increase was driven by continued strength in demand in the German market for fixed wireless access equipment to mobile operators ahead of the December 31, 2003 deadline set by the National Regulator to achieve 25% 3G mobile coverage. We also experienced a slight seasonal increase in sales of narrowband access products at the end of the financial year to a number of German customers. The above more than offset a slight reduction in the level of sales of our multi-service access node, the Access Hub, from £10 million in the second quarter to £9 million. While the volume of shipments to Telecom Italia increased significantly during this period, a high proportion of this was scheduled towards the end of the quarter and in accordance with the contract terms will be recognized as sales during the fourth quarter.

      Other Network Equipment revenues of £17 million in the three months ended December 31, 2003 were flat as compared to the previous quarter. A decline in sales of multi-media terminals and payphones were offset by additional sales from the phasing of long-term legacy infrastructure contracts in Hong Kong.

      Overall Networks Services revenues in Non NARF for the three months ended December 31, 2003 of £116 million increased by £8 million or 7% as compared to £108 million in the three months ended September 30, 2003. This increase was primarily driven by growth in Value-Added Services, up £7 million to £68 million, with IC&M stable. The growth in VAS resulted mainly from the higher level of sales under one specific long-term cable services contract in the U.K. as well as an increase in wireless service sales under one specific contract in the Middle East. We also recorded modest growth in sales of Integrated Systems mainly driven by the completion of key milestones in transport sector projects in Germany.

Gross margins

      NARF gross margins of £49 million or 36.3% in the three months ended December 31, 2003, decreased from £54 million or 38.8% in the three months ended September 30, 2003 primarily due to the expected lower proportion of higher margin BBRS equipment. NARF gross margins are driven by the BBRS business, which benefits from gross margins that are higher than the average for our group. BBRS forms an important part of our next generation product and service offering and is not a business that we are currently managing for value and ultimately disposal.

      Non NARF gross margins of £66 million or 24.2% in the three months ended December 31, 2003, increased from £47 million or 18.8% in the three months ended September 30, 2003. This improvement was mainly due to cost savings in our European supply chain and manufacturing operations, and increased volume in fixed access wireless equipment, particularly in Germany.

Operating expenses

      NARF operating expenses of £41 million or 30% of revenues in the three months ended December 31, 2003, increased by £4 million or 11% as compared to £37 million or 27% of revenues in the three months ended September 30, 2003. This increase is mainly due to a £5 million charge largely relating to an increase in provision to settle the legal claim with Telcordia (as described on page F-21).

      Non NARF operating expenses of £153 million or 56% of revenues in the three months ended December 31, 2003, increased £26 million as compared to £127 million or 51% of revenues in the three months ended September 30, 2003. Business restructuring charges related to employee severance and site rationalization costs of £28 million charged in the three months ended December 31, 2003, increased £18 million as compared to the £10 million charged in the three months ended September 30, 2003. Stock compensation expense of £18 million charged in the three months ended December 31, 2003 increased £11 million as compared to the £7 million charged in the three months ended September 30, 2003.

Liquidity and capital resources

     Operating activities

      Net cash used in NARF operating activities of continuing operations was £3 million in the three months ended December 31, 2003. Income from continuing operations of £8 million, stock compensation of £1 million and depreciation and amortization of £5 million were offset by changes in operating assets and liabilities of £11 million. In the three months ended September 30, 2003, net cash of £1 million was used by NARF operating activities of continuing operations. Income from continuing operations of £15 million and depreciation and amortization of £5 million were offset by changes in operating assets and liabilities of £21 million. In the third quarter, operating profit was offset by the payment of £10 million of inter company creditors to Non NARF. Working capital tied up in the increase in creditors was funded through cash collection from debtors. In the previous quarter, operating profitability before exceptional items was offset by working capital movements due to the timing of creditor payments and reductions in advanced billings on legacy enterprise customer service contracts.

      Net cash used in Non NARF operating activities of continuing operations was £11 million in the three months ended December 31, 2003. Net loss from continuing operations of £125 million and a change in current and deferred taxes of £1 million were offset by stock compensation of £18 million, depreciation and amortization of £23 million and changes in operating assets and liabilities of £74 million. Net cash used by Non NARF operating activities of continuing operations was higher at £25 million in the three months ended September 30, 2003, as compared with the three months ended December 31, 2003, mainly as a £94 million gain was recorded on the sale of our affiliate, Easynet, and a further £14 million gain arising on the sale of investments in the three months ended September 30, 2003.

     Investing activities

      Net cash used by NARF investing activities was £2 million in the three months ended December 31, 2003. Purchases of property, plant and equipment of £4 million were partially offset by proceeds from the sale of property, plant and equipment of £2 million. In the three months ended September 30, 2003, net cash used by investing activities of £1 million was mainly due to the purchase of property, plant and equipment.

      Net cash provided by Non NARF investing activities was £3 million in the three months ended December 31, 2003. Disposals of interests in related parties of £4 million were partially offset by purchases and proceeds of plant and equipment that net to £1 million. Net cash used by Non NARF investing activities was £124 million in the three months ended September 30, 2003, and principally resulted from proceeds from the disposal of interests in related parties of £104 million (primarily related to Easynet) and net cash received for investments in joint ventures and associates of £23 million.

     Financing activities

      NARF had no financing activities in the three months ended December 31, 2003 or in the three months ended September 30, 2003. In the three months ended June 30, 2003, and prior to our Financial Restructuring, NARF received a cash capital contribution of £42 million from Non NARF.

      Net cash used by Non NARF financing activities was £52 million in the three months ended December 31, 2003. Repayment of long-term borrowings of £50 million related mainly to interest paid on the Junior and Senior Notes issued by Marconi Corporation plc and the 10% premium paid to redeem Junior Notes during the third quarter. Net cash used by Non NARF financing activities was £98 million in the three months ended September 30, 2003, and was primarily related to interest payments on the Junior and Senior Notes and the 10% premium paid on Junior Notes redeemed during the second quarter.

INDEPENDENT AUDITORS’ REPORT

To the board of directors and shareholders of Marconi Corporation plc:

      We have audited the accompanying consolidated balance sheets of Marconi Corporation plc and its subsidiaries and joint ventures (together the “Company”) as of March 31, 2003 and 2002 and the related consolidated statements of operations, cash flows, other comprehensive (loss)/income, and shareholders’ (deficit)/equity for each of the three fiscal years in the period ended March 31, 2003 (expressed in pounds sterling). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended March 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

      As stated in note 2, Summary of significant accounting policies, effective April 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

London, England
March 8, 2004.

Marconi Corporation plc and subsidiaries

CONSOLIDATED BALANCE SHEETS

	March 31,

(in millions, except share data)	2003	2002

	£	£
ASSETS
Current assets
Cash and cash equivalents	192	1,230
Restricted cash	964	272
Investment in securities	16	53
Accounts receivable, net	457	734
Inventories, net	227	520
Prepaid expenses and other current assets	125	181
Assets of discontinued operations	102	942

Total current assets	2,083	3,932
Property, plant and equipment, net	251	459
Investments in affiliates	18	116
Goodwill	584	598
Intangibles, net	101	145
Other non-current assets	75	152

TOTAL ASSETS	3,112	5,402

LIABILITIES AND SHAREHOLDERS’ (DEFICIT)/EQUITY
Current liabilities
Short-term debt	2,195	2,338
Current maturities of long-term debt	2,191	41
Accounts payable	158	307
Amounts due to M (2003) plc and fellow subsidiaries	403	63
Accrued expenses and other current liabilities	1,087	1,549
Liabilities of discontinued operations	32	528

Total current liabilities	6,066	4,826
Long-term debt	30	2,195
Deferred income taxes	5	5
Other liabilities	342	321

Total liabilities	6,443	7,347
Commitments and contingencies (Note 10)
Minority interests	3	9
Shareholders’ (deficit)/equity
Ordinary shares, £0.25 par value;
Authorized: 1,200,000 shares in 2003 and 2002;
Issued and outstanding: 573,250,147 shares in 2003 and 2002	143	143
Additional paid-in capital	895	878
Accumulated deficit	(4,055)	(2,888)
Accumulated other comprehensive loss	(317)	(87)

Total shareholders’ deficit	(3,334)	(1,954)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	3,112	5,402

See notes to consolidated financial statements.

Marconi Corporation plc and subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal year ended March 31,

(in millions, except share data)	2003	2002	2001

	£	£	£
Revenue:
Network equipment	1,036	1,691	3,043
Network services	743	969	1,016
Other	22	465	637

	1,801	3,125	4,696
Direct costs	1,439	3,140	2,860

Gross margin	362	(15)	1,836
Operating expenses:
Selling, general and administrative	323	815	759
Research and development	274	483	456
Amortization of goodwill and intangibles	44	436	647
Purchased in-process research and development	—	—	32
Business restructuring charges	221	376	—
Impairment of long-lived assets	69	3,968	—
(Gain)/loss on sale of businesses, net	(5)	93	(45)
Other (income)/expenses	(2)	114	16

Total operating expenses	924	6,285	1,865

Operating loss	(562)	(6,300)	(29)
Other income/(expense):
(Loss)/gain on sale of investments, net	(5)	81	475
Impairment of investments	(40)	—	—
Provision for related party receivables	(299)	—	—
Interest income	45	40	44
Interest expense	(364)	(278)	(195)

(Loss)/income from continuing operations before income taxes, minority interests, cumulative effects of changes in accounting principles	(1,225)	(6,457)	295
Income tax benefit/(provision)	209	471	(17)
Equity in net loss of affiliates	(62)	(196)	(137)
Minority interests	—	—	(3)

(Loss)/income from continuing operations, before cumulative effects of changes in accounting principles	(1,078)	(6,182)	138
Discontinued operations:
(Loss)/income from discontinued
operations, net of tax of £2 (2002, £36, and 2001, £57)	(112)	(185)	36
Gain on sale of discontinued operations, net of tax of £nil	23	248	20

Net (loss)/income before cumulative effect of changes in accounting principles	(1,167)	(6,119)	194
Cumulative effect of changes in accounting principles, net of tax of £nil	—	(240)	—

Net (loss)/income	(1,167)	(6,359)	194

Earnings per share — basic and diluted
(Loss)/income from continuing operations	(1.95)	(11.00)	(0.20)
(Loss)/income from discontinued operations	(0.13)	(0.11)	0.10
Gain on sale of discontinued operations	0.04	0.43	0.04
Cumulative effect of changes in accounting principles	—	(0.42)	—

Net (loss)/income	(2.04)	(11.10)	0.34

See notes to consolidated financial statements.

Marconi Corporation plc and subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal year ended March 31,

(in millions)	2003	2002	2001

	£	£	£
Cash flows from operating activities:
Net (loss)/income	(1,167)	(6,359)	194
Adjustments to reconcile net (loss)/income to net cash used in operating activities of continuing operations:
Loss/(income) from discontinued operations	112	185	36
Gain on sale of discontinued operations	(23)	(248)	(20)
Cumulative effect of changes in accounting principles	—	240	—
Loss on equity forward contracts	—	95	—
Loss/(gain) on sale of businesses and properties	3	149	(45)
(Gain)/loss on sale of debt and marketable equity securities	—	(18)	96
Loss/(gain) on sale of investments in affiliates	5	(27)	(571)
Charge arising on sale of accounts receivable	—	—	3
Stock compensation	14	26	7
Impairment of long-lived assets	69	3,968	—
Impairment of investments	40	—	—
Depreciation and amortization	164	647	819
Purchased in-process research and development	—	—	32
Provision for doubtful accounts	(10)	175	48
Provision for allowance for inventory write off	25	805	—
Provision for related party receivables	299	—	—
(Profit)/loss on disposal of property, plant and equipment	(10)	(94)	20
Change in current and deferred taxes	(177)	(468)	(193)
Equity in net loss of affiliates	62	196	137
Change in minority interests	—	—	3
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	151	462	(415)
Proceeds from sale of accounts receivable	—	—	163
Inventories	224	95	(676)
Prepaid expenses and other assets	(21)	(36)	(69)
Accounts payable	(172)	(230)	(70)
Accrued expenses and other liabilities	(146)	(163)	8

Net cash used in operating activities	(558)	(600)	(565)

See notes to consolidated financial statements.

	Fiscal year ended March 31,

(in millions)	2003	2002	2001

	£	£	£
Cash flow from investing activities:
Maturities and sales of debt and marketable equity securities	—	317	39
Purchases of debt and marketable equity securities	(20)	(111)	(131)
Proceeds from the sale of investments in affiliates	—	150	646
Purchases of property, plant and equipment	(33)	(325)	(508)
Proceeds from the sale of property, plant and equipment	26	175	12
Change in other non-current assets	—	—	(5)
Dividends received from affiliates	—	29	80
Net cash paid for investments in affiliates	—	(65)	—
Cash received from disposals	436	971	185
Net cash paid for acquisitions	—	(18)	(832)

Net cash provided by/(used in) investing activities	409	1,123	(514)

Cash flow (used in)/from financing activities:
Short-term debt repayments, net	(30)	(206)	(599)
Term loan (repayments)/borrowings, net	(45)	981	1,221
Issuance of ordinary shares	—	—	303
Net cash provided by/(used in) related parties	24	62	(99)
Restricted cash transferred to secured accounts	(692)	(191)	(81)

Net cash (used in)/provided by financing activities	(743)	646	745

Net cash (used in)/provided by discontinued operations	(119)	11	(17)
Effects of exchange rate changes on cash and cash equivalents	(27)	(10)	30
Net (decrease)/increase in cash and cash equivalents	(1,038)	1,170	(321)
Cash and cash equivalents, beginning of year	1,230	60	381

Cash and cash equivalents, end of year	192	1,230	60

Supplemental disclosure of cash flow activity:
Cash payments for interest	162	266	156
Cash (repayment)/payment for income taxes	(31)	—	118
Acquisitions:
Tangible assets acquired	—	1	63
Liabilities assumed	—	(2)	(115)
Intangible assets generated	—	(22)	1,009
Deferred consideration	—	41	(101)
Issuance of loan notes for acquisitions	—	—	(24)

Total cash paid for acquisitions	—	18	832

      During the fiscal year ended March 31, 2002, the Company received shares in various businesses as consideration for the disposal of ipsaris, Marconi Optical Components, and Marconi Communications South Africa. Such consideration was fair valued at £245 million.

See notes to consolidated financial statements.

Marconi Corporation plc and subsidiaries

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE (LOSS)/INCOME

	Fiscal year ended March 31,

(in millions)	2003	2002	2001

	£	£	£
Other comprehensive income:
Net (loss)/income	(1,167)	(6,359)	194
Other comprehensive (loss)/income:
Unrealized gains/(losses) on derivative instruments	22	(23)	—
Accumulated translation adjustments, (net of income tax and reclassification adjustments)	43	(68)	248
Unrealized (losses)/gains on investments, (net of income tax and reclassification adjustments)	—	—	117
Minimum pension liability, (net of income tax of £nil)	(295)	—	—

Other comprehensive (loss)/income	(1,397)	(6,450)	559

Disclosure of tax and reclassification amounts:
Unrealized gains/(losses) on derivative instruments, net of tax of £1	22	(18)	—
Cumulative effect of accounting change, net of tax of £1	—	(2)	—
Less: reclassification adjustment for loss included in net (loss)/income, net of tax of £1	—	(3)	—

Unrealized gains/(losses) on derivative instruments	22	(23)	—

Accumulated translation adjustments, net of tax of £nil	43	(111)	248
Less: reclassification adjustment for gains included in net (loss)/income, net of tax of £nil (2002, £nil)	—	43	—

Net translation adjustments	43	(68)	248

Unrealized (gains)/losses on investments, net of tax of £nil (2002, £77 and 2001, £50)	—	(217)	117
Less: reclassification adjustment for gains included in net (loss)/income, net of tax of £nil (2002, £77)	—	217	—

Net unrealized gains on investments	—	—	117

See notes to consolidated financial statements.

Marconi Corporation plc and subsidiaries

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT)/EQUITY

					Accumulated
	Ordinary shares		Additional	Retained	other
			paid-in	earnings/	comprehensive
(in £ millions, except share data)	Shares	Amount	capital	(deficit)	income/(loss)	Total

As of March 31, 2000	565,085,378	141	490	3,277	(144)	3,764
Net income				194		194
Issuance of ordinary shares	8,164,769	2	329			331
Unrealized gains on investments, net of tax					117	117
Equity forward contracts			(215)			(215)
Capital contribution for stock based compensation			25			25
Translation adjustments					248	248

As of March 31, 2001	573,250,147	143	629	3,471	221	4,464
Net loss				(6,359)		(6,359)
Fair value movements on derivative instruments					(21)	(21)
Unrealized holding gains on investments, net of tax					(217)	(217)
Equity forward contracts			(25)			(25)
Capital contribution for stock based compensation			34			34
Translation adjustments					(68)	(68)
Cumulative effect of accounting change — EITF 00-19			240			240
Cumulative effect of accounting change — SFAS 133					(2)	(2)

As of March 31, 2002	573,250,147	143	878	(2,888)	(87)	(1,954)
Net loss				(1,167)		(1,167)
Fair value movements on derivative instruments					22	22
Capital contribution for stock based compensation			14			14
Shares issued by equity method investee			3			3
Translation adjustments					43	43
Minimum pension liability					(295)	(295)

As of March 31, 2003	573,250,147	143	895	(4,055)	(317)	(3,334)

See notes to consolidated financial statements.

Marconi Corporation plc and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of Business and basis of preparation:

Nature of business

      Marconi Corporation plc and its subsidiaries and joint ventures (together the “Company”) is a global vendor of telecommunications equipment and services. The Company is organized into two main divisions: Core and Other. The Core business includes the provision of optical networks, broadband routing and switching, broadband access, outside plant and power, other network equipment and associated installation, maintenance and other value-added services. The Company’s customers include telecommunications companies and providers of internet services for their public networks and some large corporations, government departments and agencies, utilities and educational institutions for their private networks. The Other business comprises certain non-core businesses that are managed for value and ultimately for disposal. These include an investment in Easynet Group plc as well as a number of other minor activities, investments and assets with whom the Company has a base of installed equipment.

      On May 19, 2003, the Company and its former parent holding company M (2003) plc concluded a financial restructuring (the “Financial Restructuring”). The Financial Restructuring was effected through two separate schemes of arrangement under the U.K. Companies Act 1985.

      One scheme of arrangement involved the creditors of the Company, except for certain excluded categories of creditors, but including the syndicate banks and bondholders to whom our primary financial indebtedness was owed. The second scheme of arrangement involved creditors of M (2003) plc, the Company’s former parent holding company. In connection with the Financial Restructuring, the existing share capital of Marconi Corporation plc was converted to non-voting deferred shares, and subsequently cancelled through a capital reduction. As a result, Marconi Corporation plc became the new holding company, replacing M (2003) plc, and M (2003) plc ceased to be beneficial owner of the Company.

      Additional information on the Financial Restructuring can be found in note 23, Subsequent events.

Basis of preparation

      The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During fiscal 2003, the Company met its day-to-day working capital requirements through syndicated banking facilities, certain bilateral bank facilities and its own cash resources. The consolidated financial statements are presented in millions of U.K. pounds sterling. As shown in the consolidated financial statements, during fiscal 2003, the Company incurred losses from continuing operations before income taxes, minority interests, cumulative effects of changes in accounting principles of £1,263 million and, as of the fiscal year then ended, it’s current liabilities exceeded its current assets by £4,068 million, and it’s shareholders’ deficit was £3,334 million. Following the Financial Restructuring concluded on May 19, 2003, which resulted in, amongst other things, a significant reduction in the Company’s external debt, the Company believes it has sufficient resources to continue as a going concern.

2.     Summary of significant accounting policies

Basis of consolidation

      The accompanying consolidated financial statements include the accounts of Marconi Corporation plc and its subsidiaries that are more than 50% owned and controlled. Investments in affiliates in which the Company exercises significant influence but not control (generally those with a 20-50% ownership interest) are accounted for under the equity method of accounting. Investments in non-listed entities in which the Company has less than a 20% ownership interest are accounted for under the cost method. All intercompany balances and transactions have been eliminated upon consolidation.

Use of estimates

      The preparation of the consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, the accounting for doubtful accounts, inventory reserves, depreciation and amortization, sales returns, warranty costs, taxes, certain accruals, payables, long-term contract profit estimates, employee benefits, long-lived asset impairment calculations and contingencies. Actual results could differ from these estimates.

Income taxes

      The Company recognizes deferred tax assets and liabilities using enacted tax rates to calculate temporary differences between the tax basis of assets and liabilities and the financial statement carrying amounts. The Company recognizes a valuation allowance against such deferred tax assets when it is “more likely than not” that such assets will not be recovered. During fiscal years 2003 and 2002 all deferred tax assets, without offsetting liabilities in the same jurisdiction, were fully reserved.

Foreign currency

      The consolidated financial statements are prepared in U.K. pounds sterling. The functional currency of each of Marconi Corporation plc’s subsidiaries is the local currency in which each subsidiary is located. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated are recognized in the statement of operations.

      Net income and cash flows of non-U.K. pounds sterling subsidiaries and equity investments are translated at the average rates of exchange during the year. The assets and liabilities of such entities are translated at year-end rates of exchange. Translation adjustments are included in other comprehensive (loss)/income, as a separate component of shareholders’ (deficit)/equity. Key exchange rates relative to U.K. pounds sterling used are as follows:

	Average rates			Year-end rates
	Fiscal year ended March 31,			As of March 31,

	2003	2002	2001	2003	2002

U.S. Dollar	1.55	1.43	1.48	1.58	1.42
Euro	1.55	1.63	1.63	1.45	1.63

Revenue

      The Company recognizes revenue under Statement of Position (SOP) 81-1, Accounting for Performance of Construction-Type and certain Production-Type Contracts, SOP 97-2, Software Revenue Recognition and SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements depending upon the terms of the contract.

      Revenue from product sales of hardware and software is recognised when: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; customer acceptance has occurred; the price to the buyer is fixed or determinable; and collectability is reasonably assured.

      Revenue from services is recognised at time of performance and acceptance by the customer.

      Revenue from multiple element contracts is allocated based on the relative fair value of each individual element.

      Revenues and estimated profits on long-term contracts are recognised under the percentage-of-completion method of accounting using a cost-to-cost methodology. Profit estimates are revised periodically based on the latest available information. When estimates of total contract revenues and costs indicate a loss, a provision for the entire amount of the contract loss is recognised in the period in which the loss becomes evident.

      Revenue is reported net of sales returns and allowances, early settlement discounts, sales rebates settled by credit notes, volume discounts and commissions earned by distributors.

Research and development costs

      Research and development costs are expensed as incurred unless specifically billable to and recoverable from customers under agreed contract terms of underlying agreements.

Cash and cash equivalents

      All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Restricted cash

      Cash balances pledged or advanced as collateral are considered to be restricted cash. At March 31, 2003 and 2002, the total restricted cash was £964 million and £272 million respectively. The total restricted cash balance consists of: £771 million (2002, £nil) held in secured accounts, £135 million (2002, £25 million) of cash collateral placed against bonding facilities; £27 million (2002, £nil) of cash held in Employee Share Option Plan (ESOP) escrow accounts; £17 million (2002, £17 million) of cash in insurance reserves and £14 million (2002, £16 million) of cash deposited against secured loans in Italy. At March 31, 2003, the Marconi Employee Trust provided £nil as collateral against certain equity forward contracts (2002, £214 million) This is discussed further in Equity forward contracts within this section.

Marketable equity securities

      Investments in securities are classified as available-for-sale and recorded at fair value. Net unrealized holding gains and losses, net of tax, are reported as a separate component of shareholders’ (deficit)/equity, except where holding losses are determined to be “other-than-temporary”, whereby the losses are reported in gains and losses on sales of investments in the consolidated statement of operations. Gains and losses on disposals of marketable equity securities are determined using the specific identification method.

Inventories and contracts in progress

      Inventories are stated at the lower of cost, including appropriate overheads, determined on a weighted-average basis or estimated net realizable value. Reserves are made for any losses incurred or expected to be incurred on uncompleted contracts. Profit on long-term contracts in progress is taken when a sale is recorded on part-delivery of products or part-performance of services, provided that the outcome of the contract can be assessed with reasonable certainty. Advance payments received from customers are shown as creditors unless there is a right of set-off against the value of work undertaken. Progress payments received are deducted from the value of the work carried out, any excess being included with payments received in advance.

Property, plant and equipment

      Property, plant and equipment is stated at cost. Cost of significant assets includes capitalized interest incurred during the construction and development period. Depreciation expense is computed using the straight-line method over the estimated useful lives of the depreciable assets. The estimated useful lives for buildings and improvements are between 25 and 50 years and the estimated useful lives for machinery and equipment are between 3 and 10 years. Significant improvements which substantially extend the useful lives of assets are capitalized. Maintenance and repairs are charged to expense as incurred. Upon disposal of an asset, its accumulated depreciation is deducted from the original cost and any gain or loss is reflected in operating (loss)/income.

Impairment or disposal of long-lived assets

      The Company evaluates the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An impairment loss is recognized when estimated future cash flows, on an undiscounted basis, expected to result from the use of the asset, including its disposition, is less than the carrying value of the asset. The impairment loss is calculated by comparing the carrying value of the asset with its fair value, which is usually estimated using discounted cash flows expected to be generated from the assets.

      During fiscal 2003 tangible fixed assets were impaired by £69 million (2002, £154 million).

      Long-lived assets are classified as held-for-sale when certain criteria are met, which include: management commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; whether an active program to locate buyers and other actions to sell the assets has been initiated; whether the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; whether the assets are being marketed at reasonable prices in relation to their fair value; and how unlikely it is that significant changes will be made to the plan to sell the assets. The Company measures long-lived assets to be disposed of by sale at the lower of carrying amount and fair value less cost to sell. Fair value is determined using quoted market prices or the anticipated cash flows discounted at a rate commensurate with the risk involved.

      The Company classifies an asset or asset group that will be disposed of other than by sale as held and used until the disposal transaction occurs. The asset or asset group continues to be depreciated based on revisions to its estimated useful life until the date of disposal or abandonment.

Goodwill and other intangible assets

Fiscal 2003

      Beginning in fiscal 2003 with the adoption of Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets, the Company no longer amortizes goodwill, but instead tests for impairment on an annual basis and at any other time if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

      If the carrying amount of the reporting unit exceeds its estimated fair value, its associated goodwill is written down to its implied fair value using a hypothetical purchase price allocation. Any impairment loss is recorded in the consolidated statement of operations. Measurement of the fair value of a reporting unit is based on one or more of the following fair value measures including: amounts at which the unit as a whole could be bought or sold in a current transaction between willing parties; using present value techniques of estimated future cash flows; or using valuation techniques based on multiples of earnings or revenue, or a similar performance measure.

      Upon adoption of SFAS 142, the Company completed a transitional goodwill impairment test. As a result a net book value of £1 million of previously recognized intangible assets related to the assembled workforce was reclassified to goodwill. The Company has not identified any intangible assets for which it will adopt an indefinite useful life, nor has it revised the amortization periods for any intangible assets. Intangible assets are carried at cost and are amortized using the straight-line method over the estimated periods to be benefited, ranging from 4 to 15 years.

      Based on these evaluations, in fiscal 2003, no impairment charge was recorded in respect of goodwill and other intangible assets.

Periods ended March 31, 2002

      Prior to fiscal 2003, goodwill was amortized using the straight-line method over its estimated useful life.

      The Company periodically evaluated the recoverability of goodwill and other intangible assets by comparing the net book value of such assets to expected future cash flows, on an undiscounted basis, over the remaining amortization period of the asset. The Company measured impairment for enterprise level goodwill and identifiable intangible assets and goodwill associated with long-lived assets based on a discounted cashflow analysis. Based on these evaluations, an impairment charge of £3,814 million was recorded in respect of goodwill and other intangible assets in fiscal 2002. There were no impairments to the carrying value of goodwill and other intangible assets in fiscal 2001. This is discussed further in notes 6 and 7.

Concentrations of credit risk

      Credit risk relates to the risk of loss that the Company would incur as a result of non-performance by counterparties. The Company maintains credit policies with regard to its counterparties that enable management to manage overall credit risk. The Company generally does not obtain collateral to support the agreements but establishes credit limits, monitors the financial viability of counterparties and seeks guarantees where appropriate. The Company believes that it has established adequate reserves in regard to the risk of non-performance by counterparties. At March 31, 2003, there are no customers who accounted for more than 10% of the group’s trade receivables.

Derivative instruments, excluding equity forward contracts

      The Company is exposed to interest rate risk on its borrowings, cash and investments. Its general policy has been to maintain at least 50% of debt at fixed rates of interest. This was achieved by entering into receive-variable pay-fixed interest rate swaps to reduce variability of cash flows on floating-rate debt, and entering into receive fixed, pay-variable interest rate swaps to reduce the fair value risk on its fixed rate bonds. As a result of the discussions relative to the Financial Restructuring, these contracts have all been terminated during fiscal 2003.

      The Company conducts a significant proportion of its business activities outside the United Kingdom in currencies other than sterling. Its principal exchange rate exposures relate to U.S. dollar/ pounds sterling and euro/pounds sterling exchange rates for both transactional and translation related exposures. The Company uses foreign currency exchange contracts to manage currency rate fluctuations by generating cash flows, which offset the foreign currency cash flows of certain contractual and forecast payments and receipts incurred in the ordinary course of business.

      The Company’s derivative financial instruments are for purposes other than trading and are not entered into for speculative purposes. The Company’s non-derivative financial instruments include letters of credit, commitments to extend credit and guarantees of debt.

Equity forward contracts

      The Company’s former parent company, M (2003) plc, has, in the past, issued share options to the Company’s employees under a number of different option plans, collectively known as the “ESOP”. Under these plans, options may be satisfied by way of a transfer of existing M (2003) plc ordinary shares acquired in the market by an employee trust or other vehicle, or, under some of the plans only, by an issue of new M (2003) plc shares.

      From January 2000, in order to hedge part of the potential cost of the plans estimated at that time, the independent trustee of the Marconi Employee Trust (MET), Bedell Cristin Trustees Limited (“BCTL”), entered into swap contracts with three financial institutions (the ESOP Derivative Banks) to purchase a total of 40 million shares in the future at prices which were fixed at the date of contract.

      On June 30, 2001, the Company adopted Emerging Issues Task Force (EITF) No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, which requires such instruments to be marked to market, and the obligations recorded as a liability. As a result, the Company recorded a cumulative effect of changes in accounting principles of £240 million related to the loss on such instrument as of the implementation date, which was previously recorded within equity. Subsequent to the implementation date, additional market losses of £95 million have been recorded in other expenses in the statement of operations.

      At March 31, 2003, the purchase of 38.5 million shares under these contracts was outstanding. The maximum exposure under the contracts was £337 million, plus accrued finance charges. Certain contracts require BCTL to deposit cash collateral with the relevant ESOP Derivative Banks if the share price falls to certain levels stipulated in those contracts. The Company, at the request of M (2003) plc, funds the provision of this collateral.

      At March 31, 2002, £214 million of collateral, the maximum amount of collateral payable under these contracts, had been paid. Agreement has been reached to settle these contracts which were closed out on May 19, 2003. The agreed settlement amount is £35 million. The carrying value at March 31, 2003 is £158 million. At March 31, 2003, £27 million of cash balances was held in escrow with respect to these equity forward contracts. See Restricted cash within this section.

Fair value hedges

      As part of its overall risk management strategy, the Company uses derivatives to convert its fixed-rate debt into variable-rate debt, and to hedge its foreign currency firm commitments. These derivatives are typically designated as fair value hedges, to manage the interest rate risk or foreign currency risk of the hedged item accordingly. The carrying amount of the hedged item is adjusted for gains or losses attributable to the hedged risk. This unrealised gain or loss is offset by changes in the fair value of the derivative. All hedging ineffectiveness is included in earnings in the current period.

      Hedge accounting is discontinued prospectively when the derivative no longer qualifies as an effective hedge, the derivative is terminated or sold, or on the sale or early termination of the hedged item.

      For fiscal 2003, the ineffective portion of all the Company’s fair value hedges was immaterial as the terms of the hedging instruments match the terms of the underlying hedged items. The Company does not exclude any components of the derivative gains and losses from the assessment of hedge effectiveness. The amount recognized in earnings for hedged firm commitments that no longer qualified for fair value hedges was immaterial.

Net investment hedges

      The Company’s policy has been to finance its activities in the same currencies as those used for its foreign investments in order to hedge foreign currency exposure of net investments in foreign operations. This policy has been implemented either by financing in the related currency or using derivatives, such as currency swaps, which provide a synthetic effect of a foreign currency loan, thereby reducing the exchange risk. As a result of the Financial Restructuring which became effective May 19, 2003, a significant portion of the Company’s borrowings will be denominated in U.S. Dollars. For further information on the Company’s Financial Restructuring, refer to note 23, Subsequent events.

      For fiscal 2003, approximately £169 million (2002, £17 million) of net gains related to non-derivative instruments used as net investment hedges were included as a cumulative translation adjustment in the statement of comprehensive (loss)/income. These net gains principally offset the net losses recorded on the respective net investments in foreign currencies being hedged. The hedge instruments used by the Company did not result in any material ineffectiveness. Their notional amounts were similar to the net investments being hedged as of the beginning of each quarter, and the currencies of the hedging instrument and hedged item were the same.

      The recorded amounts of the hedging instruments are as follows:

	At March 31,	At March 31,
(in millions)	2003	2002

	£	£
Loans	2,330	2,533

Cash flow hedges

      The Company has used interest rate swaps to hedge the uncertainty of future cash flows due to its floating rate debt, and foreign currency forward exchange contracts that expire in less than twelve months to hedge against the effect that fluctuation in exchange rates may have on cash flow associated with forecasted purchases.

      Hedge accounting is discontinued prospectively when the derivative no longer qualifies as an effective hedge or the derivative is terminated or sold. On the sale or early termination of the hedged item, gains and losses are immediately reclassified to other (income)/expense.

      For fiscal 2003, the total ineffectiveness of all cash flow hedges was immaterial since most of the terms of the hedging instruments match the terms of the underlying hedged items. The reclassification of gains and losses into earnings from accumulated other comprehensive income as a result of the discontinuance of cash flow hedges because management estimated that it was still probable that original forecasted transactions would occur by the end of the originally specified time period or within an additional two-month’s thereafter was also immaterial.

      For those hedging relationships that are designated as cash flow hedges the respective effective portion of the gain or loss recorded in other comprehensive income until it is necessary to be adjusted against net income in order to offset the respective change in expected future cash flows on the hedged transaction.

      The total amount of losses in accumulated other comprehensive income of £23 million (£1 million related to tax) has been reclassified into earnings during fiscal 2003 because, as a consequence of the Financial Restructuring which occurred on May 19, 2003 it was no longer probable at March 31, 2003 that the forecasted transactions would occur.

Embedded derivatives

      The Company has entered into various contracts that may contain “embedded” derivative instruments, implicit or explicit terms that affect some or all of the cash flows or the value of other exchanges required by the contract in a manner similar to a derivative instrument. According to the requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, they would need to be bifurcated from the host contract and accounted for as a derivative instrument. The Company has assessed the existence of potential embedded derivatives contained in its contracts. No material embedded derivatives in contracts were identified.

      All derivatives not designated as certain hedges are recorded on the balance sheet at fair value with all changes in fair value being recorded as a component of income from continuing operations during the period that such contracts remain outstanding.

      At March 31, 2003 and 2002, other current assets included £14.9 million and £22.4 million respectively, representing the fair value of derivative instruments. In addition, £67.5 million and £23.6 million were included in accrued expenses and other current payables for derivative liabilities at March 31, 2003 and 2002, respectively.

Pension and other post-retirement benefits

      The Company accounts for its defined benefit pension plans and its non-pension post-retirement benefit plans using actuarial models required by SFAS 87, Employers’ Accounting for Pensions, and SFAS 106, Employers’ Accounting for Post-retirement Benefits Other Than Pensions, respectively. These models use an attribution approach that generally spreads individual events over the service lives of the employees in the plan. Examples of “events” are plan amendments and changes in actuarial assumptions such as discount rate, rate of compensation increases and mortality. The principle underlying the required attribution approach is that employees render service over their service lives on a relatively smooth basis and, therefore, the income statement effects of pensions or non-pension post-retirement benefit plans are earned in, and should follow, the same pattern.

      One of the main components of the net periodic pension calculation is the expected long-term rate of return on plan assets. The required use of expected long-term rate of return on plan assets may result in recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns and, therefore, result in a pattern of income and expense recognition that more closely matches the pattern of the services provided by the employees. Differences between actual and expected returns (to the extent that they exceed 10% of the market value of assets at the start of the period) are recognized in the net periodic pension calculation over the remaining average service lifetimes of active members.

      The Company uses long-term historical actual return information, the mix of investments that comprise plan assets, and future estimates of long-term investment returns by reference to external sources to develop its expected return on plan assets.

      The discount rate assumptions used for pension and non-pension post-retirement benefit plan accounting reflect the rates available on high-quality fixed-income debt instruments on March 31 of each year. The rate of compensation increase is another significant assumption used in the actuarial model for pension accounting and is determined by the Company based upon its long-term plans for such increases. For retiree medical plan accounting, the Company reviews external data and its own historical trends for health care costs to determine the health care cost trend rates.

      If the unfunded accumulated benefit obligation exceeds the fair value of the plan assets, the Company recognizes an additional minimum liability that is at least equal to the unfunded accumulated benefit obligation. Where an additional minimum liability is recognized an intangible asset is recognized up to the amount of any unrecognized prior service cost and the balance is recognized through other comprehensive income.

Product warranty

      Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using historical information on the nature, frequency, and average cost of warranty claims. Management actively studies trends of warranty claims and takes action to improve equipment quality and minimize warranty claims. Management believes that the warranty reserve is appropriate; however, actual claims incurred could differ from the original estimates, requiring adjustments to the reserve.

Sale of accounts receivable

      Periodically, the Company enters into transactions to sell certain of its trade accounts receivable and retains a servicing obligation but does not incur a measurable asset or liability. Losses on the sale of receivables are based on the carrying value of the assets sold less cash received. Expenses and losses associated with such sales are recognized as a component of interest expense and related financing costs.

      During fiscal 2003 and 2002, the Company did not enter into any such transactions from continuing operations.

Stock based compensation

      Employees of the Company participate in a number of stock option plans whereby they receive rights over shares in M (2003) plc. The Company accounts for such employee share plans under Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, with any expense being matched by a credit to shareholders’ equity as a capital contribution by M (2003) plc. No compensation cost has been recognized for all ordinary shares and share options issued under fixed plans with a price equal to fair market value. For fixed plans, the measurement date is the grant date.

      The Company has recognized compensation cost for all ordinary shares and stock options issued with an exercise price below fair market value at the grant date and for plans subject to variable accounting. For variable plans, the compensation cost is re-measured on the basis of current market value of M (2003) plc stock at the end of each reporting period. For ordinary options, such expense is recognized over the vesting period of the options. The Company recognizes compensation expense for plans with performance conditions if achievement of these conditions becomes probable.

      The Company recognized compensation expense in fiscal 2003 of approximately £14 million (2002, £26 million and 2001, £7 million), related to stock options issued below fair market value and those plans which are variable. Had compensation cost for the employee share plans been determined consistent with the fair value methodology of SFAS 123, Accounting for Stock-Based Compensation, the Company’s net (loss)/ income would have been as follows:

	March 31,

(in millions, except per share data)	2003	2002	2001

	£	£	£
Net (loss)/income:
As reported	(1,167)	(6,359)	194
Deduct: Total stock-based employee compensation determined under fair value based method, net of related tax effects	—	(20)	(164)
Add back: Total stock-based employee compensation determined under APB 25	14	26	7

Pro forma (loss)/income	(1,153)	(6,353)	37

Pro forma (loss)/income per share:
Basic	(2.01)	(11.08)	0.07

      Under SFAS 123, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	March 31,

	2003	2002	2001

Risk-free interest rate	n/a	4.41%	4.89%
Expected life (years)	n/a	4.9	3.5
Assumed volatility	n/a	60.0%	48.5%
Expected dividends	—	—	0.05

      No stock options were granted during fiscal 2003.

Other comprehensive income/(loss)

      Comprehensive income/(loss) represents the net income/(loss) for the period plus the results of certain shareholders (deficit) equity changes that are not reflected in the consolidated statements of operations.

      The accumulated balances of other comprehensive income are as follows:

			Net unrealized	Minimum	Accumulated
	Net unrealized	Accumulated	gains/(losses)	pension	other
	gains/(losses)	translation	on derivative	liability	comprehensive
(in millions)	on investments	adjustments	instruments	adjustment	income/(loss)

	£	£	£	£	£
As of March 31, 2000	100	(244)	—	—	(144)
Movement for the year	117	248	—	—	365

As of March 31, 2001	217	4	—	—	221
Cumulative effect of change in accounting principles	—	—	(2)	—	(2)
Movement for the year	(217)	(68)	(21)	—	(306)

As of March 31, 2002	—	(64)	(23)	—	(87)
Movement for the year	—	43	22	(295)	(230)

As of March 31, 2003	—	(21)	(1)	(295)	(317)

Earnings per share

      Earnings per share (EPS) are computed in accordance with SFAS 128, Earnings per Share. Basic EPS is computed by dividing consolidated net income by the weighted average number of ordinary shares outstanding during the period. Diluted EPS is computed by dividing consolidated net income by the sum of the weighted average number of shares outstanding and the weighted average number of potentially dilutive common shares, based on the assumed exercise of dilutive share options under the Company’s stock option plans. Such potentially dilutive common shares are excluded when the effect would be to reduce a loss per share. During fiscal 2003, 2002 and 2001, there were no potentially dilutive common shares as all share option plans related to shares of M (2003) plc.

      On May 19, 2003 the Company cancelled the existing ordinary shares in issue at March 31, 2003 and issued 1 billion new ordinary shares in connection with the Financial Restructuring. Refer to note 23, Subsequent events, for further details.

Recently issued accounting pronouncements

      The United States Financial Accounting Standards Board (FASB) has issued the following standards that have yet to be adopted by the Company:

•	SFAS 143, Accounting for Asset Retirement Obligations (SFAS 143), which requires that the present value of an asset retirement obligation be recorded as a liability in the period in which it incurs a legal obligation with the corresponding amount included in the basis of the asset and depreciated. SFAS 143 is effective for fiscal years beginning after June 15, 2002 and was adopted by the Company with effect from April 1, 2003. SFAS 143 has not had a significant impact on the Company’s financial position, cashflows and results of operations.

•	SFAS 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections (SFAS 145), which impacts the reporting of gains and losses from extinguishment of debt and the reporting requirements for sale-leaseback transactions and certain lease modifications that have similar economic effects. SFAS 145 is effective for fiscal years beginning after May 15, 2002. With the exception that the gain arising on the extinguishment of liabilities under the Financial Restructuring will not be reported as an extraordinary item. SFAS 145 has not had a significant impact on the Company’s financial position, cash flows and results of operations.

•	SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149), which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS 149 is generally effective for derivative instruments entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. SFAS 149 has not had a significant impact on the Company’s financial position, cash flows and results of operations.

•	SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150), which modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that those instruments be classified as liabilities. SFAS 150 also requires disclosures about alternative ways of settling those instruments and the capital structure of entities, whose shares are all mandatorily redeemable. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 has not had a significant impact on the Company’s financial position, cash flows and results of operations.

•	FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), which requires an entity to include the assets, liabilities and results of operations of a variable interest entity in its Consolidated Financial Statements, if it is the primary beneficiary of the variable interest entity. FIN 46 is effective immediately for all arrangements entered into after January 31, 2003. For arrangements entered into prior to January 31, 2003 adoption is required at the beginning of the first interim or annual period after June 15, 2003. FIN 46 has not had a material impact on the Company’s financial position, cash flows and results of operations.

•	In November 2002, the Emerging Issues Task Force reached a final consensus related to Revenue Arrangements with Multiple Deliverables (EITF 00-21). The Task Force agreed the effective date for the consensus will be for all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The Company will adopt EITF 00-21 for its fiscal year beginning April 1, 2004. The Company is currently evaluating the impact of EITF 00-21 on its financial position, cash flows and results of operations.

•	In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R” or the “Interpretation”). FIN 46R clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN 46R requires the consolidation of these entities, known as variable interest entities (“VIEs”), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions, FIN 46R deferred the effective date of the Interpretation for public companies, to the end of the first reporting period ending after March 15, 2004, except that all public companies must at a minimum apply the provisions of the Interpretation to entities that were previously considered “special-purpose entities” under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. The Company does not anticipate that the adoption of FIN 46R will have a material impact on its financial position, cash flows and results of operations.

•	Statement of Financial Accounting Standards No. 132 (Revised 2003), Employers Disclosures about Pensions and Other post retirement Benefits, (“SFAS 132R”) requires an entity to make additional disclosures about pensions and other post retirement benefits. These disclosures include information describing the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows and components of net periodic benefit costs. SFAS 132R is effective for our U.K. plans beginning with fiscal years ending after December 15, 2003 and our non-U.K. plans beginning with fiscal years ending after June 15, 2004. SFAS 132R is effective for interim reporting period disclosures beginning after December 15, 2003 and after the provisions of this statement are adopted. The Company will adopt this statement for its U.K. plans in its Form 10-K for the year ending March 31, 2004 and for all its plans on Form 10-Q for the quarter ending June 30, 2004.

•	On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In accordance with FASB Staff Position 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, the Company has elected to defer recognizing the effects of the Act until appropriate authoritative guidance has been issued. Any measures of the APBO or net periodic postretirement benefit cost in the financial statements or accompanying notes do not reflect the effects of the Act on the plan. The specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require the sponsor to change previously reported information.

Financial statement reclassifications

      Certain reclassifications have been made to 2002 and 2001 balances as well as segment information, in order to conform to the 2003 presentation.

Non-statutory accounts

      The accompanying financial statements do not comprise “statutory accounts” within the meaning of Section 240 of the Companies Act 1985. The Company’s statutory accounts for fiscal 2003 prepared in accordance with generally accepted accounting principles in the United Kingdom (U.K. GAAP) will be delivered to the Registrar of Companies for England and Wales.

      The auditors’ report on those accounts was unqualified and did not contain a statement under Section 237(2) or 237(3) of the Companies Act 1985.

3.     Balance sheet information

	March 31,

(in millions)	2003	2002

	£	£
Accounts receivable, net:
Accounts receivable	534	898
Allowance for doubtful accounts	(77)	(164)

Total	457	734

Inventories:
Finished goods	71	213
Work-in-process	68	148
Raw materials	88	159

Total	227	520

Accrued expenses and other current liabilities:
Accrued income and other taxes	150	300
Accrued expenses and deferred income	180	760
Other	757	489

Total	1,087	1,549

Property, plant and equipment, net:
Land	139	134
Building and improvements	10	30
Machinery and equipment	760	915
Construction in progress	—	39

	909	1,118
Less: accumulated depreciation	(658)	(659)

Total	251	459

      Depreciation expense for the fiscal 2003 was £125 million (2002, £217 million and 2001, £177 million). During fiscal 2003 the Company capitalized £0.4 million (2002, £4 million and 2001, £9 million) in interest expense related to construction in progress.

      During fiscal 2003 the Company disposed of land and buildings with a net book value of £6 million for sales proceeds of £17 million. The Company subsequently leased back 40% of these land and buildings under a 10-year sale and leaseback agreement. The Company has a continuing involvement in the land and buildings disposed, being an interest in any future appreciation without risk of loss. The Company is accounting for the 40% leased back as a financing transaction.

      During fiscal 2002 the Company disposed of land and buildings with a net book value of £14 million for sales proceeds of £21 million. The Company subsequently leased these land and buildings under a 21-year sale and leaseback agreement. The Company has a continuing involvement in the land and buildings disposed, being an interest in any future appreciation without risk of loss. The Company is accounting for this transaction as a financing transaction.

      Total future lease payments under these transactions are £38 million and the minimum amount due for each of the next five years is £2.8 million.

      During fiscal 2003 in conjunction with the business restructuring and site rationalizations described in note 5, Business restructuring charges, the Company impaired property, plant and equipment by £69 million (2002, £154 million).

4.     Debt and credit facilities

Short-term debt

      The Company’s short-term borrowings consist primarily of bank loans and overdrafts and are unsecured.

      Under the Company’s 1998 syndicated credit agreement, a group of banks committed a maximum of €4.5 billion (approximately £2.8 billion) at March 31, 2001 on an unsecured, revolving basis until March 25, 2003. Effective March 22, 2002, the undrawn portion of this facility was cancelled and the facility was placed on demand. Under the terms of this agreement, borrowings bear interest of 0.175% per annum over London inter-bank offered rate (LIBOR).

      As of March 31, 2002, the average interest rate on borrowings under the facility was 2.71% per annum (2001, 6.21%). On April 25, 2002, the Company agreed to increase the interest rate on the syndicated facility to 2.25% per annum over LIBOR effective from April 1, 2002. As of March 31, 2003, the average interest rate, reflecting the agreed increase, on borrowings under the facility was 6.36%. No undrawn amounts were available to the Company under outstanding credit facilities at March 31, 2003.

      For further details on the impact of the Financial Restructuring on the short-term borrowings and credit facilities, refer to note 23, Subsequent events.

Long-term debt

	March 31,

(in millions)	2003	2002

	£	£
Term loans	2,221	2,227
Finance leases	—	9

Total obligations	2,221	2,236
Current maturities of long-term debt	(2,191)	(41)

Total long-term debt	30	2,195

      On September 19, 2000, the Company issued for cash consideration, two unsecured yankee bonds having an aggregate principal amount of $1.8 billion (approximately £1.3 billion). One bond is for $900 million (approximately £630 million) with a coupon rate of 7.75% per annum, maturing on September 15, 2010. The other bond is for $900 million (approximately £630 million) with a coupon rate of 8.375% per annum, maturing on September 15, 2030. On March 17, 2003 the Company failed to meet a scheduled interest payment on these bonds. As a result, as at March 31, 2003, these bonds were repayable on demand.

      On March 30, 2000, the Company issued for cash consideration two unsecured euro bonds having an aggregate principal amount of €1.5 billion (approximately £927 million). One bond is for €500 million (approximately £309 million) with a coupon rate of 5.625% per annum, maturing on March 30, 2005. The other bond is for €1,000 million (approximately £618 million) with a coupon rate of 6.375% per annum, maturing on March 30, 2010.

      Both the yankee bonds and the euro bonds were issued by the Company and are fully and unconditionally guaranteed by M (2003) plc up to the date of the Financial Restructuring going effective. For further details on the impact of the recently announced Financial Restructuring on the long-term debt, refer to note 23, Subsequent events.

      As of March 31, 2003, the Company had other obligations of £20 million (2002, £32 million) related to secured debenture loans.

Key covenants

      The 1998 syndicated credit agreement includes covenants and warranties and events of default. The agreement does not contain any financial covenants, although it provides that it is an event of default if there has been a material adverse change in the financial condition of the Company taken as a whole since the date of the latest annual accounts delivered to the agent which has had or will have a material adverse effect on the ability of Marconi Corporation plc to comply with its payment obligations under this facility.

      The following table sets forth the mandatory reductions in principal under the terms of all long-term debt agreements for each of the next five years based upon the amounts outstanding at March 31, 2003:

(in millions)	£

2004	2,191
2005	9
2006	4
2007	4
2008	3
Thereafter	10

Long-term debt, including current maturities	2,221

      Short-term debt of approximately £2,195 million is also repayable upon demand.

      Under the terms of the Financial Restructuring, the covenants and reductions have changed significantly. For further details on the impact of the recently announced Financial Restructuring on the long-term debt, refer to note 23, Subsequent events.

5.     Business restructuring charges

      In September 2001, following the sudden and significant downturn in trading in the global telecommunications markets, the results of an operational review that had three main objectives were announced. The original objectives were to reorganize the group into two main reporting divisions; Core and Other, reduce group indebtedness from £4.4 billion at August 31, 2001 to between £2.7 billion and £3.2 billion by March 31, 2002 and reduce the annual operating cost base. These objectives have now been revised to reflect further operating cost base reductions during fiscal 2004.

      When management reviews the operating income performance of the segments described in note 9, Segment and related information disclosures, management uses U.K. GAAP operating (loss)/profit before goodwill and intangible asset amortization, in process research and development write-offs, U.K. GAAP operating exceptional items, gains and losses on business disposal and the impact of less than 50% owned affiliates. This measure allocated to those segments does not include business restructuring charges, which relate to the reorganization of the business as a whole. A segmental allocation of restructuring charges is impracticable. Consequently, a segmental analysis has not been provided.

      The following tables show the activity by statement of operations heading and the balances remaining in other liabilities at March 31, 2003 and 2002 following the implementation of actions required to achieve these objectives.

			Utilized during fiscal
		Charged	2003
	Balance at	during			Balance at
	March 31,	fiscal	Net cash	Non cash	March 31,
(in millions)	2002	2003	payments	movement	2003

	£	£	£	£	£
Direct costs:
Inventory write-downs and related costs	40	—	20	20	—
Manufacturing outsourcing	31	21	21	23	8
Onerous contracts	31	5	30	—	6

	102	26	71	43	14

Business restructuring costs:
Employee severance	30	128	148	—	10
Site rationalization	40	36	40	—	36
Contractual commitments and other restructuring	13	—	—	10	3
Systems implementation	24	(7)	17	—	—
Advisor fees	—	64	63	—	1

	107	221	268	10	50

Total	209	247	339	53	64

		Utilized during fiscal
	Charged	2002
	during			Balance at
	fiscal	Net cash	Non cash	March 31,
(in millions)	2002	payments	movement	2002

	£	£	£	£
Direct costs:
Inventory write-downs and related costs	647	51	556	40
Manufacturing outsourcing	127	77	19	31
Onerous contracts	31	—	—	31

	805	128	575	102

Business restructuring costs:
Employee severance	228	198	—	30
Site rationalization	40	—	—	40
Contractual commitments and other restructuring	46	26	7	13
Systems implementation	62	38	—	24

	376	262	7	107

Total	1,181	390	582	209

Inventory write-downs and related costs

      In fiscal 2002 the inventory write-downs and related costs charged to cost of sales in the year included £556 million for obsolescence and slow-moving provisions against a number of product lines, predominantly optical networking products, and £91 million in respect of supplier commitments. Of the £91 million for supplier commitments, £51 million was paid out during fiscal 2002. The remaining balance of £40 million has been utilized during fiscal 2003.

Manufacturing outsourcing

      The charge of £21 million in respect of manufacturing outsourcing in fiscal 2003 represents additional net costs to Jabil Circuit Inc. arising in the year. Management expect that the remaining balance will be paid out in fiscal 2004. In fiscal 2002 restructuring costs classified in cost of sales includes a charge of £127 million representing additional costs incurred as a consequence of the decision to outsource certain manufacturing operations to Jabil Circuit Inc. Under the terms of that agreement, the Company made payments of £77 million during fiscal 2002.

Onerous contracts

      The charge of £5 million in respect of onerous contracts in fiscal 2003 represents certain liabilities to which the Company is committed as a result of the operational restructuring. This includes liabilities relating to equipment leasing contracts and supply contracts under which we have agreed to purchase minimum volumes of goods and services which will offer no economic value to our business as a result of its reduced size. Management expect that the remaining balance will be paid out in fiscal 2004. A charge of £31 million was recorded in fiscal 2002 in respect of these liabilities. No amount was utilized during fiscal 2002.

Employee severance

      As a consequence of the objective to reduce the annual operating cost base, the Company recorded a charge of £128 million during fiscal 2003 associated with redundancy payments for approximately 7,500 employees. Management expects that the remaining balance will be paid out in fiscal 2004. In fiscal 2002, the Company recorded a charge of £228 million to reflect the charges associated with voluntary redundancy payments for approximately 10,000 employees. The Company made cash payments of £198 million in fiscal 2002.

Site rationalization

      The charge of £36 million in respect of site rationalization in fiscal 2003 represents additional costs associated with closing and consolidating various sites around the world as part of the business restructuring. A charge of £40 million was recorded in fiscal 2002. These site closures and consolidations were all commenced prior to December 15, 2002.

Contractual commitments and other restructuring

      During fiscal 2002 a charge of £46 million was recorded in respect of other costs associated with the restructuring program. Payments of £26 million were made during fiscal 2002 and an additional non-cash charge of £7 million recorded, leaving a balance at March 31, 2002 of £13 million. Of this balance, costs of £10 million have been charged during fiscal 2003 and a balance of £3 million remains at March 31, 2003. Management expects these costs to be paid in fiscal 2004.

Systems implementation

      During fiscal 2002 the Group planned to implement a new global information technology system. In light of the revised trading outlook and the continued focus on cost reduction, the implementation was terminated. The £62 million charge represents £37 million of capitalised external consultancy costs associated with the implementation, £20 million of hardware and software costs expensed, and £5 million of other associated costs of the project. Payments of £38 million were made in fiscal 2002. During fiscal 2003, the Company revised its previous estimate of the overall costs leading to the release of £7 million from the amounts accrued in fiscal 2002. Payments of £17 million were made in fiscal 2003.

Advisor fees

      The charge of £64 million in respect of advisor fees represents charges from the Company’s external advisors with respect to services rendered in fiscal 2003 related to the Financial Restructuring. Payments of £63 million have been made during fiscal 2003 and a balance of £1 million remains at March 31, 2003. Management expects these costs to be paid in fiscal 2004. Additional amounts of approximately £39 million are expected to be expensed as incurred during fiscal 2004.

6.     Goodwill

		Accumulated
(in millions)	Cost	amortization	Total

	£	£	£
Balance at April 1, 2001	4,610	(960)	3,650
Goodwill acquired	34	—	34
Goodwill disposed of	(135)	57	(78)
Amortization	—	(393)	(393)
Impairment	(2,622)	—	(2,622)
Translation adjustment	(65)	72	7

Balance at April 1, 2002	1,822	(1,224)	598
Goodwill disposed of	(3)	1	(2)
Translation adjustment	(12)	—	(12)

Balance at March 31, 2003	1,807	(1,223)	584

      In accordance with SFAS 142, goodwill is no longer subject to amortization, rather, it is subject to at least an annual assessment of impairment, applying a fair-value based test. The Company completed the SFAS 142 transitional impairment test during the second quarter of the fiscal year and concluded that there was no impairment of recorded goodwill. The assessment measured the amount by which the carrying amounts of the goodwill and intangible assets exceeded the present value of expected future cash flows from operations. Following a similar review in fiscal 2002 goodwill was impaired by £2,622 million. This amount is included in the caption “Impairment of long-lived assets” in the consolidated statement of operations and explained further in note 2, Summary of significant accounting policies. There was no impairment of goodwill in fiscal 2001. Amortization expense for fiscal 2002 and 2001 was £393 million and £605 million respectively.

      A reconciliation of net income and earnings per common share for fiscal 2002 and 2001, as if SFAS 142 had been adopted at the beginning of that year, follows:

	March 31,

(in millions)	2003	2002	2001

	£	£	£
Reported net (loss)/income	(1,167)	(6,359)	194
Add back amortization of goodwill	—	393	605

Adjusted net (loss)/income	(1,167)	(5,966)	799

Reported net (loss)/income per common share:
Basic and diluted	(2.04)	(11.10)	0.34

Adjusted net (loss)/income per common share:
Basic and diluted	(2.04)	(10.40)	1.40

7.     Intangible assets

      Intangible assets subject to amortization, net of impairment of £nil (2002, £1,192) consist of the following:

	March 31,

	2003		2002

		Accumulated		Accumulated
(in millions)	Cost	amortization	Cost	amortization

	£	£	£	£
Core developed technology	360	(267)	360	(225)
Internally generated software	5	(3)	5	(2)
Trademarks	1	—	1	—
Customer lists	6	(1)	6	—

	372	(271)	372	(227)

      There was no impairment of intangible assets for fiscal 2001.

      Amortization of intangibles for fiscal 2003 was £44 million (2002, £43 million and 2001, £42 million). Intangible amortization expense based on March 31, 2003 intangibles for the next five years is expected to be:

(in millions)	£

Fiscal 2004	44
Fiscal 2005	44
Fiscal 2006	12
Fiscal 2007	1
Fiscal 2008	—

8.     Pension plans and other post-retirement plans

Pension plans

      The Company operates a number of defined benefit and defined contribution pension plans on behalf of its employees. The most significant pension plan is the GEC 1972 Plan (the “Plan”), a defined benefit plan for employees in the United Kingdom. The assets of the Plan are held separately from the assets of the Company, are administered by trustees and are managed professionally.

      The benefits offered to a specific employee vary based upon the location of and past business decisions made by a specific business unit, as well as local statutory requirements. Defined benefit pension plans, that generally provide benefits to eligible individuals, after minimum service requirements are met, are based on years of credit service and average earnings of the employee. Defined contribution plans, that provide benefits to eligible employees, are based on the value of contributions paid into the applicable plan adjusted for investment returns.

      The Company funds its defined benefit pension obligations at a level which meets or exceeds local legal requirements. Funded pension plan assets are primarily invested in equity and debt securities.

      Data with respect to benefit obligations, excluding those related to discontinued operations, is as follows:

	Pension benefits		Pension benefits
	U.K. plans		Overseas plans

(in millions)	2003	2002	2003	2002

	£	£	£	£
Change in benefit obligations:
Benefit obligation at beginning of year	2,393	2,471	215	271
Service cost	26	34	7	4
Interest cost	138	143	14	18
Plan participants’ contributions	6	10	—	—
Actuarial loss/(gain)	64	(91)	24	18
Benefits paid	(183)	(174)	(10)	(12)
Curtailment loss	—	—	3	—
Settlement gain	—	—	(2)	—
Divestitures	—	—	—	(81)
Foreign currency exchange rate changes	—	—	(6)	(3)

Benefit obligations at end of year	2,444	2,393	245	215

Change in plan assets:
Fair value of plan assets at beginning of year	2,372	2,491	178	278
Actual return on plan assets	19	24	(17)	(6)
Employer contributions	23	21	—	—
Plan participants’ contributions	6	10	—	—
Benefits paid	(183)	(174)	(10)	(12)
Divestitures	—	—	—	(79)
Foreign currency exchange rate changes	—	—	(17)	(3)

Fair value of plan assets at end of year	2,237	2,372	134	178

Under funded status	(207)	(21)	(111)	(37)
Unrecognized net actuarial loss	301	118	62	11
Unrecognized net transition obligation	3	6	—	—

Net amount recognized	97	103	(49)	(26)

Amounts recognized in the consolidated balance sheet consist of:
Prepaid benefit cost	—	103	—	38
Accrued benefit liability	(139)	—	(108)	(65)
Accumulated other comprehensive income	236	—	59	1

Net amount recognized	97	103	(49)	(26)

      The actuarial assumptions used to develop the periodic benefit cost and funded status were as follows:

	Pension benefits			Pension benefits
	U.K. plans			Overseas plans

(in millions)	2003	2002	2001	2003	2002	2001

	%	%	%	%	%	%
Weighted average assumptions:
Discount rate for pension expense	5.3	6.0	6.0	6.7	7.5	7.5
Discount rate for year end disclosure	5.3	6.0	6.0	6.0	6.9	7.5
Expected return on plan assets	5.7	6.0	7.5	8.5	8.5	9.5
Rate of compensation increases	4.5	4.8	5.0	4.4	4.2	5.1
Rate of pension increases	2.5	2.8	3.0	0.5	1.5	2.0

      The table below presents data with respect to net periodic benefit expense/(income) excluding those related to discontinued operations:

	Pension benefits			Pension benefits
	U.K. plans			Overseas plans

(in millions)	2003	2002	2001	2003	2002	2001

	£	£	£	£	£	£
Components of net periodic benefit
Expense/(income):
Service cost	26	34	37	7	4	4
Interest cost	138	143	133	14	18	19
Expected return on plan assets	(138)	(181)	(179)	(13)	(25)	(32)
Amortization of unrecognized transition liability/(asset)	3	3	3	—	—	(2)
Amortization of prior service cost	—	—	—	—	1	1
Amortization of actuarial gains	—	—	—	—	(1)	(4)

Net periodic benefit expense/(income) of defined benefit plans	29	(1)	(6)	8	(3)	(14)
Amounts recognized in respect of discontinued operations	—	—	—	—	9	—
Net curtailment loss	—	—	—	3	—	2

Net periodic benefit expense/(income)	29	(1)	(6)	11	6	(12)

      At March 31, 2003 the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans which have an accumulated benefit obligation in excess of plan assets were £2,689 million, £2,618 million, and £2,371 million respectively (2002, £134 million, £134 million, and £60 million respectively).

Other post-retirement benefits

      At March 31, 2003 no active employees and 1,730 retired employees (2002, 186 and 1,809 respectively) of companies in the United States of America and Canada were entitled to health care benefits after retirement.

      All of the other post retirement plans are unfunded. The benefit cost charges and provisions for the liability are as follows:

	Post retirement
	benefits
	March 31,

(in millions)	2003	2002

	£	£
Change in benefit obligations:
Benefit obligations at beginning of year	38	40
Service cost	—	1
Interest cost	2	3
Plan amendments	(1)	(1)
Actuarial loss	3	4
Business acquired	—	(5)
Curtailment gain	(5)	—
Benefits paid	(4)	(4)
Foreign currency exchange rate changes	(4)	—

Benefit obligations at end of year	29	38
Funded status	(29)	(38)
Unrecognized net actuarial gain	(9)	(12)
Unrecognized prior service cost	(3)	(5)

Net accrued benefit cost	(41)	(55)

      Data with respect to net periodic benefit cost is as follows:

	Post retirement benefits
	March 31,

(in millions)	2003	2002	2001

	£	£	£
Components of net periodic benefit (income)/expense:
Service cost	—	1	1
Interest cost	2	3	2
Amortization of net gain	(1)	(1)	(1)
Net curtailment gain	(5)	—	—

Net periodic benefit (income)/expense of other post-retirement plans	(4)	3	2

      Different assumptions were made in relation to the cost of retiree health care benefits. For the majority of plans, the assumptions were as follows:

      In fiscal 2003, an annual rate of increase per capita in the cost of retiree health care benefits of 12% for 2003 (decreasing gradually over the following years to 6% in 2012) was assumed for all employees and retirees. The annual rate of increase in the cost of prescription drugs of 15% in 2003 (decreasing gradually over the following years to 6% in 2012) was assumed for all employees and retirees. In fiscal 2002, the annual rate of increase per capita in the cost of retiree healthcare benefits (including prescription drugs) for employees under age 65 was assumed to be 6% and for retirees over 65 was assumed to be 7.5% for 2002 (decreasing over the following years to 5% in 2005). In fiscal 2001, the rate for employees under the age of 65 was assumed to be 7% and for retirees over 65 was assumed to be 9% for 2001 (decreasing over the following years to 5% in 2005).

      An increase of one percentage point in such assumed rates would have increased the benefit obligation at March 31, 2003 by approximately £2 million and the service and interest cost components of the net periodic benefit cost for the year then ended by approximately £nil and £nil respectively. A decrease of one percentage point in such assumed rates would have decreased the benefit obligation at March 31, 2003 by approximately £2 million and the service and interest cost components of the net periodic benefit cost for the year then ended by approximately £nil and £nil respectively.

Defined contribution plans

      The U.S. subsidiaries of the Company operate 401(k) plans for eligible employees who contribute a percentage of their pre-tax compensation with the Company matching these contributions up to prescribed limits. For fiscal 2003, the matching contributions were £7 million (2002, £14 million and 2001, £5 million).

9.	Segment and related information disclosures

      The Company’s reportable segments have been determined based upon the nature of the products and services offered to its customers, are managed separately and are comprised of the following:

•	The Network Equipment segment develops, manufactures, sells and supports optical networks, transmission systems and network management software for customers in the carrier network market. It also provides to customers in the carrier network market a broad range of access products. In addition, it supplies customers in both the carrier and the enterprise network markets a broad range of high-performance, high-capacity broadband switches, which select paths for sending large amounts of voice and data traffic through a network.

•	The Network Services segment provides a broad range of support services to the communications industry worldwide tailored to suit customers’ needs. It supports both the Company’s products and those of other network equipment manufacturers.

•	The Other Segment contains the Company’s other investments and businesses not included in other segments.

      Management refers to Network Equipment and Network Services in aggregate as the Core division and Other as the Capital division.

Discontinued segments

      During fiscal 2002, the Company disposed of both its Data Systems and Medical Systems businesses, and on August 2, 2002, the Company announced the disposal of its strategic communications business, a significant portion of the Mobile segment. Effective March 31, 2002, these segments were classified as discontinued operations as described further in note 12, Discontinued operations.

•	The Mobile Communications segment designed, developed, and integrated communications and information technologies into wireless communications systems for professional and military uses.

•	The Data Systems segment provided a broad range of marking and imaging equipment used in the identification, distribution, and tracking of food products, goods and printed matter.

•	The Medical Systems segment manufactured and designed medical imaging equipment for both diagnostic and therapeutic uses.

Segmental performance

      Revenues and operating profits are measured on a segmental basis in accordance with U.K. GAAP. The principal measurement differences between U.K. GAAP and U.S. GAAP as related to the information reported on a segmental basis are the result of differences in the accounting for pensions and post-retirement benefits, reorganization costs, goodwill and employee share options.

      Capital employed is also reported under U.K. GAAP. It is not practicable to identify the total capital employed of network equipment and network services separately as the same assets are, generally, used to generate sales in each of these segments. The operating results of these segments are separately reportable.

      Management uses the U.K. GAAP operating (loss)/profit before goodwill and intangible asset amortization, in-process research and development write-offs, U.K. GAAP exceptional items, gains and losses on business disposals and the impact of 50% or less owned affiliates as its measure of segment profitability. In the tables below, this measure is referred to as segment operating (loss)/profit.

      The following tables present the Company’s revenues, operating (loss)/income before exceptional items, goodwill amortization and other items, and other financial data from the Company’s reportable segments presented in accordance with U.K. GAAP and then reconciled to U.S. GAAP financial information consolidated totals:

Analysis of reportable segments (U.K. GAAP)

		Segment
As of and for the year ended March 31, 2003		operating		Capital
	Revenues	(loss)/profit		employed(3)

(in millions)				£
	£	£
Network equipment	1,131	(259)	}	205
Network services	743	52
Capital (net of intra segment revenue of £7)	40	(107)		(27)
Discontinued(1)	88	(2)		—

Segment total — U.K. GAAP	2,002	(316)		178

		Segment
As of and for the year ended March 31, 2002		operating		Capital
	Revenues	(loss)/profit		employed(3)

(in millions)				£
	£	£
Network equipment	1,804	(464)	}	607
Network services	969	35
Capital (net of intra segment revenue of £32)	390	(138)		122
Discontinued(1)	1,404	104		196

Segment total — U.K. GAAP	4,567	(463)		925

		Segment
As of and for the year ended March 31, 2001(2)		operating		Capital
	Revenues	(loss)/profit		employed(3)

(in millions)				£
	£	£
Network equipment	3,359	442	}	1,977
Network services	1,016	102
Capital (net of intra segment revenue of £55)	540	(14)		42
Discontinued(1)	2,027	224		623

Segment total — U.K. GAAP	6,942	754		2,642

(1)	For fiscal 2003 the discontinued operations relates to mobile and for fiscal 2002 and 2001 the discontinued operations is related to data systems, medical systems, mobile.

(2)	For fiscal 2001 the segmental data has been restated for the effects of Financial Reporting Standard 17, Retirement Benefits issued by the U.K. Accounting Standards Board.

(3)	Included in capital employed are the following: property, plant and equipment, inventory, accounts receivable, prepaid expense and other current assets, other non-current assets, accounts payable, accrued liabilities, non-current liabilities, and other liabilities.

Analysis of revenue by product (U.K. GAAP)

	For the fiscal year
	ended March 31,

(in millions)	2003	2002	2001

	£	£	£
Network Equipment:
Optical Networks	439	737	1,408
BBRS	142	209	427
European Access(1)	258	361
Outside Plant & Power(1)	140	247
Other Network Equipment(1)	57	129

Total	1,036	1,683	1,835

Network Services:
IC&M	370	528	656
VAS	373	441	360

Total	743	969	1,016

Network Revenues	1,779	2,652	2,851
Other	40	390	540

Total ongoing operations	1,819	3,042	3,391
NAA	95	121	1,524
Discontinued	88	1,404	2,027

Total U.K. GAAP revenues	2,002	4,567	6,942

(1)	In fiscal 2003, we realigned our Network Equipment businesses. As a result, comparative information for certain businesses is not available for fiscal 2001. For those businesses, changes from fiscal 2001 to fiscal 2002 are discussed below in the aggregate.

Reconciliation of U.K. GAAP segmental information to U.S. GAAP

Revenue

(in millions)	2003	2002	2001

	£	£	£
Revenue in accordance with U.K. GAAP	2,002	4,567	6,942
Discontinued operations:
Data systems	—	(175)	(239)
Medical	—	(584)	(1,112)
Mobile	(106)	(355)	(331)
NAA	(95)	(121)	(225)
Joint ventures	—	(257)	(289)
Long-term contract adjustment	—	50	(50)

Revenue in accordance with U.S. GAAP	1,801	3,125	4,696

Operating (loss)/income

(in millions)	2003	2002	2001

	£	£	£
Segmental operating (loss)/profit per U.K. GAAP	(316)	(463)	754
Amortization expense	(104)	(433)	(673)
Share of associates operating (loss)/profit	(89)	(181)	8
Operating exceptional items	(349)	(5,216)	(32)

U.K. GAAP operating (loss)/profit	(858)	(6,293)	57
Joint ventures and associates operating loss/(profit)	129	178	(28)
U.K. GAAP non-operating exceptional items included in U.S. GAAP operating income	—	—	39
U.K. GAAP operating loss/(income) of discontinued operations	107	156	(106)
U.S. GAAP adjustments:
Share option plans	(14)	(46)	9
Long-term contract adjustment	—	30	(30)
Pension and other post-retirement benefits	11	41	69
Goodwill and intangible asset amortization and impairment charges	37	(298)	(42)
Loss/(gain) on sale of businesses	5	(93)	—
Restructuring costs	18	(10)	—
Other	3	35	3

U.S. GAAP operating loss	(562)	(6,300)	(29)
(Loss)/gain on sale of investments, net	(45)	81	475
Provision for related party receivables	(299)	—	—
Interest income	45	40	44
Interest expense	(364)	(278)	(195)

U.S. GAAP (loss)/income from continuing operations before income taxes, minority interests, cumulative effects of changes in accounting principles	(1,225)	(6,457)	295

Capital employed/total assets

(in millions)	2003	2002

	£	£
Total U.K. GAAP segment capital employed	178	925
Capital employed of fixed asset investments	47	197
Corporate capital employed not allocated to segments:
Goodwill	597	877
Net amount due to related parties	(382)	(64)
Tax	(137)	(290)
Net interest bearing assets and liabilities	(3,174)	(1,022)
Net assets of non trading entities	238	270

U.K. GAAP capital employed	(2,633)	893
U.S. GAAP adjustments:
Provisions for restructuring not included in U.K. GAAP capital employed	(394)	(288)
Discontinued operations	—	129
Goodwill and intangible asset amortization and impairment charges	161	94
Derivatives	(68)	(23)
Pensions and other post-retirement benefits	(9)	(206)
Other	(11)	(23)

	(2,954)	576
Add back credit balances included in capital employed:
Accounts payable	158	307
Amounts payable to related parties	403	63
Accrued expenses and other current liabilities	1,087	1,549
Net liabilities of discontinued operations	32	528
Current portion of long term debt	2,191	41
Short term borrowings	2,195	2,338

Total U.S. GAAP assets	3,112	5,402

U.K. — U.S. GAAP adjustments

      The following describes the significant U.K. GAAP to U.S. GAAP adjustments as they relate to segment information.

•	Joint venture revenues

      As required under U.K. GAAP, the segment revenue total includes the Company’s share of revenues earned by joint ventures. Accordingly, the Company’s share of joint ventures revenue is deducted in reconciling from revenue as reported under U.K. GAAP to the revenue recorded in the U.S. GAAP consolidated financial statements.

•	U.K. GAAP operating exceptional items

      Under U.K. GAAP, amounts included within operating profit may be separately disclosed if they are unusual in size or nature and are not expected to recur. These items are referred to as operating exceptional items. There is no equivalent term or treatment in U.S. GAAP and the items are included in an appropriate line item in arriving at operating (loss)/profit.

      For fiscal 2003 and 2002, the operating exceptional items have been classified under business restructuring charges, direct costs and long-lived asset impairments in the consolidated statement of operations due to the nature of the balances. For fiscal 2001, these items were included in and relate to selling, general and administrative expenses within the consolidated statement of operations.

•	Discontinued operations

      U.K. GAAP requires disclosure as discontinued operations any businesses ceased or disposed of before the earlier of three months after the balance sheet date and the approval date of the financial statements. Although NAA would qualify as a discontinued operation under U.K. GAAP as a result of the sale being completed on February 20, 2004, our management accounts for the nine months ended December 31, 2003 were not presented on this basis. Accordingly, the segment results have not been restated to present NAA as a discontinued operation. Under U.S. GAAP, discontinued operations also include those operations where management has committed to a formal plan of disposal by the balance sheet date. Under U.S. GAAP, the results of the Mobile Communications, Medical Systems, Data Systems, MES and NAA businesses have been presented as discontinued operations for all years reported.

•	Share option plans

      Under both U.K. GAAP and U.S. GAAP, share option plans give rise to compensation expense when specified criteria are met. The measurement date and calculation of expense can be different, giving rise to GAAP adjustments to compensation expense, accrued liabilities, and additional paid-in capital as well as goodwill and amortization if such options are issued in connection with a business combination.

•	Long-term contract adjustment

      An agreement existed for the sale of equipment, which has been installed and accepted by the customer. Under U.K. GAAP, these types of arrangements qualify for long-term contract accounting with revenue recorded based on work performed under the contract. U.S. GAAP does not permit revenue recognition in those instances where specific criteria have not yet occurred, and where the obligation for the customer to pay has not yet fallen due. Accordingly, adjustments arise due to the timing differences for recognition under U.K. and U.S. GAAP. At March 31, 2003 and 2002, there were no cumulative differences in revenue recognized between U.K. and U.S. GAAP.

•	Pension and other post-retirement benefits

      Under both U.K. GAAP and U.S. GAAP pension costs are provided for so as to provide for future pension liabilities. However, there are differences in the prescribed methods of valuation, which give rise to GAAP adjustments to the pension cost and obligation or prepayment. Furthermore, under U.K. GAAP the notional interest cost associated with the pension and post-retirement benefit obligation is classified as interest expense, whereas under U.S. GAAP it is classified with employee costs.

•	Goodwill and intangible asset amortization and impairment charges

      Under both U.K. and U.S. GAAP, the purchase price of a transaction accounted for as an acquisition is based on the fair value of the consideration. Differences in the carrying value of goodwill arise as the result of U.S. GAAP differences in the net assets acquired, such as the treatment of share options issued for acquisitions and deferred taxes. Such differences in the calculation of goodwill resulted in differences in amortization expense. Also, effective April 1, 2002, goodwill is no longer amortized under U.S. GAAP but continues to be amortised for U.K. GAAP. Differences in the impairment loss recognized arise as a result of the differences in the carrying value of the underlying goodwill and net assets under U.K. GAAP and U.S. GAAP.

•	Loss/(gain) on sale of businesses

      Differences in the gain or loss on the sale of a business arise as a result of the differences in the carrying value of the underlying net assets under U.K. GAAP and U.S. GAAP.

•	Restructuring costs

      Under U.K. GAAP, provisions are recognized when the Company has a present obligation as a result of a past event, when it is probable that a transfer of economic benefits will be required to settle the obligation, and when a reliable estimate can be made of the amount of the obligation. Under U.S. GAAP, a number of specific criteria must be met before restructuring costs can be recognized as an expense. Among these criteria is the requirement that all significant actions arising from the restructuring plan and their completion dates must be identified by the balance sheet date, and employees must be notified in order for termination benefits to be accrued. Accordingly, adjustments arise due to the timing differences for recognition under U.K. and U.S. GAAP.

•	Derivatives

      Under U.S. GAAP, the carrying amount of certain hedged items are adjusted for gains or losses attributable to the hedged risk. This unrealized gain is offset by changes in the fair value of the derivative. Additionally, on the sale or early termination of the hedged items, gains and losses are immediately reclassified to other (income)/expense. Under U.K. GAAP, these gains and losses are amortized until the date of termination.

Major customers

      At March 31, 2003, the Company had one customer that accounted for 17% (2002, 12% and 2001, 17%) of revenue.

Revenue by geography (U.S. GAAP)

      Revenue to unaffiliated customers by geographic region is as follows:

	Year ended March 31,

(in millions)	2003	2002	2001

	£	£	£
Revenue by territory of destination:
United Kingdom	500	837	1,418
Italy	156	201	197
Other	512	757	1,170

Total Europe, Middle East, Africa (EMEA)	1,168	1,795	2,785

United States	424	943	1,335
Central and Latin America (CALA)	62	118	229
Other	15	39	16

Total the Americas	501	1,100	1,580

Asia Pacific (APAC)	132	230	331

Total external revenue	1,801	3,125	4,696

	Year ended March 31,

(in millions)	2003	2002	2001

	£	£	£
Revenue by territory of origin:
United Kingdom	692	1,058	1,918
Italy	230	299	401
Other	219	449	666

Total Europe, Middle East, Africa (EMEA)	1,141	1,806	2,985

United States	439	888	1,275
Central and Latin America (CALA)	57	188	174
Other	18	42	48

Total the Americas	514	1,118	1,497

Asia Pacific (APAC)	146	201	214

Total external revenue	1,801	3,125	4,696

      No other individual country contributed more than 10% of revenue in any of the years reported.

Revenue by product (U.S. GAAP)

      Revenue by product is as follows:

	Year ended March 31,

(in millions)	2003	2002	2001

	£	£	£
Optical networks	439	787	1,358
Access systems	398	608	1,147
Broadband routing and switching	142	209	427
Other network equipment	57	87	111

Network Equipment	1,036	1,691	3,043

Value-added services	373	441	360
Installation, commissioning and maintenance	370	528	656

Network Services	743	969	1,016

Total Core revenues	1,779	2,660	4,059
Other businesses	22	465	637

Total external revenue	1,801	3,125	4,696

Long-lived assets

      Within capital employed, the balance sheet measure reviewed by the chief operating decision maker, the only long-lived assets included are property, plant and equipment and other non-current assets.

      Expenditure by sector on property, plant and equipment is as follows:

	Year ended March 31,

(in millions)	2003	2002	2001

	£	£	£
Network Equipment	32	166	272
Network Services	1	159	236

Total	33	325	508
Discontinued operations	8	35	68

Total	41	360	576

      The geographical split of property, plant and equipment and goodwill and intangibles is as follows:

	Year ended March 31,

(in millions)	2003	2002	2001

	£	£	£
United Kingdom	567	638	1,192
United States	164	254	4,558
Italy	48	59	68
Other	157	251	333

Total	936	1,202	6,151

      Long-lived assets within other countries are not individually material for any fiscal year presented.

10.	Commitments and contingencies

Legal proceedings

      The Company is not and have not been engaged in, nor, have pending, any legal or arbitration proceedings which may have or have had in the recent past, including at least the 12 months immediately preceding the date of these consolidated financial statements, a significant effect on the financial position as a whole, except as set out below. Where a liquidated sum is claimed, a de minimis figure has been applied in determining which claims may have a significant effect. The figures given are the full amounts claimed by the claimants in each case, which may be much greater than the amounts the claimants realistically believe they can recover. The Company intends to defend claims vigorously. While the Company believes there are meritorious defenses, the duration and outcome of the litigation are not predictable at this point.

Legal proceedings

      We are not and have not been engaged in, nor, so far as we are aware, do we have pending or threatened by or against us, any legal or arbitration proceedings which may have or have had in the recent past, including at least the 12 months immediately preceding the date of this prospectus, a significant effect on our financial position as a whole, except as set out below. Where a liquidated sum is claimed, a de minimis figure of £5 million has been applied in determining which claims may have a significant effect. The figures given are the full amounts claimed by the claimants in each case, which may be much greater than the amounts the claimants realistically believe they can recover. We and our other former group companies intend to defend claims vigorously. While we believe that we have meritorious defenses, the duration and outcome of the litigation are not predictable at this point.

Claims against us or our former group companies

      The following represents the largest outstanding claims made against us or our former group:

•	Marconi Corporation, FORE Systems Inc., or FORE Systems, and 13 persons who were then directors and/or senior executives of FORE Systems are defendants in a consolidated class action lawsuit filed in the United States District Court for the Western District of Pennsylvania on behalf of the public shareholders of FORE Systems, other than defendants and their respective affiliates. The action alleges that Marconi Corporation violated federal securities law in relation to Marconi Corporation’s tender offer for FORE Systems’ shares, FORE Systems’ grant of share options to certain of the individual defendants and the treatment afforded the individual defendants’ share options in that tender offer and in the merger agreement between Marconi Corporation and FORE Systems. Millionerrors Investment Club is the representative of the named plaintiff class. The Complaint seeks unspecified damages, counsel and expert fees, other costs of the claim and other unspecified relief. Plaintiffs’ lawyers have stated that their damage claims would total $450 million. On August 21, 2002 the District Court granted summary judgment in favor of defendants on all claims. On September 23, 2002, the plaintiffs filed a notice of appeal. The appeal has been stayed and the case remanded to the district court to consider a settlement agreement reached among the parties. Under the terms of the Settlement Agreement, the Directors and Officers liability insurance carrier will pay $250,000 to defray a portion of the Plaintiff Class Attorneys’ verifiable out-of-pocket expenses and Marconi Corporation, Marconi Communications or their designee will pay up to $50,000 for the costs of notice to the class. On February 27, 2004, the court approved the settlement and entered the final order and judgment, which is subject to appeal for 30 days thereafter.

•	FORE Systems, together with six of its former directors and officers, are defendants in a consolidated class action lawsuit filed in the United States District Court for the Western District of Pennsylvania on behalf of a class of persons, other than defendants and their respective affiliates, who purchased FORE Systems securities during the period July 19, 1996 to April 1, 1997, inclusive. Robert K. Bell is the first named plaintiff class representative. The plaintiffs allege that, during this period, FORE Systems misrepresented material facts relating to its results of operations, competitive position and future prospects and concealed its alleged deterioration, declining growth and inability to compete successfully until the April 1, 1997 preliminary release of FORE Systems’ projected results of operations for fiscal 1997. The plaintiffs also allege that FORE Systems’ financial statements for the quarters ended June 30, September 30 and December 31, 1996 improperly recognized revenues on sales to certain customers. These alleged misrepresentations are said to constitute violations of the anti-fraud provisions of Section 10(b) of the U.S. Securities Exchange Act of 1934 and, as to the individual defendants, of Section 20(a) of the U.S. Securities Exchange Act of 1934. The plaintiffs’ consolidated complaint seeks unspecified damages, counsel and expert fees and other costs of suit and other unspecified relief. The defendants have denied all allegations of wrongdoing. Discovery has concluded, and both plaintiffs and defendants have filed their respective pre-trial statements. The plaintiffs’ damages expert had initially estimated damages at $792 million, then $865 million and then $724 million. By order dated August 2, 2002, the court granted the defendants’ motion in limine to exclude testimony from the plaintiffs’ damages expert. At the same time, the court denied a motion to exclude testimony from the plaintiffs’ liability expert and discussed a proofs of claim procedure which, if liability were found, would follow a liability trial. The court also certified the damages issue for an interlocutory appeal to the U.S. Court of Appeals for the Third Circuit. The plaintiffs did not appeal the court’s decision. The parties have agreed to a settlement, which resulted in the Marconi group not making any payment to the plaintiff class. The court approved the settlement and entered the final order and judgment on December 22, 2003. No appeals were filed.

•	FORE Systems is a defendant in a lawsuit filed by Bell Communications Research, Inc., now known as Telcordia Technologies Inc., or Telcordia, on October 14, 1998 in the United States District Court for the District of Delaware. Upon filing the case, Telcordia, a patent holder, alleged that FORE Systems infringed four patents owned by Telcordia, and sought unspecified damages for past infringement and an injunction against future infringement. FORE Systems denied infringement and asserted the affirmative defenses of invalidity, unenforceability, laches, equitable estoppel, implied license, misuse and unclean hands. In addition, FORE Systems counterclaimed for a declaratory judgment on non- infringement, invalidity, unenforceability, laches, equitable estoppel, implied license, misuse and unclean hands and asserted affirmative claims seeking damages for reformation of contract based on fraud, breach of the covenant of good faith and fair dealing, negligent misrepresentation and common law unfair business practices and competition. Prior to trial, Telcordia dismissed with prejudice its claims for infringement of two of the four asserted patents, and FORE Systems dismissed with prejudice its counterclaims for reformation of contract based on fraud, breach of the covenant of good faith and fair dealing, negligent misrepresentation and common law unfair business practices and competition. Discovery in this case has closed.

•	Telcordia maintained its claims for infringement on the remaining two patents. The district court conducted a claim construction hearing in late August 2000 and subsequently entered an order construing the claims of the two remaining patents in suit. Telcordia, taking the position that it could not, given the court’s patent claim construction, prevail on its claims of infringement at trial, moved the district court to enter an order finding that FORE Systems had not infringed the two remaining patents in suit so that the case would be procedurally postured for appeal. FORE Systems subsequently moved the district court to require that Telcordia identify which of the construed patent claim elements it contended were in error and precluded Telcordia from proving infringement. Telcordia identified some claim elements, and, on September 21, 2001, the district court entered a final judgment of non-infringement on the two remaining patents. Telcordia filed notice of appeal on October 19, 2001, and filed its opening brief on March 18, 2002. FORE Systems’ opening brief was filed on May 28, 2002. Telcordia filed its reply on July 23, 2002, and FORE filed its reply on August 9, 2002. Oral argument in the appeal took place on February 3, 2003. In its decision, announced on March 27, 2003, the U.S. Court of Appeals for the Federal Circuit unanimously affirmed the district court’s judgment on one of the two patents, and on the other patent, by a majority decision, remanded the case back to district court for further proceedings. As a result of the U.S. Court of Appeals’ decision to remand the remaining patent to the district court, the district court heard the supplemental claim construction hearing on September 29, 2003 for purposes of construing the claims of the remaining patent. In accordance with the appellate court’s ruling, the district court reconsidered its claim construction and issued a claim construction that permitted Telcordia to maintain its claim of infringement at trial. After the district court’s revised claim construction, the parties entered into settlement negotiations. On January 12, 2004 the parties entered into a letter of understanding (“LOU”) wherein FORE Systems agreed to pay Telcordia $23.5 million in exchange for a license for Marconi Communications, Inc. (f/k/a FORE Systems) and all affiliated Marconi companies under Telcordia’s ATM patent portfolio and as full and final settlement of all outstanding claims. Payment will be made in accordance with and upon execution of a final confidential settlement agreement, which is currently being negotiated. Additionally, as a result of the LOU, the parties agreed to have the court remove the trial date originally set for February 8, 2004, from its docket.

•	FORE Systems is a defendant in a second lawsuit filed by Telcordia, a patent holder, on June 8, 1999 in the United States District Court for the District of Delaware. Telcordia’s second lawsuit alleges that FORE Systems has infringed two additional Telcordia patents. FORE Systems has denied infringement and asserted the affirmative defenses of invalidity, unenforceability, laches, equitable estoppel, implied license, misuse and unclean hands. In addition, FORE Systems has counterclaimed for a declaratory judgment on the issues of non-infringement, invalidity and unenforceability. FORE Systems has also asserted a counterclaim seeking damages for Telcordia’s infringement of a FORE Systems patent. The case was scheduled for trial in November 2000. However, all proceedings have been stayed pending the outcome of the proceedings in the first lawsuit described above, and discovery in this second case has not yet been completed. The second case is included in the settlement of the case detailed in the immediately preceding paragraph above.

•	Systems Management Specialists, Inc., or SMS, is a defendant in a demand for arbitration brought by Esprit de Corp, or Esprit, in April 2002. This action relates to two outsourcing agreements entered into by Esprit and SMS in 1995 and 1999; Esprit alleges that SMS breached its obligations under the agreements and is seeking damages in range of U.S. $8.8 — $18.2 million. The pleadings portion and discovery phase between SMS and Esprit have commenced and the arbitration hearing was to have been conducted in Los Angeles, California, U.S.A. Initially, the parties had agreed to conduct the arbitration hearing during a two week period in May, 2003, with discovery and briefing to take place before that time. However, this has been delayed and the hearing is now scheduled to take place between October 13-24, 2003.

M (2003) plc was originally a party to the arbitration demand under a legal theory alleging that SMS and M (2003) plc are alter egos of one another. Esprit released M (2003) plc from its original arbitration demand, but then named M (2003) plc in a federal court proceeding. In response, M (2003) plc moved to stay the federal court proceeding until after the arbitration between SMS and Esprit has concluded. The Court granted M (2003) plc’s motion to stay, and, therefore, Esprit will be permitted to proceed on its claims against M (2003) plc only after the arbitration between SMS and Esprit is completed, and only to the extent Esprit prevails on any of its claims in the arbitration against SMS.

On September 17, 2003, the parties tentatively agreed to settle the above proceedings for a payment by SMS to Esprit in the amount of U.S. $710,000.00. The settlement agreement and negotiations have not been finalized based on a disagreement among the parties regarding certain language in the draft settlement agreement, and whether it contains a full release of potential indemnity claims Esprit may have in the future arising out of third party claims against ECOR-SF (formerly known as Esprit de Corp). The parties continue to negotiate in an attempt to resolve this matter.

•	Marconi Corporation plc and Marconi Commerce Systems Inc., or MCSI, are defendants in an action brought by a former employee, Larry Anthony Gillus, or Gillus. The complaint alleges that Gillus suffered racial discrimination and subsequent retaliatory action whilst employed by Gilbarco, subsequently known as MCSI, which has now been sold to subsidiaries of Danaher Corporation plc. A second claim has been brought against M (2003) plc and MCSI for retaliation and intentional infliction of emotional distress alleged to have occurred after he brought the original action. Additionally, on September 10, 2003, the Court granted plaintiff’s motion to add a breach of employment contract claim and injunctive relief. Gillus’ counsel has in the past stated that he is seeking a total of $19 million in respect of both claims. Potential liabilities in respect of the claim against Marconi Corporation and M (2003) plc were compromised pursuant to its restructuring. As a result, on November 5, 2003, Gillus voluntarily dismissed without prejudice Marconi Corporation and M (2003) plc from the cases. Discovery has commenced with respect to the remaining defendants.

•	Marconi Corporation, M (2003) plc, Marconi Inc. and Marconi Data Systems Inc. are defendants in an action brought by a former employee, Thomas Edeus, or Edeus. The complaint asserts three causes of action; firstly that Edeus was unlawfully deprived of benefits to which he was entitled under Marconi Data Systems Inc’s United States severance plan; secondly for failure to provide Edeus with a summary plan description relating to the severance plan; and thirdly for age discrimination in employment. The plaintiff has purported to have made out claims in various specified amounts totaling over $901,000, some of which may be in the alternative, and also unspecified punitive damages, liquidated damages and front and back pay, making the impact of this claim on us and the former group difficult to assess. An answer and affirmative defenses have been filed on behalf of all defendants. On June 5, 2003, the court entered an order providing as follows: “Plaintiff having advised the court that one or more defendants’ [sic] are in Bankruptcy, this action is placed on the court’s [suspense] calendar pending disposition of the bankruptcy case. Plaintiff is directed to file and notice for hearing a motion to reinstate upon disposition of the bankruptcy proceedings.” Potential liabilities in respect of the claim against Marconi Corporation and M (2003) plc were compromised pursuant to our restructuring.

•	On October 4, 2000, Alcatel SA and Alcatel CIT, or Alcatel, both French companies, filed a claim against M (2003) plc, Marconi Communications Limited and Marconi Communications SpA alleging infringement of two patents held by Alcatel group companies. Alcatel and Marconi Corporation entered into a mutual patent cross license agreement effective April 1, 2002 in respect of both companies’ patent portfolios which calls for a series of payments by M (2003) plc. The amount of these payments has no significant effect on the financial position or profitability of us and the former group. This settled all claims brought by Alcatel. The cross license applies to patents and patent applications of M (2003) plc and Alcatel filed prior to April 1, 2002. The cross license expires on March 31, 2009.

•	Stringfellow and Plessey Precision Metals are defendants in an action brought in the Superior Court of California in May 1998. A toxic tort claim was filed by several thousand residents of Riverside County who live adjacent to the Stringfellow Acid Pits Waste Disposal Site. There are currently several hundred plaintiffs. The claim is still in its early stages and therefore, no estimate of Plessey’s potential liability is currently available. Plessey was a minor generator of hazardous materials on the site compared to others involved, however. A case management order was entered into in early 2001 and the case is still in the early discovery stage. The defendants are seeking dismissal on grounds of statutes of limitation. A Notice of Entry of Order and Ruling was filed on March 7, 2003 dismissing the action in respect of 121 plaintiffs. There has been no other progress in relation to the remaining plaintiffs.

•	Inglis Limited and English Electric Company Limited, or English Electric, are defendants in an action brought by Manitoba Hydro. In the early 1960s, Manitoba Hydro contracted with Inglis Limited to design and manufacture, amongst other equipment, three turbines for the hydro electric plant at Grand Rapids in the United States. Inglis Limited worked closely with English Electric, who prepared certain aspects of the turbine design. One of the turbines exploded in March 1992. Manitoba Hydro is suing Inglis Limited for negligence and breach of contract in the design and manufacture of the turbines, and English Electric for negligence in relation to the design. In June 1998, Manitoba Hydro was granted leave to commence an action against English Electric and Inglis Limited and proceedings are progressing, the documentary disclosure phase having been largely completed and examination for discovery of witnesses being partly undertaken. Manitoba Hydro has pleaded, in broad terms, around 35 million Canadian dollars, approximately £14 million. This sum is exclusive of interest which could approximately double this figure as the explosion took place 10 years ago. This amount assumes 100% liability on the part of English Electric, which is denied.

•	Datang Telecom Technology Co. Ltd, Optical Communication Branch, or Datang, has indicated that it may bring a claim against Chengdu Marconi Communications Ltd, or Chengdu. On August 24, 2000 Chengdu Marconi Communications Ltd entered into an Original Equipment Manufacture agreement with Datang. Datang has approximately U.S.$5.2 million on account payable to Chengdu Marconi Communications Ltd but has not paid as it claims that it has been unable to sell U.S.$7 to 9 million of products purchased from Chengdu Marconi Communications Ltd due to their quality. Datang has indicated that it will not pay the outstanding sums and may bring court proceedings against Chengdu Marconi Communications Ltd in China. The value of such a claim might be in the region of U.S.$7 to 9 million, the value of the products that Datang claims it has been unable to sell, but could potentially be for U.S.$18 million, the value of the entire contract. Arbitration proceedings have not yet begun and Datang and Chengdu continue to seek a resolution without resorting to litigation.

•	On March 26, 2002 Railtrack Telecom Services Limited, or RTSL, now known as RT Group Telecom Services Limited, a joint venture partner, served a claim against Marconi Corporation in respect of its failure to pay in February 2002 an amount of £20 million plus daily interest in an amount of £3,287 in respect of the purported exercise by RTSL of a contractual option to put 1,324,054 ordinary shares in Easynet Group plc on to Marconi Corporation. Marconi Corporation had, prior to receipt of the claim, indicated its intention to claim or counterclaim against RTSL in respect of its acts, omissions, misrepresentations and breaches of its obligations to Marconi Corporation arising out of or in respect of certain agreements and transactions relating to ipsaris Limited and Ultramast Limited, a joint venture company in which RTSL and Marconi Corporation each held 50% of the shares. Marconi Corporation then raised its counterclaims as a complete defense and advised RTSL that the amount of Marconi Corporation’s claims against RTSL was greater than the claim that RTSL had brought against Marconi Corporation. RTSL applied for a summary judgment hearing which took place on July 15, 2002, on the grounds that Marconi Corporation’s claims had no real prospect of success. The court did not grant summary judgment in favor of RTSL, recognizing that Marconi Corporation might have a valid counterclaim which could be set off against amounts due under the option. However, the court did order that Marconi Corporation pay the disputed £20 million plus interest into court, reflecting the court’s concerns about whether the counterclaim by Marconi Corporation would ultimately succeed and also the fact that RTSL was entitled to put the Easynet Group plc shares on Marconi Corporation, and that it would be unfair for Marconi Corporation to acquire the shares without making any payment. Marconi Corporation paid the required sum into court. A settlement of all outstanding litigation was reached with RTSL, subject to court approval of a capital reduction in Ultramast Limited. The court approved the capital reduction on February 21, 2003.

•	Marconi Communications Limited, or MCL, has settled claims which were brought by Alstom Transport Limited, or Alstom, a sub-contractor, in an arbitration brought under International Chamber of Commerce rules in respect of a sub-contract that Alstom entered into with MCL on May 26, 1995 for the supply of certain communications equipment and systems for installation on the Northern Line of London’s underground system. Alstom requested the arbitration on May 25, 2001. MCL submitted a full defense. Certain preliminary matters were heard and an initial hearing into the substance of the claim took place. In a related action, Alstom and three other Alstom subsidiaries issued proceedings in the English courts in September 2001 in relation to alleged misrepresentations or breach of warranties made by MCL as to the costs of operating the communications equipment and systems to be installed pursuant to this sub-contract. Settlement was reached in relation to both these claims on December 20, 2002. MCL will provide further products and services to Alstom pursuant to a revised supply contract and a new maintenance contract was entered into as of January 6, 2003. Marconi Corporation’s obligations pursuant to these new contracts are guaranteed by Marconi Communications Holdings Limited and are the subject of collateralized performance bonds to a value of £2.5 million and £1 million respectively for the supply and maintenance contracts. The arbitration has also been discontinued.

•	Marconi Corporation was the defendant in an action brought by DrKW Finance Ltd, or DrKW which has now been settled. The claim was for £12,289,860.15 plus interest due or scheduled to become due under a payment plan agreement between Oracle Corporation U.K. Ltd, or Oracle, and Marconi Corporation. Oracle assigned the relevant agreement, a software licensing agreement, to DrKW. On October 11, 2002 DrKW obtained summary judgment for the full amount claimed plus interest. On the same day Marconi Corporation agreed a settlement of the claim with DrKW and DrKW agreed not to enforce the judgment. Marconi Corporation has complied with its settlement obligations and has no further liability in respect of this claim.

•	There is an outstanding tax dispute between the Indian tax authorities and Marconi Corporation, English Electric and Associated Electrical Industries Limited, or AEI. In 1989/90, as part of the reorganization of the Marconi group’s European operations, Marconi Corporation, English Electric and AEI transferred their shareholdings in The General Electric Company of India Limited, or GEC India, The English Electric Company of India Limited, or EE India, and GEC Power Engineering Services of India Limited, or GEP India, to a Dutch company, GEC Alsthom NV, or Alsthom. The Indian tax authorities claim that this transfer gives rise to an Indian capital gains tax charge for each of Marconi Corporation, English Electric and AEI, although this is one of the issues in dispute. An advance Indian capital gains tax payment had to be made before the Indian authorities would issue a no-objection certificate, which was required before the transfer could proceed. This advance payment was based on the value of GEC India, EE India and GEP India at the date of the no-objection certificate. The Indian tax authorities have, however, assessed Marconi Corporation, English Electric and AEI to tax on the basis of the value of GEC India, EE India and GEP India at the date of the actual transfer, which could give rise to a tax liability of up to £11 million, of which £3 million relates to Marconi Corporation. Marconi Corporation, English Electric and AEI are disputing this liability and the basis of valuation in the Indian courts and in pursuance of interim orders of the Indian Court have deposited £2.686 million with the Indian tax authorities. In January 2004, the case was heard in the Calcutta High Court on a point of tax law. No judgement has yet been delivered.

•	M (2003) plc and four of its former officers are defendants in a consolidated class action lawsuit pending in the United States District Court for the Western District of Pennsylvania brought on behalf of a putative class of all persons, other than defendants and their respective affiliates, who purchased American depository receipts or are United States residents and purchased common stock of M (2003) plc between April 10, 2001 and July 5, 2001, inclusive. Plaintiffs allege that, during this period, M (2003) plc and the individual defendants falsely reassured investors that Marconi’s revenues would rise during the year and that its geographic and business mix left it relatively immune to the economic downturn affecting its competitors. Plaintiffs further allege that on July 4, 2001 defendants belatedly disclosed that tougher trading conditions in the quarter ended June 30, 2001 indicated that M (2003) plc’s sales and operating profits for fiscal 2002 would fall significantly from the levels previously estimated. Defendants’ alleged misrepresentations are said to violate the anti-fraud provisions of Section 10(b) of the U.S. Securities Exchange Act of 1934 and, as to the individual defendants, Section 20(a) of the U.S. Securities Exchange Act of 1934. Plaintiffs seek class certification, an award of unspecified damages, counsel and expert fees and other costs of suit and other unspecified relief. All defendants filed a motion to dismiss the lawsuit, which by opinion and order dated September 18, 2002, was granted in part and denied in part. The Court ruled that it had no jurisdiction over claims of holders of Marconi ordinary shares not residents of the United States, but does have jurisdiction over claims of American resident owners of ordinary shares and owners of ADRs. The parties have agreed to a settlement, which resulted in M (2003) plc and the Marconi group not making a payment to the claimants. The court approved the settlement and entered the final order and judgment on January 16, 2004. No appeals were filed.

•	M (2003) plc was the defendant in an action commenced by Salomon Brothers International Limited, or SBIL, for £15.9 million, plus interest and costs. The claim was related to a guarantee granted by M (2003) plc to SBIL in respect of certain equity swap transactions entered into between SBIL and Bedell Cristin Trustees Limited, or Bedell Cristin, as trustees of the Marconi Employee Trust. The intention of the equity swap transactions was to hedge the exposure of the Marconi group to the M (2003) plc share price inherent in Marconi employee share options. The equity swap transactions were governed by an ISDA master agreement between SBIL and Bedell Cristin. On March 26, 2002, SBIL served notice on Bedell Cristin purporting to terminate the equity swap transactions on the grounds of an alleged event of default in relation to M (2003) plc. On April 8, 2002, SBIL served a demand on M (2003) plc under its guarantee for payment of an early termination amount that it had calculated to represent its loss in relation to the equity swap transactions. M (2003) plc declined to recognize the validity of the early termination of the equity swap transactions or the demand under its guarantee. On April 19, 2002 SBIL filed a claim form on M (2003) plc. M (2003) plc served a defence to this claim form. This litigation was discontinued in accordance with a settlement entered into in connection with our financial restructuring.

Claims brought by our group companies

      The following represent the largest outstanding claims made on behalf of our group:

•	Marconi Communications Inc., or MCI, is the claimant in two actions against Vidar SMS Co., Ltd, or Vidar, a company with its principal place of business in Taiwan. In May 2000, MCI brought an International Chamber of Commerce arbitration proceeding against Vidar in connection with Vidar’s breaches of an Engineering Services Agreement between Vidar and a Marconi-acquired company, RELTEC Corporation. In August 2002, the arbitration tribunal awarded MCI $25,879,544 under its breach of warranty claims, $5,604,270.12 for prejudgment interest, and $156,702.56 for costs, for a total award of $31,640,516.68. Vidar claims that it has no assets to satisfy this judgment.

•	A second action was brought by MCI against Vidar in May 2000 in the United States Court for the Northern District of Texas for fraud, negligent misrepresentation, Texas common law indemnity and California equitable indemnity, all relating to Vidar’s wrongful acts in connection with various business relationships between the parties. On October 30, 2002, the U.S. District Court entered default judgment against Vidar on all claims and assessed MCI’s actual damages at $72,402,065 plus prejudgment interest on this amount at the rate of 10% per annum. Vidar filed a petition for reorganization in the Taipei (Taiwan) District Court in 2001 and claims that it has no assets to satisfy the judgments referred to above. However, the Taipei District Court dismissed Vidar’s petition on January 28, 2002 based on its lack of viability for reorganization and the Taiwan High Court dismissed Vidar’s appeal of the lower court’s ruling on March 25, 2002 based on the same reason.

Third party guarantees

      The Company has entered into agreements that contain features, which meet the definition of a guarantee under FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. FIN 45 defines a guarantee to be a contract that contingently requires the Company to make payments (either in cash, financial instruments, other assets, common shares of the Company or through the provision of services) to a third party based on changes in an underlying economic characteristic (such as interest rates or market value) that is related to an asset, a liability or an equity security of the other party. FIN 45 requires that upon issuance of a guarantee, the guarantor must disclose and recognize a liability for the fair value of the obligation it assumes under that guarantee. The initial recognition and measurement requirement of FIN 45 is effective for guarantees issued or modified after

December 31, 2002. As of March 31, 2003, the fair value of the Company’s guarantees that were issued or modified after December 31, 2002 were not material.

      The Company has the following major types of guarantees that are subject to the disclosure requirements of FIN 45.

Financial and other guarantees

      Marconi Corporation plc and various of its subsidiaries have undertaken, in the normal course of business, to provide support to the joint ventures of the Company, to meet their liabilities. These undertakings contain financial guarantees. A payment under these undertakings would be required in the event of any of the joint ventures being unable to pay its liabilities. Payment of this funding would be required if requested by the joint ventures in accordance with the funding agreements. The potential amount of future payments which the Company may be required to make under these guarantees is £10 million.

      Other guarantees relate primarily to financial standby letters of credit, irrevocable undertakings to guarantee payment of a specified financial obligation. The maximum potential amount of future payments which may be required to be made by the Company under these guarantees is £61 million.

Purchase commitments

      In the ordinary course of business the Company enters into contracts for capital expenditures as set out below:

	Capital expenditure
	commitments

(in millions)	2003	2002	2001

	£	£	£
At March 31	4	3	87

Leases

      The Company leases certain facilities and equipment under operating leases, many of which contain renewal options and escalation clauses. Total rental expense for fiscal 2003 was £34 million (2002, £43 million and 2001, £42 million).

      At March 31, 2003, minimum future rental commitments under operating leases having non-cancelable lease terms in excess of one year are as follows:

	Land and	Other
(in millions)	buildings	items	Total

	£	£	£
Fiscal 2004	15	4	19
2005	17	4	21
2006	15	1	16
2007	13	1	14
2008	11	—	11
Thereafter	47	—	47

Total	118	10	128

11.     Business combinations

      The Company made no acquisitions during fiscal 2003. The following table presents information about acquisitions by the Company during fiscal 2002 and 2001. All of these acquisitions were accounted for under the purchase method of accounting.

      The aggregate impact of the acquisitions in fiscal 2002 and fiscal 2001 was not material to net sales, net loss, or basic earnings per share.

							Amortization period (in years)

	Acquisition	Purchase		Existing	Other	IPRD		Existing	Other
(in millions)	date	price	Goodwill	technology	intangibles	(after tax)	Goodwill*	technology	intangibles

		£	£	£	£
Fiscal 2002
Northwood	5/01	19	16	2	1	n/a	7	4	5
Telit	4/01	11	13	1	1	n/a	7	4	5
Other		3	5	n/a	n/a	n/a	7	n/a	n/a

Fiscal 2002 Total		33	34	3	2	n/a

Fiscal 2001
Metapath	6/00	500	400	21	20	28	7	4	5-10
Mariposa	6/00	200	161	10	4	4	7	5	5-10
Other		300	268	64	35	n/a	7	7	7

Fiscal 2001 Total		1,000	829	95	59	32

*	Amortization of goodwill ceased effective April 1, 2002 following the adoption of SFAS 142.

     Northwood is a leading provider of radio planning and engineering software.

      Telit is a company involved in the development of products for the public mobile network infrastructure. Following an impairment review in fiscal 2002, an impairment charge of approximately £13 million was recognized against goodwill and other intangible assets of Telit, and included within the (loss)/income from discontinued operations. As a result, the remaining net book value of the goodwill and intangible assets associated with Telit at March 31, 2002 was £nil and this was included in the net assets of discontinued operations at March 31, 2002.

      In addition, reductions to goodwill and other intangibles arising in respect of prior-year acquisitions totalling £20 million were recorded in fiscal 2002, which related primarily to purchase price adjustments made during 2002.

      Metapath Software International, Inc. (Metapath) is a global provider of business and operational support systems (OSS) software used by the wireless telecommunications industry to launch and support mobile voice and data services. Following an impairment review in fiscal 2002, an impairment charge of approximately £336 million was recognized against goodwill and other intangible assets of Metapath. The remaining net book value of the goodwill and intangible assets associated with Metapath at March 31, 2002 was £18 million.

      Mariposa Technology, Inc. (Mariposa) is a leading provider of integrated access devices (IADs) for carrier-managed services, virtual private networks and private enterprise networks. Following an impairment review in fiscal 2002, an impairment charge of approximately £151 million was recognized against goodwill and other intangible assets of Mariposa. The remaining net book value of the goodwill and intangible assets associated with Mariposa at March 31, 2002 was £nil.

      An impairment charge of approximately £168 million was recognized against goodwill and other intangible assets recorded in respect of other acquisitions made in fiscal 2001. Following the impairment charge, the remaining net book value of goodwill and intangible assets relating to these other acquisitions was £39 million.

Purchased in-process research and development

      Included in the purchase price allocation for the above acquisitions was purchased in-process research and development. For each acquisition, a fair market appraisal was performed to assess and allocate a value to purchased in-process research and development. The value allocated represents the estimated fair value based on risk-adjusted future cash flows generated from the products that would result from each of the in-process projects. Estimated future after-tax cash flows of each project, on a product by product basis, were based on management’s estimates of revenue less operating expenses, cash flow adjustments, income taxes and charges for the use of contributory assets. Future cash flows were also adjusted for the value contributed by any core technology and development efforts that were completed post acquisition.

      Revenues were estimated based on relevant market size and growth factors, expected industry trends, individual product sale cycles, the estimated life of each product’s underlying technology and historical pricing. Estimated operating expenses include cost of goods sold, selling, general and administrative expenses and research and development expenses.

      The estimated research and development expenses include costs to maintain the products once they have been introduced into the market and are generating revenues and costs to complete the purchased in-process research and development. Operating expense estimates were consistent with historical margins and expense levels for similar products.

      The discount rates used to discount the projected net revenues were based on a weighted-average cost of capital relative to each acquisition and the telecommunications industry, as well as the product-specific risk associated with the purchased in-process research and development products. Product-specific risk includes the stage of completion of each project, the complexity of development work completed to date and the likelihood of achieving technological feasibility and market acceptance.

Fiscal 2003

      The Company made no acquisitions during fiscal 2003.

Fiscal 2002

      No in-process research and development was identified in respect of fiscal 2002 acquisitions, as none of the acquisitions had significant products that had not reached technological feasibility.

Fiscal 2001

      During fiscal 2001, the Company recorded a £32 million charge in respect of purchased in-process research and development using the techniques described above, based on information available at the time of acquisition.

	IPR&D	Overall	Discount
(in millions, except %)	charge	progress	factor applied

	£	%	%
Mariposa Technologies Inc.	4	40	22
Metapath Software International, Inc.	28	21	18-25

	32

12.	Discontinued operations

      On February 20, 2004, the Company sold its NAA business for cash consideration of U.S.$240 million.

      During fiscal 2002 the Company established a formal plan for the disposal of the various businesses comprising the mobile segment. The strategic communication business, which represents the majority of the segment, was sold to Finmeccanica S.p.A for approximately £387 million in August 2002. The proceeds were received in the form of cash and debt assumed by Finmeccanica S.p.A. On February 5, 2002, the Company completed the sale of its data systems business for net cash proceeds of £283 million.

      On October 19, 2001, the Company completed the sale of its medical systems business for net cash proceeds of £729 million.

      Accordingly, the results of these businesses have been shown as discontinued operations for all years presented. A summary of operating results of medical, data systems, mobile and NAA is presented below:

	Year ended March 31,

(in millions)	2003	2002	2001

	£	£	£
Revenues	201	1,235	1,907
Operating (loss)/income	(107)	(155)	100
(Loss)/income before income taxes and minority interest	(110)	(149)	93
Income tax provision and minority interest	(2)	(36)	(57)
Net (loss)/income from discontinued operations	(112)	(185)	36

      Net assets of discontinued operations are as follows:

	March 31,

(in millions)	2003	2002

	£	£
Assets:
Cash and cash equivalents	2	73
Accounts receivable	8	245
Inventories	6	200
Prepaid expense and other current assets	1	67

Total current assets	17	585
Property, plant and equipment, net	12	82
Goodwill and intangibles, net	73	204
Other non-current assets	—	71

Total assets	102	942

Liabilities:
Accounts payable	15	205
Short-term borrowings	—	57
Accrued expenses and other current liabilities	17	180

Total current liabilities	32	442
Long-term debt	—	15
Other liabilities	—	68
Minority interests	—	3

Total liabilities	32	528

Net (liabilities)/assets of discontinued operations	70	414

13.	Investments in affiliates

Fiscal 2003

      At March 31, 2003, the Company had two investments, which it accounted for using the equity method, Easynet Group plc (Easynet) and Confirmant. At March 31, 2002 Ultramast was also accounted for using the equity method.

      In February 2003, the Company completed the disposition of Ultramast through a capital reduction and settled all litigation associated with Ultramast. As a result, the Company acquired an additional 1.3 million ordinary shares in Easynet, which increased its equity holding to 72.7% and its holding of voting shares to 51.6%. Under the articles of association of Easynet and the Company’s Relationship Agreement with Easynet, the Company’s voting rights are limited to 49.9%. Accordingly, despite ownership of a majority-voting shareholder, the Company determined that it did not control Easynet in the period and the Company continued to account for its investment in Easynet using the equity method of accounting. In addition to the Easynet shares, the Company also received cash proceeds of £41 million reflecting a gain on disposal of £14 million.

      The Company subsequently disposed of its entire stake in Easynet. The disposal was effected through a placing completed on July 4, 2003 of 36,135,948 ordinary shares in Easynet at a price of 112 pence per share together with a further placing completed on September 4, 2003 of 44,682,364 ordinary shares in Easynet at a price of 127 pence per share. The Company no longer has an interest in Easynet nor has representatives on the Board of Easynet. Before expenses, the disposal on July 4, 2003 raised approximately £40.5 million while the disposal on September 4, 2003 raised approximately £56.7 million. The cash proceeds were paid into the Mandatory Redemption Escrow Account and were used to fund partial redemptions of the Company’s Junior Notes.

      As at December 31, 2002, Easynet had net liabilities under U.S. GAAP of approximately £39 million. Consequently, the Company discontinued recording its share of the losses of Easynet because it had no commitment to provide further funding to Easynet.

Fiscal 2002

      In March 2002, the Company disposed of its 50% stake in General Domestic Appliances Holdings Limited (GDA) for cash consideration of £113 million, recognizing a profit of £35 million on the transaction. At March 31, 2001, the Company held a 50% share of GDA for which it accounted under the equity method. At this time, there was no difference between the carrying value and the underlying equity in net assets of GDA. GDA was not listed so a market value cannot be provided.

      In July 2001, the Company sold its interest in ipsaris (a subsidiary) and received a 71.9% equity holding in and a 49.9% holding in the voting shares in Easynet. As the Company had 22% of board representation, no unilateral rights or vetoes, and no involvement in day-to-day operations, the Company determined that control did not exist, but that significant influence did exist, and therefore accounted for its investment using the equity method. The consideration was determined based on the fair value of the shares received of £217 million and a loss on disposal of £185 million was recorded.

      Easynet has a December 31 year-end. As it is a company listed on The London Stock Exchange, no interim period results are available. Therefore the results from the date of acquisition to December 31 have been used to record the equity share of Easynet results. No material events occurred in the intervening period.

      In June 2001, the Company disposed of its remaining stake in Alstom SA, a publicly traded company which specializes in the contracting of infrastructure construction projects for power generation, power transmission and distribution and railway transportation, for cash consideration of £235 million, recording a gain on disposal of £214 million.

      In April 2001, the Company invested £65 million in a 50% equity stake in Ultramast Limited, a joint venture with Railtrack Telecom Services Limited. The Company has determined that it does not exercise control, but that significant influence does exist, and has therefore accounted for its investment using the equity method.

      Dividends received from equity investments for fiscal year 2003 were £nil (2002, £29 million, 2001, £80 million).

Fiscal 2001

      In February 2001, the Company sold approximately 76% of its approximate 24% ownership in Alstom SA in a private placement for proceeds of £631 million. As a result, the investment ceased to be accounted for under the equity method. The carrying value at the time of the sale was £95 million based on the most recently available U.S. GAAP financial statements for Alstom at September 30, 2000 and related foreign exchange adjustments, resulting in a gain on sale of £536 million. At March 31, 2001, the investment has been treated as an available-for-sale investment, with changes in market value shown in unrealized gains and losses within shareholders’ equity.

      In February 2001 the Company sold its 25% interest in Xcert International for proceeds of £15 million, recognizing a loss on disposal of £6 million.

      In June 2000, Atlantic Telecom Group plc (Atlantic), in which the Company originally acquired a 27% stake, issued shares to acquire First Telecom Group plc, and the Company’s shareholding in Atlantic was diluted to 19.7%. As a result of the acquisition and subsequent board reorganization, the Company ceased to participate in day-to-day decision making at the company and Atlantic was not technologically dependent upon the Company. The Company also ceased to have the right to appoint more than 20% of the board of Atlantic. Based on this, the Company deemed it appropriate as at March 31, 2001 to reclassify the investment as an available-for-sale trade investment, with changes in market value shown in unrealized gains and losses, net of tax, within shareholders’ equity. During fiscal 2002, the value of this investment was written down to £nil, following Atlantic being placed into administration.

      In December 2000, the Company sold its 50% interest in Comstar for proceeds of £43 million, recognising a profit on disposal of £19 million.

Summarized financial information for investment in affiliates as follows:

	March 31,

(in millions)	2003	2002

	£	£
Balance sheet data
Current assets	139	294
Non-current assets	81	129

Total assets	220	423

Current liabilities	94	120
Non-current liabilities	118	119

Total liabilities	212	239

	Fiscal year ended
	March 31,

(in millions)	2003	2002	2001

	£	£	£
Statement of operations data
Revenues	89	291	270
Operating (loss)/income	(74)	(276)	16
Net (loss)/income	(81)	(240)	10

14.     Investment in securities

      All marketable securities are classified as available-for-sale and reported at fair value as follows:

		Gross	Gross
	Carrying	unrealized	unrealized	Estimated
(in millions)	value	gains	losses	fair value

	£	£	£	£
March 31, 2003:
Equity securities	16	—	—	16

March 31, 2002:
Equity securities	53	—	—	53

      During fiscal 2003, an impairment charge of £38 million (2002, £nil, and 2001, £nil) was recorded in the statement of operations related to declines in value of equity securities judged to be other than temporary.

      Proceeds from the sale of investment in securities were £289 million and £638 million for fiscal 2002 and 2001, respectively. The Company realized gains on the sales of these investments in the amount of £41 million and £20 million for fiscal 2002 and 2001 respectively.

15.     Shareholder’s equity

      Holders of ordinary shares in Marconi Corporation plc are entitled to one vote per share on matters to be voted on by the shareholders, and to receive dividends when and as declared by the board. Shareholders are not entitled to pre-emptive rights and have no subscription, redemption or conversion privileges. The ordinary shares do not have cumulative voting rights. The rights, preferences and privileges of holders of ordinary shares are subject to the rights of the holders of shares of any series of preferred shares issued or that may be issued in the future. See note 23, Subsequent events, for changes in Marconi Corporation plc’s ordinary shares post March 31, 2003.

16.     Employee stock option plans

      Employees of the Company participate in a number of stock option plans whereby they receive rights over shares in M (2003) plc, the ultimate parent company of the Company throughout the three years ended March 31, 2003. The Company accounts for these employee stock option plans under APB 25 with any expense being matched by a credit to shareholders’ equity as a capital contribution by M (2003) plc.

      Plc has nine plans under which it grants options: the GEC Employee 1992 Savings-Related Share Option Plan, the GEC 1984 Managers’ Share Option Plan, the GEC 1997 Executive Share Option Plan, the Marconi 1999 Stock Option Plan, the Marconi U.K. Sharesave Plan, the Marconi International Sharesave Plan, the Marconi Launch Share Plan, the Marconi Long Term Incentive Plan and the Marconi Phantom Option Plan.

      In addition, during fiscal 2002, M (2003) plc granted options in ADR’s of M (2003) plc under the Marconi Employee Stock Purchase Plan for the Company’s employees in North America.

      As of March 31, 2003, M (2003) plc has granted options under the following eight plans in respect of the acquisitions of Reltec, Mariposa, MSI and Northwood Technologies; the 1998 Equity Participation Plan of Reltec Corporation, the amended and restated 1995 Stock Purchase and Option Plan for employees of Reltec Holdings Inc., and subsidiaries, the MSI 1995 Stock Option Plan, the MSI 1999 Stock Option Plan, the MSIH Stock Option Plan, the Mariposa Technology, Inc. 1998 Employee Incentive Plan and the Marconi Restricted Share Plan.

      Under the terms of the stock option plans, employees have been granted rights to purchase ordinary shares and/or phantom options. The terms of the grant vary and each of the main plans is described below.

Savings related plans

The Marconi U.K. Sharesave Plan

      All employees of participating U.K. companies in the Company including full-time executive directors are eligible to participate in the U.K. sharesave plan. Under this plan, participants are granted options to purchase shares with an exercise price not less than 80% of the market value of a M (2003) plc ordinary share on the trading day immediately before the invitation day (as defined in the rules of the plan). In order to participate, each employee must enter into a savings contract with a specified financial institution under which they agree to make monthly contributions, which must not exceed £250 per month in aggregate. The savings contracts typically expire on the third or fifth anniversary of the date of grant. The plan is compensatory and compensation expense is recorded over the vesting period. At March 31, 2003, 2,295,287 M (2003) plc shares were outstanding to be purchased under the plan. Additional shares available for grant are governed by total dilution limits applicable to several plans.

The Marconi International Sharesave Plan

      The international sharesave plan, at the discretion of the board of directors of M (2003) plc permits employees of the Company who are resident outside the U.K. to participate in a share option plan that is substantially similar to the U.K. sharesave plan. Unlike the U.K. sharesave plan, under the international sharesave plan the savings contracts may not generate the exact amount required to exercise the options because of currency fluctuations and interest rate differences. Additional cash may be required when the options are exercised, however, any excess savings generated cannot be used to purchase additional shares.

The Marconi International Sharesave Plan — Italian Appendix

      All employees and executive directors whose remuneration is subject to taxation in Italy are eligible to participate in the Italian Appendix of the International Sharesave Plan. Under the Italian Appendix of the International Sharesave Plan, participants can exercise options to purchase shares with an exercise price not less than the market value of a M (2003) plc ordinary share averaged over the 30 trading days immediately before the date of grant. Upon exercise, participants will be gifted such number of additional shares as can be purchased on the market with 10% of their total accumulated savings and interest. In order to participate, each employee must enter into a savings contract with a specified financial institution under which they agree to make monthly contributions, which must not exceed the Italian Lira/Euro equivalent of £250 per month in aggregate. At March 31, 2003, 1,340,174 M (2003) plc shares were outstanding to be purchased under the plan.

The Marconi Employee Stock Purchase Plan for Employees in North America

      All employees of participating U.S. and Canadian companies are eligible to participate in the Stock Purchase Plan. Employees may purchase shares with after-tax payroll deductions at the end of an Offering Period, at a price not less than 85% of the lower of the closing price of a share on the Offering Date and the closing price of a share on the Purchase Date (as defined in the rules of the Plan). No employee may purchase shares pursuant to the Stock Purchase Plan at a rate which exceeds U.S.$25,000 in any calendar year or such lower limit as M (2003) plc may specify from time to time. This plan is non-compensatory in nature.

Non-savings related plans

The Marconi 1999 Share Option Plan

      All employees and full-time executive directors are eligible to be granted options under the option plan at the discretion of the remuneration committee. Options granted prior to July 2001 to participants will not normally be exercisable unless our earnings per share over a period of at least three financial years have exceeded the growth in the U.K. Retail Price Index by at least an average of 3% per year. Options granted after July 2001 will become exercisable over periods and subject to conditions defined by the remuneration committee. Options granted under the plan in November 2001 become progressively exercisable over four years and are subject to conditions related to reduction in M (2003) plc’s consolidated net debt and M (2003) plc total shareholder return being better than that of the company at the fiftieth percentile of FTSE 100 companies. Options entitle the option holder to acquire M (2003) plc ordinary shares at a price per share determined by the remuneration committee, which shall not be less than the market value of a M (2003) plc share shortly before the date of grant.

      The Company applies variable plan accounting for grants under this scheme and will recognize compensation cost if achievement of the performance conditions become probable. At March 31, 2003, 96,145,820 M (2003) plc shares were outstanding. Additional shares available for grant are governed by total dilution limits applicable to several plans.

The Marconi Long Term Incentive Plan

      Under the long term incentive plan (LTIP), participants may be granted performance-related awards entitling them, at the end of a three-year period, to be granted a right to call for a number of ordinary shares of M (2003) plc without payment based on corporate performance of the business in which they work and of the Company as a whole over that period. The annual award is limited to a maximum value of 50% of base salary. Any right so granted will normally become exercisable in three equal tranches. The first tranche will become exercisable immediately, and the second and third tranches will normally become exercisable on the first and second anniversaries of the date of grant. All full-time employees of the Company, directors of M (2003) plc and executive directors of M (2003) plc are eligible to participate in the long-term incentive plan, at the discretion of the remuneration committee of the board of directors of M (2003) plc. No newly issued shares may be used to satisfy options under this plan. The Company applies variable plan accounting for grants under this plan and recognizes compensation cost when achievement of the performance conditions becomes probable. No new shares were granted during the year. At March 31, 2003, 617,963 M (2003) plc shares were outstanding.

The Marconi Phantom Option Plan

      In June 1999, the GEC remuneration committee adopted the phantom option plan for the purpose of granting incentives relating to any increase in our value primarily to executives and employees of Reltec and Fore Systems following our acquisition of those businesses. From November 1999, the Company has operated the phantom option plan and made awards by reference to M (2003) plc shares and previous awards (grants made between June 1999 and November 1999 in relation to GEC Shares) were adjusted so that they related to M (2003) plc shares on a value-for-value basis. Following the adjustment the holder of a phantom unit was kept in the same economic position as before through an adjustment to the exercise price and an increase in the number of units. A phantom option is similar to a share option except that it is a cash-based award granted in relation to a stated number of phantom units, each of which has the same economic value as a M (2003) plc ordinary share. Upon exercise of a phantom option, the holder is entitled to receive a cash payment equal to the difference between the base price of the phantom option (normally corresponding to the market value of a M (2003) plc ordinary share at the time the phantom option is granted) and market value of a M (2003) plc ordinary share on the date of exercise. The Company may give notice to participants that it elects to substitute options to acquire real M (2003) plc ordinary shares for phantom options. If such an election is made, a participant will be required on exercise to pay an amount equal to the base price of the phantom options to the Company and will receive M (2003) plc ordinary shares. Options are normally exercisable between the third and tenth anniversaries of grant. The Company recognizes compensation expense measured at the end of each period as the amount by which the quoted market value of a M (2003) plc share exceeds the unit price payable by the unit holder. The expense is recognized over the service period. Changes, either increases or decreases, in the quoted market value of the shares between the date of grant and the date the phantom options are exercised result in a change in the compensation expense to be recognized.

      Where the phantom options were granted in exchange for Reltec and Fore System’s options as part of those business combinations, the fair value of those options was treated as part of the respective purchase prices. Such phantom options continue to be governed by the relevant Reltec or Fore System’s plans under which they were originally granted. At March 31, 2003, 55,688,165 M (2003) plc shares were outstanding.

Marconi Restricted Share Plan

      The Restricted Share Plan was introduced to enable the Company to award share based incentives to employees of companies which the Company acquires. The Remuneration Committee has discretion to make awards of restricted stock, which entitle the employee to call for shares at £nil cost once the stock has vested. The stock will vest either at certain specified times or subject to the satisfaction of performance conditions. In practice the performance conditions imposed generally relate to specific integration targets or business goals of the acquired company. Once the restrictions have ended or the conditions been met, the restricted share vests and will either be automatically released (in the case of U.S. employees) or can be called for by the employee (in all other jurisdictions). The Company applies variable plan accounting for grants under this plan, and compensation expense is recorded over the vesting period. At March 31, 2003, 1,793,970 M (2003) plc shares were outstanding.

The Marconi Launch Share Plan

      Under this plan, employees at November 30, 1999 were, at the discretion of the board, granted the right to receive up to 1,000 M (2003) plc ordinary shares, which would be exercisable provided that two conditions are met. The first condition is that the market price of a M (2003) plc ordinary share must have doubled from 801.5p to £16.03 during the period between November 30, 1999 and November 30, 2004. The second condition is that a participant must normally remain in employment until November 30, 2002 or, if later, at the time that the first condition is met. The Company applies variable plan accounting for grants under this plan and will account for the compensation expense if the first condition is met. At March 31, 2003 30,818,385 M (2003) plc shares were outstanding to be purchased under the plan. Additional shares available for grant are governed by total dilution limits applicable to several plans.

The Marconi Associated Companies Share Option Plan

      The associated companies option plan enables options to be granted to executives of companies in which the Company has a direct or indirect equity interest of between 20% and 50%. The terms of the associated companies option plan are substantially similar to the Marconi 1999 Share Option Plan. No options have been granted under this plan.

Metapath Software Corporation Amended and Restated 1995 Stock Option Plan, the Metapath Software International, Inc. Amended and Restated 1999 Stock Option Plan, and the Mobile Systems International Holdings Limited Share Option Plan.

      Each of these option plans had been in place over MSI shares prior to the acquisition by the Company in June 2000. Following the acquisition, MSI option holders who would become employees of the Company exchanged options over MSI shares for options over M (2003) plc shares. Following the exchange the option holder was kept in the same economic position as before the exchange through an adjustment to the exercise price and an increase in the number of shares under option. The option holder was given a choice to retain their options with their existing vesting schedule, or to elect to accept an amended vesting schedule (vesting one third of their options on each of the first, second and third anniversaries of the acquisition) together with an award of restricted stock over the same number of shares as they had shares under option. Compensation expense is recognized on the shares that were unvested at the acquisition date (based on the intrinsic value of the shares as of the acquisition date) over the vesting period. The fair value of all shares issued at the date of acquisition, less the amount allocated to compensation expense, has been recorded as a cost of the acquisition. Certain arrangements under the Marconi Restricted Share Plan, the Marconi 1999 Stock Option Plan, the MSI 1995 Plan and the MSIH Plan were modified subsequent to acquisition. As a result, the modified arrangements became subject to variable accounting. At March 31, 2003, 3,225,015 M (2003) plc shares were outstanding.

Mariposa Technology, Inc. 1998 Employee Incentive Plan

      Prior to the acquisition by the Company in October 2000, options had been granted under The Mariposa Technology, Inc, 1998 Employee Incentive Plan over Mariposa Technology, Inc, shares. Following the acquisition, option holders who would become employees of the Company exchanged options over Mariposa Technology, Inc, shares for options over M (2003) plc shares. Following the exchange the option holder was kept in the same economic position as before the exchange through an adjustment to the exercise price and an increase in the number of shares under option. Compensation expense is recognized on the shares that were unvested at the acquisition date (based on the intrinsic value of the shares as of the acquisition date) over the vesting period. The fair value of all shares issued at the date of acquisition, less the amount allocated to compensation expense, has been recorded as a cost of the acquisition. At March 31, 2003, 320,684 shares were outstanding.

Existing GEC share option plans

      Options plans similar to the Marconi 1999 Stock Option Plan and the Marconi U.K. Sharesave Plan had been in place over GEC shares. There was a non-compensatory plan known as the 1992 Savings-Related Scheme. There was a fixed plan known as the 1984 Managers’ Scheme (1984 Scheme). There was a variable plan known as the 1997 Executive Scheme (1997 Scheme). During fiscal 2000, option holders who would remain employees of the Company, were able to exchange options over GEC shares for options over M (2003) plc shares. Following the exchange the option holder was kept in the same economic position after the exchange as before the exchange through an adjustment to the exercise price and an increase in the number of shares under option. The exchange resulted in no change in measurement date for either the 1992 Savings-Related Scheme or the 1984 Scheme. As performance conditions in respect of the 1997 Scheme ceased to apply, the measurement date for this option plan occurred. These performance conditions were the achievement of earnings per share targets and a vesting period. Option holders in the three plans who would not remain employees of the Company were able to exercise their options. At March 31, 2003, 1,985,076 M (2003) plc shares were available to be purchased under the 1992 Savings-Related Scheme; 621,628 M (2003) plc shares were outstanding under the 1984 Scheme; and 7,824,494 M (2003) plc shares were outstanding under the 1997 scheme.

The 1998 Equity Participation Plan of Reltec Corporation, the Amended and Restated 1995 Stock Purchase and Option Plan for Employees of Reltec Holdings, Inc. and Subsidiaries

      During fiscal 2002, options originally granted under the Marconi Phantom Option Plan, governed by the rules of these plans, were converted to options over M (2003) plc shares, governed by the rules of these plans, and continue to be accounted for as variable options under APB 25.

The Northwood Technologies Inc. Stock Option Plan

      Prior to the acquisition by the Company in October 2002, Northwood Technologies Inc (Northwood) granted options under the Northwood Technologies Inc. stock option plan over Northwood shares. Following the acquisition by the Company, option holders who would become employees of the Company exchanged options over Northwood shares for options over to 70,536 M (2003) plc shares. Following the exchange, the option-holder was kept in the same economic position as before the exchange through an adjustment to the exercise price and an increase in the number of shares under option. Compensation expense is recognized on the shares that were unvested at the acquisition date (based on the intrinsic value of the shares as of the acquisition date) over the vesting period. The fair value of all share issued at the date of acquisition, less the amount allocated to compensation expense, has been recorded as a cost of the acquisition. At March 31, 2003, 65,827 were outstanding.

      Option activity under the non savings-related plans is as follows:

		Weighted
	Number of	average
	M (2003) plc	exercise
	shares	price

Outstanding, March 31, 2000	149,956,050	4.40
Granted (weighted average fair value of £0.85)	83,337,421	5.62
Lapsed	(11,237,767)	3.86
Exercised	(8,600,307)	3.58

Outstanding, March 31, 2001	213,455,397	4.98
Granted (weighted average fair value of £0.22)	87,502,652	0.35
Lapsed	(35,672,282)	6.50
Exercised	(7,087,202)	0.64

Outstanding March 31, 2002	258,198,565	3.32
Granted	—	—
Lapsed	(58,148,518)	4.12
Exercised	(2,928,096)	0.47

Outstanding March 31, 2003	197,121,951	3.24

      All options were granted with an exercise price equal to the market value of shares as of date of grant, with the exception of those granted for acquisitions and the LTIP as noted above.

      Of the total number of non-savings related options outstanding at March 31, 2003, 70,157,746 will be settled, if exercised, in either cash or shares purchased in the market, and would not be dilutive in M (2003) plc if exercised. The outstanding options related to The Launch Plan and the Marconi 1999 Stock Option Plan of 126,964,205 will be satisfied by newly issued shares and would be dilutive in M (2003) plc if exercised. Additional information regarding all options outstanding as of March 31, 2003 are noted in the table below:

	Total options outstanding			Total options exercisable

		Weighted
		average	Weighted		Weighted
		remaining	average		average
	Total number	contractual	exercise	Number	exercise
Range of exercise prices (£)	outstanding	life (years)	price (£)	exercisable	price (£)

nil	34,015,318	3.35	nil	—	—
0.03 - 0.2	292,375	2.36	0.17	292,375	0.17
0.35 - 0.80	71,260,568	3.66	0.35	2,481,684	0.49
1.22 - 2.66	4,539,030	4.23	2.12	4,153,186	2.09
2.73 - 4.72	8,793,799	4.96	3.53	8,776,361	3.53
4.76 - 6.76	30,638,124	6.89	5.81	22,137,625	5.61
6.85 - 12.50	47,582,737	6.89	8.28	39,341,542	8.22

nil - 12.50	197,121,951	4.96	3.24	77,182,773	6.33

Future grants

      As a result of the Financial Restructuring the Company is reviewing its stock-based incentive plans with a view to ensuring that appropriate incentives are in place. See note 23, Subsequent events.

17.	Fair values of financial instruments

      The carrying amounts and fair values of material financial instruments at March 31, 2003 and 2002 are as follows:

	2003		2002

	Carrying	Fair	Carrying	Fair
(in millions)	amounts	values	amounts	values

	£	£	£	£
Marketable securities	16	16	53	53
Total long-term debt*	30	30	2,195	680
Obligations under finance leases	—	—	9	9
Interest rate swap agreements	—	—	(1)	(1)
Equity forward contracts	(158)	(158)	(375)	(375)

*	excluding current maturities of long-term debt.

     The following methods and assumptions were used in estimating the fair values of financial instruments:

Equity forward contracts

      At March 31, 2003 the carrying value and fair value of the equity forward contracts was £158 million. As a result of the Financial Restructuring which was concluded on May 19, 2003, an agreement was reached and these equity forward contracts were settled for £35 million. See note 2, Summary of significant accounting policies for further discussion of these equity forward contracts.

Cash and cash equivalents, receivables, payables, accrued liabilities and short-term borrowings

      The carrying values of cash and cash equivalents, receivables, payables, accrued liabilities and short-term borrowings approximate their fair values due to the short-term nature of the instruments.

Marketable securities, long-term debt and finance leases

      The fair value of marketable securities has been determined using quoted market prices. The fair value of finance leases and long-term debt, including current portion, has been determined by discounting projected future cash flows, using reference rates taken from the debt markets at which similar loans would be made to borrowers with similar credit ratings and for the same maturities. In the case of the Marconi Corporation plc bonds, which are guaranteed by M (2003) plc, a fair value was derived from traded market prices.

Interest rate swaps

      Marconi Corporation plc has entered into receive-variable, pay-fixed agreements to effectively convert a portion of its variable-rate debt to fixed-rate debt to reduce the risk of incurring higher interest costs due to rising interest rates. Marconi Corporation plc has also entered into receive-fixed, pay-fixed agreements to reduce fair value risk on its fixed rate bonds. The following table summarizes the notional amounts outstanding and weighted average interest data, based on variable rates in effect at March 31, 2003 and 2002, for these swaps that expire between 2005 and 2010. At March 31, 2003, there were no such interest rate swap agreements outstanding.

	Fiscal year
	ended
	March 31,

(in millions, except percentages)	2003	2002

	£	£
Receive-variable, pay-fixed swaps:
Notional amount	—	772
Average receive rate	—	5.97%
Average pay rate	—	2.06%
Pay-variable, receive-fixed swaps:
Notional amount	—	306
Average receive rate	—	5.63%
Average pay rate	—	3.75%

18.	Valuation and qualifying accounts

(in millions)			Effect of
	March 31,	Additions/	exchange		March 31,
Description	2002	(release)	rate changes	Utilization	2003

	£	£	£	£	£
Allowance for doubtful accounts	164	(8)	(7)	(72)	77
Warranty reserve*	26	39 (1)	(1)	(25)	39

Total	190	31	(8)	(97)	116

(1)	The addition of £37 million in fiscal 2003 includes a £12 million change in liability in respect of the estimated pre-existing warranties at April 1, 2002.

			Net effect of	Effect of
	March 31,		acquisitions	exchange		March 31,
Description	2001	Additions	less disposals	rate changes	Utilization	2002

	£	£	£	£	£	£
Allowance for doubtful accounts	62	174	(3)	—	(69)	164
Warranty reserve*	32	36	(2)	—	(40)	26

Total	94	210	(5)	—	(119)	190

			Net effect of	Effect of
	March 31,		acquisitions	exchange		March 31,
Description	2000	Additions	less disposals	rate changes	Utilization	2001

	£	£	£	£	£	£
Allowance for doubtful accounts	20	46	12	3	(19)	62
Warranty reserve*	41	43	(5)	1	(48)	32

Total	61	89	7	4	(67)	94

*	These amounts are included in accounts payable and other liabilities.

     In light of the declining market and economic trends the Company was experiencing, a provision against bad and doubtful debts of £150 million was charged during fiscal 2002. Of this amount, £10 million was reassessed and released to the profit and loss account in fiscal 2003.

19.	Earnings per share

      The following table reconciles net (loss)/income available for ordinary shareholders and the weighted average ordinary shares outstanding for basic earnings per ordinary share for the periods:

	March 31,

(in millions, except for per share data)	2003	2002	2001

	£	£	£
Net (loss)/income	(1,167)	(6,359)	194

Basic (loss)/earnings per ordinary share:
Weighted average ordinary shares outstanding	573.3	557.9	552.6

Basic (loss)/earnings per ordinary share	(2.04)	(11.40)	0.35

      There are no potentially dilutive securities. As described in note 16, Employee stock option plans, all options were granted over M (2003) plc shares and not those of the Company.

20.	Income taxes

      The geographic analysis of (loss)/income from continuing operations before income taxes, minority interests and cumulative changes in accounting principles are as follows:

	March 31,

(in millions)	2003	2002	2001

	£	£	£
United Kingdom	(1,033)	(469)	601
Non-United Kingdom	(230)	(6,109)	(329)

Total	(1,263)	(6,578)	272

      Income tax benefit/(provision) includes:

	March 31,

(in millions)	2003	2002	2001

	£	£	£
Current income taxes
United Kingdom	155	18	(145)
Non-United Kingdom	32	(25)	(43)

Total current taxes	187	(7)	(188)
Deferred income taxes
United Kingdom	29	96	33
Non-United Kingdom	(7)	382	138

Total deferred taxes	22	478	171

Total income taxes	209	471	(17)

      The differences between the Company’s tax on profit on ordinary activities, and the statutory income tax rate in the United Kingdom are as follows:

	March 31,

(in millions)	2003	2002	2001

	£	£	£
Taxes computed at the statutory rate: (30% 2003, 2002 and 2001)	(379)	(1,973)	82
Non-deductible intangible amortization and impairment charge	—	1,276	93
Non-U.K. tax rate differences	(9)	(177)	(33)
Non-deductible/(non-taxable) items	138	(230)	(160)
Changes in reinvestment position	—	(63)	39
Valuation allowances on losses and other assets	38	715	—
Other, net	3	(19)	(4)

Income tax (benefit)/provision	(209)	(471)	17

Effective tax rate	16.5%	7.2%	6.3%

      Deferred income tax assets/(liabilities) in the balance sheet are as follows:

	March 31,

(in millions)	2003	2002

	£	£
Net deferred tax assets
Net operating losses	670	640
Provisions and other expenses	90	105
SFAS 133	21	—
Pension and post-retirement benefits	93	10
Investment write-downs	3	20

Sub total	877	775
Valuation allowance	(841)	(715)
Sub total	36	60

Net deferred tax liabilities
Property and equipment	(8)	(20)
Intangible assets (other than goodwill)	(33)	(45)

Sub total	(41)	(65)

Total	(5)	(5)

      As of March 31, 2003 the net deferred income tax liability of £5 million (2002, £5 million) was presented in the balance sheet based on tax jurisdiction as required by SFAS 109, Accounting for Income Taxes, as a non-current deferred tax liability of £5 million (2002, £5 million).

      As of March 31, 2003 approximately £2.3 billion of net operating losses were available to be carried forward. A full valuation allowance has been recorded against the deferred tax asset in relation to such losses in 2003 and 2002 due to the fact that it is more likely than not that such assets will not be realized. If unused, £615 million will expire between 2007 and 2023. The remainder of £1.6 billion does not expire.

      Although the Company has in excess of £2 billion of net operating tax losses as of March 31, 2003, these may be unavailable to cover earlier years that are open for or under tax audit. In addition, in some jurisdictions the loss carry forwards will be forfeit (this applies to the U.S.) or could be restricted (this may apply to Germany and the U.K.) following the Company’s Financial Restructuring. There will be ongoing tax cash costs, therefore, where losses are unavailable.

      No deferred tax assets have been provided for the undistributed losses to the extent that they are permanently reinvested in the Company’s non-U.K. operations.

      The tax on discontinued operations and on the disposal of discontinued operations is £nil.

21.     Related party transactions

      The Company and its subsidiaries have sales and purchases during the year with equity investments, joint ventures and associates, which are not consolidated, during fiscal 2003, 2002 and 2001. All transactions are in the ordinary course of business. The primary transactions between the Company and related parties are summarized as follows:

	Year ended March 31, 2003

	Marconi	Ancrane
(in millions)	plc	Limited	MMFG(1)	Other

	£	£	£	£
Statement of operations:
Net sales	—	—	—	30
Purchases	—	—	—	—
Balance sheet:
Trade receivables	—	—	—	26
Trade payables	—	—	—	9
Other receivables	—	—	—	—
Other payables	—	403	—	—

	Year ended March 31, 2002

	Marconi	Ancrane
(in millions)	plc	Limited	MMFG(1)	Other

	£	£	£	£
Statement of operations:
Net sales	—	—	25	40
Purchases	—	—	1	14
Balance sheet:
Trade receivables	—	—	—	26
Trade payables	—	—	—	9
Other receivables	207	—	—	—
Other payables	275	12	—	—

	Year ended March 31, 2001

	Marconi	Ancrane
(in millions)	plc	Limited	MMFG(1)	Other

	£	£	£	£
Statement of operations:
Net sales	—	—	90	59
Purchases	—	—	1	1
Balance sheet:
Trade receivables	—	—	25	28
Trade payable	—	—	1	9
Other receivables	52	—	—	—
Other payables	248	—	—	—

(1)	MMFG — Marconi Medical Financial Group (formerly known as Picker Financial)

     All the contracts and other arrangements are with Atlantic Telecommunications Limited/ GaMMa, Alstom and the joint ventures described below which management believe have been on arm’s-length terms. We may enter into arrangements with these companies in the future, which management believe will be on arm’s-length terms.

Atlantic Telecommunications Limited/ GaMMa

      The Company owned 19.7% of Atlantic Telecommunications Limited (Atlantic). Atlantic went into administration on October 5, 2001. GaMMa acquired certain assets from Atlantic in bankruptcy. The Company received a 14.3% beneficial holding in GaMMa in December 2001, in consideration of the waiver of retention of title claims against certain assets of Atlantic, the grant of software licenses and procurement of the assignment of the indefeasible right of use terms granted by Easynet. Under the terms of the agreement with GaMMa, the Company will receive warrants equating to 1.7% of the authorized share capital of GaMMa.

M (2003) plc

      Until the completion of the Financial Restructuring on May 19, 2003 M (2003) plc was the parent of the Company. The Company had the following transactions with M (2003) plc which are reflected in the accompanying consolidated financial statements.

• Stock-based compensation:

      As discussed in note 16, Employee stock option plans, employees in the Company participated in a number of stock option plans whereby they received rights over shares in M (2003) plc. As discussed in note 2, Summary of significant accounting policies, the financial statements reflect an expense of £14 million, £26 million and £7 million in fiscal 2003, 2002 and 2001 respectively in relation to these plans.

• Equity forward contracts:

      As discussed in note 2, Summary of significant accounting policies, M (2003) plc charged the Company for movements in the fair value of various equity forward contracts that were taken out to economically hedge the stock based compensation plans. The financial statements reflect an expense of £nil, £335 million (of which £240 million was reported as the cumulative effect of accounting change) and £nil in fiscal 2003, 2002 and 2001 respectively in relation to these contracts.

      In connection with and to facilitate the Financial Restructuring, the Company entered into a number of intra-group restructuring arrangements with other group companies and M (2003) plc. The two primary agreements over the Scheme Implementation Deed and the Statement and Waiver Agreement.

Scheme Implementation Deed

      The Company, M (2003) plc, E-A Continental Limited, Ancrane Limited, Marconi Nominees Limited, British Sealed Beams Limited and various other group companies entered into the scheme implementation deed on March 27, 2003. The primary purpose of the scheme implementation deed was to ensure that legally binding arrangements were in place to govern the rights and obligations between the Company and M (2003) plc in implementing our restructuring.

• Non-voting undertakings

      Ancrane Limited, a subsidiary of M (2003) plc, had various claims against the Company and M (2003) plc. Ancrane Limited undertook not to attend or vote or to use any other rights or powers available to it as a creditor at any of the scheme of arrangement meetings at which it was entitled to attend and vote. Ancrane Limited also undertook not to take any steps to canvass, solicit or entice any other person, firm or company to attend and/or vote on its behalf at any of those meetings. These arrangements did not however prevent Ancrane Limited from submitting a claim or under either or both of the Company scheme of arrangement and the M (2003) plc scheme of arrangement.

      The Company had a claim against M (2003) plc and undertook not to attend or vote at the M (2003) plc scheme of arrangement meeting nor submit a form of proxy with respect to its claim. This did not, however, prevent the Company from submitting a claim under the M (2003) plc scheme of arrangement.

      Certain other group companies and British Sealed Beams Limited had various claims against the Company and M (2003) plc and therefore also undertook not to attend or vote at the scheme of arrangement meetings or use any other rights or powers available to them as a scheme of arrangement creditor to attend or vote at any of the scheme of arrangement meetings at which they were entitled to attend and vote.

• Ancrane Limited/E-A Continental arrangements

      E-A Continental Limited, a subsidiary of the Company, owed M (2003) plc approximately £219 million and had a receivable of approximately £363 million due from the Company. Pursuant to a deed of assignment entered into on March 27, 2003 between the Company, M (2003) plc and E-A Continental Limited, the Company agreed to the assignment by E-A Continental Limited to M (2003) plc of its £363 million receivable. The assignment of the £363 million receivable was in consideration for the release by M (2003) plc of the £219 million owed to M (2003) plc by E-A Continental Limited and the transfer by E-A Continental Limited to M (2003) plc of the balance of approximately £2,000,000 held on account with HSBC. On March 27, 2003, a deed of assignment was entered into between the Company, M (2003) plc and Ancrane Limited under which M (2003) plc agreed to the assignment of the £363 million receivable to

Ancrane Limited in consideration for the issue to M (2003) plc by Ancrane Limited of a share at a premium equal to the market value of the £363 million receivable.

      Ancrane Limited re-registered as an unlimited company pursuant to section 49 of the U.K. Companies Act on March 25, 2003. Ancrane Limited reduced its share capital, including for this purpose its share premium account, to £100 to enable it to make a repayment of capital in specie to M (2003) plc of its interest in all of its assets, save for £100 and the benefit of a specific covenant by the Company, and made a repayment of such capital in specie to M (2003) plc.

• Approvals

      The Company’s shareholders, M (2003) plc and Marconi Nominees Limited, agreed to vote in favor of all shareholder resolutions which were in the reasonable opinion of the Company Board, necessary or desirable to give effect to the Company scheme of arrangement, and to consent in writing to each and every variation of the rights attached to their respective shareholdings in Marconi Corporation plc as may be involved in the passing and implementation of such shareholder resolutions and to take such actions as necessary to implement the restructuring and so as not to frustrate, delay or interfere with the performance, approval or implementation of the Financial Restructuring.

• BAE Deed of Novation

      In 1999, the Company, which was, at the time, named The General Electric Company, plc, separated its international aerospace, naval shipbuilding, defence electronics and defence systems business and sold it to BAE. The original transaction agreement and payment deed were entered into between the Company and BAE and subsequently novated from the Company to M (2003) plc. All other transaction documentation in relation to the sale was entered into by M (2003) plc.

      The Company and M (2003) plc agreed to novate the transaction agreement, payment deed and various other agreements from M (2003) plc back to the Company with effect from the date of the effectiveness of the Company’s scheme of arrangement. Both the Company and M (2003) plc agreed to use all reasonable endeavours to procure that BAE entered into the novation.

      In addition, M (2003) plc, the Company and BAE agreed that no amount should be paid by M (2003) plc or the Company to BAE in relation to certain claims made by the parties under the BAE merger agreements and that the Company would reduce any amounts which may be payable to it in the future by BAE under the BAE merger agreements by U.S.$18,600,000.

• Service Contracts

      The Company agreed to procure that nine specified employees of the Company would enter into new service agreements in a specified form so that the new terms and conditions will take effect on the date of the effectiveness of the Company’s scheme of arrangement.

• Finmeccanica Guarantee

      Under a share purchase agreement dated August 2, 2002, Marconi (Bruton Street) Limited sold all of the shares in Mobile, the Italian holding company for the strategic communications business, to Finmeccanica S.p.A. A parent company guarantee in favour of Finmeccanica S.p.A was required to be given as part of the share sale, the Finmeccanica guarantee. M (2003) plc was therefore party to the share purchase agreement, as guarantor, pursuant to which, among other things, it guaranteed the performance by Marconi (Bruton Street) Limited of its obligations under the share purchase agreement and the related transaction documents, including a tax covenant, a transitional services agreement, a custody deed and a disclosure letter.

      Finmeccanica S.p.A, the Company and M (2003) plc entered into a deed of novation and amendment, the Finmeccanica guarantee deed of novation, under which, with effect from May 19, 2003, the Finmeccanica guarantee and all other remaining obligations of M (2003) plc under the share purchase agreement would be novated from M (2003) plc to the Company. As a result of that novation, the Company became the guarantor of Marconi (Bruton Street) Limited’s obligations under the share purchase agreement and related transaction documentation, and assumed all other obligations of M (2003) plc under the share purchase agreement, and M (2003) plc was released from all of its obligations under the Finmeccanica guarantee and the share purchase agreement. The Company’s obligations under the share purchase agreement, including the Finmeccanica guarantee, were excluded obligations for the purposes of the Company scheme of arrangement.

• Lemelson Licence

      Under an agreement between M (2003) plc and Lemelson Medical, Education and Research Foundation, Limited Partnership, the Lemelson Foundation Partnership, dated December 1, 1999, Lemelson Foundation Partnership granted to M (2003) plc for itself and the benefit of its subsidiaries a non-exclusive licence for certain licensed patents relating principally to bar coding, the Lemelson agreement.

      The Company and M (2003) plc agreed to novate the existing Lemelson agreement to the Company and agreed to use all reasonable endeavours to procure that Lemelson Foundation Partnership entered into the novation.

• Litigation

      In the event that either the Company or M (2003) plc becomes aware of anything which is likely to give rise to a claim or threat of litigation to it or the other entity, it shall inform the other of the relevant information as soon as possible and shall assist, so far as reasonably practicable, in investigating and defending the claim. In addition, the Company is entitled to require M (2003) plc to take such steps and proceedings as the Company believes is necessary to defend such proceedings and M (2003) plc shall not admit any liability or agree any compromise of such actions without the Company’s prior written consent.

• Marconi Name

      The Company agreed with effect from May 19, 2003 to license the Marconi name to M (2003) plc for an initial period of twelve months. The licence is non-exclusive, non-transferable and royalty free. M (2003) plc has covenanted to use the name solely as its corporate name and not for any other purpose.

      M (2003) plc agreed that it will propose a resolution to its shareholders to change its company name at each and every general meeting convened for the transaction of business until such resolution is passed.

      The licence terminates immediately upon the occurrence of certain events, for example any breach of the licence or an order for M (2003) plc’s winding-up, administration or dissolution being made or a liquidator, trustee in bankruptcy or receiver being appointed for M (2003) plc.

• Tax

      The Company agreed to surrender up to a maximum of £200 million of group relief to Ancrane Limited and M (2003) plc.

      M (2003) plc also undertook to enter into an election with the Company and companies in our group, the effect of which was the surrender of capital losses of approximately £15 billion to companies in our group by M (2003) plc. The Company agreed to make payments to M (2003) plc as and when it or a subsidiary chooses to use these losses or one of the transferees of the losses is sold out of the group with unutilised capital losses.

      The Company agreed to pay corporation tax on behalf of M (2003) plc and Ancrane Limited to the extent that it arises in their accounting periods commencing April 1, 2003 in respect of foreign exchange movements in relation to the Notes and an inter-company loan to Highrose Limited.

• Highrose Debt

      Ancrane Limited and M (2003) plc have agreed, with effect from May 19, 2003, to release Highrose Limited, a subsidiary of the Company, from its obligation to repay an inter-company loan of approximately £24 million to Ancrane Limited.

• Intercompany Trade Balances

      At the date of the scheme implementation deed, M (2003) plc was owed intra-group trade receivables from five Company subsidiaries in an aggregate amount of £5,540,623. M (2003) plc assigned the benefit of these intra-group trade receivables to the Company in consideration for the Company reducing the balance of £165,748,102 due to it from M (2003) plc by an amount of £19,160,663.

• Counter Indemnities and Waivers

      The Company agreed to indemnify M (2003) plc for any claims, including related costs, against M (2003) plc from Communications Limited arising as a result of any payment made by Communications

Limited in settling M (2003) plc’s obligations under the contracts and termination of employment of Robert Meakin and Stephen Hare.

      The Company also agreed to meet certain costs and expenses of various professional advisers in relation to our Financial Restructuring, and irrevocably and unconditionally waived any right of counter indemnity or right of reimbursement or other claim against M (2003) plc in relation thereto, whether arising under contract, operation of law or otherwise.

• ESOP Escrow Agreement Release

      Following payment by the Company of all payments pursuant to the ESOP settlement agreement, M (2003) plc agreed to unconditionally and irrevocably release all of its claims against its subsidiaries to the extent that they relate to the ESOP derivative transactions. Upon such release by M (2003) plc, the Company unconditionally and irrevocably released any claims that it had against M (2003) plc arising from the Company’s funding of Bedell Cristin Trustees in respect of cash collateral calls from the ESOP derivatives banks.

• M (2003) plc Waivers

      Each company within the new Marconi Corporation plc group irrevocably and unconditionally agreed to waive and release each company within our group from any claim it may have against our group companies which arises out of any matter or circumstance existing on or before May 19, 2003 other than any claim set out in the statement and waiver agreement that is expressed to continue, notwithstanding the terms of that agreement, and any other claim intended to be excluded by the terms of either scheme of arrangement or contemplated by the scheme implementation deed or the transactions contemplated by the scheme implementation deed.

      M (2003) plc agreed that the distribution of consideration to its creditors in respect of any guarantee or indemnity given by M (2003) plc of any other group company in connection with the schemes of arrangement, including M (2003) plc’s guarantee of the Company Bonds that were outstanding prior to being compromised pursuant to the Financial Restructuring, will not give rise to any counter indemnity or right of reimbursement or other claim by M (2003) plc against the relevant group company.

• Statement and Waiver

      Each of the Company and M (2003) plc and certain other group companies agreed to enter into the statement and waiver of inter-company balances agreement disclosed below.

• M (2003) plc Scheme Expenses

      The Company agreed to procure the issue of a letter of credit, under its performance bonding facility, in an amount of £2 million in favor of the supervisors of the M (2003) plc scheme of arrangement from time to time for them to draw on in relation to any ongoing costs. The Company has agreed to waive any right to reimbursement against M (2003) plc arising as a result of any payment made by the Company as a result of any drawings by the supervisors under such letter of credit. In the event that the Company is unable to procure the issue of the letter of credit, it has undertaken to provide the sum of £2 million for the supervisors for drawing in relation to any ongoing costs on similar terms to those set out in the scheme implementation deed and the performance bonding facility agreement in relation to the letter of credit.

Statement and Waiver Agreement

      To effect a clean up of existing inter-company claims owed to or by the Company and M (2003) plc, the Company and M (2003) plc entered into a statement and waiver of intercompany balances agreement with some other group companies. The effect of the statement and waiver agreement was to preserve all known and stated claims existing between (a) the Company or M (2003) plc and (b) the participating group companies, and to waive all other claims which arose by reference to circumstances existing prior to our Financial Restructuring. Under the statement and waiver agreement the following intra-group claims were preserved as between (a) the Company and M (2003) plc and (b) the participating group companies:

•	disclosed intra-group loan balances in existence as at December 31, 2002 plus interest accrued at such applicable commercial rate of interest as agreed between the parties to the respective loan;

•	any intra-group loan made on or after January 1, 2003 in the ordinary and usual course of business or with certain previously agreed creditor consent, including interest accrued at such applicable commercial rate of interest as agreed between the parties to the respective loan;

•	any trading and current account liabilities in existence as at March 31, 2002, in the case of any participating group company which is a trading or an active non-trading company, or September 30, 2002, in the case of any dormant participating group company.

•	These liabilities are determined by reference to the management accounts upon which the audited consolidated financial accounts of M (2003) plc, as at March 31, 2002 or September 30, 2002, as applicable, were prepared;

•	any trading and current account liabilities incurred in the ordinary and usual course of business after March 31, 2002 between (a) the Company and/or M (2003) plc and (b) any participating group company which is a trading or an active non-trading company;

•	any counter indemnity or equivalent reimbursement obligation, which is written or is implied by law and whether or not contingent, arising under any financial guarantee or indemnity, which is written or is implied by law, and is: (a) in favour of any third party which is not a member of the group, including the issuer of any performance bond, bank guarantee or similar instrument, and (b) in respect of any contractual obligations of the provider of the counter indemnity or equivalent; provided that where any payment has been made under such a guarantee or indemnity on or before March 31, 2002, the resultant counter indemnity shall not be preserved;

•	any counter indemnity or equivalent reimbursement obligation, which is written or is implied by law and whether or not contingent, arising under any written non-financial guarantee or indemnity, which is written or implied by law, and is: (a) in favour of any person which is not a member of the group, and (b) in respect of any contractual or implied by law obligations of the provider of the counter indemnity or equivalent and (c) disclosed in a schedule to the statement and waiver agreement; provided that where any payment has been made under such a guarantee or indemnity on or before March 31, 2002, the resultant counter indemnity shall not be preserved; and any other claims specified in the agreement.

      All other claims of the Company or M (2003) plc against each participating group company and all other claims of each participating group companies against the Company or M (2003) plc were released after our the Financial Restructuring. The statement and waiver agreement does not affect claims that arise out of or in relation to any matter or circumstance arising after the Financial Restructuring.

Alstom

      The Company owned approximately 24% of Alstom until February 2001, when it disposed of 18% through a public offering of shares. Upon the initial public offering of Alstom in 1998, prior to which we had a 50% stake in GEC Alstom, as it was called prior to the initial public offering, the Company entered into a transitional services agreement providing for the termination of existing group services provided by the Company to Alstom except that the Company would continue to provide transitional services in the fields of research and development, real estate management, bulk purchasing, and environmental advice and insurance. These transitional services are now largely completed, and as a result, among others, the Company no longer provide insurance services to Alstom. The Company does however, have an ongoing maintenance contract and provide some supply works on Alstom’s Northern Line. From time to time in the ordinary course of business, the Company supplies products or services to Alstom and Alstom supplies products or services to the Company. In June 2001, the Company disposed of its remaining interest in Alstom.

CosmoCom

      As of June 18, 2003, Marconi Capital Limited owned 5.7% of CosmoCom, Inc. CosmoCom, Inc. develops and deploys call center products and services. Marconi Communications International Limited, or MCIL, entered into a Value Added Reseller Agreement with CosmoCom, Inc. on March 3, 2000, as amended by Amendment No. 1, dated September 8, 2000, the VAR, whereby would act as a reseller of certain CosmoCom, Inc. products. Subject to other terms of the VAR, including the termination provisions contained therein, MCIL was required to purchase products and/or services of $12,000,000 over approximately a three year period. On or about October 29, 2001, MCIL advised CosmoCom, Inc. that it was terminating the VAR, and is making no further purchases at this time. During the term of the VAR, purchased approximately

$1.5 million of products and/or services. MCIL and CosmoCom are currently involved in litigation wherein each party asserts that the other party has breached the VAR.

Marconi (Malaysia) SDN BHD

      Marconi Communications S.p.A. owns a 30% shareholding in Marconi (Malaysia) SDN BHD, a business that sells and installs telecommunications equipment. During the fiscal year ended March 31, 2003, the Company supplied network equipment products totaling £23.1 million to Marconi (Malaysia) SDN BHD, at arm’s-length terms.

Ultramast

      The Company formed a joint venture company with Railtrack Telecom Services Limited, or RTSL, on April 26, 2001 to support the deployment of next generation broadband wireless networks. The Company and RTSL each had a 50 percent interest in the joint venture company until February 2003 when the Company settled litigation with RTSL and RTSL assumed full control of Ultramast. Albany Partnership Ltd., or APT, a wholly owned subsidiary of the Company, has a consultancy agreement with Ultramast to provide it with telecommunications consultancy services to design, construct and maintain masts for the next generation networks. Ultramast also has an agreement with ipsaris Limited under which ipsaris is nominated as the preferred supplier for connectivity for the telecommunications network.

Confirmant

      Confirmant is a 50-50 joint venture between Marconi Corporation plc and Oxford Glyco Sciences (U.K.) Limited, a wholly owned subsidiary of Oxford Glyco Sciences plc. Confirmant was formed in June 2001 for the purpose of completing and then offering for subscription a proteomic database and for providing managed hosting services to the biotech sector. Although the Company’s outstanding contracts with Confirmant have not been formally cancelled, all members of the Confirmant board of directors have acknowledged that they are de facto cancelled and, therefore, the Company has no remaining liability under those contracts. On November 12, 2003, the Company announced the disposal of its interest in Confirmant to Oxford Glycosciences. The cash proceeds of over £4 million were transferred into the Mandatory Redemption Escrow Account and were used to fund a partial redemption of the Company’s Junior Notes.

Easynet Group plc

      In February 2002, the Company were obliged to acquire by a put option 1,324,054 ordinary shares in Easynet for £20 million. The Company disputed the legal basis of the put option and entered into litigation with Railtrack Group. In February 2003, the litigation with Railtrack Group was settled and the Company became beneficial owners of the 1,324,054 Easynet ordinary shares under the put option. Consequently, the £20 million and related impairment have been reflected in equity in loss of affiliates. The put option increased the equity holding to 72.7% and the holding of voting shares to 51.6%. However, under the articles of association of Easynet and a relationship agreement with Easynet, the voting rights in Easynet are limited to 49.9%. Accordingly, Easynet applied in April 2003 to the U.K. Listing Authority to cancel the 1,324,054 ordinary shares and non-voting convertible shares have been issued to the Company in exchange. Since the Company were not able to exercise control over Easynet at anytime, the Company have continued to account for Easynet using the equity method of accounting.

      No significant transactions with directors or other executive officers of the Company occurred during fiscal 2003 and 2002. Sir Alan Rudge, a non-executive director of the Company and non-executive chairman of MSI (acquired in 2001), held a substantial number of share options in MSI. At completion, he received approximately $5.3 million from MSI in respect of the cancellation of his options. Sir Alan Rudge did not participate in that part of any board meeting which considered the acquisition of MSI, nor did he receive any board papers related thereto.

      The Company subsequently disposed of its entire stake in Easynet. The disposal was effected through a placing completed on July 4, 2003 of 36,135,948 ordinary shares in Easynet at a price of 112 pence per share together with a further placing completed on September 4, 2003 of 44,682,364 ordinary shares in Easynet at a price of 127 pence per share. The Company no longer has an interest in Easynet nor has representatives on the Board of Easynet. Before expenses, the disposal on July 4, 2003 raised approximately £40.5 million while the disposal on September 4, 2003 raised approximately £56.7 million. The cash proceeds were paid into the Mandatory Redemption Escrow Account and were used to fund partial redemptions of the Company’s Junior Notes.

      During fiscal 2001, the Company made sales of equipment and services to Atlantic totalling £26.5 million. These sales formed part of the consideration of £113 million given in exchange for shares in Atlantic which were recorded as an equity investment in fiscal 2000.

22.     Subsidiary company and equity investee information

      The following table provides information on the principal subsidiary undertakings and other associated companies, that the Company considers will likely have a significant impact on the assessment of the assets and liabilities, the financial position and/or the profits and losses of the Company to March 31, 2003. Except where stated otherwise, each of these companies is wholly owned by a member of the Company and the share capital is fully paid.

Name	Registered Office

Network Equipment and Services
Marconi Communications Limited	New Century Park, PO Box 53, Coventry CV3 1HJ, England
Marconi Communications S.p.A	Via Ludovico Calda 5, 16153 Genoa, Italy
Marconi Communications, Inc.	c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, U.S.A.
Marconi Communications GmbH	Gerberstrasse 33, D 71522 Backnang, Germany
Capital
Marconi Mobile S.p.A.(1)	Via A. Negrone 1/A, 16153 Genoa, Italy

(1)	Marconi Mobile S.p.A. was sold as part of the disposal of Marconi Mobile Holdings S.p.A. to Finmeccanica S.p.A. on August 2, 2002.

23.     Subsequent events

Financial Restructuring

      On May 19, 2003, Marconi Corporation plc and its former parent holding company, M (2003) plc, concluded a Financial Restructuring. The Financial Restructuring was effected through two separate “schemes of arrangement” under the U.K. Companies Act 1985. A scheme of arrangement is a procedure under English law through which a company may enter into a voluntary compromise or arrangement with one or more classes of its creditors to effect a Financial Restructuring of its financial obligations. One scheme of arrangement involved all of the creditors of the Company, other than certain excepted categories of creditors but including the syndicate banks and bondholders to whom our primary financial indebtedness was owed. The second scheme of arrangement involved creditors of M (2003) plc, the Company’s former parent holding company. In connection with our Financial Restructuring the existing share capital of Marconi Corporation plc was converted to non-voting deferred shares, and subsequently cancelled through a capital reduction. As a result, Marconi Corporation plc became the new parent holding company of the group, replacing M (2003) plc, and M (2003) plc ceased to be the beneficial owner of the Company.

      As part of the Financial Restructuring, the Company entered into an agreement with M (2003) plc to reassign and waive some intra group balances. In addition, the Company has provided for amounts due to it from M (2003) plc, which are to be schemed.

      The Company’s Financial Restructuring covered approximately £4.8 billion of creditors’ claims comprising £4.0 billion of syndicated bank debt and our externally held U.S. dollar and euro denominated bonds and £800 million of related party debt. In exchange for the cancellation of their claims against Marconi Corporation plc on May 19, 2003 the Company distributed to the creditors covered by our scheme of arrangement:

•	Cash: £340 million in cash;

•	Senior Notes: U.S.$717,139,584 (approximately £437 million) in aggregate principal amount of new guaranteed senior secured notes due April 2008 issued by the Company, with interest payable quarterly in cash at a rate of 8% per annum;

•	Junior Notes: U.S.$486,881,472 (approximately £297 million) in aggregate principal amount of new guaranteed junior secured notes due October 2008 issued by the Company, with interest payable quarterly in cash at a rate of 10% per annum or, at our option, in kind, by issuing additional junior notes, at a rate of 12% per annum; and Marconi Corporation plc Shares: 995 million ordinary shares, representing 99.5% of the Company’s issued ordinary share capital on May 19, 2003.

      In addition, on May 19, 2003, the Company issued 5 million ordinary shares, representing 0.5% of the Company’s issued ordinary share capital on May 19, 2003, and warrants, exercisable at £1.50 per share, to subscribe for up to 50 million additional ordinary shares, equal to 5% of our issued ordinary share capital on May 19, 2003, to shareholders of M (2003) plc. In connection with the Financial Restructuring the Company listed its ordinary shares on the London Stock Exchange and established an American Depository Receipt (“ADR”) program in respect of those shares.

      In connection with the Financial Restructuring, the ordinary shares of M (2003) plc were delisted from the London Stock Exchange. While M (2003) plc’s ordinary shares remain outstanding, all of M (2003) plc’s remaining assets, other than assets necessary to fund the cost of administering its scheme of arrangement, will be distributed to M (2003) plc’s creditors over time in accordance with its scheme of arrangement. Management expects that M (2003) plc will be liquidated or dissolved in the future following the completion of those distributions.

      The Company recognized a gain upon extinguishment of its liabilities under the terms of the Financial Restructuring of approximately £3.2 billion of which £2.7 billion was recorded in the consolidated statement of operations and £0.5 billion was recorded in shareholders’ equity. The following unaudited pro forma data illustrates the impact that the Financial Restructuring would have had on the consolidated statement of operations for fiscal 2003 as if the Financial Restructuring had been completed on April 1, 2002 and on the consolidated balance sheet as if the Financial Restructuring had been completed on March 31, 2003.

      The unaudited pro forma financial information illustrates the effect of the Financial Restructuring on the statement of operations and consolidated balance sheet as if the Financial Restructuring had been completed at April 1, 2002 and March 31, 2003 respectively.

	March 31, 2003

		Pro forma
(in millions)	As reported	unaudited

	£	£
Statement of operations data:
Operating loss	(562)	(562)
Loss from continuing operations before income taxes	(1,078)	(827)
Loss per share	(1.88)	(4.13)
Consolidated balance sheet data:
Total assets	3,112	2,708
Net current (liabilities)/assets	(3,983)	687
Total liabilities	(6,443)	(2,089)
Shareholders’ (deficit)/equity	(3,334)	619

IT outsourcing agreement

      An information technology outsourcing agreement was agreed in principle with Computer Sciences Corporation International Systems Management Inc. (“CSC”) in February 2003 and signed in May 2003. Under the terms of the agreement, property, plant and equipment with an approximate book value of £17 million and 420 employees will be transferred to CSC in exchange for cash proceeds of £26 million.

Stock options

      On June 24, 2003, options over 76,150,000 ordinary shares in the Company were granted to 43 directors and senior executives under the terms of the Marconi Corporation Senior Management Share Option Plan.

Share consolidation

      On September 8, 2003, our shareholders approved a five-for-one share consolidation that became effective on September 9, 2003. Consequently, every five of our issued and unissued ordinary shares with a par value of 5 pence each were consolidated into one new ordinary share with a par value of 25 pence each. As a result of this share consolidation, each of the warrants that we issued in our financial restructuring now represent the right to subscribe for one-fifth of an ordinary share. Per share amounts have been adjusted to reflect a five-for-one share consolidation which became effective on September 9, 2003.

Outsource of Offenburg operations

      On October 10, 2003, the Company announced that it had agreed to outsource the manufacture of its Fixed Wireless Access products and associated operations in Offenburg, Germany to Elcoteq Network Corporation in exchange for consideration of approximately £7 million. Approximately 340 current employees at the site transferred employment. Completion of the transaction occurred during November 2003.

Early Debt repayment

      On July 4, 2003, the Company announced that it had successfully completed the sale of shares in Easynet Group plc (“Easynet”), which raised £40.5 million before expenses. Of the net cash proceeds, the Company retained £3 million for working capital purposes and transferred the balance after expenses to the MREA relating to our Junior and Senior Notes. On July 17, the Company completed the sale of its UMTS activity to Finmeccanica SpA. In conjunction with the sale of UMTS, the Company agreed to capitalize the business with approximately €6 million (approximately £4 million) prior to disposal. In a separate agreement, completed on the same day, Finmeccanica agreed to release approximately €12 million (approximately £9 million) retained against the purchase price and held in an escrow account following its purchase of Marconi’s Strategic Communications subsidiary in August 2002. These monies were also transferred to the MREA pursuant to the terms of the Junior and Senior Notes.

      Following the transfer of these funds, the balance in the MREA exceeded the redemption threshold of U.S.$30 million, thereby triggering a mandatory partial redemption of the Junior Notes. The Company redeemed approximately U.S.$66 million (£41 million) of the Junior Notes on July 31, 2003, at a cost of 110% plus three months’ accrued interest.

      On September 30, 2003, the Company redeemed an additional U.S.$103 million of the aggregate principal amount of the Junior Notes. This mandatory partial redemption primarily resulted from the previously disclosed sale of the remaining stake in Easynet Group plc, the entire stake holding in Gamma Telecom Holdings Ltd, and the release of collateral following the expiry of certain performance bonds and letters of credit.

      On October 17, 2003, the Company redeemed U.S.$29 million (approximately £17 million) of the Junior Notes bringing the outstanding principal to $289 million (approximately £174 million).

      On November 19, 2003, the Company announced that it had repurchased U.S.$5.9 million (approximately £3.5 million) of the aggregate principal of its Junior Notes for a total cash outlay, excluding accrued interest and fees, of U.S.$6.5 million (approximately £3.8 million) in open market transactions.

      On December 2, 2003, the Company completed the fourth partial redemption of its Junior Notes by redeeming U.S.$27.8 million (approximately £16.5 million) of the outstanding Notes, together with accrued interest to the Redemption date. As a result, this reduced the total principal amount outstanding to approximately U.S.$254.9 million (approximately £150.8 million).

      On December 23, 2003, the Company announced that it had repurchased U.S.$17.6 million (approximately £10.0 million) of its Junior Notes for a total cash outlay, excluding accrued interest and fees, of U.S.$19.4 million (approximately £11.0 million) in open market transactions.

      On January 12, 2004, the Company completed the fifth partial redemption of its Junior Notes. All Junior Notes outstanding, including those then owned by Marconi Corporation plc, were subject to this partial redemption. As a result, this further reduced the total principal amount outstanding to approximately U.S.$209 million (approximately £117 million) of which approximately U.S.$18 million (approximately £10 million) was then owned by Marconi Corporation plc. The cash the Company received as a result of its holding of Junior Notes at the time of the partial redemption was transferred to the Mandatory Redemption Escrow Account and applied to future redemptions.

      On February 2, 2004, the Company announced the cancellation of approximately U.S.$18 million (approximately £10 million) of its holding of its Junior Notes.

      On February 11, 2004, we announced the sixth partial redemption of our Junior Notes, as a result of further releases of cash collateral held against performance bonding. Following the redemption on February 24, 2004 of U.S.$34 million (approximately £19 million), the total principal outstanding was reduced to U.S.$157 million (approximately £86 million).

      On February 17, 2004, the Company announced that it had purchased approximately U.S.$36 million (approximately £19 million) principal of its Junior Notes for a total cash outlay, excluding accrued interest and fees of U.S.$40 million (approximately £21 million) in an open market transaction. Following the repurchase, the total principal outstanding was reduced to U.S.$157 million (approximately £85 million).

Disposal of interest in Confirmant Limited

      On November 12, 2003, the Company announced the disposal of its 50% interest in Confirmant Limited to Oxford Glycosciences, a wholly owned subsidiary of Celltech Group plc. The cash proceeds of over £4 million were transferred into the Mandatory Redemption Escrow Account and used to fund a partial redemption of the Junior Notes. In the six months ended September 30, 2003, the Company recorded a £2 million charge to the P&L account in respect of its share of Confirmant’s operating loss.

Disposal of NAA business

      On February 20, 2004, the Company completed the sale of its NAA business (“NAA”) to Advanced Fibre Communications, Inc. for cash consideration of U.S.$240 million (approximately £129 million) and announced the final redemption of its Junior Notes and the first partial redemption of its Senior Notes. The remaining U.S.$157 million (approximately £85 million) of Junior Notes were redeemed at 110% on March 8, 2004. Approximately U.S.$59 million (approximately £32 million) of Senior Notes also were redeemed to reduce the remaining principal to U.S.$658 million (approximately £354 million).

.

Receipt of deferred consideration from sale of GDA

      On February 26, 2004, the Company announced that it had received Euro 6 million (approximately £4 million) of deferred consideration from the previously announced sale of its holding in General Domestic Appliances Holdings Limited. The proceeds were paid into the Mandatory Redemption Escrow Account and used to fund a partial redemption of the Senior Notes on March 8, 2004.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 5.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities

      Not applicable

Item 6.	Indemnification of Directors and Officers

      Every director or other officer, excluding an auditor, of Marconi Corporation plc shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part, or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.

Item 7.	Recent Sales of Unregistered Securities

      Pursuant to the restructuring of the Company and its former parent, M (2003) plc, we issued ordinary shares in the Company, senior secured notes due 2008 and junior secured notes due 2008, none of which were registered under the Securities Act.

Securities sold

      On May 19, 2003, the following amounts were issued:

•	995,000,000 ordinary shares of Marconi Corporation plc

•	$717,139,584 in aggregate principal amount of senior secured notes due 2008

•	$486,881,472 in aggregate principal amount of junior secured notes due 2008

Underwriters and other purchasers

      None of the securities were underwritten. The securities were distributed to our creditors (including then-holders of our former debt securities) who had claims admitted to our scheme of arrangement.

      Creditors with claims admitted to our scheme of arrangement received an aggregate of 995,000,000 ordinary shares and the full principal amounts of the senior secured notes and the junior secured notes.

Consideration

      Pursuant to our scheme of arrangement, creditors with admitted claims received a mix of cash, ordinary shares, senior notes and junior notes in exchange for their claims against the Company being extinguished.

Exemption from registration

      The issuance of the ordinary shares, senior notes and junior notes to our creditors was exempt from registration pursuant to Section 3(a)(10) of the Securities Act.

      The securities were issued in exchange for securities and other claims pursuant to our scheme of arrangement, which was approved after a fairness hearing held by an English court.

Item 8.	Exhibits and Financial Statement Schedules

2.1††	Marconi Corporation and M (2003) plc’s Proposals in Relation to Schemes of Arrangement under Section 425 of the UK Companies Act 1985, dated March 31, 2003 between Marconi Corporation, M (2003) plc and their respective scheme creditors
2.15††††	Asset Purchase and Sale agreement dated February 20, 2004, between Marconi Communications, Inc., Marconi Intellectual Property (Ringfence) Inc., Marconi Corporation Plc, Advanced Fibre Communications, Inc. and Advanced Fibre Communications North America, Inc., together with Exhibits and Disclosure Schedules.
3.1+	Memorandum and Articles of Association of Marconi Corporation plc

4.1*	Deposit Agreement dated as of March 31, 2003 between Marconi Corporation plc and The Bank of New York, as depositary, and owners and beneficial holders of American Depositary Receipts
4.2*	American Depositary Receipt of Marconi Corporation plc (included in Exhibit 4.1)
4.3*	Indenture dated May 19, 2003 relating to $717,139,584 8% Guaranteed Senior Secured Notes due 2008 between Marconi Corporation plc, the guarantors party thereto and Law Debenture Trust Company of New York
4.4*	Indenture dated May 19, 2003 relating to $486,881,472 10% Guaranteed Junior Secured Notes due 2008 between Marconi Corporation plc, the guarantors party thereto and JPMorgan Chase Bank
4.5*	Composite Debenture dated May 19, 2003 granted by the issuer and all guarantors registered in England and Wales, in favor of the Law Debenture Trust Corporation plc as security trustee
4.6*	Guarantee of the 8% Guaranteed Senior Secured Notes due 2008 dated May 19, 2003, granted by each of the guarantors in favor of The Law Debenture Trust Corporation plc, Law Debenture Trust Company of New York and each senior noteholder
4.7*	Guarantee of the 10% Guaranteed Junior Secured Notes due 2008 dated May 19, 2003, granted by each of the guarantors in favor of The Law Debenture Trust Corporation plc, JPMorgan Chase Bank and each junior noteholder
5.1†††	Opinion of Allen & Overy as to the validity of the ordinary shares
10.1*	ESOP Escrow Agreement dated December 13, 2002 between Marconi Corporation, M (2003) plc, HSBC Investment Bank plc and Barclays Bank PLC
10.2*	Composite Debenture granted by Marconi Communications Asia Limited in favor of Law Debenture Trust Corporation dated May 19, 2003
10.3*	Composite Debenture dated May 19, 2003 granted by G.E.C. (Hong Kong) Limited in favor of the security trustee
10.4*	Composite Mortgage Debenture dated May 19, 2003 granted by Marconi Communications Limited and Marconi Communications Optical Networks Limited in favor of the security trustee
10.5*	Escrow Agreement dated May 19, 2003 between, inter alia, Marconi Corporation and the security trustee
10.6*	Settlement Deed dated December 19, 2002 between RT Group Telecom Services Limited, RT Group plc, Marconi Corporation, Ultramast Limited, James Smith and Nicholas Dargan
10.7***	Relationship Agreement dated June 26, 2001 between Marconi Corporation and Easynet Group plc
10.8***	Purchase and Sale Agreement dated June 19, 2001 between Credit Suisse First Boston (Europe) Limited and Marconi Corporation
10.9**	Agreement dated August 6, 2002 between Barclays Bank PLC and Marconi Corporation related to the termination of certain interest rate swap transactions
10.10**	Agreement dated August 6, 2002 between JPMorgan Chase Bank and Marconi Corporation related to the termination of certain interest rate swap and foreign exchange transactions
10.11*	Agreement dated November 4, 2002 between UBS AG and Marconi Corporation related to the payment of interest on certain interest rate swap transactions
10.12*	Interim Performance Bond Facility Agreement dated May 10, 2002 between HSBC Bank plc (HSBC), Barclays Bank PLC (Barclays) and Marconi Bonding Limited (MBL) (as amended by an Amendment Letter dated October 24, 2002, under which JPMorgan Chase Bank (JPMorgan) acceded as a new bank pursuant to the interim bonding facility and as further amended by an Amendment Letter dated March 28, 2003), Counter Indemnity Agreement between MBL and each of HSBC and Barclays dated May 10, 2002, Security Over Cash Agreement between MBL and each of HSBC and Barclays dated May 10, 2002, Counter Indemnity Agreement given by MBL in favor of JPMorgan dated October 29, 2002 and Security Over Cash Agreement given by MBL in favor of JPMorgan dated October 29, 2002
10.13*	Temporary Bonding Facility Agreement dated February 8, 2002 between HSBC Bank plc (HSBC), Barclays Bank PLC (Barclays) and Marconi Bonding Limited (MBL) (as amended), Counter Indemnity Agreements between MBL and each of HSBC and Barclays dated February 8, 2002, and Cash Collateral Agreements between MBL and each of HSBC and Barclays dated February 8, 2002
10.14**	Purchase Agreement dated December 17, 2001 as extended on January 14, 2002 between Ancrane, a subsidiary of M (2003) plc, Morgan Stanley & Co. Incorporated and Morgan Stanley and Co. International Limited for the purchase on behalf of Ancrane from various private vendors of € 500,000,000 5.625% bonds due 2005, € 1,000,000,000 6.375% bonds due 2010, U.S.$900,000,000 7 3/4% bonds due 2010 and U.S.$900,000,000 8 3/8% bonds due 2030 issued by Marconi Corporation

10.15*	Scheme Implementation Deed dated March 27, 2003, between M (2003) plc, Marconi Corporation, Ancrane, E A Continental Limited, Marconi Nominees Limited, British Sealed Beams Limited and various other group companies
10.16*	Escrow and Distribution Agreement dated March 27, 2003 between M (2003) plc, Marconi Corporation plc, Regent Escrow Limited, The Bank of New York, The Law Debenture Trust Corporation plc, Ancrane, Bondholder Communications Group and the Supervisors
10.17*	Statement and waiver of intercompany balances agreement dated on or about March 27, 2003 between M (2003) plc, Marconi Corporation and certain other group companies
10.18*	Deed of Novation dated March 26, 2003 between Marconi Corporation, M (2003) plc and BAE SYSTEMS plc
10.19*	Assumption Agreement and Consent dated March 26, 2003 between Marconi Corporation, M (2003) plc and Lemelson Medical Education and Research Foundation, Limited Partnership
10.20*	Deed of Novation and Amendment dated March 26, 2003 between Marconi Corporation, M (2003) plc and Finmeccanica SpA
10.21*	Sponsors’ Agreement dated March 31, 2003 between the Company, M (2003) plc, Lazard Brothers & Co. and Morgan Stanley & Co. Limited
10.22*	ESOP Settlement Agreement dated March 26, 2003 between M (2003) plc, Marconi Corporation, HSBC Bank plc, Barclays, Salomon Brothers International Limited, UBS AG and Bedell Cristin Trustees Limited
10.23*	Memorandum of Understanding dated March 25, 2003 between the Marconi Corporation, M (2003) plc and the United States Pension Benefit Guaranty Corporation
10.24*	Instrument by way of Deed Poll dated May 18, 2003 executed by Marconi Corporation
10.25*	Security Trust and Intercreditor Deed dated May 19, 2003 between Marconi Corporation, the guarantors party thereto, the security trustee, Law Debenture Trust Company of New York, as senior note trustee, JPMorgan Chase Bank, as junior note trustee, HSBC Bank plc, as new bonding facility agent, the new bonding facility banks named therein, The Bank of New York, as depositary, paying agent and registrar and the intra-group creditors and intra-group borrowers named therein
10.26*	Australian Fixed and Floating Charge dated May 19, 2003 granted by Marconi Australia Pty Limited in favor of the security trustee
10.27*	Australian Fixed and Floating Charge dated May 19, 2003 granted by Marconi Australia Pty Limited in favor of the security trustee
10.28*	Australian Fixed and Floating Charge dated May 19, 2003 granted by Marconi Australia Holdings Pty Limited in favor of the security trustee
10.29*	Australian Fixed and Floating Charge dated May 19, 2003 granted by Marconi Australia Holdings Pty Limited in favor of the security trustee
10.30*	Share Mortgage relating to shares in Marconi Australia Holdings Pty Limited dated May 19, 2003 between Associated Electrical Industries Limited, as mortgagor, and the security trustee, as mortgagee
10.31*	Quota Pledge Agreement relating to the pledge of quotas held by Marconi Communications International Holdings Limited in the capital stock of Marconi Communications Telemulti Ltda dated May 19, 2003 between MCIHL, as pledgor, Marconi Communications do Brasil Ltda., as quotaholder and consenting party, Telemulti, as acknowledging party and the security trustee, the senior note trustee, the junior note trustee, the new bonding facility agent, the depositary, the principal paying agent and the registrar, as pledgees
10.32*	Notarial Deed of pledge of shares relating to shares in Marconi Communications B.V. dated May 15, 2003 between Marconi Communications, Inc., as pledgor, and the security trustee, as pledgee
10.33*	Australian Assets Fixed and Floating Charge dated May 19, 2003 between the U.K. guarantors, as chargors, and the security trustee
10.34*	Security over Shares Agreement relating to shares of Mobile Systems International Holdings Limited, dated May 19, 2003 between Metapath Software International, Inc., as grantor, and the security trustee, as grantee
10.35*	Share pledge agreement, or Verpfändung von Gesellschaftsanteilen, relating to shares in Marconi Communications Real Estate GmbH dated May 15, 2003 between Marconi Communications Holdings GmbH, as pledgor, and the security trustee, as pledgee
10.36*	Share pledge agreement, or Verpfändung von Gesellschaftsanteilen, relating to shares in Marconi Communications GmbH, dated May 15, 2003 between Marconi Communications Holdings GmbH, as pledgor, and the security trustee, as pledgee

10.37*	Share pledge agreement, or Verpfändung von Gesellschaftsanteilen, relating to shares in Marconi Communications Holdings GmbH, dated May 15, 2003 between Marconi Communications International Holdings Limited, as pledgor, and the security trustee, as pledgee
10.38*	Share pledge agreement, or Verpfändung von Gesellschaftsanteilen, relating to shares in Marconi Communications ONDATA GmbH dated May 15, 2003 between Marconi Communications Holdings GmbH, as pledgor, and the security trustee, as pledgee
10.39*	Share pledge agreement, or Verpfändung von Gesellschaftsanteilen, relating to shares in Marconi Communications Software Systems Verwaltungsgesellschaft GmbH dated May 15, 2003 between Marconi Communications GmbH, as pledgor, and the security trustee, as pledgee
10.40*	Account pledge agreement, or Kontoverpfändung, dated May 16, 2003 between Marconi Communications Real Estate GmbH, as pledgor, and the security trustee, as pledgee
10.41*	Account pledge agreement, or Kontoverpfändung, dated May 16, 2003 between Marconi Communications Holdings GmbH, as pledgor, and the security trustee, as pledgee
10.42*	Account pledge agreement, or Kontoverpfändung, dated May 16, 2003 between Marconi Communications GmbH, as pledgor and the security trustee, as pledgee
10.43*	Limited partner’s interest pledge agreement, or Verpfändung von Kommanditanteilen, dated May 15, 2003 between Marconi Communications GmbH, as pledgor, and the security trustee, as pledgee
10.44*	Security transfer agreement, or Sicherungsübereignung, dated May 16, 2003 between Marconi Communications GmbH, as transferor, and the security trustee, as transferee
10.45*	Global assignment agreement, or Globalabtretung, dated May 16, 2003 between Marconi Communications GmbH, as assignor, and the security trustee, as assignee
10.46*	Security transfer and assignment agreement, or Sicherungsübereignung und -abtretung, dated May 19, 2003 between Marconi Communications GmbH, as transferor, and the security trustee, as transferee
10.47*	Shareholder loan assignment agreement, or Abtretung von Gesellschaftsdarlehen, relating to all present and future rights and claims owing to the assignor originating from shareholder loans the aggregate of which exceed £20 million dated May 16, 2003 between Marconi Communications Holdings GmbH, as assignor, and the security trustee, as assignee
10.48*	Shareholder loan assignment agreement, or Abtretung von Gesellschaftsdarlehen, relating to all present and future rights and claims owing to the assignor originating from shareholder loans the aggregate of which exceed £20 million dated May 16, 2003 between Marconi Communications GmbH, as assignor, and the security trustee, as assignee
10.49*	Shareholder loan assignment agreement, or Abtretung von Gesellschaftsdarlehen, relating to all present and future rights and claims owing to the assignor originating from shareholder loans the aggregate of which exceed £20 million dated May 16, 2003 between Marconi Communications Real Estate GmbH, as assignor, and the security trustee, as assignee
10.50*	Security Interest Agreement relating to shares in Bruton Street Overseas Investments Limited dated May 19, 2003 between FS Finance Corp. and the security trustee
10.51*	Shares Charge relating to shares in Marconi Communications Asia Limited dated May 19, 2003 between Marconi Communications International Holdings Limited, as chargor, and the security trustee
10.52*	Shares Charge relating to shares in G.E.C. (Hong Kong) Limited dated May 19, 2003 between Marconi Corporation plc, as chargor, and the security trustee
10.53*	Memorandum of Deposit of Shares as security relating to shares in Marconi Communications Optical Networks Limited dated May 19, 2003 between Marconi Communications Inc. and the security trustee
10.54*	Memorandum of Deposit of Shares as security relating to shares in Marconi Communications Optical Networks Limited dated May 19, 2003 between Marconi Networks Worldwide, Inc. and the security trustee
10.55*	Memorandum of Deposit of Shares as security relating to shares in Marconi Communications Limited dated May 19, 2003 between Marconi Communications GmbH and the security trustee
10.56*	Agreement for the Creation of Pledge over shares of Marconi Communications SpA dated May 19, 2003 between Marconi Holdings SpA as pledgor, and the security trustee, as pledgee
10.57*	Agreement for the Creation of Pledge over shares of Marconi Holdings SpA dated May 19, 2003 between Marconi Bruton Street Limited as pledgor, and the security trustee, as pledgee
10.58*	Agreement for the Creation of Pledge over shares of Marconi Mobile Access SpA dated May 19, 2003 between Marconi Holdings SpA as pledgor, and the security Trustee, as pledgee

10.59*	Agreement for the Creation of Pledge over shares of Marconi International SpA dated May 19, 2003 between Marconi Communications SpA and Marconi Sud SpA as pledgors, and the security trustee, as pledgee
10.60*	Agreement for the Creation of Pledge over shares of Marconi Sud SpA dated May 19, 2003 between Marconi Communications SpA as pledgor, and the security trustee, as pledgee
10.61*	Agreement for the Creation of Pledge over the claims of Marconi Communications SpA dated May 19, 2003 between Marconi Communications SpA as pledgor, and the security trustee, as pledgee
10.62*	Agreement for the Creation of Pledge over the claims of Marconi Sud SpA dated May 19, 2003 between Marconi Sud SpA, as pledgor, and the security trustee, as pledgee
10.63*	Undertaking for the creation of a pledge over the future claims of Marconi Holdings SpA dated May 19, 2003 between Marconi Holdings SpA, as pledgor, and the security trustee, as pledgee
10.64*	Agreement for the Creation of Pledge over the bank accounts of Marconi Communications SpA dated May 19, 2003 between Marconi Communications SpA as pledgor, and the security trustee, as pledgee
10.65*	Agreement for the Creation of Pledge over the bank accounts of Marconi Holdings SpA dated May 19, 2003 between Marconi Holdings SpA as pledgor, and the security trustee, as pledgee
10.66*	Pledge over the bank accounts of Marconi Sud SpA dated May 19, 2003 between Marconi Sud SpA as pledgor, and the security trustee, as pledgee
10.67*	Mortgage over real property located in Marcianise (Caserta) dated May 19, 2003 between Marconi Sud SpA, as grantor, and the security trustee, junior note trustee and senior note trustee in their capacity as secured creditors, as mortgagees
10.68*	Mortgage over real property located in Genova dated May 19, 2003 between Marconi Communications SpA, as grantor, and the security trustee, junior note trustee and senior note trustee in their capacity as secured creditors, as mortgagees
10.69*	Pledge of Shares Agreement relating to shares in each of Marconi Communications S.A. de C.V., Marconi Communications de México, S.A. de C.V., Marconi Communications Exportel, S.A. de C.V. and Administrativa Marconi Communications, S.A. de C.V. dated May 19, 2003 between each of Marconi Communications Inc., Marconi Communications, S.A. de C.V. and Marconi Networks Worldwide, Inc., as pledgors, and the security trustee, as pledgee
10.70*	Deed of pledge of shares relating to the entire share capital of Marconi Communications GmbH dated May 14, 2003 between Marconi Communications B.V., as pledgor, and the security trustee, as pledgee
10.71*	Stock Pledge Agreement relating to shares in Marconi Communications Inc. dated May 19, 2003 between FS Holdings Corp., as pledgor and the security trustee, as pledgee
10.72*	Stock Pledge Agreement relating to shares in Marconi Communications Technology, Inc. Marconi Communications Federal, Inc., Marconi Acquisition Corp., Marconi Communications C.A., Inc., Gnome Inc., Nemesys Holding Company, ALANTEC International, Inc. (California), Custom Telecom Contractors, Inc. (Missouri), Marconi Networks Worldwide, Inc. and Marconi Intellectual Property (Ringfence) Inc. dated May 19, 2003 between Marconi Communications, Inc., as pledgor, and the security trustee, as pledgee
10.73*	Stock Pledge Agreement relating to shares in Marconi Online Systems Inc., dated May 19, 2003 between Marconi Holdings, LLC, as pledgor, and the security trustee, as pledgee
10.74*	Stock Pledge Agreement relating to shares in FS Finance Corp. and to interests in Marconi Holdings, LLC, dated May 19, 2003 between Marconi Communications North America, Inc., as pledgor, and the security trustee, as pledgee
10.75*	Stock Pledge Agreement relating to shares in Marconi HCIS Inc., Marconi Systems Inc., Marconi Capital Inc., Marconi Electronic Systems Holdings Inc., Greensboro Associates Inc., Refac Marketing Services, Inc. (Pennsylvania), LMF Holdings Incorporated, Marconi Communications Radio Systems, Inc., NI Holdings Incorporated, Marconi Communications North America Inc. and Marconi Intellectual Property (U.S.) Inc. dated May 19, 2003 between Marconi Inc., as pledgor, and the security trustee, as pledgee
10.76*	Stock Pledge Agreement relating to shares in FS Holdings Corp. dated May 19, 2003 between FS Finance Corp., as pledgor, and the security trustee, as pledgee
10.77*	Stock Pledge Agreement relating to shares in Marconi Software International Inc., dated May 19, 2003 between Marconi Corporation, as pledgor, and the security trustee, as pledgee
10.78*	Stock Pledge Agreement relating to shares in Metapath Software International (U.S.), Inc. dated May 19, 2003 between Metapath Software International Inc., as pledgor, and the security trustee, as pledgee

10.79*	Stock Pledge Agreement relating to shares in Metapath Software International, Inc. dated May 19, 2003 between Marconi Software International, Inc., as pledgor, and the security trustee, as pledgee
10.80*	Stock Pledge Agreement relating to shares in FS Holdings Corp. dated May 19, 2003 between Bruton Street Overseas Investment Limited, as pledgor, and the security trustee, as pledgee
10.81*	Stock Pledge Agreement relating to shares in Marconi Inc. dated May 19, 2003 between Regents Place, Inc., as pledgor, and the security trustee, as pledgee
10.82*	Stock Pledge Agreement relating to the interest in Regents Place, Inc. dated May 19, 2003 between Marconi (DGP1) Limited and Marconi (DGP2) Limited, as pledgors, and the security trustee, as pledgee
10.83*	Security Agreement dated May 19, 2003 between Marconi Intellectual Property (U.S.), Inc. and the security trustee, as secured party
10.84*	Security Agreement dated May 19, 2003 between Marconi Communications, Inc. and the security trustee, as secured party
10.85*	Security Agreement dated May 19, 2003 between Marconi Networks Worldwide, Inc. and the security trustee, as secured party
10.86*	Security Agreement dated May 19, 2003 between Marconi Communications Technology, Inc. and the security trustee, as secured party
10.87*	Security Agreement dated May 19, 2003 between Marconi Communications Federal, Inc. and the security trustee, as secured party
10.88*	Security Agreement dated May 19, 2003 between Marconi Acquisition Corp, Inc. and the security trustee, as secured party
10.89*	Security Agreement dated May 19, 2003 between Regents Place, Inc. and the security trustee, as secured party
10.90*	Security Agreement dated May 19, 2003 between FS Holdings Corp. and the security trustee, as secured party
10.91*	Security Agreement dated May 19, 2003 between Marconi Inc. and the security trustee, as secured party
10.92*	Security Agreement dated May 19, 2003 between Marconi Holdings, LLC and the security trustee, as secured party
10.93*	Security Agreement dated May 19, 2003 between Marconi Communications North America Inc. and the security trustee, as secured party
10.94*	Security Agreement dated May 19, 2003 between FS Finance Corp. and the security trustee, as secured party
10.95*	Security Agreement dated May 19, 2003 between Marconi Software International, Inc. and the security trustee, as secured party
10.96*	Security Agreement dated May 19, 2003 between Metapath Software International (U.S), Inc. and the security trustee, as secured party
10.97*	Security Agreement dated May 19, 2003 between Metapath Software International, Inc. and the security trustee, as secured party
10.98*	Security Agreement dated May 19, 2003 between the Marconi Intellectual Property (Ringfence), Inc. and the security trustee, as secured party
10.99*	Indemnity Leasehold Deed to secure debt assignment of leases and rents, security agreement, financing statement and fixture filing relating to property located at 104 Wiley Road, LaGrange, Georgia 30240, dated May 19, 2003 between Marconi Communications, Inc. and the security trustee
10.100*	Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing relating to property located at 4350 Weaver Parkway, Warrenville, Illinois 60555 between Marconi Communications, Inc. and the security trustee
10.101*	Deed of Trust, Assignment of Leases, Security Agreement, Financing Statement and Fixture Filing relating to property located at 956 North Broadway Extended, Greenville, Mississippi 38702 between Marconi Communications, Inc. and the security trustee
10.102*	Assignment of Rents relating to the property located at 956 North Broadway Extended, Greenville, Mississippi 38702 between Marconi Communications, Inc. and the security trustee
10.103*	Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing relating to property located at 325 Welcome Center Boulevard, Welcome, North Carolina 27374 between Marconi Communications, Inc. and the security trustee

10.104*	Open-End Mortgage (Leasehold), Assignment of Leases and Rents and Security Agreement relating to property located at Taylor Woods Industrial Park Phase 3, North Ridgeville, Ohio between Marconi Communications, Inc. and the security trustee
10.105*	Second Open-End Mortgage, Assignment of Leases and Rents and Security Agreement relating to property located at 1000 Marconi Drive, Warrendale, Pennsylvania 15086 between Marconi Communications, Inc. and the security trustee
10.106*	Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing relating to property located at Intersection of Freeport Parkway and Sterling Road, Irving, Texas between Marconi Communications, Inc. and the security trustee
10.107*	Assignment of Rents relating to property located at Intersection of Freeport Parkway and Sterling Road, Irving, Texas between Marconi Communications, Inc. and the security trustee
10.108†	Master Services Agreement dated May 23, 2003 between CSC International Systems Management Inc, Marconi Corporation plc and Marconi Communications Limited
10.109†	Asset Transfer Agreement dated May 23, 2003 between Marconi Corporation plc and CSC International Systems Management Inc.
10.110*	Performance Bonding Facility dated March 27, 2003 relating to a new £50 million committed revolving facility between Marconi Bonding Limited (MBL), as applicant, Marconi Corporation, HSBC Bank plc, as agent and security trustee, the original issuing banks named therein, the original banks named therein and the original indemnifying subsidiaries named therein and the Security Over Cash Agreement dated March 27, 2003 between MBL and HSBC Bank plc
10.111*	Loan Agreement (working capital facility) dated March 26, 2003 relating to a new U.S.$22.5 million revolving credit facility between Marconi Communications, Inc., as borrower and Liberty Funding, L.L.C. as lender
10.112*	Performance bond letters executed by Marconi Corporation plc
10.113*	Indenture dated May 19, 2003 relating to $717,139,584 8% Guaranteed Senior Secured Notes due 2008 between Marconi Corporation plc, the guarantors party thereto and Law Debenture Trust Company of New York
10.114*	Indenture dated May 19, 2003 relating to $486,881,472 10% Guaranteed Junior Secured Notes due 2008 between Marconi Corporation plc, the guarantors party thereto and JPMorgan Chase Bank
10.115*	Composite Debenture dated May 19, 2003 granted by the issuer and all guarantors registered in England and Wales, in favor of the Law Debenture Trust Corporation plc as security trustee
10.116*	Guarantee of the 8% Guaranteed Senior Secured Notes due 2008 dated May 19, 2003, granted by each of the guarantors in favor of The Law Debenture Trust Corporation plc, Law Debenture Trust Company of New York and each senior noteholder
10.117*	Guarantee of the 10% Guaranteed Junior Secured Notes due 2008 dated May 19, 2003, granted by each of the guarantors in favor of The Law Debenture Trust Corporation plc, JPMorgan Chase Bank and each junior noteholder
10.118†††	Placing agreement dated July 4, 2003 between Marconi Corporation plc and Hoare Govett Limited relating to the placing of Ordinary Shares of Easynet Group plc by Marconi Corporation plc.
10.119†††	Placing agreement dated September 4, 2003 between Marconi Corporation plc and Hoare Govett Limited relating to the placing of Ordinary Shares of Easynet Group plc by Marconi Corporation plc.
11.1*	Computation of Earnings Per Share of Marconi Corporation plc (incorporated by reference to Note 19 of the Notes to the Consolidated Financial Statements included in this registration statement)
21.1*	List of principal subsidiaries and other associated companies of Marconi Corporation plc (incorporated by reference to Note 22 of the Notes to the Consolidated Financial Statements included in this registration statement)
23.1††††	Consent of Independent Accountants — Deloitte & Touche
24.1†††	Powers of Attorney
99.1†††	Amendment dated December 15, 2003 to the Interim Performance Bond Facility Agreement dated May 10, 2002.

*	Incorporated by reference to the Annual Report on Form 20-F (File No. 333-12430) filed with the SEC on June 27, 2003.

**	Incorporated by reference to the Annual Report on Form 20-F (File No. 333-12430) filed with the SEC on September 30, 2002.

***	Incorporated by reference to the Annual Report on Form 20-F (File No. 333-12430) filed with the SEC on September 28, 2001.

+	Incorporated by reference to the Application for Qualifications of Indentures on Form T-3/A (File No. 022-28670) filed with the SEC on May 16, 2003.

†	Incorporated by reference to the Annual Report on Form 20-F (File No. 333-12430) filed with the SEC on June 27, 2003, and omits confidential material filed separately with the SEC pursuant to a request for confidential treatment.

††	Incorporated by reference to the Report of Foreign Private Issuer under cover of Form 6-K (File No. 333-12430) furnished to the SEC on March 31, 2003.

†††	Previously filed.

††††	Filed herewith.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

•	any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(3) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on March 08, 2004.

MARCONI CORPORATION Plc

By:	/s/ M PARTON

Name: Michael Parton
Title: Director and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment to the registration statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Capacity	Date

* John Francis Devaney	Chairman of the Board of Directors	March 08, 2004

/s/ M PARTON Michael William John Parton	Director and Chief Executive Officer (Principal Executive Officer)	March 08, 2004

/s/ P S BINNING Pavi S Binning	Director and Chief Financial Officer (Principal Financial Officer)	March 08, 2004

* Michael Kent Atkinson	Director	March 08, 2004

* Michael John Donovan	Director and Authorized Representative in the United States	March 08, 2004

* Werner Karl Koepf	Director	March 08, 2004

* Kathleen Ruth Flaherty	Director	March 08, 2004

*By:	/s/ M PARTON

Name: Michael Parton
Title: Attorney-in-fact